As filed with the Securities and Exchange Commission on October 26, 2015

Registration No. 333-206728

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PBF LOGISTICS LP

PBF LOGISTICS FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4610	35-2470286
Delaware	4610	36-4808863
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Trecia M. Canty, Esq.

Senior Vice President, General Counsel and Secretary

PBF Logistics GP LLC

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Todd E. Lenson, Esq.

Jordan M. Rosenbaum, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Telephone: (212) 806-5400

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.875% Senior Notes due 2023	$330,090,000	100%	$330,090,000	$38,357(2)
Guarantees of the 6.875% Senior Notes due 2023(3)	$330,090,000	N/A	N/A	(4)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Previously paid.
(3)	The entities listed on the Table of Additional Registrant Guarantors on the following page have guaranteed the notes being registered hereby.
(4)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor(1)	State or Other Jurisdiction of Incorporation or Formation	IRS Employer Identification Number
Delaware City Logistics Company LLC	Delaware	61-1758623
Delaware City Terminaling Company LLC	Delaware	37-1719133
Delaware Pipeline Company LLC	Delaware	27-2198577
PBF Energy Company LLC	Delaware	61-1622166
Toledo Terminaling Company LLC	Delaware	37-1769303

(1)	The address for each Registrant Guarantor is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and the telephone number for each registrant is (973) 455-7500.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2015

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

PRELIMINARY PROSPECTUS

PBF LOGISTICS LP

PBF LOGISTICS FINANCE CORPORATION

Offer to Exchange (the “exchange offer”)

Up To $330,090,000 of

6.875% Senior Notes due 2023

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $330,090,000 of

6.875% Senior Notes due 2023

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 6.875% Senior Notes due 2023 Offered in the Exchange Offer:

The terms of the new notes are substantially identical to the terms of the old notes that were issued on May 12, 2015, except that the new notes will be registered under the Securities Act of 1933, as amended, and will not contain restrictions on transfer, registration rights or provisions for payments of additional interest included in the registration rights agreement relating to the old notes.

Terms of the Exchange Offer:

We are offering to exchange up to $330,090,000 of our old notes for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

The exchange offer expires at 12:00 a.m. midnight, New York City time, on             , 2015, unless extended. We do not currently intend to extend the expiration date.

Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the Risk Factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. The information contained in this prospectus is current only as of its date. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation.

In this prospectus we refer to the notes to be issued in the exchange offer as the “new notes,” and we refer to the $330,090,000 aggregate principal amount of our 6.875% senior notes due 2023 issued on May 12, 2015, as the “old notes.” This prospectus does not cover the $19,910,000 aggregate principal amount of 6.875% senior notes due 2023 which were issued and sold concurrently with the old notes to certain of PBF Energy Inc.’s officers and directors and their affiliates and family members, which we refer to as “the private placement notes.” Because these purchasers may be deemed to be our “affiliates,” based on interpretations by the staff of the SEC in no action letters issued to third parties not related to us, these purchasers are not eligible to participate in the exchange offer with respect to the private placement notes. The private placement notes are identical to the old notes (but are not expected to trade, and are not fungible, with the old notes) and were sold without registration under the securities laws. We refer to the new notes, the private placement notes and the old notes collectively as the “notes.” In this prospectus, references to “PBFX” or the “issuer” refer to PBF Logistics LP, a Delaware limited partnership, formed on February 25, 2013. In this prospectus, references to the “co-issuer” refer to PBF Logistics Finance Corporation, a Delaware corporation, incorporated on April 27, 2015, and a wholly-owned subsidiary of PBFX. PBF Logistics Finance Corporation has no material assets, and was formed for the purpose of being a co-issuer or guarantor of certain of our indebtedness. References to the “issuers” refer to the issuer and the co-issuer together.

This prospectus incorporates by reference important business and financial information about us from documents filed with the SEC that have not been included herein or delivered herewith. This information is available without charge at the website that the SEC maintains at http://www.sec.gov, as well as from other sources. See “Incorporation by Reference”. In addition, you may request copies of the documents incorporated by reference in this prospectus from us, at no cost, by writing or calling our general partner at the following address or phone number: PBF Logistics GP LLC, One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, Attention: General Counsel (Telephone (973) 455-7500). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the exchange offer.

INDUSTRY AND MARKET DATA

In this prospectus and in the documents incorporated by reference herein, we refer to information regarding market data and other statistical information obtained from independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third party sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Estimates are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those described elsewhere in this prospectus and the documents incorporated by reference herein under the heading “Risk Factors.” Moreover, forecasted information is inherently uncertain and we can provide no assurance that forecasted information will materialize.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in and incorporated by reference into this prospectus may constitute “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed in this prospectus and the other documents incorporated by reference herein. All forward-looking information in this prospectus and the other documents incorporated by reference herein and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our limited operating history as a separate public partnership;

•	changes in general economic conditions;

•	our ability to make, complete and integrate acquisitions from affiliates or third parties;

•	our ability to have sufficient cash from operations to enable us to service our indebtedness or pay the minimum quarterly distribution;

•	competitive conditions in our industry;

•	actions taken by our customers and competitors;

•	the supply of, and demand for, crude oil, refined products and logistics services;

•	our ability to successfully implement our business plan;

•	our dependence on subsidiaries owned by PBF Energy Inc., or PBF Energy, for all of our revenues and, therefore, we are subject to the business risks of PBF Energy;

•	all of our revenue is generated at two of PBF Energy’s facilities, and any adverse development at either facility could have a material adverse effect on us;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	operating hazards and other risks incidental to handling crude oil and petroleum products;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	changes in the availability and cost of capital;

•	the effects of existing and future laws and governmental regulations, including those related to the shipment of crude oil by trains;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	the timing and extent of changes in commodity prices and demand for PBF Energy’s refined products and the differential in the prices of different crude oils;

•	the suspension, reduction or termination of PBF Energy’s obligations under our commercial agreements;

•	disruptions due to equipment interruption or failure at our facilities, PBF Energy’s facilities or third-party facilities on which our business is dependent;

•	incremental costs as a stand-alone public company;

•	our general partner and its affiliates, including PBF Energy, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders;

•	our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty;

•	holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors;

•	our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity level taxation by individual states;

•	changes at any time (including on a retroactive basis) in the tax treatment of publicly traded partnerships or an investment in our common units;

•	our unitholders will be required to pay taxes on their share of our taxable income even if they do not receive any cash distributions from us;

•	the effects of future litigation; and

•	other factors discussed elsewhere in more detail under “Risk Factors” of this prospectus and that are incorporated by reference herein.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus and the documents that are incorporated by reference herein may not in fact occur. Accordingly, investors should not place undue reliance on those statements.

Our forward-looking statements speak only as of the date of this prospectus or as of the date which they are made. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

v

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus from the date we filed that document.

We incorporate by reference the documents listed below:

•	PBFX’s Current Reports on Form 8-K and Form 8-K/A (excluding Items 2.02 and 7.01 and related exhibits) filed on May 4, 2015, May 5, 2015, May 11, 2015, May 18, 2015, July 13, 2015, September 2, 2015 (three reports filed on such date), October 1, 2015 and October 19, 2015;

•	PBFX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Annual Report”), as filed with the SEC on February 26, 2015, except for Items 6, 7, and 8 as modified in our Form 8-K filed on September 2, 2015, incorporated by reference herein as set forth above;

•	PBFX’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the “March Quarterly Report”), as filed with the SEC on May 1, 2015, except for Items 1 and 2 as modified in our Form 8-K filed on September 2, 2015, incorporated by reference herein as set forth above;

•	PBFX’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (the “June Quarterly Report”), as filed with the SEC on August 6, 2015, except for Item 1 as modified in our Form 8-K filed on September 2, 2015, incorporated by reference herein as set forth above; and

•	All documents filed by PBFX under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and before the termination of the exchange offer to which this prospectus relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus and any exhibit specifically incorporated by reference in those documents. You may request copies of those documents, at no cost, by writing or calling our general partner at the following address or telephone number:

PBF Logistics GP LLC

Attention: Secretary

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

(973) 455-7500

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors and the new notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We have historically filed annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s website at http://www.sec.gov, and at our website at http://www.pbflogistics.com. Information on or accessible through our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless we specifically so designate and file with the SEC.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 or 15(d) of the Exchange Act.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this prospectus and the documents incorporated by reference in this prospectus. You should read the following summary together with the more detailed information and consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus. You should consider, among other things, the matters set forth in “Risk Factors” before deciding to participate in the exchange offer.

On May 14, 2014, PBF Logistics LP completed its initial public offering (the “IPO”). Unless the context otherwise requires, references in this prospectus to “PBF Logistics LP,” “PBFX,” the “Partnership,” “we,” “us” or “our” (except as set forth in the section of this prospectus titled “Information Regarding PBF Energy Company LLC”) may refer to PBF Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. The financial statements incorporated by reference herein include the consolidated financial results of PBF MLP Predecessor, or our Predecessor, our predecessor for accounting purposes, for periods presented through May 13, 2014, and the consolidated financial results of PBFX for the periods beginning May 14, 2014, the date of the IPO. Our Predecessor did not historically operate its assets for the purpose of generating revenues independent of other PBF Energy businesses that we support. Upon closing of the IPO and subsequent acquisitions from PBF Energy, we entered into commercial and service agreements with subsidiaries of PBF Energy under which we operate our assets for the purpose of generating fee-based revenues. References in this prospectus to “our general partner” or “PBF GP” refer to PBF Logistics GP LLC. Unless the context otherwise requires, references in this prospectus to “PBF Energy” refer collectively to PBF Energy Inc. and its subsidiaries, other than PBFX, its subsidiaries and our general partner. References to “PBF LLC” refer to PBF Energy Company LLC, the majority owner of our limited partnership interests and the sole member of our general partner, which provides a limited guarantee of collection of the principal amount of the notes (the “PBF LLC limited guarantee”). Any references in this prospectus to “guarantors” or the “guarantees” exclude PBF LLC and the PBF LLC limited guarantee.

PBF Logistics LP

We are a fee-based Delaware master limited partnership formed in February 2013 by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. Our common units trade on the New York Stock Exchange under the symbol “PBFX”.

We receive, store, handle and transfer crude oil from sources located throughout the United States and Canada for PBF Energy in support of its three refineries located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. We also receive, store, handle, transport and deliver petroleum products for PBF Energy’s Delaware City and Toledo refineries. Our assets are integral components of the crude oil delivery operations at all three of PBF Energy’s refineries. PBF Energy can also deliver crude oil we unload at its Delaware refinery to third parties. We generate all of our revenues by charging fees for receiving, storing, handling and transferring crude oil and petroleum products under long-term, fee-based commercial agreements with subsidiaries of PBF Energy, which we believe enhances the stability of our cash flows. We do not take ownership of or receive any payments based on the value of the crude oil that we handle and do not engage in the trading of any commodities. As a result, we have no direct exposure to commodity price fluctuations.

Our relationship with PBF Energy is one of our principal strengths. Our general partner, PBF GP, is wholly-owned by PBF LLC, a subsidiary of PBF Energy. PBF Energy (NYSE: PBF) is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. It sells its products throughout the Northeast and Midwest of the United States, and in other regions of the United States and Canada, and is able to ship products to other international destinations. PBF Energy currently owns and operates three domestic oil refineries with a combined processing capacity, known as throughput, of approximately 540,000 barrels per day (“bpd”) and a weighted average Nelson Complexity Index of 11.3.

We intend to seek opportunities to grow our business by acquiring additional logistics assets from PBF Energy and third parties and through organic growth, including by potentially constructing new assets and increasing the utilization of our existing assets. We were formed by PBF Energy to be the primary vehicle to expand the logistics assets supporting its business. We expect that PBF Energy will serve as a critical source of our future growth by providing us with opportunities to purchase additional logistics assets that it currently owns or may acquire or develop in the future. PBF Energy owns and operates a substantial portfolio of associated logistics assets supporting its three refineries.

Our Assets and Operations

Currently, our business consists of two operating segments: our terminaling and transportation segment and our storage segment.

Terminaling and Transportation Segment

•	DCR Rail Terminal. Our DCR Rail Terminal is a light crude oil rail unloading terminal, which commenced operations in February 2013 and serves PBF Energy’s Delaware City and Paulsboro refineries, or the East Coast refineries. The DCR Rail Terminal has a double-loop track, which can hold up to two 100-car unit trains and is capable of unloading a single unit train in approximately 14 hours. An expansion project was completed in July 2014 that increased the terminal’s unloading capacity from 105,000 bpd to 130,000 bpd. PBF Energy can move crude oil by barge to its Paulsboro refinery from its Delaware City refinery after the crude has been unloaded. PBF Energy can also move the crude oil to other locations, including locations owned by third parties. The DCR Rail Terminal allows the East Coast refineries to source crude oil from Western Canada and the United States, which may provide PBF Energy cost advantages compared to international crude oil that has historically been processed at the East Coast refineries and that is priced off of the Brent benchmark. The facility is connected to the Delaware City refinery’s crude tank farm by Delaware City Refining Company LLC’s pipeline. The East Coast refineries have a combined refining capacity of 370,000 bpd.

•	Toledo Truck Terminal. Our Toledo Truck Terminal serves PBF Energy’s Toledo refinery, and is currently comprised of six lease automatic custody transfer (“LACT”) units and has unloading capacity of 22,500 bpd. PBF Energy acquired the Toledo refinery in 2011 and has added these additional truck crude oil unloading capabilities that provide feedstock sourcing flexibility for the refinery and enables the Toledo refinery to run a more cost-advantaged crude oil slate. The Toledo refinery processes light, sweet crude oil and has a throughput capacity of 170,000 bpd.

•	DCR West Rack. Our DCR West Rack is a heavy crude oil rail unloading facility at PBF Energy’s Delaware City refinery, with total throughput capacity of at least 40,000 bpd, that commenced operations in August 2014. The DCR West Rack consists of 25 heated unloading stations, capable of handling 50 cars simultaneously located between two tracks and is equipped with steam and nitrogen to facilitate the unloading of heavy crude oil sourced from Canada. The facility can also unload light crude oil. Additionally, there are six other ladder tracks available providing the facility with a total capacity to hold two 100 car unit trains. The facility is connected to the Delaware City refinery’s crude tank farm by Delaware City Refining Company LLC’s pipeline.

•	Toledo Storage Facility (propane loading). Our Toledo Storage Facility at PBF Energy’s Toledo refinery consists of 27 propane storage bullets and a truck loading facility and has a throughput capacity of approximately 11,000 bpd.

•	Delaware City Products Pipeline. The Delaware City Products Pipeline consists of a 23.4 mile, 16-inch interstate petroleum products pipeline which has a capacity in excess of 125,000 bpd. The pipeline transports refined petroleum products from the Delaware City refinery to Sunoco Logistics’ Twin Oaks pump station at Delaware County, PA, with connections to Buckeye’s Laurel pipeline and Sunoco Logistics’ northeast pipeline systems that serve Western Pennsylvania and New York.

•	Delaware City Truck Rack. The Delaware City Truck Rack is a 15-lane, 76,000 bpd capacity truck loading rack located at PBF Energy’s Delaware City refinery and is utilized to distribute gasoline, distillates and LPGs.

Storage Segment

•	Toledo Storage Facility. The Toledo Storage Facility consists of 30 tanks for storing crude oil, refined products and intermediates at PBF Energy’s Toledo Refinery. The aggregate shell capacity of the storage facility is approximately 3.9 million barrels, of which approximately 1.3 million barrels are dedicated to crude oil storage and approximately 2.6 million barrels are allocated to refined products and intermediates.

Business Strategies

Our primary business objectives are to maintain stable and predictable cash flows and create value for our stakeholders. We intend to achieve these objectives through the following business strategies:

•	Generate Stable, Fee-Based Cash Flow. We believe our long-term, fee-based logistics contracts provide us with stable, predictable cash flows. We generate all of our revenue from PBF Energy under various commercial agreements which include minimum quarterly volume commitments, minimum storage commitments, inflation escalators and initial terms of approximately seven to ten years. Over time, we will continue to seek to enter into similar contracts with PBF Energy and/or third parties that generate stable and predictable cash flows.

•	Maintain a Conservative Capital Structure. We plan to pursue a disciplined financial policy and maintain a conservative capital structure to allow us to execute our organic growth projects as well as acquisitions. This includes funding growth with a variety of sources, including cash on hand, our existing revolving credit facility, or the Revolving Credit Facility, the debt and equity capital markets and issuing equity to PBF Energy.

•	Seek to Optimize Our Existing Assets and Pursue Third-Party Volumes. We intend to enhance the profitability of our existing assets by increasing throughput volumes from PBF Energy, attracting third-party volumes, improving operating efficiencies and managing costs.

•	Maintain Safe, Reliable and Efficient Operations. We are committed to maintaining and improving the safety, reliability, environmental compliance and efficiency of our operations. We seek to improve operating performance through our commitment to our preventive maintenance program and to employee training and development programs. We will continue to emphasize safety in all aspects of our operations. For example, we believe our and PBF Energy’s operations comply with the recently enacted emergency orders governing shipments of petroleum crude oil transported by rail. We believe these objectives are integral to maintaining stable cash flows and are critical to the success of our business.

•	Pursue Organic Growth Initiatives. We intend to pursue organic growth projects with PBF Energy that complement and expand our existing operational footprint. We will examine projects that arise from the growth of PBF Energy’s refining operations and from third-party activity in our areas of operation. For example, PBF Energy is positioning its Toledo refinery to be able to receive additional volumes of crude oil from the Utica Shale by truck, which would provide us with an opportunity to expand throughput volumes at our Toledo Truck Terminal.

Competitive Strengths

We believe we are well positioned to successfully execute our business strategies because of the following competitive strengths:

•	Relationship with PBF Energy. One of our key strengths is our relationship with PBF Energy. We serve as PBF Energy’s primary vehicle to expand the logistics assets supporting its business. We believe that PBF Energy will be incentivized to grow our business as a result of its significant indirect economic interest in us, including 100% ownership of our general partner, a majority ownership of our limited partnership interests and all of our incentive distribution rights, or IDRs. In particular, we expect to continue to benefit from the following aspects of our relationship with PBF Energy:

•	Acquisition Opportunities. Under the Third Amended and Restated Omnibus Agreement, PBF Energy has granted us a right of first offer on certain logistics assets and may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that it may acquire or construct in the future. We also expect to jointly pursue strategic acquisitions with PBF Energy that complement and grow our asset base.

•	Strength of PBF Energy’s Refining Business. PBF Energy’s Delaware City, Paulsboro and Toledo refineries have a combined throughput capacity of 540,000 bpd, making PBF Energy the fifth largest independent refiner in the United States. PBF Energy’s refineries provide it with buying power advantages, and it benefits from the cost efficiencies that result from operating three large refineries. In addition, its refinery assets are located in high-demand regions where product demand exceeds refining capacity.

•	Access to Operational and Industry Expertise. We expect to continue to benefit from PBF Energy’s extensive operational, commercial and technical expertise, as well as its industry relationships throughout the midstream and downstream value chain, as we look to optimize and expand our existing asset base.

•	Stable Cash Flows Supported by Long-Term, Take-or-Pay Contracts with Minimum Volume Commitments. We currently generate all of our revenue under long-term, take-or-pay contracts with PBF Energy. Each of our commercial agreements with PBF Energy include minimum volume or storage commitments and have fees adjusted for changes in the Producer Price Index and any increase in our operating costs for providing such services under such agreements, thereby providing us with stable and predictable minimum cash flows.

•	Strategically Located and Highly Integrated Assets. Our logistics assets are integral to the operations of PBF Energy’s refineries. Our DCR Rail Terminal currently receives a substantial portion of the light crude oil processed by the Delaware City and Paulsboro refineries, and the Toledo Truck Terminal provides important feedstock supply infrastructure for the Toledo refinery.

•	High-Quality, Well-Maintained Asset Base. We continually invest in the maintenance and integrity of our assets and have developed various programs to help us efficiently monitor and maintain the assets. We employ an asset integrity program, which focuses on risk analysis, assessment, inspection, preventive measures, repair and data integration to provide reliable operations. We also have developed and use industrial processes to monitor and control our operations. In addition, our DCR Rail Terminal and DCR West Rack both commenced operations within the past 3 years and require a relatively small amount of maintenance capital expenditure, relative to peers with older assets.

•	Financial Flexibility. We believe that our access to the debt and equity capital markets, as well as the capacity under our Revolving Credit Facility, provides us with the financial flexibility to execute our growth strategy.

•	Experienced Management and Operations Teams with a Demonstrated Track Record of Acquiring, Integrating and Operating Logistics Assets. Both our management and our operations teams have significant experience in the management and operation of logistics assets and the execution of expansion and acquisition strategies. Our management team has a proven track record of working together successfully to operate refining and logistics assets and to execute expansion and acquisition strategies, including while previously at Tosco Corporation and Premcor Inc.

Our Relationship with PBF Energy

PBF Energy is the indirect parent entity of PBF Holding Company LLC (“PBF Holding”), which serves as the parent company for PBF Energy’s refinery operating subsidiaries. PBF Energy’s three refineries are located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. Its Midcontinent refinery at Toledo processes light, sweet crude oil, has a throughput capacity of 170,000 bpd and a Nelson Complexity Index of 9.2. The majority of Toledo’s WTI-based cost advantaged crude oil is delivered via pipelines that originate in both Canada and the United States. Since the acquisition of the Toledo refinery in 2011, PBF Energy has added additional truck and rail crude oil unloading capabilities that provide feedstock sourcing flexibility for the refinery and enable Toledo to run a more cost-advantaged crude oil slate. Its East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd and Nelson Complexity Indices of 11.3 and 13.2, respectively. These high conversion refineries have historically processed primarily medium and heavy, sour crudes and have historically received the bulk of their feedstock via ships and barges on the Delaware River. The Delaware City and Paulsboro refineries also receive light crude oil via the DCR Rail Terminal which commenced operations in February 2013, enhancing the flexibility and profitability of both refineries.

PBF Energy is the sole managing member of PBF LLC and operates and controls all of its business and affairs and consolidates the financial results of PBF LLC and its subsidiaries, including PBF Holding. PBF LLC is a holding company for the companies that directly or indirectly own and operate PBF Energy’s business. As of October 15, 2015, PBF Energy’s sole asset is a controlling economic interest of approximately 95.0% in PBF LLC, with the remaining 5.0% of the economic interests in PBF LLC held by certain of PBF Energy’s current and former executive officers and directors and certain employees and others. See “Information Regarding PBF Energy Company LLC—Recent Developments.”

As of October 15, 2015, PBF LLC held a 53.7% limited partner interest in us, a non-economic general partner interest and all of our IDRs, with the remaining 46.3% limited partner interest held by public unitholders. We believe PBF Energy will promote and support the successful execution of our business strategies given its significant ownership in us, the importance of our assets to PBF Energy’s refining operations and its stated intention to use us as a primary vehicle to grow its logistics business.

Partnership Structure and Management

PBF Logistics LP is a Delaware limited partnership formed in February 2013. Our general partner is PBF Logistics GP LLC, a Delaware limited liability company. PBF GP owns a non-economic general partner interest in us, and we are managed and operated by its board of directors and executive officers. PBF Energy (through its ownership in PBF LLC) owns all of the ownership interests in our general partner and is entitled to appoint the entire board of directors of our general partner.

PBF Logistics Finance Corporation, our wholly-owned subsidiary, has no material assets or any liabilities other than as a co-issuer or guarantor of some of our indebtedness. Its activities are limited to co-issuing or guaranteeing our indebtedness and engaging in other activities incidental thereto. Each of our existing subsidiaries other than PBF Logistics Finance Corporation, and certain of our future subsidiaries, guarantee the notes.

Our principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, and our telephone number is (973) 455-7500. Our website is located at http://www.pbflogistics.com. We make available our periodic reports and other information filed with or furnished to the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information is electronically filed with or furnished to the SEC. Information on or accessible through our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

PBF Energy Company LLC

PBF LLC is a holding company for the companies that directly or indirectly own and operate PBF Energy’s business. PBF LLC provides a limited guarantee of collection of the principal amount of the notes. PBF LLC also provides a similar limited guarantee of collection under our Revolving Credit Facility and our three-year $300 million collateralized term loan facility, or the Term Loan. Under the PBF LLC limited guarantee, holders will not be entitled to obtain any recovery of principal from PBF LLC after an event of default unless and until holders have first exhausted their remedies against the issuers and guarantors. See “Risk Factors—Risks Related to the Notes—Payment of principal and interest on the notes is effectively subordinated to our senior secured debt to the extent of the value of the assets securing the debt and structurally subordinated as to the indebtedness of any of our subsidiaries that do not guarantee the notes” and “Information Regarding PBF Energy Company LLC.”

PBF LLC’s principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, and PBF LLC’s telephone number is (973) 455-7500.

Organizational Structure

The following simplified diagram depicts our organizational structure as of October 15, 2015:

(1)	PBF LLC provides a limited guarantee of collection of the principal amount of the notes. See “Description of Notes—Brief Description of the Notes and the Guarantees—The Note Guarantees.”

The Exchange Offer

On May 12, 2015, we completed a private offering of $330,090,000 aggregate principal amount of the old notes. We entered into a registration rights agreement with the initial purchasers in connection with the offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to consummate the exchange offer not later than 365 days after the date of original issuance of the old notes.

Exchange Offer	We are offering to exchange new notes for old notes. The terms of the new notes are substantially identical to the terms of the old notes that were issued on May 12, 2015, except that the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for payments of additional interest included in the registration rights agreement relating to the old notes.

You may only exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time, on , 2015, unless we decide to extend it. We do not currently intend to extend the expiration date.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	you are acquiring the new notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Any holder of old notes who:

•	is our affiliate;

•	does not acquire new notes in the ordinary course of its business; or

•	tenders its old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes,

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

Procedures for Tendering Old Notes	If you hold old notes that were issued in book-entry form and are represented by global certificates held for the account of The Depository Trust Company (“DTC”), in order to participate in the exchange offer, you must follow the procedures established by DTC for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your old notes, and

•	you agree to be bound by the terms of the letter of transmittal for holders of global notes.

If you hold old notes that were issued in definitive, certificated form, in order to participate in the exchange offer, you must deliver the certificates representing your notes, together with a properly completed and duly executed letter of transmittal for holders of definitive notes to the exchange agent.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Description of Notes—Book Entry; Delivery and Form.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under ATOP for transfer of book-entry interests, prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal of Tenders

You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw tenders of notes held in global form, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 12:00 a.m. midnight, New York City time, on the expiration date of the exchange offer. To withdraw tenders of notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 12:00 a.m.

midnight, New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer before 12:00 a.m. midnight New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense promptly after the expiration or termination of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent as follows:

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attn: Reorg Dept

For telephone assistance, please call (877) 843-9767.

The Terms of the New Notes

The new notes will be substantially identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes.”

Issuers	PBF Logistics LP and PBF Logistics Finance Corporation.

PBF Logistics Finance Corporation is a wholly-owned subsidiary of PBF Logistics LP that has no material assets and was formed for the sole purpose of being a co-issuer or guarantor of certain of our indebtedness.

Securities	$330,090,000 aggregate principal amount of 6.875% Senior Notes due 2023 (the “new notes”). The exchange offer does not cover the private placement notes.

Maturity date	May 15, 2023.

Interest payment dates	May 15 and November 15 of each year, commencing on November 15, 2015. Interest on each new note accrues from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from May 12, 2015.

Ranking	The new notes will be our general senior unsecured obligations. The new notes will:

•	rank equally in right of payment with all of our existing and future senior indebtedness, including amounts outstanding under our Revolving Credit Facility and Term Loan;

•	be effectively subordinated to any of our secured indebtedness, including our obligations in respect of our Revolving Credit Facility and Term Loan, to the extent of the value of the collateral securing such indebtedness;

•	rank senior in right of payment to any of our future subordinated indebtedness; and

•	be structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the new notes.

As of June 30, 2015, we have $24.5 million of secured indebtedness and $2.0 million of letters of credit outstanding under our Revolving Credit Facility, $234.2 million of secured indebtedness outstanding under our Term Loan (all of which is fully cash collateralized at all times by cash or U.S. treasury securities) and $350.0 million of unsecured indebtedness consisting of the notes, and an additional $298.5 million of total unused borrowing capacity under the Revolving Credit Facility.

Guarantees	The new notes will be jointly and severally guaranteed by all of our existing subsidiaries (other than PBF Logistics Finance Corporation) and by certain of our future subsidiaries, which we refer to as “the guarantors.” The guarantors own substantially all of our consolidated assets. Each guarantee of the new notes will:

•	be a general unsecured obligation of the subsidiary guarantor;

•	rank equally in right of payment with all existing and future senior indebtedness of that subsidiary guarantor, including its guarantee of indebtedness under our Revolving Credit Facility and the Term Loan;

•	be effectively subordinated to any secured indebtedness of that subsidiary guarantor, including its secured guarantee of indebtedness under the Revolving Credit Facility and the Term Loan, to the extent of the value of the collateral securing such indebtedness;

•	rank senior in right of payment to any future subordinated indebtedness of that subsidiary guarantor; and

•	be structurally subordinated to all future liabilities of any guarantor’s subsidiary that does not guarantee the new notes.

A guarantor’s guarantee of the new notes will be released under certain circumstances, including if such guarantor’s guarantee of the Revolving Credit Facility and Term Loan is released. See “Description of Notes—Brief Description of the Notes and the Guarantees—Note Subsidiary Guarantees” for a description of other circumstances in which a guarantor’s guarantee of the new notes may be released.

PBF LLC, the majority owner of our limited partnership interests, will provide a limited guarantee of collection of the principal amount of the new notes. Under the PBF LLC limited guarantee, PBF LLC would not have any obligation to make principal payments with respect to the notes unless all remedies, including in the context of bankruptcy proceedings, have first been fully exhausted against us with respect to such payment obligation, and holders of the notes are still owed amounts in respect of the principal of the notes. PBF LLC is not otherwise subject to the covenants of the indenture governing the notes. See “Description of Notes—Brief Description of the Notes and the Guarantees—The Note Guarantees.”

Optional redemption	At any time prior to May 15, 2018, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the new notes in an amount not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 106.875% of the principal amount of the new notes, plus any accrued and unpaid interest to the date of redemption.

On or after May 15, 2018, we may redeem all or part of the new notes, in each case at the redemption prices described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

In addition, prior to May 15, 2018, we may redeem all or part of the new notes at a “make-whole” redemption price described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Mandatory offers to purchase	If we undergo certain change of control events, holders of the new notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the aggregate principal amount of the notes, together with any accrued and unpaid interest to the date of purchase. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.” In connection with certain asset dispositions, we will be required to use the net cash proceeds of the asset dispositions (subject to our right to reinvest such net cash proceeds) to make an offer to purchase the new notes at 100% of the principal amount, together with any accrued and unpaid interest to the date of purchase. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	make investments;

•	incur additional indebtedness or issue preferred units;

•	pay dividends or make distributions on units or redeem or repurchase our subordinated debt;

•	create liens;

•	incur dividend or other payment restrictions affecting subsidiaries;

•	sell assets;

•	merge or consolidate with other entities; and

•	enter into transactions with affiliates.

These covenants are subject to important exceptions and qualifications. In addition, many of the covenants will terminate before the notes mature if both Moody’s and Standard & Poor’s assign the notes an investment grade rating in the future and no events of default exist under the indenture. Any covenants that cease to apply to us as a result of achieving an investment grade rating will not be restored, even if the credit rating assigned to the notes later falls below an investment grade rating. See “Description of Notes—Certain Covenants—Covenant Termination.”

Transfers; Absence of a Public Market for the New Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system. See “Risk Factors—Risks Related to the Exchange Offer—Your ability to transfer the new notes may be limited by the absence of a trading market.”

Risk factors	You should carefully consider all the information in the prospectus prior to exchanging your old notes. See “Risk Factors” for a description of some of the risks you should consider in evaluating whether or not to tender your old notes.

RISK FACTORS

An investment in the new notes involves risks. In addition to the risks described below, you should carefully read all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus before deciding whether to participate in the exchange offer (including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our 2014 Annual Report, March Quarterly Report and June Quarterly Report, as well as “Description of Notes” in this prospectus). If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In that case, our ability to fulfill our obligations under the notes and the trading price of the notes could be materially affected, and you could lose all or part of your investment.

The risks described below and in such documents incorporated by reference into this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus and the documents we have incorporated by reference into this prospectus also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference into this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference into this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Exchange Offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

If you do not exchange your old notes for new notes in the exchange offer and other holders of old notes tender their old notes in the exchange offer, the total principal amount of the old notes remaining after the exchange offer will be less than it was prior to the exchange offer, which may have an adverse effect upon and increase the volatility of, the market price of the old notes due to reduction in liquidity.

Your ability to transfer the new notes may be limited by the absence of a trading market.

The new notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the new notes on any securities exchange or stock market. Although the initial purchasers informed us that they intended to make a market in the notes, they are not obligated to do so. In addition, they may discontinue any such market making at any time without notice. The liquidity of any market for the new notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the new notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions. Any such disruption may adversely affect the note holders.

Future trading prices of the new notes will depend on many factors, including:

•	our subsidiaries’ operating performance and financial condition;

•	the interest of the securities dealers in making a market in the new notes; and

•	the market for similar securities.

You may not receive the new notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the new notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person or entity through which your old notes are held and instruct that person or entity to tender on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the new notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Risks Related to the Notes

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

We and our subsidiaries may be able to incur substantial indebtedness in the future. Our future level of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures or other purposes may be impaired, or such financing may not be available on favorable terms;

•	our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, organic growth projects, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

We have sold, and expect to continue to sell, our U.S. Treasury or other investment grade securities currently used to secure our obligations under the Term Loan over time to fund our capital expenditures, and immediately prior to selling such securities, we expect to continue to repay an equal amount of Term Loan borrowings with borrowings under our Revolving Credit Facility. We may also rely on external sources including other borrowings under our Revolving Credit Facility, and issuances of equity and debt securities to fund any significant future expansion. During the six months ended June 30, 2015 we borrowed an additional $24.5 million under our Revolving Credit Facility to partially fund the acquisition of the Delaware City Products Pipeline and Delaware City Truck Rack and to repay $0.7 million of our Term Loan in order to release the $0.7 million in marketable securities to fund capital expenditures and acquisitions. During the year ended December 31, 2014, we borrowed an additional $65.1 million under our Revolving Credit Facility to repay $65.1 million of our Term Loan in order to release the $65.1 million in marketable securities to fund capital expenditures and acquisitions.

Any borrowings and letters of credit issued under our Revolving Credit Facility will be secured, and as a result, effectively senior to the notes and the guarantees of the notes by the guarantors, to the extent of the value of the collateral securing that indebtedness. The Term Loan is also fully cash collateralized at all times by cash, U.S. Treasuries or other investment grade securities. In addition, the holders of any future debt we may incur that ranks equally with the notes will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of June 30, 2015, we have $24.5 million of secured indebtedness and $2.0 million of letters of credit outstanding under our Revolving Credit Facility, $234.2 million of secured indebtedness outstanding under our Term Loan (all of which is fully cash collateralized at all times by cash or U.S. treasury securities), $350.0 million of unsecured indebtedness consisting of the notes, and an additional $298.5 million of total unused borrowing capacity under the Revolving Credit Facility. Our level of indebtedness could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	we will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and payments of our debt obligations, including the notes; and

•	our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions to our unitholders, reducing or delaying our business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

We do not have the same flexibility as other types of organizations to accumulate cash which may limit cash available to service the notes or to repay them at maturity.

Subject to the limitations on restricted payments contained in the indenture governing the notes and in our Revolving Credit Facility and any other indebtedness, we distribute all of our “available cash” each quarter to our unitholders of record on the applicable record date. Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including cash reserves for our future capital expenditures and anticipated future debt service requirements subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

As a result, we do not accumulate significant amounts of cash and thus do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. The timing and amount of our distributions could significantly reduce the cash available to pay the principal, premium (if any) and interest on the notes. The board of directors of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate.

Although our payment obligations to our unitholders are subordinate to our payment obligations with respect to the notes, the value of our units will decrease in correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

Payment of principal and interest on the notes is effectively subordinated to our senior secured debt to the extent of the value of the assets securing the debt and structurally subordinated as to the indebtedness of any of our subsidiaries that do not guarantee the notes.

The notes are our senior unsecured debt and rank equally in right of payment with all of our other existing and future unsubordinated debt. The notes are effectively junior to all our existing and future secured debt, including our Revolving Credit Facility and Term Loan, to the extent of the value of the assets securing the debt, to any debt of our future subsidiaries that do not guarantee the notes and to the existing and future secured debt of any subsidiaries that guarantee the notes to the extent of the value of the assets securing the debt. Holders of our secured obligations, including obligations under our Revolving Credit Facility and Term Loan, will have claims that are prior to claims of holders of the notes with respect to the assets securing those obligations. In the event of liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the guarantees only after holders of our senior secured debt have been paid the value of the assets securing such debt.

In addition, although all of our existing subsidiaries, other than PBF Logistics Finance Corporation, guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release and we may have subsidiaries that are not guarantors. In that case, the notes would be structurally junior to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

Further, although PBF LLC provides a limited guarantee of collection of the principal amount of the notes, under the terms of such guarantee, PBF LLC will generally not have any obligation to make principal payments with respect to the notes unless and until all remedies, including in the context of bankruptcy proceedings, have first been fully exhausted against us with respect to such payment obligations, and holders of the notes are still owed amounts in respect of the principal of the notes. In addition, PBF LLC is not subject to any of the covenants under the indenture governing the notes.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts as they become absolute and mature; or

•	it could not pay its debts as they became due.

We cannot assure you as to what standard for measuring insolvency a court would apply or that a court would agree with our conclusions.

We may not be able to repurchase the notes upon a change of control triggering event and a change of control triggering event could result in us facing substantial repayment obligations under our Revolving Credit Facility, our Term Loan and the notes.

Upon occurrence of a change of control triggering event, the indenture provides that you will have the right to require us to repurchase all or any part of your notes with a cash payment equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest. Additionally, our ability to repurchase the notes upon such a change of control triggering event would be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. In addition, our Revolving Credit Facility and our Term Loan contain provisions relating to change of control of our general partner, our partnership and our operating subsidiaries. Upon a change of control triggering event, we may be required immediately to repay the outstanding principal, any accrued and unpaid interest on and any other amounts owed by us under our Revolving Credit Facility, our Term Loan, the notes and any other outstanding indebtedness. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future, in which case the lenders under our Revolving Credit Facility and our Term Loan would have the right to foreclose on our assets, which would have a material adverse effect on us. Furthermore, certain change of control events would constitute an event of default under the agreement governing our Revolving Credit Facility and our Term Loan and we might not be able to obtain a waiver of such defaults. There is no restriction in our partnership agreement on the ability of our general partner to enter into a transaction which would trigger the change of control provisions of our Revolving Credit Facility, our Term Loan or the indenture governing the notes.

Many of the covenants in the indenture will terminate if the notes are rated investment grade by Moody’s and Standard & Poor’s.

Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by Moody’s and Standard & Poor’s, provided at such time no default under the indenture has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur debt, and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Certain Covenants.”

The indenture governing the notes, our Revolving Credit Facility and our Term Loan contain restrictions which could adversely affect our business, financial condition, results of operations and our ability to service our indebtedness.

We are dependent upon the earnings and cash flow generated by our operations in order to meet our debt service obligations. The indenture governing the notes, our Revolving Credit Facility and our Term Loan contain, and any future financing agreements may contain, operating and financial restrictions and covenants that could restrict our ability to finance future operations or capital needs, or to expand or pursue our business activities, which may, in turn, limit our ability to service our indebtedness. For example, our Revolving Credit Facility and the indenture that governs the notes restrict our ability to, among other things:

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred units;

•	pay dividends or make distributions on units or redeem or repurchase our subordinated debt;

•	create liens;

•	incur dividend or other payment restrictions affecting subsidiaries;

•	sell assets;

•	merge or consolidate with other entities; and

•	enter into transactions with affiliates.

Furthermore, our Revolving Credit Facility contains covenants requiring us to maintain certain financial ratios. Our Term Loan also contains affirmative and negative covenants that, among other things, limit our use of the proceeds from the loan and restrict our ability to incur liens and enter into burdensome agreements.

The provisions of our Revolving Credit Facility and our Term Loan may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our existing debt could result in an event of default that could enable our lenders, subject to the terms and conditions of such debt, to declare the outstanding principal, together with accrued interest, to be immediately due and payable. If we were unable to repay the accelerated amounts, our lenders could proceed against the collateral granted to them to secure such debt. If the payment of our debt is accelerated, defaults under our other debt instruments, if any, may be triggered, and our assets may be insufficient to repay such debt in full and the holders of our units could experience a partial or total loss of their investment.

The trading price of the notes may be volatile and can be directly affected by many factors, including our credit rating.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Tax Risks Related to the Notes

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service treats us as a corporation for U.S. federal income tax purposes or we become subject to material additional amounts of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for payments on the notes and our other debt obligations.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a publicly traded partnership such as ours to be treated as a corporation rather than a partnership for U.S. federal income tax purposes. Although we do not believe based upon our current operations that we are so treated, a change in our business or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Therefore, our treatment as a corporation would result in a material reduction in our anticipated cash flow and could materially adversely affect our ability to make payments on the notes and our other debt obligations.

Current law may change so as to cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to entity-level taxation. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will be reconsidered or will ultimately be enacted. Any such changes could negatively impact the amount of cash available for payments on the notes and our other debt obligations.

In addition, changes in current state laws may subject us to additional entity-level taxation by individual states. Several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation because of widespread state budget deficits. Imposition of any such taxes on us may reduce the cash available for payments on the notes and our other debt obligations.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are substantially identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense (including interest capitalized during the period), deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals. You should read the ratio of earnings to fixed charges in conjunction with our consolidated financial statements and the related notes thereto which are incorporated by reference into this prospectus.

	Six Months Ended June 30, 2015	Year Ended December 31,
		2014	2013 (2)		2012 (2)
Ratio of earnings to fixed charges (1)	5.6x	5.1x	—	(3)	—	(3)

(1)	Represents results of operations of the predecessor for periods prior to May 14, 2014, the date of our initial public offering. As the acquisitions from PBF LLC represented the transfer of assets between entities under common control, the consolidated financial statements of us and our predecessor have been retrospectively adjusted to present results as if the assets have been owned by us historically.

(2)	Represents results of operations of our predecessor prior to May 14, 2014, the date of our initial public offering, and our historical results of operations thereafter. Prior to our initial public offering, our assets were operated as a part of the integrated operations of PBF Holding, and our predecessor recognized only the costs and did not record revenue, with the exception of the Delaware City Products Pipeline, associated with transportation, terminaling, or storage services provided on an intercompany basis.

(3)	Earnings were inadequate to cover fixed charges for the years ended December 31, 2013 and 2012 by $14.4 million and $6.4 million, respectively.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and use commercially reasonable efforts to consummate the exchange offer not later than 365 days after the date of original issuance of the old notes.

Upon the SEC’s declaring the exchange offer registration statement effective, we agreed to offer the new notes in exchange for surrender of the old notes. We agreed to keep the exchange offer open for a period of not less than 20 business days after the date notice thereof is sent to the holders of the old notes.

For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from May 12, 2015. The registration rights agreement also provides that we shall use commercially reasonable efforts to keep the registration statement effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirements in order to resell the new notes; provided, however, that (i) in the case where this prospectus and any amendment or supplement thereto must be delivered by a broker-dealer who holds notes that were acquired for its own account as a result of market making activities or other trading activities or an initial purchaser, such period shall be the lesser of 180 days and the date on which all broker-dealers and the initial purchasers have sold all new notes held by them (unless such period is extended), and (ii) upon request we shall make this prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of new notes for a period of not less than 90 days after the consummation of the exchange offer.

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the new notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	you are acquiring the new notes in the ordinary course of your business.

If you are an affiliate of ours or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, or are not acquiring the new notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for more details regarding the transfer of new notes.

Under the circumstances set forth below, we will use commercially reasonable efforts to cause the SEC to declare effective (unless it becomes effective automatically) a shelf registration statement with respect to the resale of the notes within the time periods specified in the registration rights agreement and keep the statement effective for one year (unless such period is extended) from the effective date of such shelf registration statement or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant thereto or are no longer restricted securities as defined in Rule 144 under the Securities Act. These circumstances include:

•	if any changes in law or applicable interpretations thereof by the SEC do not permit us to effect an exchange offer as contemplated by the registration rights agreement;

•	if an exchange offer is not consummated within 365 days after the date of original issuance of the old notes;

•	if any initial purchaser so requests with respect to the old notes not eligible to be exchanged for the new notes and held by it following the consummation of the exchange offer; or

•	if any holder, other than a broker-dealer, is not eligible to participate in the exchange offer, or if any holder, other than a broker-dealer, that participates in the exchange offer does not receive freely tradeable new notes in exchange for tendered old notes, other than due solely to the status of such holder as an “affiliate” of the Company within the meaning of the Securities Act.

Under the registration rights agreement, subject to certain exceptions, if (i) the exchange offer has not been consummated or a shelf registration statement has not been declared effective by the SEC, in each case, on or prior to the 365th day after the date of original issuance of the old notes, or (ii) if applicable, a shelf registration statement has been declared effective but thereafter ceases to be effective at any time (other than because of the sale of all of the notes registered thereunder), then additional interest will accrue on the principal amount of the old notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue), up to a maximum of 1.00% per annum of additional interest, beginning on the 366th day after the date of original issuance of the old notes, in the case of clause (i) above, or the day such shelf registration statement ceases to be effective in the case of clause (ii) above, until the exchange offer is completed or the shelf registration statement, if required, becomes effective.

Holders of the old notes will be required to make certain representations to us in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their old notes included in the shelf registration statement. See “—Your Representations to Us.”

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement which includes this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights and are not entitled to additional interest under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letters of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 12:00 a.m. midnight New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $330,090,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letters of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 12:00 a.m. midnight, New York City time, on             , 2015, unless, in our sole discretion, we extend it. If we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if, in our reasonable judgment, (i) the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC, or (ii) any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering,” “Your Representations to Us” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right at any time or from time to time to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of the extension to the holders. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m, New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them or waive them in our sole discretion, in whole or in part, at any time at or before the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person or entity through which your old notes are held and instruct that person or entity to tender on your behalf. If you have any questions or need help in exchanging your notes, please call the exchange agent, whose contact information is set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

Procedures for Tendering Notes Represented by Global Notes Held in Book-Entry Form

All of the old notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes issued in book-entry form and represented by global certificates held for the account of DTC may be tendered using the ATOP procedures. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant agrees to be bound by the notice of guaranteed delivery.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal for holders of global notes to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Guaranteed delivery procedures are set forth below under “Exchange Offer—Guaranteed Delivery Procedures.”

Procedures for Tendering Notes Held in Definitive Form

If you hold your notes in definitive certificated form, you are required to physically deliver your notes to the exchange agent, together with a properly completed and duly executed copy of the letter of transmittal for holders of definitive notes, prior to 12:00 a.m. midnight, New York time, on the expiration date of the exchange offer or follow the guaranteed delivery procedures set forth below under “Exchange Offer—Guaranteed Delivery Procedures.”

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	in the case of old notes issued in book-entry form and represented by global certificates held for the account of DTC, (1) a book-entry confirmation of such old notes into the exchange agent’s account at DTC and (2) a properly transmitted agent’s message; or

•	in the case of old notes held in definitive form, (1) the certificates representing such notes and (2) a properly completed and duly executed letter of transmittal relating to such definitive notes.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the applicable letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not our “affiliate” (as defined in Rule 405 of the Securities Act) or an “affiliate” of any guarantor;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of new notes; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s ATOP system in the case of old notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that

(1) sets forth your name and address, the certificate number(s) of such old notes and the principal amount of old notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC and documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date. For a withdrawal to be effective with respect to notes held in book-entry form and represented by global certificates you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC. To withdraw tenders of notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 12:00 a.m. midnight, New York City time, on the expiration date of the exchange offer.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes in global form that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

Fees and Expenses

We may make solicitation by mail, facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered,

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the applicable letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. No holder who was eligible to exchange such holder’s old notes at the time the exchange offer was pending and consummated and failed to validly tender such old notes for exchange pursuant to the exchange offer shall be entitled to receive any additional interest that would otherwise accrue subsequent to the date the exchange offer is consummated. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the terms “PBFX,” “our” or “we” refer only to PBF Logistics LP and not to any of its subsidiaries, the term “Finance Corp.” refers to PBF Logistics Finance Corporation and the term “Issuers” refers to PBFX and Finance Corp.

The Issuers issued $350.0 million in aggregate principal amount of 6.875% senior notes due May 15, 2023 (the “notes”) pursuant to an indenture dated May 12, 2015 among themselves, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as trustee, of which $19.9 million in aggregate principal amount of notes were issued in a concurrent private placement. All of the notes (including old notes and new notes) are the same class and the old notes were issued in private transactions that were not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the certain provisions of the indenture relating to the notes. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of those agreements. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture and this prospectus.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	are general unsecured obligations of the Issuers;

•	are pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, including the Indebtedness outstanding under the Credit Agreements;

•	are senior in right of payment to any future subordinated Indebtedness of the Issuers;

•	are unconditionally guaranteed by the Subsidiary Guarantors on a senior unsecured basis;

•	benefit from a guarantee of collection from PBF Energy Company LLC (“PBF LLC” and, such guarantee of collection, the “PBF LLC limited guarantee”);

•	are effectively subordinated to all of our secured Indebtedness (including Indebtedness under the Credit Agreements), to the extent of the value of the collateral securing such Indebtedness; and

•	are structurally subordinated to any of liabilities of our Subsidiaries that are not Subsidiary Guarantors.

As of June 30, 2015, we have $24.5 million of secured indebtedness and $2.0 million of letters of credit outstanding under our Revolving Credit Agreement, $234.2 million of secured indebtedness outstanding under our Collateralized Term Loan Credit Agreement (all of which is fully cash collateralized at all times by cash or U.S. treasury securities) and $350.0 million of unsecured indebtedness consisting of the notes, and an additional $298.5 million of total unused borrowing capacity under the Revolving Credit Agreement. See “Risk Factors—Risks Related to the Notes—Payment of principal and interest on the notes is effectively subordinated to our senior secured debt to the extent of the value of the assets securing the debt and structurally subordinated as to the indebtedness of any of our subsidiaries that do not guarantee the notes.”

The Note Guarantees

Each guarantee of the notes by a Subsidiary Guarantor:

•	are a general unsecured obligation of the Subsidiary Guarantor;

•	are pari passu in right of payment with all existing and future senior Indebtedness of that Subsidiary Guarantor, including such Subsidiary Guarantor’s guarantee of Indebtedness under the Credit Agreements;

•	are senior in right of payment to any future subordinated Indebtedness of that Subsidiary Guarantor;

•	are effectively subordinated to all secured Indebtedness of the Subsidiary Guarantor (including its guarantees of Indebtedness under the Credit Agreements), to the extent of the value of the collateral securing such Indebtedness; and

•	are structurally subordinated to any liabilities of any Subsidiaries of the Subsidiary Guarantor that are not Subsidiary Guarantors.

The notes are guaranteed by all of our Domestic Subsidiaries (other than Finance Corp.). In addition, PBF LLC, the majority owner of our limited partnership interests, provides the PBF LLC limited guarantee. Under the PBF LLC limited guarantee, PBF LLC does not have any obligation to make principal payments with respect to the notes unless all remedies, including in the context of bankruptcy proceedings, have first been fully exhausted against us with respect to such payment obligation, and holders of the notes are still owed amounts in respect of the principal of the notes. PBF LLC is not otherwise subject to the covenants in the indenture governing the notes. See “Risk Factors—Risks Related to the Notes—Payment of principal and interest on the notes is effectively subordinated to our senior secured debt to the extent of the value of the assets securing the debt and structurally subordinated as to the indebtedness of any of our subsidiaries that do not guarantee the notes.” Under certain circumstances described below under the subheading “—Certain Covenants—Additional Guarantors,” in the future one or more of our newly created or acquired Subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guaranteeing Subsidiaries, such Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of this prospectus, all of our Subsidiaries are Restricted Subsidiaries. However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture and will not guarantee the notes.

Finance Corp.

Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of PBFX that has been formed for the purpose of acting as co-issuer of the notes. Finance Corp. is nominally capitalized, does not have material assets and does not have any operations or revenues. As a result, investors should not expect Finance Corp. to participate in servicing the interest and principal obligations on the notes. See “—Certain Covenants—Limitations on Finance Corp. Activities.”

Principal, Maturity and Interest

The Issuers issued $350.0 million in aggregate principal amount of notes, of which $19.9 million in aggregate principal amount of notes were issued in a concurrent private placement to certain of PBF Energy Inc.’s officers and directors and their affiliates and family members. The Issuers may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class of notes for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, references to “notes” for all purposes of the indenture and this “Description of Notes” include any additional notes that are actually issued. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on May 15, 2023.

Interest on the notes accrues at the rate of 6.875% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2015. The Issuers will make each interest payment to the holders of record on the immediately preceding May 1 and November 1. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to PBFX, the Issuers will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee currently acts as paying agent, registrar and transfer agent. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and PBFX, Finance Corp. or any of PBFX’s other Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer or exchange. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Subsidiary Guarantees

All of our existing Subsidiaries (other than Finance Corp.) jointly and severally, guarantee the notes on a senior unsecured basis. Additional Domestic Subsidiaries of PBFX will be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Guarantors.” These Note Subsidiary Guarantees are joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Note Subsidiary Guarantee are limited as necessary to prevent that Note Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.”

Except as set forth in the next paragraph, a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the resulting, transferee or surviving Person), another Person, other than PBFX or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than PBFX or another Subsidiary Guarantor) assumes all obligations of that Subsidiary Guarantor under the indenture and its Note Subsidiary Guarantee via a supplemental indenture; or

(b) the transaction does not violate the “Asset Sale” provisions of the indenture.

The Note Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) PBFX or a Subsidiary Guarantor, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of the Capital Stock of that Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Subsidiary of PBFX, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if PBFX designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon the release or discharge of the guarantee by such Subsidiary Guarantor with respect to the Indebtedness under the Credit Agreements or the guarantee that resulted in the creation of such Subsidiary Guarantee; provided, however, that if, at any time following such release, that Subsidiary Guarantor later guarantees Indebtedness of any Issuer under the Credit Agreements, then such Subsidiary Guarantor shall provide a Note Subsidiary Guarantee at such time if required in accordance with the covenant described under the caption “—Certain Covenants—Additional Guarantors”;

(5) upon the merger, amalgamation or consolidation of such Subsidiary Guarantor with and into an Issuer or another Subsidiary Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation or dissolution of such Subsidiary Guarantor;

(6) upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge”; or

(7) as described under “—Amendment, Supplement and Waiver”.

Optional Redemption

At any time prior to May 15, 2018, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding notes (including any additional notes) issued under the indenture at a redemption price of 106.875% of the principal amount with an amount equal to or less than the net cash proceeds of one or more Equity Offerings, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by PBFX and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

On or after May 15, 2018, the Issuers may, on one or more occasions, redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of each year indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2018	105.156%
2019	103.438%
2020	101.719%
2021 and thereafter	100.000%

At any time prior to May 15, 2018, the Issuers may, on one or more occasions, also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The indenture will provide that, with respect to any such redemption, the Issuers will notify the trustee of the Applicable Premium with respect to the notes promptly after the calculation and that the trustee will not be responsible for such calculation.

Mandatory Redemption; Open Market Purchases

Neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes. The Issuers are not prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or such other similar method in accordance with the procedures of DTC.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail or delivered via electronic transmission at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed or delivered via electronic transmission more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption of the notes (including upon an Equity Offering, in connection with a transaction (or series of related transactions) that constitute a Change of Control or otherwise) may, at the Issuers’ discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, Change of Control or such other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless the redemption is subject to a condition precedent that is not satisfied or waived. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, the Issuers will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a payment in cash equal to 101% (or, at our election, a higher percentage) of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, the Issuers will mail or deliver via electronic transmission a notice to each holder with a copy to the trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the “Change of Control Payment Date” specified in the notice, which date will be no earlier than 20 business days and no later than 60 days from the date such notice is mailed or delivered via electronic transmission, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the Change of Control Offer; and

(3) deliver or cause to be delivered to the trustee the notes accepted for purchase together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, it will make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (3) in connection with, or in contemplation of, any publicly announced Change of Control, PBFX or a third party has made an offer to purchase (an “Alternate Offer”) any and all notes properly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer.

A Change of Control Offer may be made with respect to the notes in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement for the Change of Control Triggering Event is in place at the time of making the Change of Control Offer.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes tender and do not withdraw such notes in a Change of Control Offer or Alternate Offer and PBFX (or the third party making the Change of Control Offer or Alternate Offer as provided above) purchases all of the notes validly tendered and not withdrawn by such holders, PBFX or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment or Alternate Offer price, plus, to the extent not included in the Change of Control Payment or Alternate Offer price, accrued and unpaid interest on the notes that remain outstanding to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of PBFX and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of PBFX and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

PBFX will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) PBFX (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale and which shall give effect to the assumption by another Person of any liabilities as provided for in clause (a) of the following paragraph) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received by PBFX or such Restricted Subsidiary, as the case may be, from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, is in the form of cash or Cash Equivalents.

For purposes of the preceding clause (2) of this provision, each of the following will be deemed to be cash or Cash Equivalents:

(a) any liabilities, as shown on PBFX’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on PBFX’s consolidated balance sheet or footnotes thereto if such incurrence or increase had taken place on the date of such balance sheet as determined by PBFX, of PBFX or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases PBFX or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by PBFX or any such Restricted Subsidiary in connection with such transaction that within 180 days after the Asset Sale (subject to ordinary settlement periods) are converted by PBFX or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next succeeding paragraph received by PBFX or any such Restricted Subsidiary in connection with such transaction;

(d) accounts receivable of a business retained by PBFX or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided such accounts receivable (x) are not past due more than 60 days and (y) do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable; and

(e) any Designated Non-Cash Consideration received by PBFX or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by PBFX), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (e), not to exceed the greater of (i) $50.0 million and (ii) 10.0% of Consolidated Net Tangible Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, PBFX (or any Restricted Subsidiary) may apply such Net Proceeds at its option to any combination of the following:

(1) to prepay, repay, redeem or repurchase Senior Indebtedness (including the notes) of PBFX and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 365-day period or any permitted extension thereof as contemplated by the proviso to this paragraph);

(2) to acquire a controlling interest in another business or all or substantially all of the assets of, or any Capital Stock or operating line of, another business, in each case engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of PBFX;

(3) to make capital expenditures; or

(4) to acquire other assets or make Investments that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that, in the case of clauses (2), (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as PBFX (or the applicable Restricted Subsidiary, as the case may be) enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and such Net Proceeds are actually applied in such manner within the later of 365 days from the consummation of the Asset Sale and 180 days from the date of the Acceptable Commitment, and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, PBFX (or the applicable Restricted Subsidiary, as the case may be) enters into another

Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination and such Net Proceeds are actually applied in such manner within 180 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any Net Proceeds, PBFX or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Within five days after the date on which the aggregate amount of Excess Proceeds exceeds $50.0 million (or, at the Issuers’ option, any earlier date), the Issuers will make an offer (an “Asset Sale Offer”) to purchase or redeem debt in an amount equal to such Excess Proceeds to (x) all holders of notes and (y) to the extent any other Indebtedness that is pari passu in right of payment with the notes contains provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of notes, to all holders of such other Indebtedness. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value) thereof plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, PBFX or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the representative of such other pari passu Indebtedness will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

PBFX will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, PBFX will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Credit Agreements and the agreements governing PBFX’s other Indebtedness contain, and future agreements governing PBFX’s Indebtedness may contain, prohibitions of certain events, including events that would constitute a Change of Control Triggering Event or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control Triggering Event or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on PBFX or other circumstances. In the event a Change of Control Triggering Event or Asset Sale occurs at a time when PBFX is prohibited from purchasing notes, PBFX could seek the consent of the lenders of the borrowings or the counterparties to agreements containing such prohibition to the purchase of notes or could attempt to refinance such borrowings. If PBFX does not obtain a consent or repay those borrowings, PBFX will remain prohibited from purchasing notes. In that case, PBFX’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in all likelihood, constitute a default under the other indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by PBFX’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control triggering event, and a change of control triggering event could result in us facing substantial repayment obligations under our Revolving Credit Facility, our Term Loan and the notes.”

Certain Covenants

Covenant Termination

If at any time (a) the notes are assigned an Investment Grade Rating from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the indenture (the “Termination Date”), PBFX and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and under the following headings under the caption “—Certain Covenants”:

•	“—Restricted Payments”;

•	“—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock”;

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

•	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets”;

•	“—Transactions with Affiliates”; and

•	“—Additional Guarantors.”

However, PBFX and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event,” and the following provisions of the indenture described in:

•	“—Certain Covenants—Liens”;

•	“—Certain Covenants—Merger, Consolidation or Sale of Assets” (other than clause (4) of such covenant); and

•	“—Certain Covenants—Reports.”

No Subsidiary may be designated as an Unrestricted Subsidiary after the Termination Date. There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating. The Issuers will use commercially reasonable efforts to give the trustee written notice of the occurrence of the Termination Date no later than five (5) business days thereafter. In the absence of the delivery of such written notice, the trustee will assume the Termination Date has not occurred and that such covenants are in full force and effect; provided, however, that PBFX and its Restricted Subsidiaries shall not be required to comply with such covenants upon the occurrence of the Termination Date notwithstanding the failure to give such notice thereof to the trustee.

Restricted Payments

PBFX will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of PBFX’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving PBFX or any of its Restricted Subsidiaries) or to the direct or indirect holders of PBFX’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable solely in Equity Interests of PBFX (other than Disqualified Stock) and other than distributions or dividends payable solely to PBFX or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving PBFX) any Equity Interests of PBFX or any direct or indirect parent of PBFX;

(3) make any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of PBFX or any Subsidiary Guarantor that is contractually subordinated to the notes or to any

Note Subsidiary Guarantee (excluding (a) any intercompany Indebtedness between or among PBFX and any of its Restricted Subsidiaries and (b) the payment of principal, purchase, repurchase or other acquisition of Indebtedness that is subordinated in right of payment to the notes or the Note Subsidiary Guarantees acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of payment, purchase, repurchase or other acquisition); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing and either:

(1) if the Fixed Charge Coverage Ratio for PBFX’s Reference Period is not less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by PBFX and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

(a) Available Cash from Operating Surplus as of the end of the immediately preceding fiscal quarter; plus

(b) 100% of the aggregate net proceeds, or the Fair Market Value of assets or property, received by PBFX (including the Fair Market Value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of PBFX (other than Disqualified Stock)) since the Issue Date as a contribution to its common equity capital or from the issue or sale of (A) Equity Interests of PBFX (other than Disqualified Stock) or (B) convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of PBFX that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of PBFX); plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital or similar payment made in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) the net reduction in Restricted Investments made after the Issue Date resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to PBFX or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the Issue Date (items (b), (c) and (d) being referred to as “Incremental Funds”); minus

(e) the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2) if the Fixed Charge Coverage Ratio for PBFX’s Reference Period is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by PBFX and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units and subordinated units of PBFX, plus the related distribution, if any, to the General Partner), is less than the sum, without duplication, of:

(a) $100.0 million less the aggregate amount of all Restricted Payments made by PBFX and its Restricted Subsidiaries pursuant to this clause (2)(a) since the Issue Date; plus

(b) Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of an irrevocable redemption of Subordinated Obligations within 60 days after the date of the declaration of such dividend or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of declaration or the date on which such irrevocable notice is delivered, such dividend or redemption would have complied with the provisions of the indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to PBFX from any Person (other than a Restricted Subsidiary of PBFX) or (b) sale or issuance (other than to a Restricted Subsidiary of PBFX) of Equity Interests (other than Disqualified Stock) of PBFX, with a sale or issuance being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

(3) the making of any principal payment on, or the defeasance, redemption, repurchase, retirement or other acquisition of, any Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any distribution or dividend by a Restricted Subsidiary of PBFX to the holders of such Restricted Subsidiary’s Equity Interests (other than Disqualified Stock) on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of PBFX or any Restricted Subsidiary of PBFX held by any current or former officer, director, consultant or employee (seconded or otherwise) of the General Partner, PBFX or any of their respective Subsidiaries pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement, employment agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with unused amounts in any calendar year to be carried forward to successive calendar years and added to such amount); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by PBFX or any of its Restricted Subsidiaries from sales of Equity Interests of PBFX to members of management, employees or directors of the General Partner, PBFX or their respective Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clauses (1)(b) or (2)(b) of the preceding paragraph), plus (b) the cash proceeds of key man life insurance policies received by PBFX or any of its Restricted Subsidiaries after the Issue Date;

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of PBFX or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary issued pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock”;

(7) repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise price of such options, warrants or other convertible securities;

(8) cash payments in lieu of the issuance of fractional shares or units, or the purchase by PBFX of fractional shares or units, in connection with (a) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of PBFX or (b) stock or unit dividends, splits or combinations or business combinations;

(9) in connection with an acquisition by PBFX or any of its Restricted Subsidiaries, the return to PBFX or any of its Restricted Subsidiaries of Equity Interests of PBFX or any of its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims or pursuant to purchase price adjustments under the acquisition agreement;

(10) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations pursuant to provisions similar to those described under the captions “— Repurchase at the Option of Holders—Change of Control Triggering Event” or “—Asset Sales”; provided that all notes tendered by holders and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(11) the issuance of common Equity Interests upon the conversion of subordinated Equity Interests; and

(12) any purchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Equity Interests;

provided, further, that, with respect to clauses (5), (6) and (10), no Default (other than a Reporting Default) shall have occurred and be continuing.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by PBFX or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For the purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (12) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” or is permitted pursuant to the first paragraph of this covenant, PBFX will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (12) and such first paragraph and/or one or more of the exceptions contained in the definition of “Permitted Investments,” in any manner that complies with this covenant.

The board of directors of the General Partner declared a regular quarterly cash distribution of $0.37 per unit (or $12.9 million) for the quarter ended June 30, 2015, which was paid by PBFX on August 31, 2015. Under the terms of the Partnership Agreement, the minimum quarterly distribution for the quarter ended June 30, 2015 was $10.4 million; or $0.30 per unit.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock

PBFX will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and PBFX will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or Preferred Stock; provided, however, that PBFX and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary may issue Preferred Stock, if the Fixed Charge Coverage Ratio for PBFX’s Reference Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such Reference Period.

The first paragraph of this covenant will not apply to the following (collectively, “Permitted Debt”):

(1) the incurrence by PBFX and any Restricted Subsidiary of Indebtedness pursuant to one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of PBFX and its Restricted Subsidiaries thereunder) not to exceed the sum of (x) the greater of (a) $500.0 million and (b) the sum of $375.0 million and 25.0% of Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom) and (y) the aggregate amount of discounts, commissions, premiums, fees and other costs and expenses related to the refinancing of such Credit Facilities;

(2) the incurrence by PBFX, Finance Corp. and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by PBFX, Finance Corp. and the Subsidiary Guarantors of Indebtedness represented by the old notes and the related Note Subsidiary Guarantees issued on the Issue Date and the new notes and the related Note Subsidiary Guarantees;

(4) the incurrence by PBFX or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, Synthetic Lease Obligations, mortgage financings or purchase money obligations (including any Acquired Debt), the issuance of Disqualified Stock by PBFX or any of its Restricted Subsidiaries or the issuance of Preferred Stock by any Restricted Subsidiary of PBFX, in each case, incurred in connection with the purchase of, or for the purpose of financing all or any part of the purchase price or cost of construction, improvement or development of, property, plant or equipment used or useful in the business of PBFX or any of its Restricted Subsidiaries and related financing costs, and Attributable Debt in respect of sale and leaseback transactions, in an aggregate principal amount at any time outstanding not to exceed the sum of (x) the greater of (a) $75.0 million and (b) 10.0% of PBFX’s Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom) and (y) the aggregate amount of discounts, commission, premiums, fees and other costs and expenses incurred to renew, refund, refinance, replace, redeem, defease or discharge any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to this clause (4);

(5) the incurrence by PBFX or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, redeem, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (12) or (13) of this paragraph or this clause (5);

(6) the incurrence by PBFX or any of its Restricted Subsidiaries of intercompany Indebtedness between or among PBFX and any of its Restricted Subsidiaries; provided, however, that:

(a) if PBFX or any Guarantor is the obligor on such Indebtedness and the payee is not PBFX or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of PBFX, or the Note Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than PBFX or a Restricted Subsidiary of PBFX and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either PBFX or a Restricted Subsidiary of PBFX, will be deemed, in each case, to constitute an incurrence of such Indebtedness by PBFX or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by PBFX or any of its Restricted Subsidiaries of Hedging Obligations, including any obligations with respect to letters of credit issued in connection therewith;

(8) the guarantee by PBFX or any of its Restricted Subsidiaries of (i) Indebtedness of PBFX or a Restricted Subsidiary of PBFX to the extent the incurrence of such Indebtedness is not otherwise prohibited by this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes or Note Subsidiary Guarantees, then the Subsidiary Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed or (ii) Indebtedness incurred by Joint Ventures and/or Unrestricted Subsidiaries to the extent such guarantee of such Indebtedness is not prohibited by the covenant entitled “Restricted Payments”;

(9) the incurrence by PBFX or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation or similar liabilities, health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance contracts, reclamation, statutory obligations, bankers’ acceptances, and bid, performance, advance, payment, deposit, appeal and surety bonds in the ordinary course of business, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed) and replacements of any of the foregoing;

(10) the incurrence by PBFX or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(11) the issuance by PBFX or any of its Restricted Subsidiaries of Disqualified Stock or by any Restricted Subsidiary of PBFX of Preferred Stock, in each case, to PBFX or any of its Restricted Subsidiaries, as the case may be; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests of a Restricted Subsidiary that results in any such Disqualified Stock or Preferred Stock being held, directly or indirectly, by a Person other than PBFX or a Restricted Subsidiary of PBFX; and

(b) any sale or other transfer of any such Disqualified Stock or Preferred Stock to a Person that is not either PBFX or a Restricted Subsidiary of PBFX,

will be deemed, in each case, to constitute an issuance of such Disqualified Stock by PBFX or such Restricted Subsidiary or issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause;

(12) Indebtedness, Disqualified Stock or Preferred Stock of (i) PBFX or a Restricted Subsidiary incurred to finance an acquisition or (ii) a Person that is acquired by PBFX or any Restricted Subsidiary or merged with or consolidated into PBFX or any Restricted Subsidiary; provided that after giving effect to such transaction on a pro forma basis, either:

(a) PBFX would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio of PBFX would be equal to or greater than the Fixed Charge Coverage Ratio for PBFX immediately prior to such transaction.

(13) the incurrence by PBFX of Indebtedness in the ordinary course of business under documentary letters of credit, which are to be repaid in full not more than one year after the date on which such Indebtedness was originally incurred to finance the purchase of goods by PBFX or any of its Restricted Subsidiaries;

(14) the incurrence of Indebtedness arising from agreements with PBFX or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(15) the incurrence by PBFX or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by PBFX or any of its Restricted Subsidiaries of Disqualified Stock or the issuance by any Restricted Subsidiary of PBFX of Preferred Stock in an aggregate principal amount at any time outstanding not to exceed the sum of (x) the greater of (a) $100.0 million and (b) 12.5% of Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom) and (y) the aggregate amount of discounts, commission, premiums, fees and other costs and expenses incurred to renew, refund, refinance, replace, redeem, defease or discharge any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to this clause (15);

(16) the incurrence by PBFX or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(17) the incurrence by PBFX or any of its Restricted Subsidiaries of obligations in respect of Treasury Management Arrangements;

(18) the incurrence by PBFX or any of its Restricted Subsidiaries of Indebtedness, the issuance by PBFX or any of its Restricted Subsidiaries of Disqualified Stock or the issuance by any Restricted Subsidiary of PBFX of Preferred Stock incurred in connection with the purchase of, or for the purpose of financing all or any part of the purchase price or cost of construction, improvement or development of the Additional Hydrogen Plant and related financing costs, in an aggregate principal amount at any time outstanding not to exceed the sum of (x) the greater of (a) $75.0 million and (b) 10.0% of PBFX’s Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom) and (y) the aggregate amount of discounts, commission, premiums, fees and other costs and expenses incurred to renew, refund, refinance, replace, redeem, defease or discharge any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to this clause (18); and

(19) the incurrence by PBFX (and, if applicable, Finance Corp.) or any of its Restricted Subsidiaries of Permitted Term Loan Indebtedness.

PBFX will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of PBFX or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of PBFX solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock” covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, PBFX will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness under the Revolving Credit Agreement outstanding on the Issue Date was initially deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.”

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that PBFX or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

PBFX will not and will not permit any Subsidiary Guarantor to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets (other than Term Loan Collateral securing Permitted Term Loan Indebtedness), now owned or hereafter acquired, unless:

(1) in the case of Liens securing Subordinated Obligations of PBFX or a Subsidiary Guarantor, the notes or Note Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured with the same priority that the notes or Note Subsidiary Guarantees, as applicable, have to such Subordinated Obligations until such time as such Subordinated Obligations are no longer so secured by a Lien (other than a Permitted Lien); and

(2) in the case of Liens securing Senior Indebtedness of PBFX or a Subsidiary Guarantor, the notes or Note Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien (other than a Permitted Lien).

Any Lien on property or assets of PBFX or any Subsidiary Guarantor created for the benefit of holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness.

Dividend and Other Payment Restrictions Affecting Subsidiaries

PBFX will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of PBFX (other than Finance Corp.) that is not a Subsidiary Guarantor to:

(1) pay dividends or make any other distributions on its Equity Interests to PBFX or any of its Restricted Subsidiaries that is a Subsidiary Guarantor, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to PBFX or any of its Restricted Subsidiaries that is a Subsidiary Guarantor; provided that the priority of any preferred equity or similar Equity Interest in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common equity shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2) make loans or advances to PBFX or any of its Restricted Subsidiaries that is a Subsidiary Guarantor; or

(3) sell, lease or transfer any of its properties or assets to PBFX or any of its Restricted Subsidiaries that is a Subsidiary Guarantor.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the Issue Date, the Credit Agreements and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the notes and the Note Subsidiary Guarantees;

(3) agreements governing other Indebtedness, Disqualified Stock or Preferred Stock, the incurrence or issuance of which is not prohibited by the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that, the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the indenture, the notes and the Note Subsidiary Guarantees and, in the good faith judgment of PBFX determined at the time of the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, the encumbrances and restrictions contained therein will not materially impair PBFX’s ability to make payments under the notes when due;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Equity Interest of a Person acquired by PBFX or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interest was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in contracts, agreements, licenses and leases entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or assets of such Restricted Subsidiary that contains any such restrictions on that Restricted Subsidiary pending such sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements;

(12) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(13) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under the indenture from time to time;

(14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(15) secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness and any related encumbrance or restriction contained in security agreements, mortgages or purchase money agreements.

Merger, Consolidation or Sale of Assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity) or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuers and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) such Issuer is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as PBFX (or any successor entity) is not a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the indenture, via supplemental indenture;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) in the case of a transaction involving PBFX and not Finance Corp., PBFX or the Person formed by or surviving any such consolidation or merger (if other than PBFX), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, (a) on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock”; or (b) have a Fixed Charge Coverage Ratio, on the date of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, not less than the Fixed Charge Coverage Ratio of PBFX immediately prior to such transaction; and

(5) such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Upon any transaction or series of related transactions that are of the type described in, and are effected in accordance with, the foregoing paragraph, the surviving Person (if other than such Issuer) shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under the indenture and the notes with the same effect as if such surviving Person had been named as such Issuer in the indenture, and when a surviving Person duly assumes all of the obligations and covenants of such Issuer pursuant to the indenture and the notes, the predecessor Person shall be relieved of all such obligations.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among PBFX and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of either Issuer (1) with or into one of PBFX’s Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating such Issuer in another jurisdiction.

Notwithstanding the preceding paragraph, PBFX is permitted to reorganize as any other form of entity in accordance with the procedures established in the indenture; provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of PBFX into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the Obligations of PBFX under the notes and the indenture, via supplemental indenture;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not adverse to the holders of the notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered adverse to the holders of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code, or any similar state or local law).

Notwithstanding anything in the indenture to the contrary, in the event PBFX becomes a corporation or PBFX or the Person formed by or surviving any consolidation or merger (permitted in accordance with the terms of the indenture) is a corporation, Finance Corp. may be merged into PBFX or it may be dissolved and cease to be an Issuer.

Upon compliance with the foregoing requirements with respect to any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of an Issuer in accordance with the foregoing in which such Issuer is not the surviving entity, the surviving Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under the indenture with the same effect as if such surviving Person had been named as such Issuer in the indenture, and thereafter (except in the case of a lease of all or substantially all of such Issuer’s properties or assets), such Issuer will be relieved of all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

PBFX will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of PBFX (each, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $7.5 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to PBFX or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by PBFX or such

Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to PBFX or the relevant Restricted Subsidiary from a financial point of view; and

(2) PBFX delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the General Partner set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) above and that such Affiliate Transaction has been approved by either the Conflicts Committee of the Board of Directors of the General Partner (so long as the members of the Conflicts Committee approving the Affiliate Transaction are disinterested) or a majority of the disinterested members of the Board of Directors of the General Partner.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) reasonable fees and compensation paid to or for the benefit of any employee, officer or director of PBFX, any of its Restricted Subsidiaries or the General Partner, and any employment agreement, customary benefit program or arrangement (including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings and similar plans), equity award, equity option or equity appreciation agreement or plan, officer or director indemnification agreement or any similar arrangement entered into by PBFX, any of its Restricted Subsidiaries or the General Partner existing on the Issue Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements;

(2) transactions between or among PBFX and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of PBFX) that is an Affiliate of PBFX solely because PBFX owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Equity Interests (other than Disqualified Stock) of PBFX to Affiliates of PBFX;

(5) Restricted Payments or Permitted Investments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(6) customary compensation, indemnification and other benefits made available to officers, directors or employees of PBFX, a Restricted Subsidiary of PBFX or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(7) in the case of purchases, sales, gathering, transportation, marketing, hedging, production handling, operating, construction, terminalling, processing, fractionation, storage, lease, platform use, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by PBFX or any Restricted Subsidiary and third parties, or if neither PBFX nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s-length basis, as determined by the Board of Directors of the General Partner;

(8) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(9) the existence of, or the performance by PBFX or any Restricted Subsidiary of its obligations under the terms of, any written agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by PBFX or any Restricted Subsidiary of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not less favorable to PBFX or such Restricted Subsidiary in any material respect as compared to the terms of the agreement in effect on the Issue Date;

(10) any transaction in which PBFX or any of its Restricted Subsidiaries, as the case may be, has obtained an opinion from an Independent Financial Advisor to the effect that such transaction is fair to PBFX or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(11) guarantees of performance by PBFX or any of its Restricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(12) (a) guarantees by PBFX or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business and (b) pledges by PBFX or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (13) of the definition of “Permitted Liens” with respect to clause (b) so long as any such transaction, if involving aggregate consideration in excess of $50.0 million, has been approved by a majority of the disinterested members of the Board of Directors of the General Partner;

(13) any transactions between PBFX or any Restricted Subsidiary and any Person, a director of which is also a director of PBFX or a Restricted Subsidiary or any direct or indirect parent company of PBFX; provided that such director abstains from voting as a director of PBFX or the Restricted Subsidiary or any direct or indirect parent company of PBFX, as applicable, in connection with the approval of the transaction; and

(14) any purchase or other acquisition or related transaction pursuant to the Omnibus Agreement.

Limitations on Finance Corp. Activities

Finance Corp. may not incur Indebtedness unless (1) PBFX is a borrower, issuer, co-issuer or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to PBFX, used to acquire outstanding debt securities issued by PBFX or used to repay Indebtedness of PBFX as permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock.” Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for PBFX or its Restricted Subsidiaries.

Additional Guarantors

If, after the Issue Date, any Domestic Subsidiary (other than Finance Corp.) of PBFX that is not already a Subsidiary Guarantor, guarantees any other Indebtedness of either of the Issuers under a Credit Facility in an aggregate principal amount in excess of $25.0 million, then that Subsidiary will become a Subsidiary Guarantor by executing and delivering a supplemental indenture to the trustee within 30 business days of the date on which it guaranteed or incurred such Indebtedness; provided that the preceding shall not apply to Subsidiaries of PBFX that have been properly designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described under “—Note Subsidiary Guarantees.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the General Partner may designate any Subsidiary of PBFX to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by PBFX and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by PBFX; provided that any designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

Any designation of a Subsidiary of PBFX as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the General Partner giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of PBFX as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock,” PBFX will be in default of such covenant. The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of PBFX; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of PBFX of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock,” calculated on a pro forma basis and (2) no Default or Event of Default would be in existence following such designation.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, PBFX will furnish (whether through hard copy or Internet access) to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations applicable to non-accelerated filers:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if PBFX were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if PBFX were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on PBFX’s consolidated financial statements by PBFX’s independent registered public accounting firm. In addition, PBFX will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time PBFX is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, PBFX will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing; provided that, for so long as PBFX is not subject to the periodic reporting requirements of the Exchange Act for any reason, the time period for filing reports on Form 8-K shall be five business days after the event giving rise to the obligation to file such report. If the SEC will not accept PBFX’s filings for any reason, PBFX will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if PBFX were required to file those reports with the SEC.

If PBFX has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries individually or collectively would be Significant Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of PBFX and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of PBFX.

In addition, the Issuers and the Subsidiary Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

PBFX will be deemed to have furnished such reports to the trustee and the holders of the notes if it has filed such reports with the SEC using the EDGAR filing system (or any successor thereto) and such reports are publicly available.

The trustee shall have no obligation to determine if and when PBFX’s financial statements or reports are publicly available and accessible electronically. Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the PBFX’s compliance with any of its covenants in the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest, with respect to the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by PBFX or any of its Restricted Subsidiaries for 30 days after written notice to PBFX by the trustee or holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to make a Change of Control Offer within the time periods set forth, or consummate a purchase of notes when required pursuant to the terms described, under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event” or comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by PBFX for 180 days after written notice to PBFX by the trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding voting as a single class to comply with the covenant described under “—Certain Covenants—Reports”;

(5) failure by PBFX or any of its Restricted Subsidiaries for 60 days after notice to PBFX by the trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by PBFX or any of its Restricted Subsidiaries (or the payment of which is guaranteed by PBFX or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates, without duplication, $50.0 million or more;

(7) failure by an Issuer or any of PBFX’s Restricted Subsidiaries that is a Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million

(excluding amounts covered by insurance policies issued by reputable and creditworthy insurance companies for which coverage has not been disclaimed), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any Note Subsidiary Guarantee from a Subsidiary Guarantor that is a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary, denies or disaffirms its Obligations under its Note Subsidiary Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to Finance Corp., PBFX or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Finance Corp., PBFX or any Restricted Subsidiary of PBFX that is a Significant Subsidiary or any group of Restricted Subsidiaries of PBFX that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, or premium, if any.

In the case of an Event of Default specified in clause (6) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the notes, automatically and without any action by the trustee or the holders of such notes, if within 60 days after such Event of Default first arose PBFX delivers an officers’ certificate to the trustee stating that (a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (b) the holders of the Indebtedness that is the basis for such Event of Default have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (c) the default that is the basis for such Event of Default has been cured.

The trustee shall not be charged with knowledge of any Default or Event of Default with respect to the notes unless a written notice of such Default or Event of Default shall have been given to an officer of the trustee with direct responsibility for the administration of the indenture and the notes by PBFX or any of its Restricted Subsidiaries or any holder of notes.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have provided to the trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have provided the trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the provision of any such security and indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest, or premium, if any, on, or the principal of, the notes.

The Issuers and the Subsidiary Guarantors are required to deliver to the trustee annually a statement regarding compliance with the indenture. Within ten business days of becoming aware of any Default or Event of Default, the Issuers and the Subsidiary Guarantors are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partner

Subject to the PBF LLC limited guarantee, none of the General Partner or any director, officer, partner, member, employee, incorporator, manager or unitholder or other owner of Equity Interest of the Issuers, PBF LLC, the General Partner or any of their Subsidiaries, as such, will have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the notes, the indenture, the Note Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Note Subsidiary Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may at their option and at any time, elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all Obligations of the Subsidiary Guarantors discharged with respect to their Note Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest, or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Subsidiary Guarantors’ Obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, PBFX may, at its option and at any time, elect to have the Obligations of the Issuers and the Subsidiary Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and all Obligations of the Subsidiary Guarantor with respect to their Note Subsidiary Guarantees discharged, and thereafter any omission to comply with those covenants or Note Subsidiary Guarantees will not constitute a Default or Event of Default with respect to the notes or the Note Subsidiary Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events relating to PBFX) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Note Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee or its designee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which PBFX or any of its Subsidiaries is a party or by which PBFX or any of its Subsidiaries is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing or delivery via electronic transmission of a notice of redemption or otherwise, will become due and payable within one year and the Issuers or any Subsidiary Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the applicable holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which any Issuer or any Subsidiary Guarantor is a party or by which any Issuer or any Subsidiary Guarantor is bound;

(3) the Issuers or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver to the trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (4) above have been satisfied and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent to satisfaction and discharge set forth in clauses (2) and (4) above have been satisfied; provided that the opinion of counsel with respect to clause (2) above may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or such notes or the Note Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter any of the provisions with respect to the redemption of the notes; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “—Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, interest or premium, if any, on, the notes (other than as permitted by clause (7) below);

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Subsidiary Guarantor with respect to its Note Subsidiary Guarantee of notes from any of its obligations under its Note Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Subsidiary Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Issuers’ or a Subsidiary Guarantor’s obligations to holders of notes and Note Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Subsidiary Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the Note Subsidiary Guarantees to any provision of this “Description of Notes” section to the extent that such provision was intended to reflect such provision of this “Description of Notes” ;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(8) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Note Subsidiary Guarantee with respect to the notes or to reflect the release of a Note Subsidiary Guarantee in accordance with the indenture;

(9) to secure the notes and/or the Note Subsidiary Guarantees;

(10) to comply with the rules of any applicable securities depository;

(11) to provide for the reorganization of PBFX as any other form of entity, in accordance with the last paragraph of “—Certain Covenants—Merger, Consolidation or Sale of Assets”; or

(12) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers or any Subsidiary Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has provided to the trustee security and/or indemnity satisfactory to the trustee against any loss, liability or expense.

Governing Law

The indenture, the notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to PBF Logistics GP LLC, One Sylvan Way, 2nd Floor, Parsippany, NJ 07054, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specific Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such asset being acquired by such Person.

“Additional Hydrogen Plant” means an additional hydrogen plant at the Delaware City refinery for the purpose of providing increased hydrogen for refining operations.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means,

with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at May 15, 2018 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through

May 15, 2018 (excluding accrued and unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of PBFX and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of PBFX’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any sale, assignment, lease, license, transfer, abandonment or other disposition of (A) damaged, worn-out, unserviceable or other obsolete or excess equipment or other property or assets or (B) other property or assets no longer necessary for the proper conduct of the business of PBFX or any of its Subsidiaries;

(2) any single transaction or series of related transactions that involves property or assets having a Fair Market Value of less than $25.0 million;

(3) a transfer of properties or assets between or among PBFX and its Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary of PBFX to PBFX or to a Restricted Subsidiary of PBFX;

(5) the sale, lease or other disposition of products, equipment, services, accounts receivable, inventory or other properties or assets in the ordinary course of business;

(6) the trade, sale, exchange or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments;

(7) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(8) any lease of assets entered into in the ordinary course of business and with respect to which PBFX or any Restricted Subsidiary of PBFX is the lessor and the lessee has no option to purchase such assets for less than fair market value at any time the right to acquire such asset occurs;

(9) any trade or exchange by PBFX or any Restricted Subsidiary of properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition of some or all of the Equity Interests of a Restricted Subsidiary, provided that the fair market value of the properties or assets traded or exchanged by PBFX or such Restricted Subsidiary (together with any cash or Cash Equivalent together with the liabilities assumed) is reasonably equivalent to the fair market value of the properties or assets (together with any cash or Cash Equivalent together with liabilities assumed) to be received by PBFX or such Restricted Subsidiary; and provided, further, that any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(10) the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(11) the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Certain Covenants—Liens”;

(12) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(13) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(14) any disposition of defaulted receivables that arose in the ordinary course of business for collection;

(15) the sale or other disposition of Capital Stock or Indebtedness of an Unrestricted Subsidiary of PBFX;

(16) any disposition of property or assets pursuant to a condemnation, appropriation or other similar taking, including, without limitation, by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including, without limitation, by deed or assignment in lieu of foreclosure; and

(17) any disposition of investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

“Attributable Debt” in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate equal to the rate of interest implicit in such transactions, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. As used in the preceding sentence, “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates, utilities, operating and labor costs and other items that do not constitute payment for property rights. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Notwithstanding the foregoing, if such sale-and-leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or Board of Managers of the general partner of the partnership, or in the case of PBFX, the Board of Directors of the General Partner;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that any obligations of PBFX or its Restricted Subsidiaries or of a special purpose or other entity not consolidated with PBFX and its Restricted Subsidiaries (i) that were not or would not have been included on the consolidated balance sheet of PBFX as capital lease obligations on the Issue Date and (ii) that are subsequently recharacterized as capital lease obligations of PBFX and its Restricted Subsidiaries on a consolidated basis due to a change in accounting treatment or otherwise after the Issue Date, may, in PBFX’s sole discretion, be deemed not to be treated as a Capital Lease Obligation or Indebtedness.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) Canadian dollars and other local or foreign currencies held by PBFX and any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than twenty-four (24) months from the date of acquisition thereof;

(4) time deposits with, certificates of deposit, bankers’ acceptances or Eurodollar time deposits of, any commercial bank that (a) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia or any United States branch of a foreign bank, and is a member of the Federal Reserve System, (b) issues long term securities with a rating of at least A- (or then equivalent grade, in each case with a stable outlook) by S&P and A3 (or then equivalent grade, in each case with a stable outlook) by Moody’s at the time of acquisition and (c) has combined capital and surplus of at least $250,000,000, in each case with maturities of not more than twenty-four (24) months from the date of acquisition thereof;

(5) commercial paper of an issuer rated at least “A-2” (or the then equivalent grade) by S&P or “P-2” (or the then equivalent grade) by Moody’s at the time of acquisition or guaranteed by a letter of credit issued by a financial institution rated at least A- (or then equivalent grade, in each case with stable outlook) by S&P and A3 (or then equivalent grade, in each case with stable outlook) by Moody’s at the time of acquisition and such financial institution otherwise meets the requirements of subsections (a) and (c) of clause (3) of this definition, in each case having a tenor of not more than 24 months from the date of acquisition thereof;

(6) taxable and tax-exempt municipal securities rated at least A- (or then equivalent grade) by S&P and A3 (or then equivalent grade) by Moody’s, including variable rate municipal securities, having maturities or put rights of not more than twenty-four (24) months from the date of acquisition;

(7) corporate or bank debt of an issuer rated at least A- (or then equivalent grade, in each case with a stable outlook) by S&P and A3 (or then equivalent grade, in each case with stable outlook) by Moody’s at the time of acquisition and having maturities of not more than twenty-four (24) months from the date of acquisition;

(8) repurchase agreements relating to any of the investments listed in clauses (1) through (7) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus of not less than $250,000,000 whose long term securities are rated at least A- (or then equivalent grade) by S&P and A3 (or then equivalent grade) by Moody’s at the time of acquisition;

(9) asset-backed securities having as the underlying asset securities issued or guaranteed by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association rated at least A-(or then equivalent grade, in each case with stable outlook) by S&P and A3 (or then equivalent grade, in each case with case with stable outlook) by Moody’s at the time of acquisition and having maturities of not more than twenty-four (24) months from the date of acquisition; and

(10) Investments, classified in accordance with GAAP as current assets of PBFX or any of its Subsidiaries, in money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clauses (1) through (9) above of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of PBFX and its Subsidiaries taken as a whole (unless immediately following such sale, lease, transfer, conveyance or other disposition in compliance with the indenture such assets are owned, directly or indirectly, by (A) PBFX or a Subsidiary of PBFX, (B) a Person controlled by PBFX or a Subsidiary of PBFX or (C) a Qualified Owner) to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of PBFX or the removal of the General Partner by the limited partners of PBFX; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Qualified Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares.

Notwithstanding the preceding, a conversion of PBFX from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange either (i) the “persons” (as defined above) who Beneficially Owned the Capital Stock of PBFX immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or (ii) one or more Qualifying Owners in the aggregate own more than 50% of the Voting Stock of such entity.

“Change of Control Triggering Event” means the occurrence of a Change of Control, which occurrence is followed by a Ratings Decline within 90 days.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount (to the extent not included in Consolidated Net Income for such period) equal to the dividends or distributions paid during such period in cash or Cash Equivalents to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary of such Person or that is accounted for by the equity method of accounting; plus

(2) (a) the Fixed Charges of such Person and its Restricted Subsidiaries for such period and (b) all items excluded from the definition of “Fixed Charges” for such Person and its Restricted Subsidiaries for such period pursuant to clauses (1)(a)(t) through (z) and clause (2) thereof, in each case of clauses (a) and (b), to the extent that any such Fixed Charges or items reduced Consolidated Net Income for such period; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes reduced Consolidated Net Income for such period; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash losses, charges or expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash losses, charges or expenses reduced Consolidated Net Income for such period; plus

(5) all extraordinary, unusual or non-recurring losses, charges or expenses (including any loss realized in connection with (a) any asset sale (including dispositions pursuant to sale-and-leaseback transactions) or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness (including relating to any premium or penalty paid, write-off of deferred finance costs or other losses, charges or expenses in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity) or Hedging Obligations), to the extent such losses, charges or expenses reduced Consolidated Net Income for such period; plus

(6) unrealized non-cash losses, charges or expenses resulting from foreign currency balance sheet adjustments required by GAAP, to the extent such losses, charges or expenses reduced Consolidated Net Income for such period; plus

(7) any non-cash compensation losses, charges or expenses arising from any grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive program, to the extent such losses, charges or expense reduced Consolidated Net Income for such period; plus

(8) unrealized losses under Hedging Obligations and/or derivative instruments (including, without limitation, those resulting from the application of Accounting Standards Codification No.815), to the extent such losses reduced Consolidated Net Income for such period; plus

(9) any impairment charge or asset write-off pursuant to Accounting Standards Codification No. 350, to the extent such charge or write-off reduced Consolidated Net Income for such period; minus

(10) (a) any non-cash gains (other than the accrual of revenue in the ordinary course of business and any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period), (b) any extraordinary, unusual or non-recurring gain, (c) any gains, together with any related provision for taxes on such gain, realized in connection with (i) any asset sale (including dispositions pursuant to sale-and-leaseback transactions) or (ii) the disposition of any securities by such Person or the extinguishment of any Indebtedness or Hedging Obligations of such Person and (d) unrealized gains under Hedging Obligations and/or derivative instruments, in each case of clauses (a) through (d), to the extent such gain increased Consolidated Net Income for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the aggregate Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash or Cash Equivalents to the specified Person or a Restricted Subsidiary of the Person; and

(2) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after (i) adding the aggregate incremental amount of total assets that would have resulted from an acquisition of assets from an Affiliate that is accounted for as a “transaction between entities under common control” within the meaning of, and in accordance with, Accounting Standards Codification No. 805 had such transactions been accounted for using “business combination accounting” within the meaning of, and in accordance with, Accounting Standards Codification No. 805 and (ii) deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, with such pro forma adjustments to total assets, reserves, current liabilities, goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Credit Agreements” means (x) that certain Revolving Credit Agreement, dated as of May 14, 2014 (as amended by that certain Increase Agreement, dated as of December 5, 2014, among PBFX, Wells Fargo Bank, National Association and the lenders party thereto, the “Revolving Credit Agreement”), among the Company, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an L/C Issuer, Citigroup Global Markets Inc., as Syndication Agent, Deutsche Bank Securities Inc., as Documentation Agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time and (y) that certain Collateralized Term Loan Credit Agreement, dated as of May 14, 2014 (the “Collateralized Term Loan Credit Agreement”), among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities or Debt Issuances, in each case, with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto.

“Debt Issuances” means, with respect to PBFX or any of its Restricted Subsidiaries, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by PBFX) of non-cash consideration received by PBFX or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature (except such Capital Stock that is solely redeemable with, or solely exchangeable for, any Capital Stock of such person that is not Disqualified Stock); provided, however, that only the portion of any Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require PBFX or any of its Restricted Subsidiaries to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that PBFX or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of PBFX that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Stock) made for cash on a primary basis by PBFX after the Issue Date.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of PBFX and its Subsidiaries (other than Indebtedness under the Credit Agreements and the notes and the related Guarantees) in existence on the Issue Date.

“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by PBFX or any Restricted Subsidiary, the fair market value of such consideration as determined in good faith by the Board of Directors of the General Partner in the case of transactions involving $50.0 million or more and otherwise by an officer of PBFX.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Reference Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions (including, without limitation, a single asset, a division or segment or an entire company) or Investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, asset purchase transactions or consolidations and including any related financing transactions during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Reference Period, including any Consolidated Cash Flow and any pro forma expense and cost reductions and operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of PBFX (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of the applicable period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months);

(5) if any Indebtedness is incurred or repaid under a revolving credit facility (other than ordinary working capital borrowings) and is being given pro forma effect, the interest on such indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation; and

(6) interest income reasonably anticipated by such Person to be received during the Reference Period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio will be included.

“Fixed Charges” means, with respect to any specified Person for any period, on a consolidated basis and determined in accordance with GAAP,

(1) the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates and excluding

(t) penalties and interest relating to taxes, (u) any “additional interest” relating to customary registration rights with respect to securities, (v) non-cash interest expense attributable to movement in mark-to-market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder and under GAAP), (w) accretion or accrual of discounts with respect to liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and, with respect to Indebtedness issued in connection with the Transactions, original issue discount and (z) any expensing of bridge, commitment and other financing fees; plus

(b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable (i) solely in Equity Interests of PBFX (other than Disqualified Stock) or (ii) to PBFX or a Restricted Subsidiary of PBFX; minus

(2) to the extent included in (1) above, write-off of non-recurring deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect on the Issue Date.

“General Partner” means PBF Logistics GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of PBFX or as the business entity with the ultimate authority to manage the business and operations of PBFX.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and any other agreements or arrangements designed to manage interest rates or interest rate risk so long as the notional principal amount of such obligations does not exceed the aggregate principal amount of the Indebtedness to which such agreements relate at such time;

(2) foreign exchange contracts, currency protection agreements and any other agreements or arrangements designed to manage fluctuations in currency exchange rates; and

(3) commodity futures contracts, commodity options and any other agreements or arrangements designed to protect against fluctuations in commodity prices;

provided that in the case of clauses (2) and (3) above, such agreements are intended to be economically appropriate to the reduction of risk in the conduct and management of PBFX’s and its Restricted Subsidiaries’ business.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, without duplication:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) reimbursement obligations in respect of bankers’ acceptances or letters of credit;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any earn-out obligations until after becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 30 days after becoming due and payable; or

(6) representing the net amount due under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations), but excluding amounts recorded in accordance with Accounting Standards Codification No. 815, would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset (other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by PBFX or any Restricted Subsidiary of PBFX, in each case, securing Indebtedness of such Unrestricted Subsidiary or Joint Venture, as applicable) of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but in an amount not to exceed the lesser of the amount of such Person’s obligation or indebtedness and the Fair Market Value of such assets, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:

(1) accrued expenses and trade accounts payable arising in the ordinary course of business;

(2) the incurrence by PBFX or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety, appeal, payment, insurance contracts and similar bonds issued for the account of PBFX and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of PBFX or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(3) any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(4) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five business days of its incurrence; and

(5) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors of the General Partner, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to PBFX and its Affiliates; provided, that providing accounting, appraisal or investment banking services to PBFX or any of its Affiliates or having an employee, officer or other representative serving as a member of the Board of Directors of the General Partner or any of its Affiliates will not disqualify any firm from being an Independent Financial Advisor.

“Investment Grade Rating” of the notes, means that the notes shall have been assigned a Moody’s rating of Baa3 or higher or an S&P rating of BBB- or higher, or if either rating agency shall not make a rating on the notes publicly available for reasons outside the control of the Issuers, an equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Issuers.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (other than advances to customers in the ordinary course of business which are recorded as accounts receivable on the balance sheet of the lender and commissions, moving, travel and similar advances to employees and officers made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the first date on which the old notes were issued, authenticated and delivered under the indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of PBFX in which PBFX or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event shall a right of first refusal be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by PBFX or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale and any related severance and associated costs, expenses and charges of personnel related to the sold assets and related operations,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by PBFX or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to PBFX or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither PBFX nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, in each case, other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor on such Indebtedness; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of PBFX or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock” above, in the event that any Non-Recourse Debt of any of PBFX’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of PBFX.

“Note Subsidiary Guarantee” means the Guarantee by each Subsidiary Guarantor of the Issuers’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Omnibus Agreement” means the Second Amended and Restated Omnibus Agreement, dated as of December 12, 2014, among PBF Holding Company LLC, PBF Energy Company LLC, PBFX and the General Partner, as may be amended, supplemented or modified from time to time; provided such amendment, supplement or modification is not disadvantageous in any material respect to the holders of notes when taken as a whole as compared to the Omnibus Agreement as in effect on the Issue Date, as determined in good faith by PBFX.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PBF Logistics LP, dated as of September 15, 2014, as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) marketing, gathering, distributing or transporting (by barge, pipeline, ship, truck or other modes of transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, processing, fractionation, treating, dehydrating and otherwise handling crude oil, gas, casinghead gas, drip gasoline, natural gasoline, condensates, distillates, liquid hydrocarbons, asphalt, gaseous hydrocarbons, petrochemicals, lubricants and all other constituents, elements, compounds, feedstocks, blendstocks or products refined or processed (including intermediate products) from any of the foregoing, which activities shall include, for the avoidance of doubt, constructing pipeline, platform, dehydration, processing, fractionation, storing and other energy-related facilities, and activities or services reasonably related or ancillary thereto, including entering into purchase and sale agreements, supply agreements and Hedging Obligations related to these businesses, (2) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d) of the Code or (3) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) or (2) of this definition.

“Permitted Business Investments” means Investments by PBFX or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of PBFX or in any Joint Venture, provided that:

(1) either (a) at the time of such Investment and immediately thereafter, PBFX could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “—Certain Covenants—Restricted Payments”) not previously expended at the time of making such Investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiaries or Joint Venture that is recourse to PBFX or any of its Restricted Subsidiaries could, at such time, be incurred at that time by PBFX and its Restricted Subsidiaries under the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock” (other than pursuant to clause (8) thereof); and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1) any Investment in PBFX or in a Restricted Subsidiary of PBFX;

(2) any Investment in cash and Cash Equivalents or deposit accounts;

(3) any Investment by PBFX or any Restricted Subsidiary of PBFX in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of PBFX; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, PBFX or a Restricted Subsidiary of PBFX;

(4) any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; or

(b) a disposition of assets that does not constitute an Asset Sale;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of PBFX;

(6) any Investments received in compromise, settlement or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of PBFX or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure, perfection or enforcement by PBFX or any of its Restricted Subsidiaries with respect to any secured Investment in default, (b) claims or disputes owed to PBFX or any Restricted Subsidiary of PBFX that arose out of transactions in the ordinary course of business or (c) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments in the form of intercompany Indebtedness or guarantees of Indebtedness of a Restricted Subsidiary of PBFX permitted under clauses (6) and (11) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock”;

(8) Investments represented by Hedging Obligations permitted to be incurred in accordance with the provisions of the indenture;

(9) loans or advances to employees made in the ordinary course of business of PBFX or any Restricted Subsidiary of PBFX in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(10) repurchases of the notes;

(11) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(12) Permitted Business Investments;

(13) Investments pursuant to agreements and obligations of PBFX and any Restricted Subsidiary in effect on the Issue Date and any renewals or replacements thereof on terms and conditions not materially less favorable to PBFX or such Restricted Subsidiary, as the case may be, than the terms of the Investment being renewed or replaced;

(14) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed the greater of (a) $100.0 million and (b) 12.5% of PBFX’s Consolidated Net Tangible Assets;

(15) Investments owned by any Person at the time such Person merges with PBFX or any Restricted Subsidiary thereof; provided that such Investments (a) are not incurred in contemplation of such merger or acquisition and (b) are, in the good faith determination of PBFX, incidental to such merger or acquisition, and in each case renewals or extensions thereof; and

(16) Investments in Joint Ventures and/or Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (a) $75.0 million and (b) 12.5% of PBFX’s Consolidated Net Tangible Assets;

provided, however, that with respect to any Investment, PBFX may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (16) so that the entire Investment would be a Permitted Investment (including, without limitation, as a result of any Person becoming a Restricted Subsidiary). The amount of any Permitted Investment outstanding at any time shall be deemed to be the original cost of such Permitted Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by PBFX or a Restricted Subsidiary in respect of such Permitted Investment.

“Permitted Liens” means:

(1) Liens securing any Indebtedness under any Credit Facility and all Obligations and Hedging Obligations relating to such Indebtedness and all Treasury Management Arrangements;

(2) Liens in favor of PBFX or the Subsidiary Guarantors;

(3) Liens on property of a Person existing at the time (a) such Person is merged with or into or consolidated with PBFX or any Subsidiary of PBFX, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by PBFX or a Restricted Subsidiary; provided that such Liens were in existence prior to such merger, consolidation or other acquisition and do not extend to any assets other than those of the Person merged into or consolidated with PBFX or the Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property in the case of such other acquisition in the case of clause (b) or (c);

(4) Liens and deposits to secure the performance of statutory obligations, surety or appeal bonds, workers’ compensation obligations, unemployment insurance, reimbursement obligations owed to insurers, bids, performance bonds, leases, statutory obligations, other types of social security or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4), (12) or (18) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock” covering only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

(6) Liens existing on the Issue Date (other than Liens securing the Credit Facilities);

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, repairman’s, materialmen’s, mechanics’ and other like Liens, in each case, incurred in the ordinary course of business;

(9) defects, irregularities and deficiencies in title of any rights-of-way or other property, survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions and other similar encumbrances as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially interfere with the ordinary conduct of the business of PBFX or any of its Subsidiaries and defects, irregularities and deficiencies in title to any property of PBFX or any of its Subsidiaries, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(10) inchoate Liens arising under the Employee Retirement Income Security Act of 1974, and any amendments thereto;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Subsidiary Guarantees);

(12) Liens on any property or asset acquired, constructed or improved by PBFX or any of its Restricted Subsidiaries, which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the Fair Market Value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(13) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by PBFX or any Restricted Subsidiary of PBFX to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(14) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of PBFX or any of its Subsidiaries on deposit with or in possession of such bank;

(15) Liens to secure performance of Hedging Obligations of PBFX or any of its Restricted Subsidiaries;

(16) Liens on pipelines or pipeline facilities that arise by operation of law, rule or regulation;

(17) Liens incurred in the ordinary course of business of PBFX or any Restricted Subsidiary of PBFX with respect to obligations that at any one time outstanding do not exceed the greater of (a) $100.0 million and (b) 12.5% of Consolidated Net Tangible Assets;

(18) Liens resulting from the deposit of money or other Cash Equivalents or other evidence of Indebtedness in trust for the purpose of defeasing Indebtedness of PBFX or any of its Restricted Subsidiaries;

(19) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, redeemed, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay accrued interest on such Indebtedness and any discounts, commission, premiums, fees and other costs and expenses related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(20) Liens relating to future escrow arrangements securing Indebtedness incurred in accordance with the indenture;

(21) any interest or title of a lessor under any lease entered into by PBFX or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(22) any Lien securing Indebtedness, neither assumed nor guaranteed by PBFX or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by PBFX for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (22) does not materially impair the use of the property covered by such Lien for the purposes of which such property is held by PBFX or any of its Subsidiaries;

(23) any obligations or duties affecting any of the property of PBFX or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(24) Liens upon specific items of inventory, accounts receivables or other goods and proceeds of PBFX or any Restricted Subsidiary securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds;

(25) any Liens securing industrial development, pollution control or similar bonds;

(26) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing, defeasing or discharging Indebtedness so long as such deposit of funds or securities and such decreasing, defeasing or discharging of Indebtedness are permitted under the covenant described under the caption “—Certain Covenants—Restricted Payments;”

(27) Liens arising under construction contracts, interconnection agreements, operating agreements, joint venture agreements, partnership agreements, contracts for purchase, gathering, processing, sale, transportation, exchange or storage of crude oil, natural gas liquids, condensate and natural gas, real property leases and other agreements arising in the ordinary course of business of PBFX and its Restricted Subsidiaries that are customary in a Permitted Business;

(28) Liens securing Indebtedness equally and ratably with all Obligations due under the notes or any Note Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described under the caption “—Certain Covenants—Restricted Payments;”

(29) Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto; and

(30) Liens renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (29) above; provided that (a) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien, plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith, and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

“Permitted Refinancing Indebtedness” means any Indebtedness of PBFX or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of PBFX or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all discounts, commission, premiums, fees and other costs and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes or the Note Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the Note Subsidiary Guarantees, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by PBFX or by a Restricted Subsidiary who is an obligor on or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Term Loan Indebtedness” means Indebtedness that is secured solely by assets constituting Term Loan Collateral that is incurred for the purpose of consummating a “Lakehead” structure or substantially similar structure.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or distributions or upon liquidation, dissolution or winding up.

“Qualified Owner” means, collectively (a) PBF Energy Inc., (b) each Person of which PBF Energy Inc. is a direct or indirect Subsidiary and (c) each Person which is a direct or indirect Subsidiary of any Person described in clause (a) or (b) of this definition.

“Rating Agencies” means Moody’s and S&P.

“Rating Categories” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or—for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Reference Period” means, with respect to any date of determination, the four most recent fiscal quarters of PBFX for which internal financial statements are available.

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Senior Indebtedness” means with respect to any Person, Indebtedness or Hedging Obligations of such Person, unless the instrument creating or evidencing such Indebtedness or Hedging Obligations provides that such Indebtedness or Hedging Obligations is subordinate in right of payment to the notes or the Note Subsidiary Guarantee of such Person, as the case may be.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of PBFX (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to the notes and any Indebtedness of a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to its Note Subsidiary Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of shares of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantors” means each of:

(1) the Subsidiaries of PBFX, other than Finance Corp., executing the indenture as initial Subsidiary Guarantors;

(2) each of PBFX’s Restricted Subsidiaries that becomes a guarantor of the notes pursuant to the covenant described above under “—Certain Covenants—Additional Guarantors”; and

(3) each other Person executing a supplemental indenture in which such Person agrees to be bound by the terms of the indenture;

provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the indenture.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally to such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Term Loan Collateral” means “Collateral” as defined in the Collateralized Term Loan Credit Agreement and substantially similar assets (including cash and Cash Equivalents).

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2018; provided, however, that if the period from the redemption date to May 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of PBFX (other than Finance Corp. or any successor to it) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments” (excluding the parenthetical therein), has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with PBFX or any Restricted Subsidiary of PBFX unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to PBFX or such Restricted Subsidiary than those that might be obtained, in light of the circumstances, at the time from Persons who are not Affiliates of PBFX;

(3) is a Person with respect to which neither PBFX nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of PBFX or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. Any designation of a Subsidiary of PBFX as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of PBFX as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Certain Preferred Stock,” PBFX will be in default of such covenant.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Book-Entry; Delivery and Form

Global Notes

In exchange for the old notes that were issued in book-entry form and are represented by global certificates held for the account of DTC, new notes will be issued in the form of one or more fully registered notes in global form, without interest coupons. Each global note will be deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global notes to the accounts of the DTC participants designated by the exchange agent; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, including its participants, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

Neither we nor the Trustee is responsible for those operations or procedures.

DTC has advised us that it is a limited purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the Trustee.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the new notes represented by a global note will be made by the Trustee to DTC’s nominee, as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear, and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their participants or indirect participants, of their obligations under the rules and procedures governing their operations.

Certificated Notes

New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	certain other events provided in the indenture should occur.

INFORMATION REGARDING PBF ENERGY COMPANY LLC

PBF Energy Company LLC, the majority owner of PBFX’s limited partnership interests, provides a limited guarantee of collection of the principal amount of the notes (the “PBF LLC limited guarantee”). PBF Energy (NYSE: PBF) is the sole managing member of PBF LLC and operates and controls all of its business and affairs. PBF LLC is a holding company for the companies that directly or indirectly own and operate PBF Energy’s business. PBF Energy’s sole asset is a controlling economic interest of approximately 95.0% in PBF LLC, with the remaining 5.0% of the economic interests in PBF LLC held by certain of PBF Energy’s current and former executive officers and directors and certain employees and others, as of October 15, 2015. PBF Holding is a wholly-owned subsidiary of PBF LLC. PBF Finance Corporation is a wholly-owned subsidiary of PBF Holding. Delaware City Refining Company LLC, PBF Power Marketing LLC, PBF Energy Limited, Paulsboro Refining Company LLC, Paulsboro Natural Gas Pipeline Company LLC and Toledo Refining Company LLC are PBF Holding’s principal operating subsidiaries and are all wholly-owned subsidiaries of PBF Holding. As of October 15, 2015, PBF LLC holds a 53.7% limited partner interest and all of the incentive distribution rights in PBFX, and wholly-owns PBF GP, the general partner of PBFX.

Unless the context otherwise requires, references in this section of the prospectus to “PBF LLC,” “we,” “us,” “our” or the “Company” refer to PBF Energy Company LLC and its consolidated subsidiaries, including PBF Holding and PBFX. Unless the context otherwise requires, references in this section of the prospectus to “PBF Energy” refer to PBF Energy Inc. and its consolidated subsidiaries.

Overview

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate three domestic oil refineries and related assets, which we acquired in 2010 and 2011. Our refineries have a combined processing capacity, known as throughput, of approximately 540,000 bpd, and a weighted-average Nelson Complexity Index of 11.3. We operate in two reportable business segments: Refining and Logistics.

PBF Energy was formed on November 7, 2011 and is a holding company whose sole asset is a controlling equity interest in PBF LLC. PBF Energy is the sole managing member of PBF LLC and operates and controls all of the business and affairs of PBF LLC. PBF LLC is a holding company for the companies that directly or indirectly own and operate PBF Energy’s business. PBF Holding is a wholly-owned subsidiary of PBF LLC and is the parent company for our refining operations. PBF LLC consolidates the financial results of PBFX and records a noncontrolling interest for the economic interests in PBFX held by the public common unit holders of PBFX.

As of October 15, 2015, PBF Energy owned 97,394,850 PBF LLC Series C Units and PBF Energy’s current and former executive officers and directors and certain employees and others held 5,111,358 PBF LLC Series A Units (we refer to all of the holders of the PBF LLC Series A Units as “the members of PBF LLC other than PBF Energy”). As a result, the holders of PBF Energy’s issued and outstanding shares of its Class A common stock have approximately 95.0% of the voting power in PBF Energy, and the members of PBF LLC other than PBF Energy through their holdings of Class B common stock have approximately 5.0% of the voting power in PBF Energy.

Recent Developments

Intermediation Agreements

On May 29, 2015, PBF Holding entered into amended and restated inventory intermediation agreements (the “A&R Intermediation Agreements”) with J. Aron & Company (“J. Aron”) pursuant to which certain terms of the existing inventory intermediation agreements were amended, including, among other things, pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, the A&R Intermediation Agreements include one-year renewal clauses by mutual consent of both parties.

Pursuant to each A&R Intermediation Agreement, J. Aron will continue to purchase and hold title to certain of the intermediate and finished products (the “Products”) produced by the Paulsboro and Delaware City refineries, respectively, and delivered into tanks at the refineries. Furthermore, J. Aron agrees to sell the Products back to Paulsboro Refining Company LLC and Delaware City Refining Company LLC as the Products are discharged out of the refineries’ tanks. J. Aron has the right to store the Products purchased in tanks under the A&R Intermediation Agreements and will retain these storage rights for the term of the agreements. PBF Holding will continue to market and sell the Products independently to third parties.

Chalmette Refinery Acquisition

On June 17, 2015, PBF Holding entered into a definitive Sale and Purchase Agreement, or the Sale and Purchase Agreement, with ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, L.L.C. (collectively, the “Sellers”), to purchase the ownership interests of Chalmette Refining, L.L.C., or Chalmette Refining, which owns the Chalmette refinery and related logistics assets (collectively, the “Chalmette Acquisition”). The Chalmette refinery, located outside of New Orleans, Louisiana, is a 189,000 bpd, dual-train coking refinery with a Nelson Complexity of 12.7 and is capable of processing both light and heavy crude oil. Upon completion of the Chalmette Acquisition, we will increase our total throughput capacity to over 725,000 bpd.

Chalmette Refining owns 100% of the MOEM Pipeline, providing access to the Empire Terminal, as well as the CAM Connection Pipeline, providing access to the Louisiana Offshore Oil Port facility through a third party pipeline. Chalmette Refining also owns 80% of each of the Collins Pipeline Company and T&M Terminal Company, both located in Collins, Mississippi, which provide a clean products outlet for the refinery to the Plantation and Colonial Pipelines. Also included in the acquisition are a marine terminal capable of importing waterborne feedstocks and loading or unloading finished products; a clean products truck rack which provides access to local markets; and a crude and product storage facility with approximately 7.5 million barrels of shell capacity.

The aggregate purchase price for the Chalmette Acquisition is $322.0 million in cash, plus inventory and working capital to be determined at closing. The purchase price is also subject to other customary purchase price adjustments. The Chalmette Acquisition is expected to close in November 2015, subject to satisfaction of customary closing conditions. Our obligation to consummate the Chalmette Acquisition is not conditioned upon the receipt of financing. In addition, PBF Energy has guaranteed all payment and performance obligations of PBF Holding that relate to or arise out of the Sale and Purchase Agreement related to the Chalmette Acquisition.

Torrance Refinery Acquisition

On September 29, 2015, PBF Holding entered into a definitive Sale and Purchase Agreement with ExxonMobil and Mobil Pacific Pipeline Company to purchase the Torrance refinery and related logistics assets (collectively the “Torrance Acquisition”). The Torrance refinery, which is situated on 750 acres in Torrance, California, is a high-conversion 155,000 bpd, delayed-coking refinery with a Nelson Complexity of 14.9 and primarily processes heavy and medium crude oils. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily in the California, Las Vegas and Phoenix area markets. Assuming the completion of the Chalmette Acquisition and the Torrance Acquisition, we will increase our total throughput capacity to approximately 900,000 bpd.

In addition to refining assets, the Torrance Acquisition includes a number of logistics assets including a sophisticated network of crude and products pipelines, product distribution terminals and refinery crude and product storage facilities. The most significant of the logistics assets is a 171-mile crude gathering and transportation system which delivers San Joaquin Valley crude oil directly from the field to the refinery. Additionally, included in the Torrance Acquisition are several pipelines which provide access to sources of crude oil including the Ports of Long Beach and Los Angeles, as well as clean product outlets with a direct pipeline supplying jet fuel to the Los Angeles airport. The refinery also has crude and product storage facilities with approximately 8.6 million barrels of shell capacity.

The purchase price for the assets is $537.5 million plus inventory and working capital to be valued at closing. The purchase price is also subject to other customary purchase price adjustments. The Torrance Acquisition is expected to close no earlier than the second quarter of 2016, subject to satisfaction of customary closing conditions. Additionally, as a condition of the closing, the Torrance refinery is to be restored to full working order with respect to the event that occurred on February 18, 2015 resulting in damage to the electrostatic precipitator and related systems and shall have operated as required under the acquisition agreement for a period of at least fifteen days after such restoration. We expect to finance the transaction with a combination of cash on hand, debt and equity. In addition, PBF Energy has guaranteed all payment and performance obligations of PBF Holding that relate to or arise out of the Sale and Purchase Agreement related to the Torrance Acquisition.

October 2015 Equity Offering

On October 13, 2015, PBF Energy completed a public offering of an aggregate of 11,500,000 shares of Class A common stock, including 1,500,000 shares of Class A common stock that was sold pursuant to the exercise of an over-allotment option, for net proceeds of $344.0 million, after deducting underwriting discounts and commissions and other offering expenses (the “October 2015 Equity Offering”). In conjunction with the October 2015 Equity Offering, PBF Energy purchased an aggregate of 11,500,000 PBF LLC Series C Units. We intend to use the proceeds to fund a portion of the purchase price for the Torrance Acquisition. However, subject to the timing of the closing of the Torrance Acquisition, we may use the net proceeds of the October 2015 Equity Offering to pay down indebtedness incurred to fund the Chalmette Acquisition (or for capital in lieu of indebtedness we might otherwise borrow).

As a result of the October 2015 Equity Offering, PBF Energy now owns 97,394,850 PBF LLC Series C Units and PBF Energy’s executive officers and directors and certain employees beneficially own 5,111,358 PBF LLC Series A Units, and the holders of PBF Energy’s issued and outstanding shares of Class A common stock have 95.0% of the voting power in PBF Energy and the members of PBF LLC other than PBF Energy through their holdings of Class B common stock have the remaining 5.0% of the voting power in PBF Energy.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS OF PBF LLC

Certain statements and information in and incorporated by reference into this prospectus may constitute “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed in this prospectus. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	supply, demand, prices and other market conditions for our products, including volatility in commodity prices;

•	the effects of competition in our markets;

•	changes in currency exchange rates, interest rates and capital costs;

•	adverse developments in our relationship with both our key employees and unionized employees;

•	our ability to operate our businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) and generate earnings and cash flow;

•	our substantial indebtedness;

•	our supply and inventory intermediation arrangements expose us to counterparty credit and performance risk;

•	termination of our Inventory Intermediation Agreements with J. Aron could have a material adverse effect on our liquidity, as we would be required to finance our intermediate and refined products inventory covered by the agreements. Additionally, we are obligated to repurchase from J. Aron certain intermediates and finished products located at the Paulsboro and Delaware City refineries’ storage tanks upon termination of these agreements;

•	restrictive covenants in our indebtedness that may adversely affect our operational flexibility;

•	payments to the current and former holders of PBF LLC Series A Units and PBF LLC Series B Units under the tax receivable agreement for certain tax benefits PBF Energy may claim;

•	our assumptions regarding payments arising under the tax receivable agreement and other arrangements relating to our organizational structure are subject to change due to various factors, including, among other factors, the timing of exchanges of PBF LLC Series A Units for shares of PBF Energy’s Class A common stock as contemplated by the tax receivable agreement, the price of PBF Energy’s Class A common stock at the time of such exchanges, the extent to which such exchanges are taxable, and the amount and timing of our income;

•	our expectations and timing with respect to our acquisition activity and whether such acquisitions are accretive or dilutive to PBF Energy’s shareholders;

•	our expectations and timing with respect to our capital improvement and turnaround projects;

•	the status of an air permit to transfer crude through the Delaware City refinery’s dock;

•	the impact of disruptions to crude or feedstock supply to any of our refineries, including disruptions due to problems at PBFX or with third party logistics infrastructure or operations, including pipeline, marine and rail transportation;

•	the possibility that we might reduce or not make further dividend payments;

•	the inability of our subsidiaries to freely pay dividends or make distributions to us;

•	the impact of current and future laws, rulings and governmental regulations, including the implementation of rules and regulations regarding transportation of crude oil by rail;

•	adverse impacts related to any change by the federal government in the restrictions on exporting U.S. crude oil including relaxing limitations on the export of certain types of crude oil or condensates or the lifting of the restrictions entirely;

•	market risks related to the volatility in the price of Renewable Identification Numbers (“RINS”) required to comply with the Renewable Fuel Standards;

•	adverse impacts from changes in our regulatory environment or actions taken by environmental interest groups;

•	our ability to consummate the pending acquisitions, the timing for the closing of such acquisitions and our plans for financing such acquisitions;

•	our ability to complete the successful integration of the pending acquisitions into our business and to realize the benefits from such acquisitions;

•	unforeseen liabilities associated with the pending acquisitions;

•	the costs of PBF Energy being a public company, including Sarbanes-Oxley Act compliance;

•	risk associated with the operation of PBFX as a separate, publicly-traded entity;

•	potential tax consequences related to our investment in PBFX; and

•	receipt of regulatory approvals and compliance with contractual obligations required in connection with PBFX.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements.

Our forward-looking statements speak only as of the date of this prospectus or as of the date which they are made. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

RISK FACTORS RELATING TO PBF LLC

You should carefully read the risks and uncertainties described below. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition, results of operations or cash flows would likely suffer.

Risks Relating to Our Business and Industry

The price volatility of crude oil, other feedstocks, blendstocks, refined products and fuel and utility services may have a material adverse effect on our revenues, profitability, cash flows and liquidity.

Our revenues, profitability, cash flows and liquidity from operations depend primarily on the margin above operating expenses (including the cost of refinery feedstocks, such as crude oil, intermediate partially refined petroleum products, and natural gas liquids that are processed and blended into refined products) at which we are able to sell refined products. Refining is primarily a margin-based business and, to increase profitability, it is important to maximize the yields of high value finished products while minimizing the costs of feedstock and operating expenses. When the margin between refined product prices and crude oil and other feedstock costs contracts, our earnings, profitability and cash flows are negatively affected. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services. An increase or decrease in the price of crude oil will likely result in a similar increase or decrease in prices for refined products; however, there may be a time lag in the realization, or no such realization, of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on our refining margins therefore depends in part on how quickly and how fully refined product prices adjust to reflect these changes.

In addition, the nature of our business requires us to maintain substantial crude oil, feedstock and refined product inventories. Because crude oil, feedstock and refined products are commodities, we have no control over the changing market value of these inventories. Our crude oil, feedstock and refined product inventories are valued at the lower of cost or market value under the last-in-first-out (“LIFO”) inventory valuation methodology. If the market value of our crude oil, feedstock and refined product inventory declines to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of sales. For example, in the fourth quarter of 2014, the Company recorded a non-cash, pre-tax LCM adjustment of $690.1 million to value its inventories to net realizable market values. The effect of this adjustment decreased operating income and net income by $690.1 million for the year ended December 31, 2014.

Prices of crude oil, other feedstocks, blendstocks, and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline, diesel, ethanol, asphalt and other refined products. Such supply and demand are affected by a variety of economic, market, environmental and political conditions.

Our direct operating expense structure also impacts our profitability. Our major direct operating expenses include employee and contract labor, maintenance and energy. Our predominant variable direct operating cost is energy, which is comprised primarily of fuel and other utility services. The volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refineries and other operations affect our operating costs. Fuel and utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile and, typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a negative effect on our refining margins, profitability and cash flows.

Our profitability is affected by crude oil differentials, which fluctuate substantially.

A significant portion of our profitability is derived from the ability to purchase and process crude oil feedstocks that historically have been cheaper than benchmark crude oils, such as the heavy, sour crude oils processed at our Delaware City and Paulsboro refineries and the WTI-based crude oils processed at our Toledo refinery and delivered by rail to our East Coast refineries. These crude oil differentials vary significantly from quarter to quarter depending on overall economic conditions and trends and conditions within the markets for crude oil and refined products. Any change in these crude oil differentials may have an impact on our earnings. Our rail investment and strategy to acquire cost advantaged Mid-Continent and Canadian crude, which are priced based on WTI, could be adversely affected when the Dated Brent/WTI or related differential narrows. For example, the WTI/WCS differential, a proxy for the difference between light U.S. and heavy Canadian crudes, has decreased from $24.62 per barrel in 2013 to $19.45 per barrel for the year ended December 31, 2014, however, this decrease may not be indicative of the differential going forward. Moreover, a further narrowing of the light-heavy differential may reduce our refining margins and adversely affect our profitability and earnings. In addition, while our Toledo refinery benefits from a widening of the Dated Brent/WTI differential, a narrowing of this differential may result in our Toledo refinery losing a portion of its crude price advantage over certain of our competitors, which negatively impacts our profitability. This applies as well to our East Coast strategy of delivering crude by rail. Divergent views have been expressed as to the expected magnitude of changes to these crude differentials in future periods. Any further or continued narrowing of these differentials could have a material adverse effect on our business and profitability.

Our recent historical earnings have been concentrated and may continue to be concentrated in the future.

Our three refineries have similar throughput capacity, however, favorable market conditions due to, among other things, geographic location, crude and refined product slates, and customer demand, may cause an individual refinery to contribute more significantly to our earnings than others for a period of time. For example, our Toledo, Ohio refinery in the past has produced a substantial portion of our earnings. As a result, if there were a significant disruption to operations at this refinery, our earnings could be materially adversely affected (to the extent not recoverable through insurance) disproportionately to Toledo’s portion of our consolidated throughput. The Toledo refinery, or one of our other refineries, may continue to disproportionately affect our results of operations in the future. Any prolonged disruption to the operations of such refinery, whether due to labor difficulties, destruction of or damage to such facilities, severe weather conditions, interruption of utilities service or other reasons, could have a material adverse effect on our business, results of operations or financial condition.

A significant interruption or casualty loss at any of our refineries and related assets could reduce our production, particularly if not fully covered by our insurance. Failure by one or more insurers to honor its coverage commitments for an insured event could materially and adversely affect our future cash flows, operating results and financial condition.

Our business currently consists of owning and operating three refineries and related assets. As a result, our operations could be subject to significant interruption if any of our refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down or curtail production due to unforeseen events, such as acts of God, nature, orders of governmental authorities, supply chain disruptions impacting our crude rail facilities or other logistical assets, power outages, acts of terrorism, fires, toxic emissions and maritime hazards. Any such shutdown or disruption would reduce the production from that refinery. There is also risk of mechanical failure and equipment shutdowns both in general and following unforeseen events. Further, in such situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and, accordingly, are also subject to being shut down. In the event any of our refineries is forced to shut down for a significant period of time, it would have a material adverse effect on our earnings, our other results of operations and our financial condition as a whole.

As protection against these hazards, we maintain insurance coverage against some, but not all, such potential losses and liabilities. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may increase substantially. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, coverage for hurricane damage can be limited, and coverage for terrorism risks can include broad exclusions. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

Our insurance program includes a number of insurance carriers. Significant disruptions in financial markets could lead to a deterioration in the financial condition of many financial institutions, including insurance companies and, therefore, we may not be able to obtain the full amount of our insurance coverage for insured events.

Our refineries are subject to interruptions of supply and distribution as a result of our reliance on pipelines and railroads for transportation of crude oil and refined products.

Over the past few years, we expanded and upgraded existing on-site railroad infrastructure at our Delaware City refinery, which significantly increased our capacity to unload crude by rail. Currently, the majority of the crude delivered to this facility is consumed at our Delaware City refinery, although we also transport some of the crude delivered by rail from Delaware City via barge to our Paulsboro refinery. The Delaware City rail unloading facilities allow our East Coast refineries to source WTI-based crudes from Western Canada and the Mid-Continent, which can provide significant cost advantages versus traditional Brent-based international crudes. Any disruptions or restrictions to our supply of crude by rail due to problems with third party logistics infrastructure or operations or as a result of increased regulations, could increase our crude costs and negatively impact our results of operations and cash flows.

Our Toledo refinery receives a substantial portion of its crude oil and delivers a portion of its refined products through pipelines. The Enbridge system is our primary supply route for crude oil from Canada, the Bakken region and Michigan, and supplies approximately 55% to 65% of the crude oil used at our Toledo refinery. In addition, we source domestic crude oil through our connections to the Capline and Mid-Valley pipelines. We also distribute a portion of our transportation fuels through pipelines owned and operated by Sunoco Logistics Partners L.P. and Buckeye Partners L.P. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil or refined products is disrupted because of accidents, weather interruptions, governmental regulation, terrorism, other third party action or casualty or other events.

In addition, due to the common carrier regulatory obligation applicable to interstate oil pipelines, capacity is prorated among shippers in accordance with the tariff then in effect in the event there are nominations in excess of capacity. Therefore, nominations by new shippers or increased nominations by existing shippers may reduce the capacity available to us. Any prolonged interruption in the operation or curtailment of available capacity of the pipelines that we rely upon for transportation of crude oil and refined products could have a further material adverse effect on our business, financial condition, results of operations and cash flows.

We may have capital needs for which our internally generated cash flows and other sources of liquidity may not be adequate.

If we cannot generate sufficient cash flows or otherwise secure sufficient liquidity to support our short-term and long-term capital requirements, we may not be able to meet our payment obligations or our future debt obligations, comply with certain deadlines related to environmental regulations and standards, or pursue our business strategies, including acquisitions, in which case our operations may not perform as we currently expect. We have substantial short-term capital needs and may have substantial long term capital needs. Our short-term working capital needs are primarily related to financing certain of our refined products inventory not covered by our various supply and Inventory Intermediation Agreements. We terminated our supply agreement with Statoil for our Paulsboro refinery effective March 31, 2013 and our MSCG offtake agreements for our Paulsboro and Delaware City refineries effective July 1, 2013. Concurrent with the termination of our MSCG offtake agreements, we entered into Inventory Intermediation Agreements with J. Aron at our Paulsboro and Delaware City refineries. Pursuant to the Inventory Intermediation Agreements, J. Aron purchases and holds title to certain of the intermediate and finished products produced by the Delaware City and Paulsboro refineries and delivered into the tanks at the refineries (or at other locations outside of the refineries as agreed upon by both parties). Furthermore, J. Aron agrees to sell the intermediate and finished products back to us as they are discharged out of the refineries’ tanks (or other locations outside of the refineries as agreed upon by both parties). We market and sell the finished products independently to third parties.

If we cannot adequately handle our crude oil and feedstock requirements or if we are required to obtain our crude oil supply at our other refineries without the benefit of the existing supply arrangements or the applicable counterparty defaults in its obligations, our crude oil pricing costs may increase as the number of days between when we pay for the crude oil and when the crude oil is delivered to us increases. Termination of our Inventory Intermediation Agreements with J. Aron would require us to finance our refined products inventory covered by the agreements at terms that may not be as favorable. Additionally, we are obligated to repurchase from J. Aron all volumes of products located at the refineries’ storage tanks (or at other locations outside of the refineries as agreed upon by both parties) upon termination of these agreements, which may have a material adverse impact on our working capital and financial condition. Further, if we are not able to market and sell our finished products to credit worthy customers, we may be subject to delays in the collection of our accounts receivable and exposure to additional credit risk. Such increased exposure could negatively impact our liquidity due to our increased working capital needs as a result of the increase in the amount of crude oil inventory and accounts receivable we would have to carry on our balance sheet. Our long-term needs for cash include those to support ongoing capital expenditures for equipment maintenance and upgrades during turnarounds at our refineries and to complete our routine and normally scheduled maintenance, regulatory and security expenditures.

In addition, from time to time, we are required to spend significant amounts for repairs when one or more processing units experiences temporary shutdowns. We continue to utilize significant capital to upgrade equipment, improve facilities, and reduce operational, safety and environmental risks. In connection with the Paulsboro acquisition, we assumed certain significant environmental obligations, and may similarly do so in future acquisitions. We will likely incur substantial compliance costs in connection with new or changing environmental, health and safety regulations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PBF LLC” below. Our liquidity condition will affect our ability to satisfy any and all of these needs or obligations.

We may not be able to obtain funding on acceptable terms or at all because of volatility and uncertainty in the credit and capital markets. This may hinder or prevent us from meeting our future capital needs.

Global financial markets and economic conditions have been, and may continue to be, subject to disruption and volatile due to a variety of factors, including uncertainty in the financial services sector, low consumer confidence, continued high unemployment, geopolitical issues and the current weak economic conditions. In addition, the fixed income markets have experienced periods of extreme volatility that have negatively impacted market liquidity conditions. As a result, the cost of raising money in the debt and equity capital markets has increased substantially at times while the availability of funds from those markets diminished significantly. In particular, as a result of concerns about the stability of financial markets generally and the solvency of lending counterparties specifically, the cost of obtaining money from the credit markets may increase as many lenders and institutional investors increase interest rates, enact tighter lending standards, refuse to refinance existing debt on similar terms or at all and reduce or, in some cases, cease to provide funding to borrowers. Due to these factors, we cannot be certain that new debt or equity financing will be available on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due. Moreover, without adequate funding, we may be unable to execute our growth strategy, complete future acquisitions, take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations.

Competition from companies who produce their own supply of feedstocks, have extensive retail outlets, make alternative fuels or have greater financial and other resources than we do could materially and adversely affect our business and results of operations.

Our refining operations compete with domestic refiners and marketers in regions of the United States in which we operate, as well as with domestic refiners in other regions and foreign refiners that import products into the United States. In addition, we compete with other refiners, producers and marketers in other industries that supply their own renewable fuels or alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual consumers. Certain of our competitors have larger and more complex refineries, and may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of our principal competitors are integrated national or international oil companies that are larger and have substantially greater resources than we do and access to proprietary sources of controlled crude oil production. Unlike these competitors, we obtain substantially all of our feedstocks from unaffiliated sources. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. We do not have a retail business and therefore are dependent upon others for outlets for our refined products. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of crude oil supply and other feedstocks or intense price fluctuations.

Newer or upgraded refineries will often be more efficient than our refineries, which may put us at a competitive disadvantage. We have taken significant measures to maintain our refineries including the installation of new equipment and redesigning older equipment to improve our operations. However, these actions involve significant uncertainties, since upgraded equipment may not perform at expected throughput levels, the yield and product quality of new equipment may differ from design specifications and modifications may be needed to correct equipment that does not perform as expected. Any of these risks associated with new equipment, redesigned older equipment or repaired equipment could lead to lower revenues or higher costs or otherwise have an adverse effect on future results of operations and financial condition. Over time, our refineries may become obsolete, or be unable to compete, because of the construction of new, more efficient facilities by our competitors.

Any political instability, military strikes, sustained military campaigns, terrorist activity, or changes in foreign policy could have a material adverse effect on our business, results of operations and financial condition.

Any political instability, military strikes, sustained military campaigns, terrorist activity, or changes in foreign policy in areas or regions of the world where we acquire crude oil and other raw materials or sell our refined petroleum products may affect our business in unpredictable ways, including forcing us to increase security measures and causing disruptions of supplies and distribution markets. We may also be subject to United States trade and economic sanctions laws, which change frequently as a result of foreign policy developments, and which may necessitate changes to our crude oil acquisition activities. Further, like other industrial companies, our facilities may be the target of terrorist activities. Any act of war or terrorism that resulted in damage to any of our refineries or third-party facilities upon which we are dependent for our business operations could have a material adverse effect on our business, results of operations and financial condition.

Economic turmoil in the global financial system has had and may in the future have an adverse impact on the refining industry.

Our business and profitability are affected by the overall level of demand for our products, which in turn is affected by factors such as overall levels of economic activity and business and consumer confidence and spending. Declines in global economic activity and consumer and business confidence and spending during the recent global downturn significantly reduced the level of demand for our products. Reduced demand for our products has had and may continue to have an adverse impact on our business, financial condition, results of operations and cash flows. In addition, downturns in the economy impact the demand for refined fuels and, in turn, result in excess refining capacity. Refining margins are impacted by changes in domestic and global refining capacity, as increases in refining capacity can adversely impact refining margins, earnings and cash flows.

Our business is indirectly exposed to risks faced by our suppliers, customers and other business partners. The impact on these constituencies of the risks posed by economic turmoil in the global financial system have included or could include interruptions or delays in the performance by counterparties to our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products and the inability of customers to pay for our products. Any of these events may have an adverse impact on our business, financial condition, results of operations and cash flows.

The geographic concentration of our East Coast refineries creates a significant exposure to the risks of the local economy and other local adverse conditions.

Our East Coast refineries are both located in the mid-Atlantic region on the East Coast and therefore are vulnerable to economic downturns in that region. These refineries are located within a relatively limited geographic area and we primarily market our refined products in that area. As a result, we are more susceptible to regional conditions than the operations of more geographically diversified competitors and any unforeseen events or circumstances that affect the area could also materially adversely affect our revenues and profitability. These factors include, among other things, changes in the economy, damages to infrastructure, weather conditions, demographics and population.

We must make substantial capital expenditures on our operating facilities to maintain their reliability and efficiency. If we are unable to complete capital projects at their expected costs and/or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations or cash flows could be materially and adversely affected.

Delays or cost increases related to capital spending programs involving engineering, procurement and construction of new facilities (or improvements and repairs to our existing facilities and equipment) could adversely affect our ability to achieve targeted internal rates of return and operating results. Such delays or cost increases may arise as a result of unpredictable factors in the marketplace, many of which are beyond our control, including:

•	denial or delay in obtaining regulatory approvals and/or permits;

•	unplanned increases in the cost of construction materials or labor;

•	disruptions in transportation of modular components and/or construction materials;

•	severe adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of vendors and suppliers;

•	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•	market-related increases in a project’s debt or equity financing costs; and/or

•	non-performance or force majeure by, or disputes with, vendors, suppliers, contractors or sub-contractors involved with a project.

Our refineries contain many processing units, a number of which have been in operation for many years. Equipment, even if properly maintained, may require significant capital expenditures and expenses to keep it operating at optimum efficiency. One or more of the units may require unscheduled downtime for unanticipated maintenance or repairs that are more frequent than our scheduled turnarounds for such units. Scheduled and unscheduled maintenance could reduce our revenues during the period of time that the units are not operating.

Our forecasted internal rates of return are also based upon our projections of future market fundamentals, which are not within our control, including changes in general economic conditions, available alternative supply and customer demand. Any one or more of these factors could have a significant impact on our business. If we were unable to make up the delays associated with such factors or to recover the related costs, or if market conditions change, it could materially and adversely affect our financial position, results of operations or cash flows.

Our pending Chalmette Acquisition and/or Torrance Acquisition may not close when we expect, or at all.

The consummation of both the Chalmette Acquisition and the Torrance Acquisition is subject to satisfaction of customary closing conditions. If these conditions are not satisfied or waived with respect to either acquisition, that acquisition will not be consummated. Additionally, as a condition of the closing of the Torrance Acquisition, the Torrance refinery is to be restored to full working order with respect to the event that occurred on February 18, 2015 resulting in damage to the electrostatic precipitator and related systems and shall have operated as required under the acquisition agreement for a period of at least fifteen days after such restoration. The Torrance refinery’s ability to restart its FCC unit and thus return to full operation is contingent upon review and approval by the California Division of Occupational Safety and Health (“Cal/OSHA”). There is no certainty regarding the timing of the approval to restart Torrance’s FCC unit or that such approval will be granted at all by Cal/OSHA, which ultimately may affect the timing and/or our ability to close the Torrance Acquisition. There can be no assurance that we will complete the Chalmette Acquisition or the Torrance Acquisition on the timeframes that we anticipate or under the terms set forth in the respective purchase agreements, or at all. Failure to complete the Chalmette Acquisition and/or Torrance Acquisition or any delays in completing the acquisitions could have an adverse impact on our future business and operations. In addition, we will have incurred significant acquisition-related expenses without realizing the expected benefits.

We may not be able to successfully integrate the Chalmette Refinery or the Torrance Refinery into our business, or realize the anticipated benefits of these pending acquisitions.

If the Chalmette Acquisition and Torrance Acquisition are completed, the integration of these businesses into our operations may be a complex and time-consuming process that may not be successful. We currently have no operations in the Gulf Coast or the West Coast, and this may add complexity to effectively overseeing, integrating and operating these refineries and related assets. Even if we successfully integrate these businesses into our operations, there can be no assurance that we will realize the anticipated benefits and operating synergies. Our estimates regarding the earnings, operating cash flow, capital expenditures and liabilities resulting from these pending acquisitions may prove to be incorrect. These acquisitions involve risks, including:

•	unexpected losses of key employees, customers and suppliers of the acquired operations;

•	challenges in managing the increased scope, geographic diversity and complexity of our operations;

•	diversion of management time and attention from our existing business;

•	liability for known or unknown environmental conditions or other contingent liabilities and greater than anticipated expenditures required for compliance with environmental, safety or other regulatory standards or for investments to improve operating results; and

•	the incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets.

We will be required to incur additional consolidated indebtedness to finance the pending acquisitions. The increased indebtedness may have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing borrowing costs. The failure to successfully acquire and/or integrate either or both of the pending acquisitions could adversely impact our future business and operations.

In connection with our pending acquisitions, we did not at the time we entered into the respective definitive agreements have access to the type of historical financial information that we will require regarding the prior operation of the refineries. As a result, it may be difficult for investors to evaluate the probable impact of these significant acquisitions on our financial performance until we have operated the acquired refineries for a substantial period of time.

We will be entering into transition services agreements with the sellers of our pending acquisitions. Such services may not be performed timely and effectively, and any significant disruption in such transition services or unanticipated costs related to such services could adversely affect our business and results of operations.

We have not included historical financial statements for Torrance or pro forma financial statements giving effect to the Torrance Acquisition in this prospectus.

The Chalmette Acquisition and the Torrance Acquisition are each probable acquisitions which are individually insignificant, but significant in the aggregate. Accordingly, this prospectus includes (a) the historical financial statements of Chalmette Refining and (b) the unaudited pro forma consolidated financial statements, which constitute financial statements for the mathematical majority of the total assets to be acquired of individually insignificant probable acquisitions for the most recent fiscal year and the latest interim period preceding such probable acquisitions. Therefore, this prospectus does not include historical financial statements of Torrance and the unaudited pro forma consolidated financial statements do not include the impact of the Torrance Acquisition announced on September 30, 2015 because such acquisition is individually insignificant and less significant than the Chalmette Acquisition. As a result, investors do not have financial information regarding Torrance to consider which, if such information was available, may have been important to an investment decision.

Acquisitions that we may undertake in the future involve a number of risks, any of which could cause us not to realize the anticipated benefits.

We may not be successful in acquiring additional assets, and any acquisitions that we do consummate may not produce the anticipated benefits or may have adverse effects on our business and operating results. We may selectively consider strategic acquisitions in the future within the refining and mid-stream sector based on performance through the cycle, advantageous access to crude oil supplies, attractive refined products market fundamentals and access to distribution and logistics infrastructure. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on acceptable terms, successfully integrate acquired assets and obtain financing to fund acquisitions and to support our growth and many other factors beyond our control. Risks associated with acquisitions include those relating to the diversion of management time and attention from our existing business, liability for known or unknown environmental conditions or other contingent liabilities and greater than anticipated expenditures required for compliance with environmental, safety or other regulatory standards or for investments to improve operating results, and the incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets. We may also enter into transition services agreements in the future with sellers of any additional refineries we acquire. Such services may not be performed timely and effectively, and any significant disruption in such transition services or unanticipated costs related to such services could adversely affect our business and results of operations. In addition, it is likely that, when we acquire refineries, we will not have access to the type of historical financial information that we will require regarding the prior operation of the refineries. As a result, it may be difficult for investors to evaluate the probable impact of significant acquisitions on our financial performance until we have operated the acquired refineries for a substantial period of time.

Our business may suffer if any of our senior executives or other key employees discontinues employment with us. Furthermore, a shortage of skilled labor or disruptions in our labor force may make it difficult for us to maintain labor productivity.

Our future success depends to a large extent on the services of our senior executives and other key employees. Our business depends on our continuing ability to recruit, train and retain highly qualified employees in all areas of our operations, including engineering, accounting, business operations, finance and other key back-office and mid-office personnel. Furthermore, our operations require skilled and experienced employees with proficiency in multiple tasks. The competition for these employees is intense, and the loss of these executives or employees could harm our business. If any of these executives or other key personnel resigns or becomes unable to continue in his or her present role and is not adequately replaced, our business operations could be materially adversely affected.

A portion of our workforce is unionized, and we may face labor disruptions that would interfere with our operations.

At Delaware City and Toledo, most hourly employees are covered by a collective bargaining agreement through the United Steel Workers (USW). While the contracts at these sites were scheduled to expire in February 2015, the Company successfully negotiated early settlements at both locations through February 2018. Similarly, at Paulsboro hourly employees are represented by the Independent Oil Workers (IOW) and while this contract was scheduled to expire in March 2015, the Company also negotiated an early settlement with the IOW to expire in March 2018. Future negotiations after 2018 may result in labor unrest for which a strike or work stoppage is possible. Strikes and/or work stoppages could negatively affect our operational and financial results and may increase operating expenses at the refineries.

Our hedging activities may limit our potential gains, exacerbate potential losses and involve other risks.

We may enter into commodity derivatives contracts to hedge our crude price risk or crack spread risk with respect to a portion of our expected gasoline and distillate production on a rolling basis. Consistent with that policy we or Statoil at our request, may hedge some percentage of future crude supply. We may enter into hedging arrangements with the intent to secure a minimum fixed cash flow stream on the volume of products hedged during the hedge term and to protect against volatility in commodity prices. Our hedging arrangements may fail to fully achieve these objectives for a variety of reasons, including our failure to have adequate hedging arrangements, if any, in effect at any particular time and the failure of our hedging arrangements to produce the anticipated results. We may not be able to procure adequate hedging arrangements due to a variety of factors. Moreover, such transactions may limit our ability to benefit from favorable changes in crude oil and refined product prices. In addition, our hedging activities may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	the volumes of our actual use of crude oil or production of the applicable refined products is less than the volumes subject to the hedging arrangement;

•	accidents, interruptions in feedstock transportation, inclement weather or other events cause unscheduled shutdowns or otherwise adversely affect our refineries, or those of our suppliers or customers;

•	changes in commodity prices have a material impact on collateral and margin requirements under our hedging arrangements, resulting in us being subject to margin calls;

•	the counterparties to our futures contracts fail to perform under the contracts; or

•	a sudden, unexpected event materially impacts the commodity or crack spread subject to the hedging arrangement.

As a result, the effectiveness of our hedging strategy could have a material impact on our financial results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PBF LLC—Quantitative and Qualitative Disclosures About Market Risk” in this section of the prospectus.

In addition, these hedging activities involve basis risk. Basis risk in a hedging arrangement occurs when the price of the commodity we hedge is more or less variable than the index upon which the hedged commodity is based, thereby making the hedge less effective. For example, a NYMEX index used for hedging certain volumes of our crude oil or refined products may have more or less variability than the cost or price for such crude oil or refined products. We may not hedge the basis risk inherent in our hedging arrangements and derivative contracts.

Our commodity derivative activities could result in period-to-period earnings volatility.

We do not apply hedge accounting to all of our commodity derivative contracts and, as a result, unrealized gains and losses will be charged to our earnings based on the increase or decrease in the market value of such unsettled positions. These gains and losses may be reflected in our income statement in periods that differ from when the underlying hedged items (i.e., gross margins) are reflected in our income statement. Such derivative gains or losses in earnings may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operational performance.

The adoption of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivatives contracts to reduce the effect of commodity price, interest rate and other risks associated with our business.

The United States Congress in 2010 adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which, among other things, established federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. In connection with the Dodd-Frank Act, the Commodity Futures Trading Commission, or the CFTC, has proposed rules to set position limits for certain futures and option contracts, and for swaps that are their economic equivalent, in the major energy markets. The legislation may also require us to comply with margin requirements, and with certain clearing and trade-execution requirements if we do not satisfy certain specific exceptions. The legislation may also require the counterparties to our derivatives contracts to transfer or assign some of their derivatives contracts to a separate entity, which may not be as creditworthy as the current counterparty. The legislation and any new regulations could significantly increase the cost of derivatives contracts (including through requirements to post collateral), materially alter the terms of derivatives contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivatives contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Any of these consequences could have a material adverse effect on us, our financial condition and our results of operations.

Our operations could be disrupted if our critical information systems are hacked or fail, causing increased expenses and loss of sales.

Our business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including our enterprise resource planning tools. We process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems. If a key system was hacked or otherwise interfered with by an unauthorized access, or was to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be affected adversely. Our systems could be damaged or interrupted by a security breach, cyber-attack, fire, flood, power loss, telecommunications failure or similar event. We have a formal disaster recovery plan in place, but this plan may not prevent delays or other complications that could arise from an information systems failure. Further, our business interruption insurance may not compensate us adequately for losses that may occur. Finally, federal legislation relating to cyber-security threats could impose additional requirements on our operations.

Product liability claims and litigation could adversely affect our business and results of operations.

Product liability is a significant commercial risk. Substantial damage awards have been made in certain jurisdictions against manufacturers and resellers based upon claims for injuries and property damage caused by the use of or exposure to various products. Failure of our products to meet required specifications or claims that a product is inherently defective could result in product liability claims from our shippers and customers, and also arise from contaminated or off-specification product in commingled pipelines and storage tanks and/or defective fuels. Product liability claims against us could have a material adverse effect on our business or results of operations.

We may incur significant liability under, or costs and capital expenditures to comply with, environmental and health and safety regulations, which are complex and change frequently.

Our operations are subject to federal, state and local laws regulating, among other things, the handling of petroleum and other regulated materials, the emission and discharge of materials into the environment, waste management, and remediation of discharges of petroleum and petroleum products, characteristics and composition of gasoline and distillates and other matters otherwise relating to the protection of the environment. Our operations are also subject to extensive laws and regulations relating to occupational health and safety.

We cannot predict what additional environmental, health and safety legislation or regulations may be adopted in the future, or how existing or future laws or regulations may be administered or interpreted with respect to our operations. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time.

Certain environmental laws impose strict, and in certain circumstances, joint and several, liability for costs of investigation and cleanup of such spills, discharges or releases on owners and operators of, as well as persons who arrange for treatment or disposal of regulated materials at, contaminated sites. Under these laws, we may incur liability or be required to pay penalties for past contamination, and third parties may assert claims against us for damages allegedly arising out of any past or future contamination. The potential penalties and clean-up costs for past or future releases or spills, the failure of prior owners of our facilities to complete their clean-up obligations, the liability to third parties for damage to their property, or the need to address newly-discovered information or conditions that may require a response could be significant, and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, our Delaware City refinery and our light crude oil unloading terminal (which we refer to as our “Delaware City Rail Terminal” or “DCR Rail Terminal”) are located in Delaware’s coastal zone where certain activities are regulated under the Delaware Coastal Zone Act and closely monitored by environmental interest groups. On June 14, 2013, two administrative appeals were filed by the Sierra Club and Delaware Audubon (collectively the “Appellants”) regarding a permit Delaware City Refining Company LLC, or DCR, obtained to allow loading of crude oil onto barges. The appeals allege that both the loading of crude oil onto barges and the operation of the Delaware City rail unloading terminal violate Delaware’s Coastal Zone Act. The first appeal is Number 2013-1 before the State Coastal Zone Industrial Control Board, or the CZ Board, and the second appeal is before the Environmental Appeals Board (the “EAB”) and appeals Secretary’s Order No. 2013-A-0020. The CZ Board held a hearing on the first appeal on July 16, 2013, and ruled in favor of DCR and the State of Delaware and dismissed the Appellants’ appeal for lack of standing. Sierra Club and Delaware Audobon appealed that decision to the Delaware Superior Court, New Castle County, Case No. N13A-09-001 ALR, and DCR and the State filed cross-appeals. A hearing on the second appeal before the EAB, case no. 2013-06, was held on January 13, 2014, and the EAB ruled in favor of DCR and the State and dismissed the appeal for lack of jurisdiction. The Appellants also filed a Notice of Appeal with the Superior Court appealing the EAB’s decision. On March 31, 2015, the Superior Court affirmed the decisions by both the CZ Board and the EAB stating they both lacked jurisdiction to rule on the Appellants’ appeals. The Appellants have appealed to the Delaware Supreme Court and oral argument on the case has been scheduled to be held during the fourth quarter of 2015. If the appellants in one or both of these matters ultimately prevail, our ability to conduct or expand our operations may be impaired, or our volumes may decline, any of which would have an adverse effect on our financial condition, results of operations and cash flows.

Environmental clean-up and remediation costs of our sites and environmental litigation could decrease our net cash flow, reduce our results of operations and impair our financial condition.

We are subject to liability for the investigation and clean-up of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the treatment or disposal of regulated materials. We may become involved in future litigation or other proceedings. If we were to be held responsible for damages in any litigation or proceedings, such costs may not be covered by insurance and may be material. Historical soil and groundwater contamination has been identified at each of our refineries. Currently remediation projects are underway in accordance with regulatory requirements at the Paulsboro and Delaware City refineries. In connection with the acquisitions of our refineries, the prior owners have retained certain liabilities or indemnified us for certain liabilities, including those relating to pre-acquisition soil and groundwater conditions, and in some instances we have assumed certain liabilities and environmental obligations, including certain remediation obligations at the Paulsboro refinery. If the prior owners fail to satisfy their obligations for any reason, or if significant liabilities arise in the areas in which we assumed liability, we may become responsible for remediation expenses and other environmental liabilities, which could have a material adverse effect on our financial condition. As a result, in addition to making capital expenditures or incurring other costs to comply with environmental laws, we also may be liable for significant environmental litigation or for investigation and remediation costs and other liabilities arising from the ownership or operation of these assets by prior owners, which could materially adversely affect our financial condition, results of operations and cash flow. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PBF LLC—Contractual Obligations and Commitments” and “Business—Environmental, Health and Safety Matters” in this section of the prospectus.

We may also face liability arising from current or future claims alleging personal injury or property damage due to exposure to chemicals or other regulated materials, such as asbestos, benzene, silica dust and petroleum hydrocarbons, at or from our facilities. We may also face liability for personal injury, property damage, natural resource damage or clean-up costs for the alleged migration of contamination from our properties. A significant increase in the number or success of these claims could materially adversely affect our financial condition, results of operations and cash flow.

Regulation of emissions of greenhouse gases could force us to incur increased capital and operating costs and could have a material adverse effect on our results of operations and financial condition.

Both houses of Congress have actively considered legislation to reduce emissions of GHGs, such as carbon dioxide and methane, including proposals to: (i) establish a cap and trade system, (ii) create a federal renewable energy or “clean” energy standard requiring electric utilities to provide a certain percentage of power from such sources, and (iii) create enhanced incentives for use of renewable energy and increased efficiency in energy supply and use. In addition, the EPA is taking steps to regulate GHGs under the existing federal CAA. The EPA has already adopted regulations limiting emissions of GHGs from motor vehicles, addressing the permitting of GHG emissions from stationary sources, and requiring the reporting of GHG emissions from specified large GHG emission sources, including refineries. These and similar regulations could require us to incur costs to monitor and report GHG emissions or reduce emissions of GHGs associated with our operations. In addition, various states, individually as well as in some cases on a regional basis, have taken steps to control GHG emissions, including adoption of GHG reporting requirements, cap and trade systems and renewable portfolio standards. Efforts have also been undertaken to delay, limit or prohibit EPA and possibly state action to regulate GHG emissions, and it is not possible at this time to predict the ultimate form, timing or extent of federal or state regulation. In the event we do incur increased costs as a result of increased efforts to control GHG emissions, we may not be able to pass on any of these costs to our customers. Such requirements also could adversely affect demand for the refined petroleum products that we produce. Any increased costs or reduced demand could materially and adversely affect our business and results of operation.

Renewable fuels mandates may reduce demand for the refined fuels we produce, which could have a material adverse effect on our results of operations and financial condition. The market prices for RINs has been volatile and may harm our profitability.

Pursuant to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007, the EPA has issued Renewable Fuel Standards, or RFS, implementing mandates to blend renewable fuels into the petroleum fuels produced and sold in the United States. Under RFS, the volume of renewable fuels that obligated refineries must blend into their finished petroleum fuels increases annually over time until 2022. In addition, certain states have passed legislation that requires minimum biodiesel blending in finished distillates. On October 13, 2010, the EPA raised the maximum amount of ethanol allowed under federal law from 10% to 15% for cars and light trucks manufactured since 2007. The maximum amount allowed under federal law currently remains at 10% ethanol for all other vehicles. Existing laws and regulations could change, and the minimum volumes of renewable fuels that must be blended with refined petroleum fuels may increase. Because we do not produce renewable fuels, increasing the volume of renewable fuels that must be blended into our products displaces an increasing volume of our refinery’s product pool, potentially resulting in lower earnings and profitability. In addition, in order to meet certain of these and future EPA requirements, we must purchase renewable fuel credits, known as “RINS,” which may have fluctuating costs. We have seen a fluctuation in the cost of RINs required for compliance with the RFS. We incurred approximately $72.9 million and $115.7 million in RINs costs during the six months ended June 30, 2015 and year ended December 31, 2014 as compared to $59.5 million, $126.4 million and $43.7 million during the six months ended June 30, 2014 and years ended December 31, 2013 and 2012, respectively. The fluctuation in our RINs costs are due primarily to volatility in prices for ethanol-linked RINs and increases in our production of on-road transportation fuels since 2012. Our RINs purchase obligation is dependent on our actual shipment of on-road transportation fuels domestically and the amount of blending achieved which can cause variability in our profitability.

Our pipelines are subject to federal and/or state regulations, which could reduce profitability and the amount of cash we generate.

Our transportation activities are subject to regulation by multiple governmental agencies. The regulatory burden on the industry increases the cost of doing business and affects profitability. Additional proposals and proceedings that affect the oil industry are regularly considered by Congress, the states, the Federal Energy Regulatory Commission, the United States Department of Transportation, and the courts. We cannot predict when or whether any such proposals may become effective or what impact such proposals may have. Projected operating costs related to our pipelines reflect the recurring costs resulting from compliance with these regulations, and these costs may increase due to future acquisitions, changes in regulation, changes in use, or discovery of existing but unknown compliance issues.

We are subject to strict laws and regulations regarding employee and process safety, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations, financial condition and profitability.

We are subject to the requirements of the Occupational Safety & Health Administration, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, process safety standards and control of occupational exposure to regulated substances, could have a material adverse effect on our results of operations, financial condition and the cash flows of the business if we are subjected to significant fines or compliance costs.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities, including federal, state, local and foreign taxes such as income, excise, sales/use, payroll, franchise, property, gross receipts, withholding and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. These liabilities are subject to periodic audits by the respective taxing authorities, which could increase our tax liabilities. Subsequent changes to our tax liabilities as a result of these audits may also subject us to interest and penalties. There can be no certainty that our federal, state, local or foreign taxes could be passed on to our customers.

We rely on Statoil, over whom we may have limited control, to provide us with certain volumetric and pricing data used in our inventory valuations.

We rely on Statoil to provide us with certain volumetric and pricing data used in our inventory valuations. Our limited control over the accuracy and the timing of the receipt of this data could materially and adversely affect our ability to produce financial statements in a timely manner.

Changes in our credit profile could adversely affect our business.

Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms for our purchases or require us to post security or letters of credit prior to payment. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, any imposition by our suppliers of more burdensome payment terms on us may have a material adverse effect on our liquidity and our ability to make payments to our suppliers. This, in turn, could cause us to be unable to operate one or more of our refineries at full capacity.

Changes in laws or standards affecting the transportation of North American crude oil by rail could significantly impact our operations, and as a result cause our costs to increase.

Investigations into past rail accidents involving the transport of crude oil have prompted government agencies and other interested parties to call for increased regulation of the transport of crude oil by rail including in the areas of crude oil constituents, rail car design, routing of trains and other matters. The Secretary of Transportation issued an Emergency Restriction/Prohibition Order (the “Order”) that was later amended and restated on March 6, 2014 governing shipments of petroleum crude oil offered in transportation by rail. The Order requires shippers to properly test and classify petroleum crude oil and further requires shippers to treat Class 3 petroleum crude oil transported by rail in tank cars as a Packing Group I or II hazardous material only. To the extent that the Order is applicable, we believe our operations already comply with it and that the Order will not have a material impact on our cash flows. Subsequently, on May 7, 2014, the DOT issued a Safety Advisory warning rail shippers and carriers against the use of older design “111” rail cars for shipments of crude oil from the Bakken region. We do not expect this Safety Advisory will affect our operations because all of the rail cars utilized in crude oil service are the newer designed “CPC-1232” rail cars. Also on May 7, 2014, the DOT issued an order requiring rail carriers to provide certain notifications to State agencies along routes utilized by trains over a certain length carrying crude oil. The required notifications do not affect our unloading operations. In addition, in November 2014, the DOT issued a final rule regarding safety training standards under the Rail Safety Improvement Act of 2008. The rule required each railroad or contractor to develop and submit a training program to perform regular oversight and annual written reviews. Recently, on May 1, 2015 the Pipeline and Hazardous Materials Safety Administration and the Federal Railroad Administration issued new final rules for enhanced tank car standards and operational controls for high-hazard flammable trains. While these new rules have just been issued and we are still evaluating the impact of these new rules, we do not believe the new rules will have a material impact on our operations or financial position and we believe we will be able to comply with the new rules without a material impact. If further changes in law, regulations or industry standards occur that result in requirements to reduce the volatile or flammable constituents in crude oil that is transported by rail, alter the design or standards for rail cars, change the routing or scheduling of trains carrying crude oil, or any other changes that detrimentally affect the economics of delivering North American crude oil by rail to our or subsequently to third party refineries, our costs could increase, which could have a material adverse effect on our financial condition, results of operations, cash flows and our ability to service our indebtedness.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with health, safety, environmental and other laws and regulations.

Our operations require numerous permits and authorizations under various laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions, and/or facility shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or upgrades to our existing pollution control equipment. Any or all of these matters could have a negative effect on our business, results of operations and cash flows.

We may incur significant liability under, or costs and capital expenditures to comply with, environmental and health and safety regulations, which are complex and change frequently.

Our operations are subject to federal, state and local laws regulating, among other things, the handling of petroleum, petroleum products and other regulated materials, the emission and discharge of materials into the environment, waste management, and remediation of discharges of petroleum and petroleum products, characteristics and composition of gasoline and distillates and other matters otherwise relating to the protection of the environment. Our operations are also subject to extensive laws and regulations relating to occupational health and safety.

We cannot predict what additional environmental, health and safety legislation or regulations may be adopted in the future, or how existing or future laws or regulations may be administered or interpreted with respect to our operations. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time.

Certain environmental laws impose strict, and in certain circumstances, joint and several, liability for, costs of investigation and cleanup of such spills, discharges or releases on owners and operators of, as well as persons who arrange for treatment or disposal of regulated materials at contaminated sites. Under these laws, we may incur liability or be required to pay penalties for past contamination, and third parties may assert claims against us for damages allegedly arising out of any past or future contamination. The potential penalties and clean-up costs for past or future releases or spills, the failure of prior owners of our facilities to complete their clean-up obligations, the liability to third parties for damage to their property, or the need to address newly-discovered information or conditions that may require a response could be significant, and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, our Delaware City refinery and our DCR Rail Terminal are located in Delaware’s coastal zone where certain activities are regulated under the Delaware Coastal Zone Act and closely monitored by environmental interest groups. On June 14, 2013, two administrative appeals were filed by the Appellants regarding a permit DCR obtained to allow loading of crude oil onto barges. The appeals allege that both the loading of crude oil onto barges and the operation of the Delaware City rail unloading terminal violate Delaware’s Coastal Zone Act. The first appeal is Number 2013-1 before the CZ Board, and the second appeal is before the EAB and appeals Secretary’s Order No. 2013-A-0020. The CZ Board held a hearing on the first appeal on July 16, 2013, and ruled in favor of DCR and the State of Delaware and dismissed the Appellants’ appeal for lack of standing. Sierra Club and Delaware Audobon appealed that decision to the Delaware Superior Court, New Castle County, Case No. N13A-09-001 ALR, and DCR and the State filed cross-appeals. A hearing on the second appeal before the EAB, case no. 2013-06, was held on January 13, 2014, and the EAB ruled in favor of DCR and the State and dismissed the appeal for lack of jurisdiction. The Appellants also filed a Notice of Appeal with the Superior Court appealing the EAB’s decision. On March 31, 2015, the Superior Court affirmed the decisions by both the CZ Board and the EAB stating they both lacked jurisdiction to rule on the Appellants’ appeals. The Appellants have appealed to the Delaware Supreme Court and oral argument on the case has been scheduled to be held during the fourth quarter of 2015. If the appellants in one or both of these matters ultimately prevail, our ability to conduct or expand our operations may be impaired, or our volumes may decline, any of which would have an adverse effect on our financial condition, results of operations and cash flows.

Our operating results are seasonal and generally lower in the first and fourth quarters of the year for our refining operations. We depend on favorable weather conditions in the spring and summer months.

Demand for gasoline products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and construction work. Varying vapor pressure requirements between the summer and winter months also tighten summer gasoline supply. As a result, the operating results of our refining segment are generally lower for the first and fourth quarters of each year.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

Our substantial indebtedness may significantly affect our financial flexibility in the future. As of June 30, 2015, we have total long-term debt including the Delaware Economic Development Authority Loan, of approximately $1.4 billion, and we could have incurred an additional $551.8 million under our Revolving Loan. We may incur additional indebtedness in the future. Our strategy includes executing future refinery acquisitions. Any significant acquisition would likely require us to incur additional indebtedness in order to finance all or a portion of such acquisition. The level of our indebtedness has several important consequences for our future operations, including that:

•	a significant portion of our cash flow from operations will be dedicated to the payment of principal of, and interest on, our indebtedness and will not be available for other purposes;

•	covenants contained in our existing debt arrangements limit our ability to borrow additional funds, dispose of assets and make certain investments;

•	these covenants also require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited; and

•	we may be at a competitive disadvantage to those of our competitors that are less leveraged; and we may be more vulnerable to adverse economic and industry conditions.

Our substantial indebtedness increases the risk that we may default on our debt obligations, certain of which contain cross-default and/or cross-acceleration provisions. We have significant principal payments due under our debt instruments. Our subsidiaries’ ability to meet their principal obligations will be dependent upon our future performance, which in turn will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business may not continue to generate sufficient cash flow from operations to repay our substantial indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all.

Despite our level of indebtedness, we and our subsidiaries may be able to incur substantially more debt, which could exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future including additional secured debt. Although our debt instruments and financing arrangements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness.

Restrictive covenants in our debt instruments may limit our ability to undertake certain types of transactions.

Various covenants in our debt instruments and other financing arrangements may restrict our and our subsidiaries’ financial flexibility in a number of ways. Our indebtedness subjects us to significant financial and other restrictive covenants, including restrictions on our ability to incur additional indebtedness, place liens upon assets, pay dividends or make certain other restricted payments and investments, consummate certain asset sales or asset swaps, conduct businesses other than our current businesses, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. Some of these debt instruments also require our subsidiaries to satisfy or maintain certain financial condition tests in certain circumstances. Our subsidiaries’ ability to meet these financial condition tests can be affected by events beyond our control and they may not meet such tests.

Provisions in our indentures could discourage an acquisition of us by a third party.

Certain provisions of our indentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a “change in control” as defined in the indentures, holders of our notes could require us to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, at the date of repurchase.

Risks Related to Our Organizational Structure

PBF Energy is the managing member of PBF LLC, and its only material asset is its interest in PBF LLC. Accordingly, PBF Energy depends upon distributions from PBF LLC and its subsidiaries to pay its taxes, meet its other obligations and/or pay dividends in the future.

PBF Energy is a holding company and all of its operations are conducted through subsidiaries of PBF LLC. PBF Energy has no independent means of generating revenue and no material assets other than its ownership interest in PBF LLC. PBF Energy and PBF LLC depend on the earnings and cash flow of PBF LLC’s subsidiaries to meet their obligations, including their indebtedness, tax liabilities and obligations to make payments under the tax receivable agreement. If PBF Energy or PBF LLC do not receive such cash distributions, dividends or other payments from our subsidiaries, PBF Energy and PBF LLC may be unable to meet their obligations.

PBF Energy, as the sole managing member of PBF LLC, may cause PBF LLC to make distributions to its members in an amount sufficient to enable it to cover all applicable taxes at assumed tax rates, to make payments owed by it under the tax receivable agreement, and to pay other obligations and dividends, if any, declared by PBF Energy. To the extent we need funds and any of our subsidiaries is restricted from making such distributions under applicable law or regulation or under the terms of our financing or other contractual arrangements, or is otherwise unable to provide such funds, such restrictions could materially adversely affect our liquidity and financial condition.

The PBF Holding asset based revolving credit agreement, or the Revolving Loan, 8.25% Senior Secured Notes due 2020 issued by PBF Holding in February 2012, or the Senior Secured Notes, and certain of our other outstanding debt arrangements include a restricted payment covenant, which restricts the ability of PBF Holding to make distributions to us, and we anticipate our future debt will contain a similar restriction. PBFX’s Revolving Credit Facility, PBFX’s Term Loan and PBFX’s indenture also contain covenants that limit or restrict PBFX’s ability and the ability of its restricted subsidiaries to make distributions and other restricted payments and restrict PBFX’s ability to incur liens and enter into burdensome agreements. In addition, there may be restrictions on payments by our subsidiaries under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to stockholders only from profits. For example, PBF Holding is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the limited liability company (with certain exceptions) exceed the fair value of its assets, and PBFX is subject to a similar prohibition. As a result, we may be unable to obtain that cash to satisfy our obligations.

PBF LLC has obligations to make tax distributions to the members of PBF LLC and these amounts could be material.

PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including PBF Energy, prorated in accordance with their respective percentage interests, subject to the terms and conditions of its limited liability company agreement. These amounts could be material to PBF LLC.

The members of PBF LLC may have influence or control over us.

The interests of the members of PBF LLC may not in all cases be aligned. For example, members may have different tax positions which could influence their positions, including regarding whether and when we dispose of assets and whether and when we incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Transactions of PBF LLC—PBF Energy IPO Related Agreements” in this section of the prospectus.

Under a tax receivable agreement, PBF Energy is required to pay the former and current holders of PBF LLC Series A Units and PBF LLC Series B Units for certain realized or assumed tax benefits PBF Energy may claim arising in connection with prior offerings and future exchanges of PBF LLC Series A Units for shares of its Class A common stock and related transactions. The indenture governing the Senior Secured Notes allows us, under certain circumstances, to make distributions sufficient for PBF Energy to pay its obligations arising from the tax receivable agreement, and such amounts are expected to be substantial.

PBF Energy entered into a tax receivable agreement that provides for the payment from time to time (“On-Going Payments”) by PBF Energy to the former and current holders of PBF LLC Series A Units and PBF LLC Series B Units for certain tax benefits it may claim arising in connection with its prior offerings and future exchanges of PBF LLC Series A Units for shares of its Class A common stock and related transactions, and the amounts it may pay could be significant.

PBF Energy’s payment obligations under the tax receivable agreement are PBF Energy’s obligations and not obligations of PBF LLC, PBFX, PBF Holding, PBF Finance Corporation, or any of their respective subsidiaries. However, because PBF Energy is primarily a holding company with limited operations of its own, its ability to make payments under the tax receivable agreement is dependent on our ability to make future distributions to it. For example, the indenture governing the Senior Secured Notes allows our subsidiaries to make tax distributions (as defined in the indenture), and it is expected that PBF Energy’s share of these tax distributions will be in amounts sufficient to allow PBF Energy to make On-Going Payments. The indenture governing the Senior Secured Notes also allows us to make a distribution sufficient to allow PBF Energy to make any payments required under the tax receivable agreement upon a change in control, so long as we offer to purchase all of the Senior Secured Notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any. If PBF Energy’s share of the distributions it receives under these specific provisions of the indenture governing the Senior Secured Notes are insufficient to satisfy its obligations under the tax receivable agreement, PBF Energy may cause us to make distributions in accordance with other provisions of the indenture governing the Senior Secured Notes in order to satisfy such obligations. In any case, based on our estimates of PBF Energy’s obligations under the tax receivable agreement, the amount of our distributions on account of PBF Energy’s obligations under the tax receivable agreement are expected to be substantial.

For example, with respect to On-Going Payments, assuming no material changes in the relevant tax law, and that PBF Energy earns sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that On-Going Payments by PBF Energy under the tax receivable agreement relating to exchanges that occurred prior to June 30, 2015 to aggregate $737.4 million and to range over the next 5 years from approximately $38.4 million to $66.5 million per year and decline thereafter. Further On-Going Payments by PBF Energy in respect of subsequent exchanges of PBF LLC Series A Units would be in addition to these amounts and are expected to be substantial as well. With respect to the change of control payment, assuming that the market value of a share of PBF Energy’s Class A common stock equals $28.42 per share of Class A common stock (the closing price on June 30, 2015) and that LIBOR were to be 1.85%, we estimate as of June 30, 2015 that the aggregate amount of these accelerated payments would have been approximately $679.7 million if triggered immediately on such date. PBF Holding’s existing indebtedness may limit its ability to make distributions to PBF LLC, and in turn to PBF Energy to pay these obligations. These provisions may deter a potential sale of us to a third party and may otherwise make it less likely a third party would enter into a change of control transaction with PBF Energy or us.

The foregoing numbers are merely estimates—the actual payments could differ materially. For example, it is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding payments. Moreover, payments under the tax receivable agreement will be based on the tax reporting positions that PBF Energy determines in accordance with the tax receivable agreement. Neither PBF Energy nor any of its subsidiaries will be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments.

Risks Related to Our Ownership of PBFX

We depend upon PBFX for a substantial portion of our refineries’ logistics needs and have obligations for minimum volume commitments in our commercial agreements with PBFX.

We depend on PBFX to receive, handle, store and transfer crude oil and petroleum products for us from our operations and sources located throughout the United States and Canada in support of our three refineries under long-term, fee-based commercial agreements with our subsidiaries. These commercial agreements have an initial term of approximately seven to ten years and include minimum quarterly commitments and inflation escalators. If we fail to meet the minimum commitments during any calendar quarter, we will be required to make a shortfall payment quarterly to PBFX equal to the volume of the shortfall multiplied by the applicable fee.

PBFX’s operations are subject to all of the risks and operational hazards inherent in receiving, handling, storing and transferring crude oil and petroleum products, including: damages to its facilities, related equipment and surrounding properties caused by floods, fires, severe weather, explosions and other natural disasters and acts of terrorism; mechanical or structural failures at PBFX’s facilities or at third-party facilities on which its operations are dependent; curtailments of operations relative to severe seasonal weather; inadvertent damage to our facilities from construction, farm and utility equipment; and other hazards. Any of these events or factors could result in severe damage or destruction to PBFX’s assets or the temporary or permanent shut-down of PBFX’s facilities. If PBFX is unable to serve our logistics needs, our ability to operate our refineries and receive crude oil could be adversely impacted, which could adversely affect our business, financial condition and results of operations.

In addition, as of October 15, 2015, PBF LLC owns 2,572,944 common units and 15,886,553 subordinated units representing an aggregate 53.7% limited partner interest in PBFX, as well as all of the incentive distribution rights and a non-economic general partner interest in PBFX. The inability of PBFX to continue operations, perform under its commercial arrangements with our subsidiaries or the occurrence of any of these risks or operational hazards, could also adversely impact the value of our investment in PBFX and, because PBFX is a consolidated entity, our business, financial condition and results of operations.

PBFX may not have sufficient available cash to pay any quarterly distribution on its units. Furthermore, PBFX is not required to make distributions to holders of units on a quarterly basis or otherwise, and may elect to distribute less than all of its available cash.

PBFX may not have sufficient available cash from operating surplus each quarter to enable it to pay the minimum quarterly distribution. The amount of cash it can distribute on its units principally depends upon the amount of cash generated from its operations, which will fluctuate from quarter to quarter based on, among other things: the volume of crude oil it throughputs; PBFX’s entitlement to payments associated with minimum volume commitments; the fees it charges for the volumes throughput; the level of its operating, maintenance and general and administrative costs; and prevailing economic conditions. In addition, the actual amount of cash PBFX will have available for distribution will depend on other factors, some of which are beyond its control, including: the level and timing of capital expenditures it makes; the amount of its operating expenses and general and administrative expenses, and payment of the administrative fees for services provided to it by PBF GP and its affiliate; the cost of acquisitions, if any; debt service requirements and other liabilities; fluctuations in working capital needs; PBFX’s ability to borrow funds and access capital markets; restrictions contained in PBFX’s Revolving Credit Facility and PBFX’s Term Loan and other debt service requirements; the amount of cash reserves established by PBF GP; and other business risks affecting cash levels.

In addition, if PBFX issues additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that PBFX will be unable to maintain or increase its per unit distribution level. There are no limitations in the partnership agreement of PBFX on its ability to issue additional units, including units ranking senior to the outstanding units. The incurrence of additional borrowings or other debt to finance PBFX’s growth strategy would result in increased interest expense, which, in turn, may impact the cash that it has available to distribute to its unit holders (including us). Furthermore, the partnership agreement does not require PBFX to pay distributions on a quarterly basis or otherwise. The board of directors of PBF GP may at any time, for any reason, change its cash distribution policy or decide not to make any distributions (including to us).

Increases in interest rates could adversely impact the price of PBFX’s units, PBFX’s ability to issue equity or incur debt for acquisitions or other purposes and its ability to make cash distributions at its intended levels.

Interest rates on future credit facilities and debt offerings could be higher than current levels, causing PBFX’s financing costs to increase accordingly. As with other yield-oriented securities, PBFX’s unit price is impacted by the level of its cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in PBFX, and a rising interest rate environment could have an adverse impact on the price of the units, PBFX’s ability to issue equity or incur debt for acquisitions or other purposes and its ability to make cash distributions at intended levels, which could adversely impact the value of our investment in PBFX.

If PBFX was to be treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes or if PBFX was otherwise subject to entity-level taxation, PBFX’s cash available for distribution to its unit holders, including to us, would be reduced, likely causing a substantial reduction in the value of units, including the units held by us.

The present U.S. federal income tax treatment of publicly traded partnerships, including PBFX, or an investment in its common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time the Obama Administration and members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that would affect publicly traded partnerships. One such Obama Administration budget proposal for fiscal year 2016 would, if enacted, tax publicly traded partnerships with “fossil fuels” activities as corporations for U.S. federal income tax purposes beginning in 2021. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible for PBFX to meet the exception to be treated as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in PBFX common units.

If PBFX were treated as a corporation for U.S. federal income tax purposes, it would pay U.S. federal income tax on income at the corporate tax rate, which is currently a maximum of 35%, and would likely be liable for state income tax at varying rates. Distributions to PBFX unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to PBFX unitholders. Because taxes would be imposed upon PBFX as a corporation, the cash available for distribution to PBFX unitholders would be substantially reduced. Therefore, PBFX’s treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to PBFX unitholders, likely causing a substantial reduction in the value of the units.

All of the executive officers and a majority of the initial directors of PBF GP are also current or former officers of PBF Energy. Conflicts of interest could arise as a result of this arrangement.

PBF Energy indirectly owns and controls PBF GP, and appoints all of its officers and directors. All of the executive officers and a majority of the initial directors of PBF GP are also officers or a director of PBF Energy. These individuals will devote significant time to the business of PBFX. Although the directors and officers of PBF GP have a fiduciary duty to manage PBF GP in a manner that is beneficial to PBF Energy, as directors and officers of PBF GP they also have certain duties to PBFX and its unit holders. Conflicts of interest may arise between PBF Energy and its affiliates, including PBF GP, on the one hand, and PBFX and its unit holders, on the other hand. In resolving these conflicts of interest, PBF GP may favor its own interests and the interests of PBFX over the interests of PBF Energy. In certain circumstances, PBF GP may refer any conflicts of interest or potential conflicts of interest between PBFX, on the one hand, and PBF Energy, on the other hand, to its conflicts committee (which must consist entirely of independent directors) for resolution, which conflicts committee must act in the best interests of the public unit holders of PBFX. As a result, PBF GP may manage the business of PBFX in a way that may differ from our best interests.

We will incur increased costs as a result of owning and operating PBFX.

As a result of owning and operating PBFX, we will incur significant legal, accounting and other expenses, in addition to those we already separately incur as a result of PBF Energy being a publicly traded company. We expect to have increased legal and financial compliance costs as a result of PBFX’s compliance with SEC and NYSE requirements. In addition, we incur additional costs associated with PBFX’s public reporting requirements, and PBF GP maintains director and officer liability insurance under a separate policy from our corporate director and officer insurance.

RATIO OF EARNINGS TO FIXED CHARGES OF PBF LLC

The following table sets forth information regarding PBF LLC’s ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense (including interest capitalized during the period), amortization of debt discount and deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals. You should read the ratio of earnings to fixed charges in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Six Months Ended June 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010 (1)
Ratio of earnings to fixed charges	7.4x	1.3x	2.9x	7.2x	3.6x	—

(1)	The earnings for the year ended December 31, 2010 was inadequate to cover fixed charges. The coverage deficiency was $42.6 million for the year ended December 31, 2010.

CAPITALIZATION OF PBF LLC

The following table sets forth our cash and cash equivalents, marketable securities and capitalization as of June 30, 2015 on a consolidated historical basis.

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PBF LLC” and PBF LLC’s consolidated financial statements and related notes thereto included elsewhere in this prospectus.

As of June 30, 2015
Cash and cash equivalents	$603,383
Marketable securities (1)	234,249

Total	$837,632

Long-term debt (2):
Delaware Economic Development Authority Loan	8,000
Senior Secured Notes	669,070
PBFX Revolving Credit Facility	24,500
PBFX Senior Notes	350,000
PBFX Term Loan (1)	234,200
Catalyst Leases	32,571
Rail Facility	43,393
Intercompany note payable	128,609

Total long-term debt	$1,490,343

Total PBF Energy Company LLC equity	1,564,727

Total capitalization	$3,055,070

(1)	Marketable securities fully collateralize the PBFX Term Loan.
(2)	As of June 30, 2015, there were no outstanding borrowings under the Revolving Loan.

SELECTED FINANCIAL DATA OF PBF LLC

The following table presents selected historical consolidated financial and other data of PBF LLC. The data presented is PBF LLC’s data, unless otherwise noted. The selected historical consolidated financial data as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, have been derived from our audited financial statements, included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2011 and 2010 have been derived from the audited financial statements of PBF LLC not included in this prospectus. As a result of the Paulsboro and Toledo acquisitions, the historical consolidated financial results of PBF LLC only includes the results of operations for Paulsboro and Toledo from December 17, 2010 and March 1, 2011 forward, respectively. The information as of June 30, 2015 and for the six months ended June 30, 2015 was derived from unaudited condensed consolidated financial statements of PBF LLC (included elsewhere in this prospectus) which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for such periods. Results for the interim periods are not necessarily indicative of the results for the full year.

The historical consolidated financial data and other statistical data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PBF LLC” and PBF LLC’s consolidated financial statements and the related notes thereto, included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	(in thousands)
	2014	2013	2012	2011	2010	2015	2014
Statement of operations data:
Revenues (1)	$19,828,155	$19,151,455	$20,138,687	$14,960,338	$210,671	$6,545,800	$10,048,152
Costs and expenses:
Cost of sales, excluding depreciation	18,471,203	17,803,314	18,269,078	13,855,163	203,971	5,496,960	9,083,140
Operating expenses, excluding depreciation	883,140	812,652	738,824	658,831	25,140	432,088	479,621
General and administrative expenses	146,592	95,794	120,443	86,183	15,859	74,623	69,637
Gain on sale of asset	(895)	(183)	(2,329)	—	—	(991)	(180)
Acquisition-related expenses (2)	—	—	—	728	6,051	—	—
Depreciation and amortization expense	180,382	111,479	92,238	53,743	1,402	96,268	67,877

Income (loss) from operations	147,733	328,399	920,433	305,690	(41,752)	446,852	348,057
Other (expense) income:
Change in fair value of contingent consideration	—	—	(2,768)	(5,215)	(1,217)	—	—
Change in fair value of catalyst lease obligation	3,969	4,691	(3,724)	7,316	—	3,988	(4,339)
Interest expense, net	(100,352)	(94,057)	(108,629)	(65,120)	(1,388)	(50,823)	(51,873)

Net income (loss)	51,350	239,033	805,312	242,671	(44,357)	400,017	291,845
Less: net income attributable to noncontrolling interests	14,740	—	—	—	—	17,227	2,696

Net incom e (loss) attributable to PBF LLC	$36,610	$239,033	$805,312	$242,671	$(44,357)	$382,790	$289,149

Balance sheet data (at end of period):
Total assets	$4,558,200	$4,413,808	$4,253,702	$3,621,109	$1,274,393	$5,004,884	$4,558,200
Total long-term debt (3)	1,370,103	754,792	729,980	804,865	325,064	1,490,343	1,370,103
Total equity	1,652,832	1,715,256	1,723,545	1,110,918	458,661	1,564,257	1,316,468
Other financial data:
Capital expenditures (4)	$631,332	$415,702	$222,688	$574,883	$72,118	$252,405	$172,888

(1)	Consulting services income provided to a related party was $10 for the year ended December 31, 2010. No consulting services income was earned subsequent to 2010.
(2)	Acquisition related expenses consist of consulting and legal expenses related to the Paulsboro and Toledo acquisition as well as non-consummated acquisitions.
(3)	Total long-term debt includes current maturities and our Delaware Economic Development Authority Loan.
(4)	Includes expenditures for construction in progress, property, plant and equipment (including railcar purchases), deferred turnaround costs and other assets, excluding the proceeds from sales of assets.

Selected Historical Financial Data of Paulsboro, PBF LLC’s Predecessor

The following table presents Paulsboro’s selected historical financial data. We refer to Paulsboro as PBF LLC’s “Predecessor” or “Predecessor Paulsboro,” as prior to its acquisition PBF LLC generated substantially no revenues and prior to the acquisition of Paulsboro and the Delaware City assets, was a new company formed to pursue acquisitions of crude oil refineries and downstream assets in North America. At the time of its acquisition, Paulsboro represented the major portion of PBF LLC’s business and assets.

The financial information of Predecessor Paulsboro, are presented for the period from January 1, 2010 through December 16, 2010 and as of December 16, 2010, the period prior to PBF LLC’s acquisition. These financial statements were prepared by the former management of Predecessor Paulsboro and audited by Predecessor Paulsboro’s independent registered public accounting firm. The financial information of Predecessor Paulsboro presented herein may not be representative of the operations of PBF LLC going forward for the following reasons, among others:

•	Both PBF LLC’s financial statements and Paulsboro’s financial statements contain items which require management to make considerable judgments and estimates. There can be no assurance that the judgments and estimates made by PBF LLC’s management will be identical or even similar to the historical judgments and estimates made by Paulsboro’s former management.

•	The financial statements of Paulsboro contain allocations of certain general and administrative expenses and income taxes specific to Valero.

•	The financial statements of Paulsboro reflect depreciation and amortization expense and asset impairment losses based on Valero’s historical cost basis for the applicable assets. PBF LLC’s cost basis in such assets is different.

The historical financial data and other statistical data presented below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PBF LLC.” The historical financial data for Paulsboro for the period from January 1, 2010 through December 16, 2010 and as of December 16, 2010 has been derived from audited financial statements not included in this prospectus.

PAULSBORO REFINING BUSINESS—PBF LLC’S PREDECESSOR

Period from January 1, 2010 through December 16, 2010
(in thousands)
Statement of operations data:
Operating revenues (1)	$4,708,989
Cost and expenses:
Cost of sales (2)	4,487,825
Operating expenses	259,768
General and administrative expenses (3)	14,606
Asset impairment loss	895,642
Depreciation and amortization expense	66,361

Total costs and expenses	5,724,202
Operating income (loss)	(1,015,213)
Interest and other income and expense, net	500

Income (loss) before income tax expense (benefit)	(1,014,713)
Income tax expense (benefit) (4)	(322,962)

Net income (loss)	$(691,751)

Balance sheet data (at end of period):
Total assets	$510,205
Total liabilities	42,582
Net parent investment	467,623
Selected financial data:
Capital expenditures	$20,122

(1)	Operating revenues consist of refined products sold from Paulsboro to Valero that were recorded at intercompany transfer prices, which were market prices adjusted by quality, location, and other differentials on the date of the sale.
(2)	Cost of sales consist of the cost of feedstock acquired for processing, including transportation costs to deliver the feedstock to Paulsboro. Purchases of feedstock by Paulsboro from Valero were recorded at the cost paid to independent third parties by Valero.
(3)	General and administrative expenses include allocations and estimates of general and administrative costs of Valero that were attributable to the operations of Paulsboro.
(4)	The income tax provision represented the current and deferred income taxes that would have resulted if Paulsboro were a stand-alone taxable entity filing its own income tax returns. Accordingly, the calculations of current and deferred income tax provision require certain assumptions, allocations, and estimates that Paulsboro management believed were reasonable to reflect the tax reporting for Paulsboro as a stand-alone taxpayer.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF PBF LLC

The unaudited pro forma consolidated financial statements are presented to show how PBF LLC might have looked if the Chalmette Acquisition, the consummation of the offering of the PBF Logistics 6.875% Senior Notes, the consummation of the October 2015 Equity Offering and the certain other transactions described below had occurred on the date and for the periods indicated below. We derived the following unaudited pro forma consolidated financial statements by applying pro forma adjustments to our historical consolidated financial statements and the historical financial statements of Chalmette Refining, each included elsewhere in this prospectus. The pro forma effect of the Chalmette Acquisition is based on the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The unaudited pro forma consolidated financial statements do not include the impact of the pending Torrance Acquisition announced on September 30, 2015 because such acquisition is individually insignificant and less significant than the Chalmette Acquisition. See “Information Regarding PBF Energy Company LLC—Recent Developments” in this prospectus.

We derived the following unaudited pro forma consolidated financial statements by applying pro forma adjustments to our historical consolidated financial statements, included elsewhere in this prospectus, that give effect to the Chalmette Acquisition, the October 2015 Equity Offering and certain other transactions described below. Although we have entered into a Sale and Purchase agreement for the Chalmette Acquisition and we believe consummation of the acquisition is probable, there is no guarantee that the acquisition will be completed. The unaudited pro forma consolidated balance sheet is based on the individual historical consolidated balance sheets of PBF LLC and Chalmette Refining as of June 30, 2015 and has been prepared to reflect the acquisition as if it occurred on June 30, 2015 and gives effect to repurchases of PBF LLC’s Series C Units subsequent to June 30, 2015 in connection with PBF Energy Inc.’s share repurchase program, distributions made subsequent to June 30, 2015, by PBF LLC and by PBF Logistics to its holders of common and subordinated units, an assumed borrowing to fund the Chalmette Acquisition and the consummation of the October 2015 Equity Offering. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 and the six-months ended June 30, 2015 combines the historical results of operations of PBF LLC and Chalmette Refining, as if the acquisition occurred on January 1, 2014 and gives effect to an assumed borrowing to fund the Chalmette Acquisition and the consummation of the offering of the PBF Logistics 6.875% Senior Notes and corresponding repayment of borrowings under the PBFX Revolving Credit Facility, as if they occurred on January 1, 2014. For purposes of the unaudited pro forma consolidated financial statements, the funding for the Chalmette Acquisition is assumed to be provided by borrowings under our Revolving Loan, however, the actual debt proceeds used to fund the acquisition may be from our Revolving Loan or proceeds from other debt financing transactions or a combination thereof.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2014 and six months ended June 30, 2015 do not reflect future events that may occur after the completion of the Chalmette Acquisition, including but not limited to the anticipated realization of cost savings from operating synergies and certain charges expected to be incurred in connection with the transaction, including, but not limited to, costs that may be incurred in connection with integrating the operations of Chalmette Refining.

The unaudited pro forma consolidated financial information is presented for informational purposes only. The unaudited pro forma consolidated financial information does not purport to represent what PBF LLC’s results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated, and they do not purport to project PBF LLC’s results of operations or financial condition for any future period or as of any future date. In addition, they do not purport to indicate the results that would actually have been obtained had the Chalmette Acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future.

To produce the pro forma financial information, we adjusted Chalmette Refining’s historical assets and liabilities to their estimated fair values in accordance with ASC 805 as a result of our assumed closing of the

Chalmette Acquisition. As of the date of this prospectus, we have not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Chalmette Refining’s assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor have we identified all adjustments necessary to conform Chalmette Refining’s accounting policies to our accounting policies. A final determination of the fair value of Chalmette Refining’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Chalmette that exist as of the date of completion of the acquisition and, therefore, cannot be made prior to that date. As a result, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma consolidated financial statements. Until the Chalmette Acquisition is completed, both companies are limited in their ability to share information with each other. Upon the completion of the Chalmette Acquisition, valuation work will be performed and any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying unaudited pro forma consolidated financial statements.

The pro forma adjustments as of and for the six months ended June 30, 2015 principally give effect to:

•	the consummation of the October 2015 Equity Offering and PBF LLC’s issuance of Series C Units; and

•	the closing of the Chalmette Acquisition and its associated impact on PBF LLC’s balance sheet and statement of operations including an assumed borrowing under our Revolving Loan to fund the acquisition; and

•	distributions, dividends, and Series C Units repurchases made subsequent to June 30, 2015; and

•	the consummation of the offering of the PBF Logistics 6.875% Senior Notes and corresponding repayment of borrowings under the PBFX Revolving Credit Facility.

The pro forma adjustments for the year ended December 31, 2014 principally give effect to:

•	the closing of the Chalmette Acquisition and its associated impact on PBF LLC’s statement of operations including an assumed borrowing under our Revolving Loan to fund the acquisition; and

•	the consummation of the offering of the PBF Logistics 6.875% Senior Notes and corresponding repayment of borrowings under the PBFX Revolving Credit Facility.

The estimates and assumptions used in preparation of the pro forma financial information may be materially different from our actual experience.

The unaudited pro forma consolidated balance sheet and statements of operations should be read in conjunction with “Selected Financial Data of PBF LLC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PBF LLC—Results of Operations” in this section of the prospectus, and PBF LLC’s historical consolidated financial statements and related notes thereto, and the historical financial statements and related notes thereto of Chalmette, each included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2015

(in thousands)

	Historical		Pro Forma Effect of Accounting Changes (Note 1)		Adjusted Pro Forma Chalmette	Pro Forma Acquisition Adjustments		Pro Forma Adjustments related to the October 2015 Offering		Other Pro Forma Adjustments		Pro Forma Consolidated
	PBF LLC	Chalmette
ASSETS
Current assets:
Cash and cash equivalents	$603,383	$181,704	—		$181,704	$(181,704	) (4)	$344,021	(7)	(42,684	) (9)	$904,720
Accounts receivable	540,227	153,848	—		153,848	(150,223	) (4)	—		—		543,852
Inventories	1,306,414	253,016	—		253,016	(3,016	) (3)	—		—		1,556,414
Prepaid expense and other current assets	39,456	102,990	—		102,990	—		—		—		142,446

Total current assets	2,489,480	691,558	—		691,558	(334,943)		344,021		(42,684)		3,147,432
Property, plant and equipment, net	1,964,953	338,676	—		338,676	(13,088	) (3)	—		—		2,290,541
Marketable securities	234,249	—	—		—	—		—		—		234,249
Deferred charges and other assets, net	316,202	5,340	32,897	(2)	38,237	(38,237	) (3)(4)	—		—		316,202

Total assets	$5,004,884	$1,035,574	$32,897		$1,068,471	$(386,268)		$344,021		$(42,684)		$5,988,424

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$354,636	$1,357,101	—		$1,357,101	(1,129,019	) (4)	—		—		$582,718
Payable to affiliates	—	—	—		—	—		—		—		—
Accrued expenses	1,180,231	—	—		—	—		—		88,943	(8)	1,269,174
Deferred revenue	7,218	—	—		—	—		—		—		7,218

Total current liabilities	1,542,085	1,357,101	—		1,357,101	(1,129,019)		—		88,943		1,859,110
Delaware Economic Development Authority loan	8,000	—	—		—	—		—		—		8,000
Long-term debt	1,353,734	—	—		—	450,533	(5)	—		—		1,804,267
Intercompany note payable	128,609					—				—		128,609
Other long-term liabilities	69,833	1,570	—		1,570	(1,570	) (4)	—		—		69,833

Total liabilities	3,102,261	1,358,671	—		1,358,671	(680,056)		—		88,943		3,869,819
Commitments and contingencies
Series B Units	5,110	—	—		—	—		—		—		5,110
Equity:
Series A Units	55,947	—	—		—	—		—		—		55,947
Series C Units	916,449	—	—		—	—		344,021	(7)	—		1,260,470
Members’ Capital	—	(326,685)	32,897		(293,788)	293,788	(6)	—		—		—
Treasury stock, at cost	(146,731)	—	—		—	—		—		(4,073	) (8)	(150,804)
Retained earnings/(accumulated deficit)	765,142	—	—		—	—		—		(121,505	) (8)	643,637
Accumulated other comprehensive income/(loss)	(26,080)	—	—		—	—		—		—		(26,080)

Total equity	1,564,727	(326,685)	32,897		(293,788)	293,788		344,021		(125,578)		1,783,170
Noncontrolling interests	332,786	3,588	—		3,588	—		—		(6,049	) (8)	330,325

Total Equity	1,897,513	(323,097)	32,897		(290,200)	293,788		344,021		(131,627)		2,113,495

Total Liabilities and Equity	$5,004,884	$1,035,574	$32,897		$1,068,471	$(386,268)		$344,021		$(42,684)		$5,988,424

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

1.	PBF LLC performed certain procedures for the purpose of identifying any material differences in significant accounting policies between PBF LLC and Chalmette Refining and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by PBF LLC included a review of the disclosed summary of significant accounting policies in Chalmette Refining’s audited financial statements and a preliminary discussion with Chalmette Refining’s management regarding their significant accounting policies in order to identify material adjustments. While we expect to engage in additional discussions with Chalmette Refining’s management and continue to evaluate the impact of Chalmette Refining’s accounting policies on its historical results after the close of the acquisition, our best estimate of the differences we have identified to date are included in Note 2 and Note 9 below.

2.	Reflects the estimated impact of reversing refinery turnaround costs expensed by Chalmette Refining from January 1, 2014 through June 30, 2015 in accordance with their historical accounting policy and adjusted based on PBF LLC’s accounting policy which is to capitalize refinery turnaround costs incurred in connection with planned major maintenance activities and subsequently amortize such costs on a straight line basis over the period of time estimated to lapse until the next turnaround occurs (generally 3 to 5 years). The impact of this adjustment includes the reversal of the turnaround expense recorded in operating expenses ($43.9 million for the year ended December 31, 2014 and de minimis for the six months ended June 30, 2015) and recording the estimated depreciation expense associated with the turnaround costs that have been capitalized on the balance sheet in accordance with our policy.

3.	Represents a preliminary estimate of the cash consideration transferred of $450.5 million for the Chalmette Acquisition, which is assumed to be funded through a borrowing under our Revolving Loan, and the fair value of the net assets acquired as follows:

Accounts receivable	$3,625
Inventories	250,000
Prepaid expenses and other current assets	102,990
Property, plant and equipment	322,000
Accounts payable and accrued expenses	(228,082)

Estimated fair value of net assets acquired	$450,533

This preliminary purchase price allocation estimate is based on PBF LLC’s limited access to information and final allocations are subject to the terms of the sale and purchase agreement and will be determined based on ongoing operations by ExxonMobil, Mobil Pipe Line Company and PDV Chalmette L.L.C. through the close of the Chalmette Acquisition. The fair values of the accounts receivable, prepaid expenses and other current assets and accounts payable and accrued expenses are estimated to approximate their carrying value presented in the June 30, 2015 financial statements of Chalmette Refining. The fair value of the inventory is based on the expected quantities to be acquired at current market prices. The fair value of property, plant and equipment is largely based on the acquisition purchase price of the assets. These amounts may change and may change materially at the time the Chalmette Acquisition is consummated. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the close of the acquisition. PBF LLC anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, property, plant and equipment and other potential intangible assets. The valuations will be performed by a third-party valuation specialist based on valuation techniques that PBF LLC deems appropriate for measuring the fair value of the assets acquired and liabilities assumed.

The final acquisition consideration, and amounts allocated to assets acquired and liabilities assumed in the acquisition could differ materially from the amounts presented in these unaudited pro forma consolidated financial statements.

The pro forma adjustment for property plant and equipment includes the reversal of the historical book value which is replaced with the value determined by the preliminary purchase price allocation. Property, plant and equipment is net of $3.6 million of non-controlling interest acquired. In addition, the balance related to capitalized refinery turnaround costs in deferred charges and other assets, net was also reversed as an acquisition adjustment in conjunction with the preliminary purchase price allocation.

4.	Represents the reversal of $181.7 million of cash, a $150.2 million related-party receivable, $5.3 million of other assets, a $1,129.1 million related-party payable and a $1.6 million long-term liability, all of which will not be assumed by PBF LLC in connection with the Chalmette Acquisition.

5.	Represents an assumed borrowing of $450.5 million under our Revolving Loan to fund the Chalmette Acquisition including the purchased working capital. For purposes of the unaudited pro forma consolidated financial statements, the funding for the Chalmette Acquisition is assumed to be provided by borrowings under our Revolving Loan, however, the actual debt proceeds used to fund the acquisition may be from our Revolving Loan or proceeds from other debt financing transactions or a combination thereof.

6.	Reflects the elimination of $293.8 million of Chalmette Refining’s Members’ Capital Deficit in connection with PBF LLC’s initial purchase price accounting adjustments.

7.	Represents adjustments to equity for the October 2015 Equity Offering reflecting net proceeds of $344.0 million associated with PBF Energy’s purchase of 11,500,000 PBF LLC Series C Units.

8.	Reflects the net effect on cash and cash equivalents, retained earnings and noncontrolling interest of the payment of aggregate distributions made subsequent to June 30, 2015. PBF Holding made aggregate distributions of $121.5 million to PBF LLC. PBF LLC in turn distributed $114.5 million to PBF Energy (of which $25.7 million was used to pay on August 25, 2015 its previously declared cash dividend of $0.30 per share of Class A common stock) and $7.0 million to its other members. Also on August 31, 2015, PBF Logistics made a distribution of $13.0 million ($0.37 per unit) to holders of its common and subordinated units and IDRs, of which $7.0 million was paid to PBF LLC. In addition, the pro forma adjustments reflect treasury stock repurchases of $4.1 million of PBF LLC Series C Units subsequent to June 30, 2015. The effects of these distributions and stock repurchases on PBF LLC would decrease cash and cash equivalents by $42.7 million, increase accrued expenses to affiliates by $88.9 million, increase treasury stock by $4.1 million, decrease retained earnings by $25.7 million and decrease noncontrolling interests by $13.0 million.

Unaudited Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2014

(in thousands)

	Historical		Pro Forma Effect of Accounting Changes (Note 1)		Adjusted Pro Forma Chalmette	Pro Forma Acquisition Adjustments		Other Pro Forma Adjustments		Pro Forma Condensed Consolidated
	PBF LLC	Chalmette
Revenues	$19,828,155	$6,857,506	$—		$6,857,506	$—		$—		$26,685,661
Cost and expenses:
Cost of sales, excluding depreciation	18,471,203	6,673,711	(339,961	) (9)	6,333,750	—		—		24,804,953
Operating expenses, excluding depreciation	883,140	—	380,131	(9)	380,131	—		—		1,263,271
General and administrative expenses	146,592	174,054	(84,033	) (9)	90,021	—		—		236,613
Gain on sale of assets	(895)	—	—		—	—		—		(895)
Depreciation and amortization expense	180,382	49,336	5,483	(9)	54,819	(33,039	) (10)	—		202,162

	19,680,422	6,897,101	(38,380)		6,858,721	(33,039)		—		26,506,104

Income from operations	147,733	(39,595)	38,380		(1,215)	33,039		—		179,557
Other income (expense)
Change in fair value of catalyst lease	3,969	—	—		—	—		—		3,969
Interest expense, net	(100,352)	299	—		299	—		(42,351)		(142,404)

Net income	51,350	(39,296)	38,380		(916)	33,039		(42,351)		41,122
Less: net income attributable to noncontrolling interests	14,740	362	—		362	—	(11)	(11,580	) (12)	3,522

Net (loss) income attributable to PBF Energy Company LLC	$36,610	$(39,658)	$38,380		$(1,278)	$33,039		$(30,771)		$37,600

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2015

(in thousands)

	Historical		Pro Forma Effect of Accounting Changes (Note 1)		Adjusted Pro Forma Chalmette	Pro Forma Acquisition Adjustments		Other Pro Forma Adjustments		Pro Forma Condensed Consolidated
	PBF LLC	Chalmette
Revenues	$6,545,800	$2,285,564	$—		$2,285,564	$—		$—		$8,831,364
Cost and expenses:
Cost of sales, excluding depreciation	5,496,960	2,031,711	(127,644	) (9)	1,904,067	—		—		7,401,027
Operating expenses, excluding depreciation	432,088	—	172,385	(9)	172,385	—		—		604,473
General and administrative expenses	74,623	90,659	(44,741	) (9)	45,918	—		—		120,541
Gain on sale of assets	(991)	—	—		—	—		—		(991)
Depreciation and amortization expense	96,268	26,235	5,483	(9)	31,718	(20,828	) (10)	—		107,158
Impairment	—	396,808	—		396,808	(396,808	) (10)	—		—

	6,098,948	2,545,413	5,483		2,550,896	(417,636)		—		8,232,208

Income from operations	446,852	(259,849)	(5,483)		(265,332)	417,636		—		599,156
Other income (expense)
Change in fair value of catalyst lease	3,988	—	—		—	—		—		3,988
Interest expense, net	(50,823)	77	—		77	—		(17,611	) (11)	(68,357)

Net income	400,017	(259,772)	(5,483)		(265,255)	417,636		(17,611)		534,787
Less: net income attributable to noncontrolling interests	17,227	(728)	—		(728)	—		(3,246	) (11)	13,253

Net (loss) income attributable to PBF Energy Company LLC	$382,790	$(259,044)	$(5,483)		$(264,527)	$417,636		$(14,365)		$521,534

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

9.	Reflects the estimated impact of reversing refinery turnaround costs expensed by Chalmette Refining from January 1, 2014 through June 30, 2015 in accordance with their historical accounting policy and adjusted based on PBF LLC’s accounting policy which is to capitalize refinery turnaround costs incurred in connection with planned major maintenance activities and subsequently amortize such costs on a straight line basis over the period of time estimated to lapse until the next turnaround occurs (generally 3 to 5 years).

The impact of this adjustment includes the reversal of the turnaround expense recorded in operating expenses ($43.9 million for the year ended December 31, 2014 and de minimis for the six months ended June 30, 2015) and recording the estimated depreciation expense associated with the turnaround costs that have been capitalized on the balance sheet in accordance with our policy.

This adjustment also reflects certain reclassification adjustments to conform to our income statement presentation. For the 2014 year ended consolidated statement of operations, this adjustment includes a reclassification of $340.0 million from cost of sales to operating expenses, excluding depreciation and $82.0 million from general and administrative expenses to operating expenses, excluding depreciation and $2.0 million of income tax expense from general and administrative expenses. For the six months ended June 30, 2015 condensed consolidated statement of operations, this adjustment includes a reclassification of $127.6 million from cost of sales to operating expenses, excluding depreciation and $44.8 million from general and administrative expenses to operating expenses, excluding depreciation.

10.	Represents the estimated depreciation expense resulting from the assumed fair value of property, plant and equipment acquired through the Chalmette Acquisition. Also reflects the reversal of the impairment charge recorded by Chalmette Refining which would not be applicable since property, plant & equipment would be recorded at fair value in connection with our preliminary purchase price allocation.

11.	Represents incremental interest expense related to the assumed borrowing under our Revolving Loan to fund the Chalmette Acquisition based on the estimated effective interest rate applicable to each period (4.7% for the six months ended June 30, 2015 and 3.8% for the year ended 2014) and the interest expense associated with PBF Logistics’ issuance of 6.875% Senior Notes and reduction of interest expense in connection with PBF Logistics’ repayment of outstanding borrowings under its revolving credit facility.

For purposes of the unaudited pro forma consolidated financial statements, the funding for the Chalmette Acquisition is assumed to be provided by borrowings under our Revolving Loan, however, the actual debt proceeds used to fund the acquisition may be from our Revolving Loan or proceeds from other debt financing transactions or a combination thereof. Such amounts have been adjusted for the related impact on noncontrolling interests.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

OF OPERATIONS OF PBF LLC

You should read the following discussion and analysis together with “Selected Financial Data of PBF LLC,” and our consolidated financial statements and related notes included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the financial data included in the following discussion. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus particularly in the sections entitled “Risk Factors Relating to PBF LLC” and “Cautionary Note Regarding Forward-Looking Statements of PBF LLC.”

Executive Summary

We were formed in March 2008 as a holding company to control the subsidiaries that directly and indirectly own and operate our business, and are now a subsidiary of PBF Energy. We currently own and operate three domestic oil refineries and related assets located in Delaware City, Delaware, Paulsboro, New Jersey, and Toledo, Ohio, which we acquired in 2010 and 2011. Our refineries have a combined processing capacity, known as throughput, of approximately 540,000 bpd, and a weighted average Nelson Complexity Index of 11.3. Effective with the completion of PBFX’s initial public offering (the “PBFX Offering”) in May 2014, the Company operates in two reportable business segments: Refining and Logistics. The Company’s three oil refineries are all engaged in the refining of crude oil and other feedstocks into petroleum products, and are aggregated into the Refining segment. PBFX operates logistical assets such as crude oil and refined petroleum products terminals, pipelines, and storage facilities, which are aggregated into the Logistics segment.

The following table summarizes our history and key events:

March 1, 2008	PBF was formed.

June 1, 2010	The idle Delaware City refinery and its related assets were acquired from affiliates of Valero.

December 17, 2010	The Paulsboro refinery and its related assets were acquired from affiliates of Valero.

March 1, 2011	The Toledo refinery and its related assets were acquired from Sunoco.

October 2011	Delaware City became fully operational.

February 2012	Our subsidiary, PBF Holding, issued $675.5 million aggregate principal amount of 8.25% Senior Secured Notes due 2020.

December 2012	PBF Energy completed the initial public offering of its common equity. In connection with the initial public offering, PBF Energy became the sole managing member of PBF LLC.

February 2013	Our subsidiary, PBFX was formed to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

May 2014	PBFX completed its initial public offering of 15,812,500 common units at a price to the public of $23.00 per unit.

February 2015	Blackstone and First Reserve sold, in a secondary offering, their remaining shares of Class A common stock of PBF Energy.

May 2015	PBFX issued $350.0 million aggregate principal amount of 6.875% Senior Notes due 2023.

Business Developments

Intermediation Agreements

On May 29, 2015, PBF Holding entered into amended and restated inventory intermediation agreements (the “A&R Intermediation Agreements”) with J. Aron & Company (“J. Aron”) pursuant to which certain terms of the existing inventory intermediation agreements were amended, including, among other things, pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, the A&R Intermediation Agreements include one-year renewal clauses by mutual consent of both parties.

Pursuant to each A&R Intermediation Agreement, J. Aron will continue to purchase and hold title to certain of the intermediate and finished products (the “Products”) produced by the Paulsboro and Delaware City refineries (the “Refineries”), respectively, and delivered into tanks at the Refineries. Furthermore, J. Aron agrees to sell the Products back to Paulsboro Refining Company LLC and DCR as the Products are discharged out of the Refineries’ tanks. J. Aron has the right to store the Products purchased in tanks under the A&R Intermediation Agreements and will retain these storage rights for the term of the agreements. PBF Holding will continue to market and sell the Products independently to third parties.

Chalmette Refinery Acquisition

On June 17, 2015, PBF Holding entered into a definitive Sale and Purchase Agreement (the “Sale and Purchase Agreement”) with ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, L.L.C., to purchase the ownership interests of Chalmette Refining, L.L.C. (“Chalmette Refining”), which owns the Chalmette refinery and related logistics assets (collectively, the “Chalmette Acquisition”). The Chalmette refinery, located outside of New Orleans, Louisiana, is a 189,000 bpd, dual-train coking refinery with a Nelson Complexity of 12.7 and is capable of processing both light and heavy crude oil. Upon completion of the Chalmette Acquisition, we will increase our total throughput capacity to over 725,000 bpd.

Chalmette Refining owns 100% of the MOEM Pipeline, providing access to the Empire Terminal, as well as the CAM Connection Pipeline, providing access to the Louisiana Offshore Oil Port facility through a third party pipeline. Chalmette Refining also owns 80% of each of the Collins Pipeline Company and T&M Terminal Company, both located in Collins, Mississippi, which provide a clean products outlet for the refinery to the Plantation and Colonial Pipelines. Also included in the acquisition are a marine terminal capable of importing waterborne feedstocks and loading or unloading finished products; a clean products truck rack which provides access to local markets; and a crude and product storage facility with approximately 7.5 million barrels of shell capacity.

The aggregate purchase price for the Chalmette Acquisition is $322.0 million in cash, plus inventory and working capital to be determined at closing. The purchase price is also subject to other customary purchase price adjustments. The Chalmette Acquisition is expected to close in November 2015, subject to satisfaction of customary closing conditions. Our obligation to consummate the Chalmette Acquisition is not conditioned upon the receipt of financing. In addition, PBF Energy has guaranteed all payment and performance obligations of PBF Holding that relate to or arise out of the Sale and Purchase Agreement related to the Chalmette Acquisition.

Torrance Refinery Acquisition

On September 29, 2015, PBF Holding entered into a definitive Sale and Purchase Agreement with ExxonMobil and Mobil Pacific Pipeline Company to purchase the Torrance refinery and related logistics assets (collectively the “Torrance Acquisition”). The Torrance refinery, which is situated on 750 acres in Torrance, California, is a high-conversion 155,000 bpd, delayed-coking refinery with a Nelson Complexity of 14.9 and primarily processes heavy and medium crude oils. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily in the California, Las Vegas and Phoenix area markets. Assuming the completion of the Chalmette Acquisition and the Torrance Acquisition, we will increase our total throughput capacity to approximately 900,000 bpd.

In addition to refining assets, the Torrance Acquisition includes a number of logistics assets including a sophisticated network of crude and products pipelines, product distribution terminals and refinery crude and product storage facilities. The most significant of the logistics assets is a 171-mile crude gathering and transportation system which delivers San Joaquin Valley crude oil directly from the field to the refinery. Additionally, included in the Torrance Acquisition are several pipelines which provide access to sources of crude oil including the Ports of Long Beach and Los Angeles, as well as clean product outlets with a direct pipeline supplying jet fuel to the Los Angeles airport. The refinery also has crude and product storage facilities with approximately 8.6 million barrels of shell capacity.

The purchase price for the assets is $537.5 million plus inventory and working capital to be valued at closing. The purchase price is also subject to other customary purchase price adjustments. The Torrance Acquisition is expected to close no earlier than the second quarter of 2016, subject to satisfaction of customary closing conditions. Additionally, as a condition of the closing, the Torrance refinery is to be restored to full working order with respect to the event that occurred on February 18, 2015 resulting in damage to the electrostatic precipitator and related systems and shall have operated as required under the acquisition agreement for a period of at least fifteen days after such restoration. We expect to finance the transaction with a combination of cash on hand, debt and equity. In addition, PBF Energy has guaranteed all payment and performance obligations of PBF Holding that relate to or arise out of the Sale and Purchase Agreement related to the Torrance Acquisition.

October 2015 Equity Offering

On October 13, 2015, PBF Energy completed a public offering of an aggregate of 11,500,000 shares of Class A common stock, including 1,500,000 shares of Class A common stock that was sold pursuant to the exercise of an over-allotment option, for net proceeds of $344.0 million, after deducting underwriting discounts and commissions and other offering expenses (the “October 2015 Equity Offering”). In conjunction with the October 2015 Equity Offering, PBF Energy purchased an aggregate of 11,500,000 PBF LLC Series C Units. We intend to use the proceeds to fund a portion of the purchase price for the Torrance Acquisition. However, subject to the timing of the closing of the Torrance Acquisition, we may use the net proceeds of the October 2015 Equity Offering to pay down indebtedness incurred to fund the Chalmette Acquisition (or for capital in lieu of indebtedness we might otherwise borrow).

As a result of the October 2015 Equity Offering, PBF Energy now owns 97,394,850 PBF LLC Series C Units and PBF Energy’s executive officers and directors and certain employees beneficially own 5,111,358 PBF LLC Series A Units, and the holders of PBF Energy’s issued and outstanding shares of Class A common stock have 95.0% of the voting power in PBF Energy and the members of PBF LLC other than PBF Energy through their holdings of Class B common stock have the remaining 5.0% of the voting power in PBF Energy.

Factors Affecting Comparability

Our results over the past three years have been affected by the following events, which must be understood in order to assess the comparability of our period to period financial performance and financial condition.

Initial Public Offering of PBFX

On May 14, 2014, PBFX completed its initial public offering of 15,812,500 common units, including 2,062,500 common units issued upon exercise of the over-allotment option that was granted to the underwriters, at a price to the public of $23.00 per unit. Upon completion of the PBFX Offering, PBF LLC held a 50.2% limited partner interest in PBFX (consisting of 74,053 common units and 15,886,553 subordinated units), with the remaining 49.8% limited partner interest held by public common unit holders. PBF LLC also owns all of the incentive distribution rights and indirectly owns a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF GP, the general partner of PBFX. During the subordination period (as set forth in the partnership agreement of PBFX) holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. If PBFX does not pay distributions on the subordinated units, the subordinated units will not accrue arrearages for those unpaid distributions. Each subordinated unit will convert into one common unit at the end of the subordination period.

PBFX is a fee-based, growth-oriented, Delaware master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX engages in the receiving, handling, storage and transferring of crude oil, refined products and intermediates from sources located throughout the United States and Canada for PBF Energy in support of its three refineries. PBFX’s initial assets consist of the Delaware City Rail Terminal, and a crude oil truck unloading terminal at the Toledo refinery (which we refer to as the “Toledo Truck Terminal”), that are integral components of the crude oil delivery operations at all three of PBF Energy’s refineries. All of PBFX’s initial revenue was derived from long-term, fee-based commercial agreements with subsidiaries of PBF Energy, which include minimum volume commitments, for receiving, handling and transferring crude oil. These transactions are eliminated by PBF Energy in consolidation.

PBFX received proceeds (after deducting underwriting discounts and structuring fees but before estimated offering expenses) from the PBFX Offering of approximately $341.0 million. PBFX used the net proceeds from the offering to: (i) distribute approximately $35.0 million to PBF LLC for certain capital expenditures incurred prior to the closing of the PBFX Offering with respect to assets contributed to PBFX and to reimburse it for estimated offering expenses; (ii) pay debt issuance costs of approximately $2.3 million related to the PBFX Revolving Credit Facility and the PBFX Term Loan; and (iii) purchase $298.7 million in U.S. Treasury or other investment grade securities which will be used to fund anticipated capital expenditures by PBFX. PBFX retained approximately $5.0 million for general partnership purposes. PBFX also borrowed $298.7 million under the PBFX Term Loan, which is secured by a pledge of the U.S. Treasury or other investment grade securities held by PBFX, and distributed the proceeds of such borrowings to PBF LLC. PBF LLC contributed the net proceeds of the PBFX Offering and PBFX Term Loan borrowings to PBF Holding.

Effective September 30, 2014, PBF Holding distributed to PBF LLC all of the equity interests of DCT II, whose assets consist solely of the DCR West Rack, immediately prior to the contribution of DCT II by PBF LLC to PBFX. The DCR West Rack has an estimated throughput capacity of at least 40,000 bpd. PBFX transferred to PBF LLC total consideration of $150.0 million, consisting of $135.0 million of cash and $15.0 million of PBFX common units, or 589,536 common units. The cash consideration consisted of $105.0 million in borrowings under the PBFX Revolving Credit Facility and $30.0 million in proceeds from the sale of marketable securities. PBFX also borrowed an additional $30.0 million under the PBFX Revolving Credit Facility to repay $30.0 million of its outstanding PBFX Term Loan in order to release the $30.0 million in marketable securities that had collateralized PBFX’s Term Loan. Subsequent to the DCR West Rack Acquisition, PBF LLC held a 51.1% limited partner interest in PBFX consisting of 663,589 common units and 15,886,553 subordinated units.

Effective December 11, 2014, PBF LLC contributed to PBFX all of the issued and outstanding limited liability company interests of Toledo Terminaling, whose assets consist of the Toledo Storage Facility, for total consideration of $150.0 million, consisting of $135.0 million of cash and $15.0 million of Partnership common units, or 620,935 common units. The cash consideration consisted of $105.0 million in borrowings under the PBFX Revolving Credit Facility and $30.0 million in proceeds from the sale of marketable securities. PBFX also borrowed an additional $30.0 million under the PBFX Revolving Credit Facility to repay $30.0 million outstanding under the PBFX Term Loan in order to release the $30.0 million in marketable securities that had collateralized the PBFX Term Loan.

On May 14, 2015, PBF LLC contributed to PBFX all the issued and outstanding limited liability company interests of Delaware Pipeline Company LLC and Delaware City Logistics Company LLC, whose assets consist of a products pipeline, truck rack and related facilities located at our Delaware City refinery (collectively the

“Delaware City Products Pipeline and Truck Rack”), for consideration payable to us from PBFX of $143.0 million, consisting of $112.5 million of cash and $30.5 million of PBFX common units, or 1,288,420 common units (the “Delaware City Products Pipeline and Truck Rack Acquisition”). The acquisition of the Delaware City Products Pipeline and Truck Rack will be supported by ten-year term agreements with our subsidiaries containing minimum volume throughput commitments.

Subsequent to the acquisition, PBF LLC held a 53.8% limited partner interest in PBFX consisting of 2,572,944 common units and 15,886,553 subordinated units.

Amended and Restated Asset Based Revolving Credit Facility

On an ongoing basis, the Revolving Loan is available to be used for working capital and other general corporate purposes. In 2012, we amended the Revolving Loan to increase the aggregate size from $500.0 million to $965.0 million. In addition, the Revolving Loan was amended and restated on October 26, 2012 to increase the maximum availability to $1.375 billion, extend the maturity date to October 26, 2017 and amend the borrowing base to include non-U.S. inventory. The agreement was expanded again in December 2012 and November 2013 to increase the maximum availability from $1.375 billion to $1.610 billion. On August 15, 2014, the agreement was amended and restated once more to, among other things, increase the maximum availability to $2.5 billion and extend its maturity to August 2019. The Revolving Loan includes an accordion feature which allows for an increase in aggregate commitments of up to $2.75 billion. The commitment fees on the unused portions, the interest rate on advances and the fees for letters of credit have also been reduced in the amended and restated Revolving Loan.

Letter of Credit Facility

On January 25, 2011, we entered into a short-term letter of credit facility, which was subsequently amended on April 26, 2011 and April 24, 2012, under which we could obtain letters of credit up to $750.0 million composed of a committed maximum amount of $500.0 million and an uncommitted maximum amount of $250.0 million to support certain of our crude oil purchases. As a result of the increased size of the amended and restated Revolving Loan, we terminated the letter of credit facility in December 2012.

Senior Secured Notes Offering

On February 9, 2012, PBF Holding and PBF Finance Corporation issued 8.25% Senior Secured Notes, due 2020 with an aggregate principal amount of $675.5 million. The net proceeds from the offering of approximately $665.8 million were used to repay our Paulsboro Promissory Note in the amount of $160.0 million, our Term Loan in the amount of $123.8 million, our Toledo Promissory Note in the amount of $181.7 million, and to reduce indebtedness under the Revolving Loan.

Rail Facility Revolving Credit Facility

Effective March 25, 2014, PBF Rail Logistics Company LLC (“PBF Rail”), an indirect wholly-owned subsidiary of PBF Holding, entered into a $250.0 million secured revolving credit agreement (the “Rail Facility”). The primary purpose of the Rail Facility is to fund the acquisition by PBF Rail of coiled and insulated crude tank cars and non-coiled and non-insulated general purpose crude tank cars (the “Eligible Railcars”) before December 2015. The amount available to be advanced under the Rail Facility equals 70.0% of the lesser of the aggregate Appraised Value of the Eligible Railcars, or the aggregate Purchase Price of such Eligible Railcars, as these terms are defined in the credit agreement.

On April 29, 2015, the Rail Facility was amended to, among other things, extend the maturity to April 29, 2017, reduce the total commitment from $250.0 million to $150.0 million, and reduce the commitment fee on the unused portion of the Rail Facility. At any time prior to maturity PBF Rail may repay and re-borrow any advances without premium or penalty. On the first anniversary of the closing of the amendment, the advance rate adjusts automatically to 65.0%.

PBFX Debt and Credit Facilities

On May 14, 2014, in connection with the closing of the PBFX Offering, PBFX entered into the five-year, $275.0 million PBFX Revolving Credit Facility and the three-year, $300.0 million PBFX Term Loan. The PBFX Revolving Credit Facility was increased from $275.0 million to $325.0 million in December 2014. The PBFX Revolving Credit Facility is available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes and is guaranteed by a guaranty of collection from PBF LLC. PBFX also has the ability to increase the maximum amount of the PBFX Revolving Credit Facility by an aggregate amount of up to $275.0 million, to a total facility size of $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. The PBFX Revolving Credit Facility includes a $25.0 million sublimit for standby letters of credit and a $25.0 million sublimit for swingline loans. The PBFX Term Loan was used to fund distributions to PBF LLC and is guaranteed by a guaranty of collection from PBF LLC and secured at all times by cash, U.S. Treasury or other investment grade securities in an amount equal to or greater than the outstanding principal amount of the PBFX Term Loan.

The DCR West Rack Acquisition, Toledo Storage Facility Acquisition and the Delaware City Products Pipeline and Truck Rack Acquisition each were funded partially by proceeds from the sale of marketable securities and borrowings under the PBFX Revolving Credit Facility. PBFX repaid a portion of its outstanding PBFX Term Loan in order to release the marketable securities that had collateralized the PBFX Term Loan.

PBFX Senior Notes

On May 12, 2015, PBFX entered into an Indenture among PBFX, PBF Logistics Finance Corporation, a Delaware corporation and wholly-owned subsidiary of PBFX (together with PBFX, the “Issuers”), the Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, under which the Issuers issued $350.0 million in aggregate principal amount of 6.875% Senior Notes due 2023 (the “Notes”). PBF LLC provides a limited guarantee of collection of the principal amount of the notes. The initial purchasers in the offering purchased $330.1 million aggregate principal amount of Notes pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended, and certain of PBF Energy’s officers and directors and their affiliates and family members purchased the remaining $19.9 million aggregate principal amount of Notes in a separate private placement transaction. The Issuers received net proceeds of approximately $343.0 million from the offerings after deducting estimated offering expenses, and used such proceeds to pay $88.0 million of the cash consideration due in connection with the Delaware City Products Pipeline and Truck Rack Acquisition and to repay $255.0 million of outstanding indebtedness under the PBFX Revolving Credit Facility. PBFX will pay interest on the Notes semi-annually in cash in arrears on May 15 and November 15 of each year, beginning on November 15, 2015. The Notes will mature on May 15, 2023.

Crude Oil Acquisition Agreement Termination

Effective July 31, 2014, PBF Holding terminated the Amended and Restated Crude Oil Acquisition Agreement, dated as of March 1, 2012 as amended (the “Toledo Crude Oil Acquisition Agreement”) with MSCG. Under the terms of the Toledo Crude Oil Acquisition Agreement, we previously acquired substantially all of our crude oil for our subsidiary’s Toledo refinery from MSCG through delivery at various interstate pipeline locations. No early termination penalties were incurred by us as a result of the termination. We began sourcing our own crude oil needs for Toledo upon termination.

Share Repurchase Program

On August 19, 2014, PBF Energy’s Board of Directors authorized the repurchase of up to $200.0 million of the Company’s Series C Units, through the repurchase of PBF Energy’s Class A common stock (the “Repurchase Program”). On October 29, 2014, PBF Energy’s Board of Directors approved an additional $100.0 million increase to the existing Repurchase Program. The Repurchase Program expires on September 30, 2016. As of

October 15, 2015, the Company has purchased approximately 6.05 million of the Company’s Series C Units under the Repurchase Program for $150.7 million through the purchase of PBF Energy’s Class A common stock in open market transactions.

These repurchases may be made from time to time through various methods, including open market transactions, block trades, accelerated share repurchases, privately negotiated transactions or otherwise, certain of which may be effected through Rule 10b5-1 and Rule 10b-18 plans. The timing and number of shares repurchased will depend on a variety of factors, including price, capital availability, legal requirements and economic and market conditions. PBF Energy is not obligated to purchase any shares under the Repurchase Program, and repurchases may be suspended or discontinued at any time without prior notice.

Renewable Fuels Standard

We have seen a fluctuation in the cost of renewable fuel credits, known as RINs, required for compliance with the RFS. We incurred approximately $72.9 million and $115.7 million in RINs costs during the six months ended June 30, 2015 and year ended December 31, 2014 as compared to $59.5 million, $126.4 million and $43.7 million during the six months ended June 30, 2014 and years ended December 31, 2013 and 2012, respectively. The fluctuations in RINs costs are due primarily to volatility in prices for ethanol-linked RINs and increases in our production of on-road transportation fuels since 2012. Our RINs purchase obligation is dependent on our actual shipment of on-road transportation fuels domestically and the amount of blending achieved.

Factors Affecting Operating Results

Overview

Our earnings and cash flows from operations are primarily affected by the relationship between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire crude oil and other feedstocks and the price of refined petroleum products ultimately sold depends on numerous factors beyond our control, including the supply of, and demand for, crude oil, gasoline, diesel and other refined petroleum products, which, in turn, depend on, among other factors, changes in global and regional economies, weather conditions, global and regional political affairs, production levels, the availability of imports, the marketing of competitive fuels, pipeline capacity, prevailing exchange rates and the extent of government regulation. Our revenue and operating income fluctuate significantly with movements in industry refined petroleum product prices, our materials cost fluctuate significantly with movements in crude oil prices and our other operating expenses fluctuate with movements in the price of energy to meet the power needs of our refineries. In addition, the effect of changes in crude oil prices on our operating results is influenced by how the prices of refined products adjust to reflect such changes.

Crude oil and other feedstock costs and the prices of refined petroleum products have historically been subject to wide fluctuation. Expansion and upgrading of existing facilities and installation of additional refinery distillation or conversion capacity, price volatility, international political and economic developments and other factors beyond our control are likely to continue to play an important role in refining industry economics. These factors can impact, among other things, the level of inventories in the market, resulting in price volatility and a reduction or increase in product margins. Moreover, the industry typically experiences seasonal fluctuations in demand for refined petroleum products, such as for gasoline and diesel, during the summer driving season and for home heating oil during the winter.

Benchmark Refining Margins

In assessing our operating performance, we compare the refining margins (revenue less materials cost) of each of our refineries against a specific benchmark industry refining margin based on a crack spread. Benchmark refining margins take into account both crude and refined petroleum product prices. When these prices are combined in a formula they provide a single value—a gross margin per barrel—that, when multiplied by a throughput number, provides an approximation of the gross margin generated by refining activities.

The performance of our East Coast refineries generally follows the currently published Dated Brent (NYH) 2-1-1 benchmark refining margins. For our Toledo refinery, we utilize a composite benchmark refining margin, the WTI (Chicago) 4-3-1 that is based on publicly available pricing information for products trading in the Chicago and United States Gulf Coast markets.

While the benchmark refinery margins presented below under “Results of Operations—Operating Highlights” are representative of the results of our refineries, each refinery’s realized gross margin on a per barrel basis will differ from the benchmark due to a variety of factors affecting the performance of the relevant refinery to its corresponding benchmark. These factors include the refinery’s actual type of crude oil throughput, product yield differentials and any other factors not reflected in the benchmark refining margins, such as transportation costs, storage costs, credit fees, fuel consumed during production and any product premiums or discounts, as well as inventory fluctuations, timing of crude oil and other feedstock purchases, a rising or declining crude and product pricing environment and commodity price management activities. As discussed in more detail below, each of our refineries, depending on market conditions, has certain feedstock-cost and product-value advantages and disadvantages as compared to the refinery’s relevant benchmark.

Credit Risk Management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to us. Our exposure to credit risk is reflected in the carrying amount of the receivables that are presented in our balance sheet. To minimize credit risk, all customers are subject to extensive credit verification procedures and extensions of credit above defined thresholds are to be approved by the senior management. Our intention is to trade only with recognized creditworthy third parties. In addition, receivable balances are monitored on an ongoing basis. We also limit the risk of bad debts by obtaining security such as guarantees or letters of credit.

Other Factors

We currently source our crude oil for Paulsboro and Delaware City on a global basis through a combination of market purchases and short-term purchase contracts, and through our crude oil supply agreements with Statoil and Saudi Aramco. Our crude oil supply agreement with Statoil for Paulsboro was terminated effective March 31, 2013, at which time we began to source Paulsboro’s crude oil and feedstocks internally. Our crude oil supply agreement with Statoil for Delaware City was extended by Statoil through December 31, 2015 and we entered into certain amendments to that agreement that are effective through the extended term. In addition, we have a contract with Saudi Aramco to purchase crude oil, and also purchase on the spot market from Saudi Aramco when strategic opportunities arise. We have been purchasing up to approximately 100,000 bpd of crude oil from Saudi Aramco that is processed at Paulsboro. Prior to the termination of the Toledo Crude Oil Acquisition Agreement, our Toledo refinery sourced domestic and Canadian crude oil through similar market purchases through this crude supply contract with MSCG. Subsequently, our Toledo refinery has sourced its crude oil and feedstocks internally. We believe purchases based on market pricing has given us flexibility in obtaining crude oil at lower prices and on a more accurate “as needed” basis. Since our Paulsboro and Delaware City refineries access their crude slates from the Delaware River via ship or barge and through our rail facilities at Delaware City, these refineries have the flexibility to purchase crude oils from the Mid-Continent and Western Canada, as well as a number of different countries.

Since 2012, we expanded and upgraded the existing on-site railroad infrastructure at the Delaware City refinery, including the expansion of the crude rail unloading facilities. Currently, crude oil delivered by rail to this facility is consumed at our Delaware City refinery. We may also transport some of the crude delivered by rail from Delaware City via barge to our Paulsboro refinery or other third party destinations. In 2014, we completed a project to expand the Delaware City heavy crude rail unloading capability at the refinery from 40,000 bpd to 80,000 bpd and added additional unloading spots to the dual-loop track to increase light crude unloading capacity from 105,000 bpd to 130,000 bpd. These projects bring total rail crude unloading capability up to 210,000 bpd, subject to the delivery of coiled and insulated railcars, the development of crude rail loading infrastructure in Canada and the use of unit trains. The Delaware City rail unloading facility allows our East Coast refineries to source WTI-based crude oils from Western Canada and the Mid-Continent, which we believe at times may provide significant cost advantages versus traditional Brent-based international crude oils.

During 2012 and January 2013, we entered into agreements to lease or purchase 5,900 crude railcars which will enable us to transport crude oil by rail to each of our refineries. A portion of these railcars are now being purchased via the Rail Facility entered into during 2014. Additionally, we have purchased a portion of these railcars and subsequently sold them to third parties, which have leased the railcars back to us for periods of between four and seven years. As of June 30, 2015 and December 31, 2014, we have purchased and subsequently leased back 2,322 and 1,403 railcars, respectively. This transportation flexibility allows our East Coast refineries to process the most cost advantaged crude oil available.

Our operating cost structure is also important to our profitability. Major operating costs include costs relating to employees and contract labor, energy, maintenance and environmental compliance, and renewable fuel credits, known as RINs, required for compliance with the Renewable Fuels Standard. The predominant variable cost is energy, in particular, the price of utilities, natural gas and chemicals.

Our operating results are also affected by the reliability of our refinery operations. Unplanned downtime of our refinery assets generally results in lost margin opportunity and increased maintenance expense. The financial impact of planned downtime, such as major turnaround maintenance, is managed through a planning process that considers such things as the margin environment, the availability of resources to perform the needed maintenance and feed logistics, whereas unplanned downtime does not afford us this opportunity.

Refinery-Specific Information

The following section includes refinery-specific information related to our operations, crude oil differentials, ancillary costs, and local premiums and discounts.

Delaware City Refinery. The benchmark refining margin for the Delaware City refinery is calculated by assuming that two barrels of the benchmark Dated Brent crude oil are converted into one barrel of gasoline and one barrel of heating oil. We calculate this refining margin using the NYH market value of gasoline and heating oil against the market value of Dated Brent crude oil and refer to the benchmark as the Dated Brent (NYH) 2-1-1 benchmark refining margin. Our Delaware City refinery has a product slate of approximately 53.5% gasoline, 34.5% distillate (consisting of ULSD, marketed as ULSD or low sulfur heating oil, and conventional heating oil), 1% high-value petrochemicals, with the remaining portion of the product slate comprised of lower-value products (4% petroleum coke, 4.5% LPGs and 2.5% other). For this reason, we believe the Dated Brent (NYH) 2-1-1 is an appropriate benchmark industry refining margin. The majority of Delaware City revenues are generated off NYH-based market prices.

The Delaware City refinery’s realized gross margin on a per barrel basis has historically differed from the Dated Brent (NYH) 2-1-1 benchmark refining margin due to the following factors:

•	the Delaware City refinery processes a slate of primarily medium and heavy, and sour crude oil, which has constituted approximately 65% to 70% of total throughput. The remaining throughput consists of sweet crude oil and other feedstocks and blendstocks. In addition, we are currently processing a significant volume of price-advantaged crude oil. Our total throughput costs have historically priced at a discount to Dated Brent; and

•	as a result of the heavy, sour crude slate processed at Delaware City, we produce low value products including sulfur and petroleum coke. These products are priced at a significant discount to gasoline, ULSD and heating oil and represent approximately 5% of our total production volume.

Paulsboro Refinery. The benchmark refining margin for the Paulsboro refinery is calculated by assuming that two barrels of the benchmark Dated Brent crude oil are converted into one barrel of gasoline and one barrel of heating oil. We calculate this refining margin using the New York Harbor market value of gasoline and heating oil against the market value of Dated Brent crude oil and refer to the benchmark as the Dated Brent (NYH) 2-1-1 benchmark refining margin. Our Paulsboro refinery has a product slate of approximately 40% gasoline, 37.5% distillate (comprised of jet fuel, ULSD and heating oil), 4.5% high-value Group I lubricants, with the remaining portion of the product slate comprised of lower-value products (2% petroleum coke, 4% LPGs, 3% fuel oil, 8.5% asphalt and 0.5% other). For this reason, we believe the Dated Brent (NYH) 2-1-1 is an appropriate benchmark industry refining margin. The majority of Paulsboro revenues are generated off NYH-based market prices.

The Paulsboro refinery’s realized gross margin on a per barrel basis has historically differed from the Dated Brent (NYH) 2-1-1 benchmark refining margin due to the following factors:

•	the Paulsboro refinery has generally processed a slate of primarily medium and heavy, and sour crude oil, which has historically constituted approximately 65% to 70% of total throughput. The remaining throughput consists of sweet crude oil and other feedstocks and blendstocks. We are now also running a significant volume of price advantaged domestic crude oils. These feedstocks historically have priced at a discount to Dated Brent;

•	as a result of the heavy, sour crude slate processed at Paulsboro, we produce low value products including sulfur, petroleum coke and fuel oil. These products are priced at a significant discount to gasoline and heating oil and represent approximately 5% to 7% of our total production volume; and

•	the Paulsboro refinery produces Group I lubricants which, through an extensive production process, have a low volume yield which limits the volume expansion on crude oil inputs.

Toledo Refinery. The benchmark refining margin for the Toledo refinery is calculated by assuming that four barrels of benchmark WTI crude oil are converted into three barrels of gasoline, one-half barrel of ULSD and one-half barrel of jet fuel. We calculate this refining margin using the Chicago market values of gasoline and ULSD and the United States Gulf Coast value of jet fuel against the market value of WTI crude oil and refer to this benchmark as the WTI (Chicago) 4-3-1 benchmark refining margin. Our Toledo refinery has a product slate of approximately 51.5% gasoline, 36% distillate (comprised of approximately 52% jet fuel and 48% ULSD), 5% high-value petrochemicals (including nonene, tetramer, benzene, xylene and toluene) with the remaining portion of the product slate comprised of lower-value products (5% LPGs, 2% fuel oil and 0.5% other). For this reason, we believe the WTI (Chicago) 4-3-1 is an appropriate benchmark industry refining margin. The majority of Toledo revenues are generated off Chicago-based market prices.

The Toledo refinery’s realized gross margin on a per barrel basis has historically differed from the WTI (Chicago) 4-3-1 benchmark refining margin due to the following factors:

•	the Toledo refinery processes a slate of domestic sweet and Canadian synthetic crude oil. Historically, Toledo’s blended average crude costs have been higher than the market value of WTI crude oil;

•	the Toledo refinery is connected to its distribution network through a variety of third party product pipelines. While lower in cost when compared to barge or rail transportation, the inclusion of transportation costs increases our overall cost relative to the 4-3-1 benchmark refining margin; and

•	the Toledo refinery generates a pricing benefit on some of its products, primarily its petrochemicals.

Results of Operations

The tables below reflect our consolidated financial and operating highlights for the years ended December 31, 2014, 2013 and 2012 and for the six months ended June 30, 2015 and 2014 (amounts in thousands, except per share data). We operate in two reportable business segments: Refining and Logistics. Our three oil refineries are all engaged in the refining of crude oil and other feedstocks into petroleum products, and are aggregated into the Refining segment. PBFX is a publicly traded master limited partnership that operates logistical assets such as crude oil and refined petroleum products terminals, pipelines and storage facilities. PBFX’s operations are aggregated into the Logistics segment. Prior to the PBFX Offering, DCR West Rack Acquisition, Toledo Storage Facility Acquisition and the Delaware City Products Pipeline and Truck Rack Acquisition, PBFX’s assets were operated within the refining operations of our Delaware City and Toledo refineries and were not considered to be a separate reportable segment. We did not analyze our results by individual segments as our Logistics segment does not have any third party revenue and substantially all of its operating results eliminate in consolidation. Additionally, third party expenses attributable directly to the Logistics segment are immaterial to our consolidated operating results.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015	2014
Revenue	$19,828,155	$19,151,455	$20,138,687	$6,545,800	$10,048,152
Cost of sales, excluding depreciation	18,471,203	17,803,314	18,269,078	5,496,960	9,083,140
Operating expenses, excluding depreciation	883,140	812,652	738,824	432,088	479,621
General and administrative expenses	146,592	95,794	120,443	74,623	69,637
Gain on sale of asset	(895)	(183)	(2,329)	(991)	(180)
Depreciation and amortization expense	180,382	111,479	92,238	96,268	67,877

Income from operations	147,733	328,399	920,433	446,852	348,057
Change in fair value of contingent consideration	—	—	(2,768)	—	—
Change in fair value of catalyst leases	3,969	4,691	(3,724)	3,988	(4,339)
Interest expense, net	(100,352)	(94,057)	(108,629)	(50,823)	(51,873)

Net Income	51,350	239,033	805,312	400,017	291,845
Less: net income attributable to noncontrolling interest	14,740	—	—	17,227	2,696

Net income attributable to PBF LLC	$36,610	$239,033	$805,312	$382,790	$289,149

Gross margin	$308,399	$436,867	$1,046,598	$535,585	$424,482
Gross refining margin (1)	$1,314,101	$1,348,141	$1,869,609	$989,785	$957,230

(1)	See Non-GAAP Financial Measures below.

Operating Highlights

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015	2014
Key Operating Information
Production (barrels per day in thousands)	452.1	451.0	464.4	472.5	448.3
Crude oil and feedstocks throughput (barrels per day in thousands)	453.1	452.8	463.2	479.5	450.8
Total crude oil and feedstocks throughput (millions of barrels)	165.4	165.3	169.5	86.8	81.6
Gross refining margin, excluding special items per barrel of throughput (1)	$12.11	$8.16	$11.03	$9.93	$11.73
Refinery operating expense, excluding depreciation, per barrel of throughput	$5.34	$4.92	$4.36	$4.90	$5.87
Crude and feedstocks (% of total throughput) (2):
Heavy Crude	14%	15%	16%	14%	14%
Medium Crude	44%	42%	47%	47%	44%
Light Crude	33%	35%	28%	28%	34%
Other feedstocks and blends	9%	8%	9%	11%	8%

Total throughput	100%	100%	100%	100%	100%

Yield (% of total throughput):
Gasoline and gasoline blendstocks	47%	46%	47%	47%	47%
Distillates and distillate blendstocks	36%	37%	37%	36%	37%
Lubes	2%	2%	2%	1%	2%
Chemicals	3%	3%	3%	3%	3%
Other	12%	12%	11%	13%	11%

Total yield	100%	100%	100%	100%	100%

(1)	See Non-GAAP Financial Measures below.
(2)	We define heavy crude oil as crude oil with an American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with an API gravity between 24 and 35 degrees. We define light crude oil as crude oil with an API gravity higher than 35 degrees.

The table below summarizes certain market indicators relating to our operating results as reported by Platts.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015	2014
	(dollars per barrel, except as noted)
Dated Brent Crude	$98.95	$108.66	$111.67	$58.21	$108.93
West Texas Intermediate (WTI) crude oil	$93.28	$97.99	$94.13	$53.25	$100.90
Crack Spreads
Dated Brent (NYH) 2-1-1	$12.92	$12.34	$14.29	$17.83	$12.60
WTI (Chicago) 4-3-1	$15.92	$20.09	$27.13	$18.05	$17.80
Crude Oil Differentials
Dated Brent (foreign) less WTI	$5.66	$10.67	$17.54	$4.97	$8.02
Dated Brent less Maya (heavy, sour)	$13.08	$11.38	$12.04	$8.39	$16.34
Dated Brent less WTS (sour)	$11.62	$13.31	$22.95	$5.09	$14.40
Dated Brent less ASCI (sour)	$6.49	$6.67	$4.97	$4.10	$8.65
WTI less WCS (heavy, sour)	$19.45	$24.62	$21.80	$10.12	$21.04
WTI less Bakken (light, sweet)	$5.47	$5.12	$5.77	$3.61	$4.23
WTI less Syncrude (light, sweet)	$2.25	$0.63	$0.96	$(2.27)	$0.89
Natural gas (dollars per MMBTU)	$4.26	$3.73	$2.83	$2.77	$4.65

Six Months Ended June 30, 2015 Compared to the Six Months Ended June 30, 2014

Overview—Net income for PBF LLC was $400.0 million for the six months ended June 30, 2015 compared to net income of $291.8 million for the six months ended June 30, 2014. Net income attributable to PBF LLC was $382.8 million for the six months ended June 30, 2015 compared to net income attributable to PBF LLC of $289.1 million for the six months ended June 30, 2014. The net income or loss attributable to PBF LLC includes PBF LLC’s equity interest in its operating subsidiaries’ net income.

Our results for the six months ended June 30, 2015 were positively impacted by a non-cash special item consisting of a non-cash pre-tax inventory lower of cost or market (“LCM”) adjustment of approximately $127.2 million on a net basis, which includes the reversal of the LCM charge recorded in the fourth quarter of 2014. The LCM adjustment is a result of the changing crude oil and refined product prices from the year ended 2014 to the end of the second quarter of 2015. During this period market prices have remained below our historical costs. Excluding the impact of the net change in LCM reserve of $127.2 million, our results were negatively impacted by unfavorable movements in certain crude oil differentials, partially offset by higher crack spreads on the East Coast and Mid-Continent.

Revenues—Revenues totaled $6.5 billion for the six months ended June 30, 2015 compared to $10.0 billion for the six months ended June 30, 2014, a decrease of approximately $3.5 billion, or 34.9%. For the six months ended June 30, 2015, the total throughput rates in the East Coast and Mid-Continent refineries averaged approximately 337,400 bpd and 142,080 bpd, respectively. For the six months ended June 30, 2014, the total throughput rates at our East Coast and Mid-Continent refineries averaged approximately 308,400 bpd and 142,400 bpd, respectively. The increase in throughput rates at our East Coast refineries in 2015 compared to 2014 is primarily due to unplanned down time at our Paulsboro refinery in January 2014 and a planned turnaround in March 2014. The slight decline in throughput rates at our Mid-Continent refinery is due to unplanned down time at our Toledo refinery in the second quarter of 2015. For the six months ended June 30, 2015, the total barrels sold at our East Coast and Mid-Continent refineries averaged approximately 367,500 bpd and 154,500 bpd, respectively. For the six months ended June 30, 2014, the total barrels sold at our East Coast and Mid-Continent refineries averaged approximately 329,500 bpd and 151,800 bpd, respectively. Total refined product barrels sold were higher than throughput rates, reflecting sales from inventory as well as sales and purchases of refined products outside the refinery.

Gross Margin—Gross refining margin (as described below in Non-GAAP Financial Measures) totaled $989.8 million, or $11.40 per barrel of throughput ($862.6 million or $9.93 per barrel of throughput excluding the impact of special items), for the six months ended June 30, 2015 compared to $957.2 million, or $11.73 per barrel of throughput during the six months ended June 30, 2014, an increase of $32.6 million. Gross margin, including refinery operating expenses and depreciation, totaled $535.6 million, or $6.17 per barrel of throughput, for the six months ended June 30, 2015 compared to $424.5 million, or $5.21 per barrel of throughput, for the six months ended June 30, 2014, an increase of $111.1 million. Excluding the impact of special items, gross margin and gross refining margin decreased due to unfavorable movements in crude differentials and lower throughput rates at our Toledo refinery, partially offset by improved crack spreads on the East Coast and the Mid-Continent. In addition, gross margin and gross refining margin were positively impacted by a non-cash LCM adjustment of approximately $127.2 million on a net basis resulting from the change in crude oil and refined product prices from the year ended 2014 to the end of the second quarter of 2015, which remained below our historical costs.

Average industry refining margins in the Mid-Continent were stronger during the six months ended June 30, 2015 as compared to the same period in 2014. The WTI (Chicago) 4-3-1 industry crack spread was approximately $18.05 per barrel or 1.4% higher in the six months ended June 30, 2015 as compared to $17.80 per barrel in the same period in 2014. Alternatively, our margins were negatively impacted from our refinery specific crude slate in the Mid-Continent which was impacted by a declining WTI/Syncrude differential, which averaged a premium of $2.27 per barrel in the six months ended 2015 as compared to a discount of $0.89 per barrel in the same period in 2014.

The Dated Brent (NYH) 2-1-1 industry crack spread was approximately $17.83 per barrel, or 41.5% higher in the six months ended June 30, 2015 as compared to $12.60 per barrel in the same period in 2014. The WTI/Dated Brent differential and Dated Brent/Maya differential were $3.05 and $7.95 lower respectively, in the six months ended June 30, 2015 as compared to the same period in 2014. In addition, the WTI/Bakken differential was approximately $0.62 per barrel less favorable in the six months ended June 30, 2015 as compared to the same period in 2014.

Operating Expenses—Operating expenses totaled $432.1 million for the six months ended June 30, 2015 compared to $479.6 million for the six months ended June 30, 2014, a decrease of $47.5 million, or 9.9%. Of the total $432.1 million of operating expenses for the six months ended June 30, 2015, $425.5 million, or $4.90 per barrel of throughput, related to expenses incurred by the Refining segment, while the remaining $6.6 million related to expense incurred by the Logistics segment. The decrease in operating expenses was mainly attributable to a decrease of $51.8 million in energy related costs primarily attributable to lower natural gas and electricity prices and reduced other overhead costs of $3.9 million. The decrease was partially offset by an increase of $4.8 million in maintenance and repair expenses directly attributable to the unplanned downtime at our Toledo refinery and $3.7 million in chemical and catalyst related expenses. Our operating expenses principally consist of salaries and employee benefits, maintenance, energy and catalyst and chemicals costs at our refineries. The operating expenses related to the Logistics segment consists of costs related to the operation and maintenance of PBFX’s assets subsequent to the PBFX Offering.

General and Administrative Expenses—General and administrative expenses totaled $74.6 million for the six months ended June 30, 2015 compared to $69.6 million for the six months ended June 30, 2014, an increase of $5.0 million or 7.2%. The increase in general and administrative expenses primarily relates to expenses incurred in connection with PBFX, partially offset by lower employee compensation costs. Our general and administrative expenses are comprised of the personnel, facilities and other infrastructure costs necessary to support our refineries.

Gain on Sale of Assets—Gain on sale of assets for the six months ended June 30, 2015 was $1.0 million as compared to $0.2 million for the six months ended June 30, 2014 related to the sale of railcars which were subsequently leased back.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $96.3 million for the six months ended June 30, 2015 compared to $67.9 million for the six months ended June 30, 2014, an increase of $28.4 million. The increase was primarily a result of capital projects related to turnarounds completed in 2014, the completed expansion of the crude rail unloading facility at the Delaware City refinery in 2014 and refinery optimization projects at Toledo.

Change in Fair Value of Catalyst Leases—Change in the fair value of catalyst leases represented a gain of $4.0 million for the six months ended June 30, 2015 compared to a loss of $4.3 million for the six months ended June 30, 2014. These gains and losses relate to the change in value of the precious metals underlying the sale and leaseback of our refineries’ precious metals catalyst, which we are obligated to repurchase at fair market value on the lease termination dates.

Interest Expense, net—Interest expense totaled $50.8 million for the six months ended June 30, 2015 compared to $51.9 million for the six months ended June 30, 2014, a decrease of $1.1 million. This decrease is mainly attributable to the termination of our crude and feedstock supply agreement with MSCG, effective July 31, 2014, partially offset by higher interest costs associated with the issuance of the PBFX Revolving Credit Facility and the PBFX Term Loan in connection with the PBFX Offering and the related amortization of deferred financing fees and higher letter of credit fees as well as the issuance of the PBFX Senior Notes in May 2015. Interest expense includes interest on long-term debt including the PBFX credit facilities, costs related to the sale and leaseback of our precious metals catalyst, interest expense incurred in connection with our crude and feedstock supply agreement with Statoil, financing costs associated with the Inventory Intermediation Agreements with J. Aron, letter of credit fees associated with the purchase of certain crude oils, and the amortization of deferred financing costs.

Noncontrolling Interest—As a result of the initial public offering of PBFX, the Company records a noncontrolling interest for the economic interests in PBFX held by the public unit holders of PBFX. The total noncontrolling interest on the consolidated statement of operations represents the portion of the Company’s earnings or loss attributable to the economic interests held by the public common unit holders of PBFX. The total noncontrolling interest on the balance sheet represents the portion of the Company’s net assets attributable to the economic interests held by the public common unit holders of PBFX.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Overview—Net income for PBF LLC was $51.4 million for the year ended December 31, 2014 compared to $239.0 million for the year ended December 31, 2013. Net income attributable to PBF LLC was $36.6 million for the year ended December 31, 2014 compared to net income attributable to PBF LLC of $239.0 million for the year ended December 31, 2013. The net income attributable to PBF LLC includes PBF LLC’s equity interest in its operating subsidiaries’ net income.

Our results for the year ended December 31, 2014 were negatively impacted by a non-cash special item consisting of an inventory LCM charge of approximately $690.1 million due to a significant decline in the price of crude oil and refined products during the second half of 2014 into early 2015. Our throughput rates during the year ended December 31, 2014 compared to December 31, 2013 were relatively flat. The throughput rates during 2014 in the Mid-Continent were affected by an approximate 40-day plant-wide planned turnaround at our Toledo Refinery completed in the fourth quarter of 2014. On January 31, 2013 there was a brief fire within the fluid catalytic cracking complex at the Toledo refinery that resulted in that unit being temporarily shutdown. The refinery resumed running at planned rates on February 18, 2013. During the fourth quarter of 2013, our Delaware City Refinery was impacted by 40-day planned turnaround of the coker unit. Excluding the impact of the LCM charge of $690.1 million, our results for the year ended December 31, 2014 were positively impacted by higher throughput volumes, favorable movements in certain crude differentials and lower costs related to compliance with the RFS partially offset unfavorable movements in certain product margins and lower crack spreads in the Mid-Continent, higher energy costs and an impairment charge of $28.5 million.

Revenues—Revenues totaled $19.8 billion for the year ended December 31, 2014 compared to $19.2 billion for the year ended December 31, 2013, an increase of approximately $0.6 billion, or 3.1%. For the year ended December 31, 2014, the total throughput rates in the East Coast and Mid-Continent refineries averaged approximately 325,300 bpd and 127,800 bpd, respectively. For the year ended December 31, 2013, the total throughput rates at our East Coast and Mid-Continent refineries averaged approximately 310,300 bpd and 142,500 bpd, respectively. The increase in throughput rates at our East Coast refineries in 2014 compared to 2013 was primarily due to higher run rates, favorable economics and planned downtime at our Delaware City refinery in 2013. The decrease in throughput rates at our Mid-Continent refinery in 2014 compared to 2013 was primarily due to an approximate 40-day plant-wide planned turnaround completed in the fourth quarter of 2014. For the year ended December 31, 2014, the total refined product barrels sold at our East Coast and Mid-Continent refineries averaged approximately 350,800 bpd and 144,100 bpd, respectively. For the year ended December 31, 2013, the total refined product barrels sold at our East Coast and Mid-Continent refineries averaged approximately 307,600 bpd and 153,700 bpd, respectively. Total refined product barrels sold were higher than throughput rates, reflecting sales from inventory as well as sales and purchases of refined products outside the refinery.

Gross Margin—Gross refining margin (as defined below in Non-GAAP Financial Measures) totaled $1,314.1 million, or $7.94 per barrel of throughput ($2,004.2 million or $12.11 per barrel of throughput excluding the impact of special items), for the year ended December 31, 2014 compared to $1,348.1 million, or

$8.16 per barrel of throughput during the year ended December 31, 2013. Gross margin, including refinery operating expenses and depreciation, totaled $308.4 million, or $1.86 per barrel of throughput, for the year ended December 31, 2014, compared to $436.9 million, or $2.64 per barrel of throughput, for the year ended December 31, 2013, a decrease of $128.5 million. Excluding the impact of special items, gross margin and gross refining margin increased due to higher throughput rates, favorable movements in certain crude differentials, and lower costs of compliance with Renewable Fuels Standard. Gross margin and gross refining margin were impacted by a non-cash LCM charge of approximately $690.1 million resulting from the significant decrease in crude oil and refined product prices during the second half of 2014 into early 2015.

Average industry refining margins in the U.S. Mid-Continent were generally weaker during the year ended December 31, 2014, as compared to the same period in 2013. The WTI (Chicago) 4-3-1 industry crack spread was approximately $15.92 per barrel, or 20.8% lower, in the year ended December 31, 2014, as compared to the same period in 2013. While the price of WTI versus Dated Brent and other crude discounts narrowed during the year ended December 31, 2014, our refinery specific crude slate in the Mid-Continent benefited from an improving WTI/Syncrude differential, which averaged a discount of $2.25 per barrel for the year ended December 31, 2014 as compared to $0.63 per barrel in the same period in 2013.

The Dated Brent (NYH) 2-1-1 industry crack spread was approximately $12.92 per barrel, or 4.7% higher, in the year ended December 31, 2014, as compared to the same period in 2013. While the WTI/Dated Brent differential was $5.01 lower in the year ended December 31, 2014, as compared to the same period in 2013, the WTI/Bakken differential was $0.35 per barrel more favorable for the same periods. The Dated Brent/Maya differential was approximately $1.70 per barrel more favorable in the year ended December 31, 2014 as compared to the same period in 2013. While a decrease in the WTI/Dated Brent crude differential can unfavorably impact our East Coast refineries, we significantly increased our shipments of rail-delivered WTI-based crudes from the Bakken and Western Canada, which had the overall effect of reducing the cost of crude oil processed at our East Coast refineries and increasing our gross refining margin and gross margin. Additionally, the increase in the Dated Brent/Maya crude differential, our proxy for the light/heavy crude differential, had a positive impact on our East Coast refineries, which can process a large slate of medium and heavy, sour crude oil that is priced at a discount to light, sweet crude oil.

Operating Expenses—Operating expenses totaled $883.1 million, or $5.34 per barrel of throughput, for the year ended December 31, 2014 compared to $812.7 million, or $4.92 per barrel of throughput, for the year ended December 31, 2013, an increase of $70.4 million, or 8.7%. The increase in operating expenses is mainly attributable to an increase of approximately $42.7 million in energy and utilities costs primarily driven by higher natural gas prices, an increase of $16.1 million related to employee compensation primarily driven by employee benefit costs, and $1.9 million of higher outside engineering and consulting fees related to refinery maintenance projects. Our operating expenses principally consist of salaries and employee benefits, maintenance, energy and catalyst and chemicals costs at our refineries.

General and Administrative Expenses—General and administrative expenses totaled $146.6 million for the year ended December 31, 2014, compared to $95.8 million for the year ended December 31, 2013, an increase of $50.8 million or 53.0%. The increase in general and administrative expenses primarily relates to higher employee compensation expense of $49.8 million. Our general and administrative expenses are comprised of the personnel, facilities and other infrastructure costs necessary to support our refineries.

Gain on Sale of Assets—Gain on sale of assets for the year ended December 31, 2014 was $0.9 million which related to the sale of railcars which were subsequently leased back to us, compared to a gain of $0.2 million for the year ended December 31, 2013, for the sale of railcars.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $180.4 million for the year ended December 31, 2014, compared to $111.5 million for the year ended December 31, 2013, an increase of $68.9 million. The increase was impacted by an impairment charge of $28.5 million related to an abandoned capital project at our Delaware City refinery during the year ended December 31, 2014. In addition, the increase is due to capital projects completed during the year including the expansion of the Delaware City heavy crude rail unloading terminal and additional unloading spots to the dual-loop track light crude rail unloading facility. We also completed turnarounds in late 2013 and early 2014 and other refinery optimization projects at Toledo.

Change in Fair Value of Catalyst Leases—Change in the fair value of catalyst leases represented a gain of $4.0 million for the year ended December 31, 2014, compared to a gain of $4.7 million for the year ended December 31, 2013. These gains relate to the change in value of the precious metals underlying the sale and leaseback of our refineries’ precious metals catalyst, which we are obligated to return or repurchase at fair market value on the lease termination dates.

Interest Expense, net—Interest expense totaled $100.4 million for the year ended December 31, 2014, compared to $94.1 million for the year ended December 31, 2013, an increase of $6.3 million. The increase in interest expense is primarily due to the issuance of the $300.0 million PBFX Term Loan in connection with the PBFX Offering and the related amortization of deferred financing fees as well as higher letter of credit fees. In addition, the increase is also due to borrowings under our revolving credit facilities. Interest expense includes interest on long-term debt, costs related to the sale and leaseback of our precious metals catalyst, interest expense incurred in connection with our crude and feedstock supply agreements with Statoil, financing cost associated with the Inventory Intermediation Agreements with J. Aron, letter of credit fees associated with the purchase of certain crude oils, and the amortization of deferred financing costs.

Noncontrolling Interests—As a result of the initial public offering of PBFX, the Company records a noncontrolling interest for the economic interests in PBFX held by the public unit holders of PBFX. The total noncontrolling interest on the consolidated statement of operations represents the portion of the Company’s earnings or loss attributable to the economic interests held by the public common unit holders of PBFX. The total noncontrolling interest on the balance sheet represents the portion of the Company’s net assets attributable to the economic interests held by the public common unit holders of PBFX.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Overview—Net income was $239.0 million for the year ended December 31, 2013 compared to $805.3 million for the year ended December 31, 2012. There is no noncontrolling interest related to PBF LLC as of December 31, 2013 or December 31, 2012.

Our throughput rates during the year ended December 31, 2013 and 2012, were impacted by unplanned downtime at our Toledo refinery and planned downtime at our Delaware City refinery. On January 31, 2013 there was a brief fire within the fluid catalytic cracking complex at the Toledo refinery that resulted in that unit being temporarily shutdown. The refinery resumed running at planned rates on February 18, 2013. During the fourth quarter of 2013, our Delaware City Refinery was impacted by a 40-day planned turnaround of the coker unit. In the first quarter of 2012, the Toledo refinery was impacted by a 30-day turnaround of its hydrocracker, reformer and UDEX units which commenced on March 9, 2012. Our results for the year ended December 31, 2013 were unfavorably impacted by lower crack spreads and the result of unfavorable crude differentials, higher operating expenses due to increased energy costs, repair and restart costs related to the Toledo fire, turnaround at the Delaware City refinery, as well as higher costs of compliance with the Renewable Fuels Standard.

Revenues—Revenues totaled $19.2 billion for the year ended December 31, 2013 compared to $20.1 billion for the year ended December 31, 2012, a decrease of $0.9 billion, or 4.5%. For the year ended December 31, 2013, the total throughput rates in the East Coast and Mid-Continent refineries averaged approximately 310,300 bpd and 142,500 bpd, respectively. For the year ended December 31, 2012, the total throughput rates at our East Coast and Mid-Continent refineries averaged approximately 316,000 bpd and 147,200 bpd, respectively. The decrease in throughput rates at our East Coast refineries in 2013 compared to 2012 was primarily driven by market factors including narrower crude differentials for rail-delivered crude as well as the Delaware City coker unit turnaround which reduced crude run rates during the period. The decrease in throughput rates at our Mid-Continent refinery in 2013 compared to 2012 was primarily due to the refinery’s 18-day unplanned down time in the first quarter of 2013, attributable to the fire at the Toledo refinery as described above, as well as refinery maintenance. For the year ended December 31, 2013, the total refined product barrels sold at our East Coast and Mid-Continent refineries averaged approximately 307,600 bpd and 153,700 bpd, respectively. For the year ended December 31, 2012, the total refined product barrels sold at our East Coast and Mid-Continent refineries averaged approximately 311,900 bpd and 159,000 bpd, respectively. Total barrels sold at our Mid-Continent refinery are typically higher than throughput rates, reflecting sales and purchases of refined products outside the refinery. Total barrels sold at our East Coast refineries typically reflect inventory movements in addition to throughput rates.

Gross Margin—Gross refining margin (as defined below in Non-GAAP Financial Measures) totaled $1,348.1 million, or $8.16 per barrel of throughput, for the year ended December 31, 2013 compared to $1,869.6 million, or $11.03 per barrel of throughput during the year ended December 31, 2012, a decrease of $521.5 million. Gross margin, including refinery operating expenses and depreciation, totaled $436.9 million, or $2.64 per barrel of throughput, for the year ended December 31, 2013, compared to $1,046.6 million, or $6.17 per barrel of throughput, for the year ended December 31, 2012, a decrease of $609.7 million. The decrease in gross refining margin was primarily due to reduced throughput rates, unfavorable movement in crude differentials, and higher costs of compliance with the Renewable Fuels Standard.

Average industry refining margins in the U.S. Mid-Continent were generally weaker during the year ended December 31, 2013, as compared to the same period in 2012. The WTI (Chicago) 4-3-1 industry crack spread was approximately $20.09 per barrel or 25.9% lower in the year ended December 31, 2013, as compared to the same period in 2012. Additionally, the price of WTI versus Syncrude and Bakken decreased in 2013, which negatively impacted our overall cost of crude.

The Dated Brent (NYH) 2-1-1 industry crack spread was approximately $12.34 per barrel, or 13.6%, lower in the year ended December 31, 2013, as compared to the same period in 2012. Furthermore, the WTI/Dated Brent differential was $6.87 lower in the year ended December 31, 2013, as compared to the same period in 2012 and the Dated Brent/Maya differential was approximately $0.66 per barrel lower in the year ended December 31, 2013 as compared to the same period in 2012. A decrease in the WTI/Dated Brent crude differential unfavorably impacts our East Coast refineries which have increased shipments of WTI-based crudes from the Bakken and Western Canada. A reduction in the Dated Brent/Maya crude differential, our proxy for the light/heavy crude differential, has a negative impact on our East Coast refineries, which can process a large slate of medium and heavy, sour crude oil that is priced at a discount to light, sweet crude oil.

Operating Expenses—Operating expenses totaled $812.7 million, or $4.92 per barrel of throughput, for the year ended December 31, 2013 compared to $738.8 million, or $4.36 per barrel of throughput, for the year ended December 31, 2012, an increase of $73.9 million, or 10.0%. The increase in operating expenses is mainly attributable to an increase of approximately $41.3 million in energy and utilities costs, primarily driven by higher natural gas prices, $11.0 million in increased personnel cost associated with higher headcount attributable to the Delaware rail facility expansion, $8.0 million in repair and restart costs related to the Toledo fire described above, $14.3 million in increased outside engineering and consulting fees related to refinery capital and maintenance projects, and $2.2 million in higher regulatory costs and taxes. Our operating expenses principally consist of salaries and employee benefits, maintenance, energy and catalyst and chemicals costs at our refineries.

General and Administrative Expenses—General and administrative expenses totaled $95.8 million for the year ended December 31, 2013, compared to $120.4 million for the year ended December 31, 2012, a decrease of $24.6 million or 20.5%. The decrease in general and administrative expenses primarily relates to lower employee compensation expense of $30.1 million, which is partially offset by $7.6 million in costs related to outside services. Our general and administrative expenses are comprised of the personnel, facilities and other infrastructure costs necessary to support our refineries.

Gain on Sale of Assets—Gain on sale of assets for the year ended December 31, 2013 was $0.2 million which related to the sale of railcars which were subsequently leased back, compared to a gain of $2.3 million for the year ended December 31, 2012, for the sale of certain equipment at Paulsboro and Delaware City.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $111.5 million for the year ended December 31, 2013, compared to $92.2 million for the year ended December 31, 2012, an increase of $19.3 million. The increase was principally due to capital projects including the expansion of the crude rail unloading facility completed in the first quarter of 2013 as well as new system implementations at the corporate level during 2012.

Change in Fair Value of Catalyst Leases—Change in the fair value of catalyst leases represented a gain of $4.7 million for the year ended December 31, 2013, compared to a loss of $3.7 million for the year ended December 31, 2012. This gain relates to the change in value of the precious metals underlying the sale and leaseback of our refineries’ precious metals catalyst, which we are obligated to return or repurchase at fair market value on the lease termination dates.

Change in Fair Value of Contingent Consideration—In 2013, there was no change in the fair value of contingent consideration related to the Toledo refinery acquisition and the liability was paid in full in April 2013.

Interest Expense, net—Interest expense totaled $94.1 million for the year ended December 31, 2013, compared to $108.6 million for the year ended December 31, 2012, a decrease of $14.5 million. Interest expense includes interest on long-term debt, costs related to the sale and leaseback of our precious metals catalyst, interest expense incurred in connection with our crude and feedstock supply agreements with Statoil and MSCG, financing cost associated with the Inventory Intermediation Agreements, letter of credit fees associated with the purchase of certain crude oils, and the amortization of deferred financing fees. The decrease in interest expense primarily relates to lower interest costs associated with our credit facilities reflecting lower average outstanding borrowings, reduced financing costs related to the termination of the Paulsboro Statoil supply agreement, and the $4.4 million write-off of deferred financing costs in the first quarter of 2012 on debt that was repaid from the proceeds of our Senior Secured Notes.

Noncontrolling Interest—There was no noncontrolling interest related to PBF LLC and its consolidated subsidaries as of December 31, 2013 or December 31, 2012.

Non-GAAP Financial Measures

Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”). These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Special Items

The non-GAAP measures presented include EBITDA excluding special items, Adjusted EBITDA, and gross refining margin excluding special items. The special items for the periods presented relate to a LCM adjustment. LCM is a GAAP guideline related to inventory valuation that requires inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined by the LIFO inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write-down the value of inventory to market value in accordance with GAAP. Although we believe that non-GAAP financial measures, excluding the impact of special items, provide useful supplemental information to investors regarding the results and performance of our business and allow for more useful period-over-period comparisons, such non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Gross Refining Margin

Gross refining margin is defined as gross margin excluding refinery depreciation, refinery operating expenses, and gross margin of PBFX. We believe gross refining margin is an important measure of operating performance and provides useful information to investors because it is a better metric comparison for the industry refining margin benchmarks, as the refining margin benchmarks do not include a charge for refinery operating expenses and depreciation. In order to assess our operating performance, we compare our gross refining margin (revenue less cost of sales) to industry refining margin benchmarks and crude oil prices as described in the table above.

Gross refining margin should not be considered an alternative to gross margin, operating income, net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross refining margin presented by other companies may not be comparable to our presentation, since each company may define this term differently. The following table presents a reconciliation of gross refining margin to the most directly comparable GAAP financial measure, gross margin, on a historical basis, as applicable, for each of the periods indicated:

	Year Ended December 31,
	2014		2013		2012
	$	per barrel of throughput	$	per barrel of throughput	$	per barrel of throughput
Reconciliation of gross margin to gross refining margin:
Gross margin	$308,399	$1.86	$436,867	$2.64	$1,046,598	$6.17
Less: Affiliate Revenues of PBFX	(49,830)	(0.30)	—	—	—	—
Add: Affiliate Cost of sales of PBFX	6,979	0.04	—	—	—	—
Add: Refinery operating expenses	883,140	5.34	812,652	4.92	738,824	4.36
Add: Refinery depreciation expense	165,413	1.00	98,622	0.60	84,187	0.50

Gross refining margin	$1,314,101	$7.94	$1,348,141	$8.16	$1,869,609	$11.03

Special Items:
Less: Non-cash LCM inventory adjustment (1)	690,110	4.17	—	—	—	—

Gross refining margin excluding special items	$2,004,211	$12.11	$1,348,141	$8.16	$1,869,609	$11.03

(1)	Represents an adjustment to exclude the impact of the LCM charge related to the write-down of the value of inventory at year end.

	Six Months Ended June 30,
	2015		2014
	$	per barrel of throughput	$	per barrel of throughput
Reconciliation of gross margin to gross refining margin:
Gross margin	$535,585	$6.17	$424,482	$5.21
Less: Affiliate Revenues of PBFX	(64,330)	(0.74)	(7,782)	(0.10)
Add: Affiliate Cost of sales of PBFX	5,276	0.06	—	—
Add: Refinery operating expenses	425,527	4.90	479,621	5.87
Add: Refinery depreciation expense	87,727	1.01	60,909	0.75

Gross refining margin	$989,785	$11.40	$957,230	$11.73

Special Items:
Less: Non-Cash LCM inventory adjustment (1)	(127,166)	(1.47)	—	—

Gross refining margin excluding special items	$862,619	$9.93	$957,230	$11.73

(1)	During the six months ended June 30, 2015, the Company recorded an adjustment to value its inventories to the lower of cost or market which resulted in an impact of $127.2 million reflecting the change in the lower of cost or market inventory reserve from $690.1 million at December 31, 2014 to $562.9 million at June 30, 2015. The net impact of these LCM inventory adjustments are included in the Refining segment’s operating income, but are excluded from the operating results presented in the table in order to make such information comparable between periods.

EBITDA and Adjusted EBITDA

Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements which may differ from the Adjusted EBITDA definition described below.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Senior Secured Notes and other credit facilities. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating income or net income as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before equity-based compensation expense, gains (losses) from certain derivative activities and contingent consideration and the non-cash change in the deferral of gross profit related to the sale of certain finished products. Other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect depreciation expense or our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect realized and unrealized gains and losses from hedging activities, which may have a substantial impact on our cash flow;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

The following tables reconcile net income as reflected in our results of operations to EBITDA and Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015	2014
Reconciliation of net income to EBITDA:
Net income	$51,350	$239,033	$805,312	$400,017	$291,845
Add: Depreciation and amortization expense	180,382	111,479	92,238	96,268	67,877
Add: Interest expense, net	100,352	94,057	108,629	50,823	51,873

EBITDA	$332,084	$444,569	$1,006,179	$547,108	$411,595

Special Items:
Less: Non-cash LCM inventory adjustment	690,110	—	—	(127,166)	—

EBITDA excluding special items	$1,022,194	$444,569	$1,006,179	$419,942	$411,595

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$332,084	$444,569	$1,006,179	$547,108	$411,595
Add: Stock based compensation	7,181	3,753	2,954	5,394	2,923
Add: LCM adjustment	690,110	—	—	—	—
Add: Non-cash change in fair value of catalyst lease obligations	(3,969)	(4,691)	3,724	(3,988)	4,339
Add: Non-cash change in fair value of contingent consideration	—	—	2,768	—	—
Add: Non-cash change in fair value of inventory repurchase obligations	—	(12,985)	9,271	—	—
Add: Non-cash deferral of gross profit on finished product sales	—	(31,329)	19,177	—	—
Less: Non-cash LCM inventory adjustments (1)	—	—	—	(127,166)	—

Adjusted EBITDA	$1,025,406	$399,317	$1,044,073	$421,348	$418,857

(1)	During the six months ended June 30, 2015, the Company recorded an adjustment to value its inventories to the lower of cost or market which resulted in a net impact of $127.2 million reflecting the change in the lower of cost or market inventory reserve from $690.1 million at December 31, 2014 to $562.9 million at June 30, 2015. The net impact of these LCM inventory adjustments are included in the Refining segment’s operating income, but are excluded from the operating results presented in the table in order to make such information comparable between periods.

Liquidity and Capital Resources

Overview

Our primary sources of liquidity are our cash flows from operations and borrowing availability under our credit facilities, as more fully described below. We believe, that our cash flows from operations and available capital resources will be sufficient to meet our and our subsidiaries capital expenditure, working capital, dividend payments, debt service and share repurchase program requirements for the next twelve months. However, our ability to generate sufficient cash flow from operations depends, in part, on petroleum market pricing and general economic, political and other factors beyond our control. We are in compliance with all of the covenants, including financial covenants, for all of our debt agreements.

Cash Flow Analysis

Cash Flows from Operating Activities

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Net cash provided by operating activities was $321.5 million for the six months ended June 30, 2015 compared to net cash provided by operating activities of $214.5 million for the six months ended June 30, 2014. Our operating cash flows for the six months ended June 30, 2015 included our net income of $400.0 million, plus net non-cash charges relating to the change in the fair value of our inventory repurchase obligations of $89.2 million, depreciation and amortization of $100.8 million, pension and other post retirement benefits costs of $12.9 million, and equity-based compensation of $5.4 million, partially offset by a net non-cash benefit of $127.2 million relating to an LCM inventory adjustment, change in the fair value of our catalyst lease of $4.0 million and gain on sale of assets of $1.0 million. In addition, net changes in working capital reflected uses of cash of $154.7 million driven by the timing of inventory purchases, payments for accrued expenses and collections of accounts receivables. Our operating cash flows for the six months ended June 30, 2014 included our net income of $291.8 million, plus net non-cash charges relating to depreciation and amortization of $71.4 million, pension and other post retirement benefits costs of $10.5 million, change in the fair value of our catalyst lease obligations of $4.3 million and stock-based compensation of $2.9 million, partially offset by the change in the fair value of our inventory repurchase obligations of $8.0 million, and gain on sale of assets of $0.2 million. In addition, net changes in working capital reflected sources of cash of $158.4 million driven by the timing of inventory purchases and collections of accounts receivables.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net cash provided by operating activities was $521.3 million for the year ended December 31, 2014 compared to $292.3 million for the year ended December 31, 2013. Our operating cash flows for the year ended December 31, 2014 included our net income of $51.4 million, plus net non-cash charges relating to an LCM adjustment of $690.1 million, depreciation and amortization of $188.2 million, pension and other post retirement benefits costs of $22.6 million, and stock-based compensation of $7.2 million, partially offset by the change in the fair value of our inventory repurchase obligations of $93.2 million, changes in the fair value of our catalyst lease of $4.0 million, and a gain on the sale of assets of $0.9 million. In addition, net changes in working capital reflected uses of cash of $340.1 million driven by inventory purchases and timing of accounts payable payments. Our operating cash flows for the year ended December 31, 2013 included our net income of $239.0 million, plus net non-cash charges relating to depreciation and amortization of $118.0 million, pension and other post retirement benefits of $16.7 million and stock-based compensation of $3.8 million, partially offset by change in the fair value of our inventory repurchase obligations of $20.5 million, changes in the fair value of our catalyst lease of $4.7 million and a gain on sales of assets of $0.2 million. In addition, net changes in working capital reflected uses of cash of $59.8 million driven by the timing of inventory purchases and collections of accounts receivables as well as payments associated with the terminations of the MSCG offtake and Statoil supply agreements.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Net cash provided by operating activities was $292.3 million for the year ended December 31, 2013 compared to net cash provided by operating activities of $812.6 million for the year ended December 31, 2012. Our operating cash flows for the year ended December 31, 2012 included our net income of $805.3 million, plus net non-cash charges relating to depreciation and amortization of $97.7 million, pension and other post retirement benefits of $12.7 million, changes in fair value of our catalyst lease and Toledo contingent consideration obligations of $6.4 million, change in the fair value of our inventory repurchase obligations of $4.6 million, the write-off of unamortized deferred financing fees related to retired debt of $4.4 million and stock-based compensation of $2.9 million, partially offset by a gain on sales of assets of $2.3 million. In addition, net changes in working capital used $119.1 million in cash driven by increases in hydrocarbon purchases and sales volumes and their associated impact on inventory, accounts receivable, and hydrocarbon-related liabilities.

Cash Flows from Investing Activities

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Net cash used in investing activities was $113.6 million for the six months ended June 30, 2015 compared to net cash used in investing activities of $435.1 million for the six months ended June 30, 2014. The net cash flows used in investing activities for the six months ended June 30, 2015 was comprised of capital expenditures totaling $224.1 million, expenditures for refinery turnarounds of $22.9 million and expenditures for other assets of $5.4 million, partially offset by $138.1 million in proceeds from the sale of railcars and $0.7 million of net purchases of marketable securities. Net cash used in investing activities for the six months ended June 30, 2014 was comprised of net purchases of marketable securities totaling $300.0 million as collateral for the PBFX Term Loan entered into in conjunction with the PBFX Offering, capital expenditures totaling $125.3 million, expenditures for turnarounds of $39.4 million and expenditures for other assets of $8.2 million, partially offset by $37.8 million in proceeds from the sale of railcars.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net cash used in investing activities was $663.6 million for the year ended December 31, 2014 compared to $313.3 million for the year ended December 31, 2013. The net cash flows used in investing activities for the year ended December 31, 2014 was comprised of capital expenditures totaling $476.4 million, net purchases of marketable securities of $234.9 million, expenditures for turnarounds of $137.7 million, and expenditures for other assets of $17.3 million, partially offset by $202.7 million in proceeds from the sale of railcars. Net cash used in investing activities for the year ended December 31, 2013 consisted primarily of capital expenditures totaling $318.4 million, expenditures for turnarounds of $64.6 million, primarily at our Toledo refinery and expenditures for other assets of $32.7 million, partially offset by $102.4 million in proceeds from the sale of assets.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Net cash used in investing activities was $313.3 million for the year ended December 31, 2013 compared to net cash used in investing activities of $219.3 million for the year ended December 31, 2012. Net cash used in investing activities for the year ended December 31, 2012 consisted primarily of capital expenditures totaling $175.9 million, expenditures for turnarounds of $38.6 million, primarily at our Toledo refinery and expenditures for other assets of $8.2 million, slightly offset by $3.4 million in proceeds from the sale of assets.

Cash Flows from Financing Activities

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Net cash provided by financing activities was $27.7 million for the six months ended June 30, 2015 compared to net cash provided by financing activities of $461.2 million for the six months ended June 30, 2014. For the six months ended June 30, 2015, net cash provided by financing activities consisted primarily of proceeds from the issuance of the PBFX Senior Notes of $350.0 million, proceeds from the intercompany loan of $18.9 million, and net proceeds from the Rail Facility of $6.1 million, partially offset by distributions and dividends of $83.9 million, $251.3 million of net repayments of PBFX Revolver and PBFX Term Loan borrowings, purchases of our treasury stock of $4.0 million and $8.1 million for deferred financing and other costs. For the six months ended June 30, 2014, net cash provided by financing activities consisted of proceeds received from the PBFX Offering of $341.0 million, borrowing under the PBFX Term Loan of $300.0 million, proceeds from the intercompany loan of $56.3 million, and net proceeds from the Rail Facility of $8.2 million, partially offset by distributions and dividends of $218.8 million, $15.0 million of net repayments of Revolving Loan borrowings, PBFX Offering costs of $5.0 million, and $5.5 million for deferred financing and other costs.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net cash provided by financing activities was $433.1 million for the year ended December 31, 2014 compared to net cash used in financing activities of $187.9 million for the year ended December 31, 2013. For the year ended December 31, 2014, net cash provided by financing activities consisted primarily of $336.0 million in net proceeds from the issuance of PBFX common units, $275.1 million in proceeds from the PBFX Revolver, $234.9 million in net proceeds from the PBFX Term Loan, proceeds from the intercompany loan of $90.5 million, and $37.3 million in net proceeds from the Rail Facility, partially offset by distributions and dividends of $368.7 million, treasury stock purchases totaling $142.7 million, net repayments of Revolving Loan borrowings of $15.0 million, $14.0 million in deferred finance charges and $0.1 million from the exercise of PBF LLC Series A options and warrants of PBF LLC. For the year ended December 31, 2013, net cash used in financing activities consisted primarily of distributions and dividends of $215.8 million, payments of contingent consideration related to the Toledo acquisition of $21.4 million and $1.0 million for deferred financing costs offset by $15.0 million of net proceeds from revolver borrowings, $14.3 million in proceeds from sale of catalyst and $1.7 million from the exercise of PBF LLC Series A options and warrants of PBF LLC.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Net cash used in financing activities was $187.9 million for the year ended December 31, 2013 compared to net cash used in financing activities of $357.6 million for the year ended December 31, 2012. For the year ended December 31, 2012, cash used in financing activities consisted primarily of net repayments of long term debt of $484.6 million, net repayments on the Revolving Loan of $270.0 million, a contingent consideration payment related to the Toledo acquisition of $103.6 million, cash distributions to PBF LLC’s members of $161.0 million, and $26.8 million for deferred financing costs, partially offset by net proceeds from the Senior Secured Notes of $665.8 million, proceeds of $13.1 million from the exercise of PBF LLC warrants and options and proceeds of $9.5 million from the Paulsboro catalyst lease.

Credit and Debt Agreements

Senior Secured Notes

On February 9, 2012, PBF Holding and its wholly-owned subsidiary, PBF Finance Corporation, issued an aggregate principal amount of $675.5 million of 8.25% Senior Secured Notes due 2020. The net proceeds from the offering of approximately $665.8 million were used to repay our Paulsboro Promissory Note in the amount of $150.6 million, our Term Loan Facility in the amount of $123.8 million, our Toledo Promissory Note in the amount of $181.7 million, and to reduce indebtedness under the Revolving Loan.

The Senior Secured Notes are secured on a first-priority basis by substantially all of the present and future assets of PBF Holding and its subsidiaries (other than assets securing the Revolving Loan). Payment of the Senior Secured Notes is jointly and severally guaranteed by substantially all of PBF Holding’s subsidiaries. PBF Holding has optional redemption rights to repurchase all or a portion of the Senior Secured Notes at varying prices no less than 100% of the principal amounts of the notes plus accrued and unpaid interest. The holders of the Senior Secured Notes have repurchase options exercisable only upon a change in control, certain asset sale transactions, or in event of a default as defined in the indenture agreement. In addition, the Senior Secured Notes contain covenant restrictions limiting certain types of additional debt, equity issuances, and payments. PBF Holding is in compliance with the covenants as of June 30, 2015.

Revolving Loan

In March, August, and September 2012, we amended the Revolving Loan to increase the aggregate size from $500.0 million to $965.0 million. In addition, the Revolving Loan was amended and restated on October 26, 2012 to increase the maximum availability to $1.375 billion, extend the maturity date to October 26, 2017 and amend the borrowing base to include non-U.S. inventory. The agreement was expanded again in December 2012 and November 2013 to increase the maximum availability from $1.375 billion to $1.610 billion. On August 15, 2014, the agreement was amended and restated once more to, among other things, increase the maximum availability to $2.5 billion and extend the maturity to August 2019. The amended and restated Revolving Loan includes an accordion feature which allows for aggregate commitments of up to $2.750 billion. The commitment fees on the unused portions, the interest rate on advances and the fees for letters of credit were also reduced. On an ongoing basis, the Revolving Loan is available to be used for working capital and other general corporate purposes.

The Revolving Loan contains customary covenants and restrictions on the activities of PBF Holding and its subsidiaries, including, but not limited to, limitations on the incurrence of additional indebtedness; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of our business or our fiscal year; the ability to amend the terms of the Senior Secured Notes facility documents; and sale and leaseback transactions. As of June 30, 2015, we were in compliance with all our debt covenants.

As of June 30, 2015, the Revolving Loan provided for borrowings of up to an aggregate maximum of $2.5 billion, a portion of which was available in the form of letters of credit. The amount available for borrowings and letters of credit under the Revolving Loan is calculated according to a “borrowing base” formula based on (1) 90% of the book value of eligible accounts receivable with respect to investment grade obligors plus (2) 85% of the book value of eligible accounts receivable with respect to non-investment grade obligors plus (3) 80% of the cost of eligible hydrocarbon inventory plus (4) 100% of cash and cash equivalents in deposit accounts subject to a control agreement. The borrowing base is subject to customary reserves and eligibility criteria and in any event cannot exceed $2.5 billion.

Advances under the Revolving Loan plus all issued and outstanding letters of credit may not exceed the lesser of $2.5 billion or the Borrowing Base, as defined in the agreement. The Revolving Loan can be prepaid at any time without penalty. Interest on the Revolving Loan is payable quarterly in arrears, at the option of PBF Holding, either at the Alternate Base Rate plus the Applicable Margin, or at the Adjusted LIBOR Rate plus the Applicable Margin, all as defined in the agreement. PBF Holding is required to pay a LC Participation Fee, as defined in the agreement, on each outstanding letter of credit issued under the Revolving Loan ranging from 1.25% to 2.0% depending on the Company’s debt rating, plus a Fronting Fee equal to 0.25%. As of June 30, 2015, there were no outstanding borrowings under the Revolving Loan. Additionally, we had $375.7 million in standby letters of credit issued and outstanding as of that date.

The Revolving Loan has a financial covenant which requires that if at any time Excess Availability, as defined in the agreement, is less than the greater of (i) 10% of the lesser of the then existing Borrowing Base and the then aggregate Revolving Commitments of the Lenders (the “Financial Covenant Testing Amount”), and (ii) $100,000, and until such time as Excess Availability is greater than the Financial Covenant Testing Amount and $100,000 for a period of 12 or more consecutive days, PBF Holding will not permit the Consolidated Fixed Charge Coverage Ratio, as defined in the agreement and determined as of the last day of the most recently completed quarter, to be less than 1.1 to 1.0. PBF Holding was in compliance with this covenant as of June 30, 2015.

PBF Holding’s obligations under the Revolving Loan (a) are guaranteed by each of our domestic operating subsidiaries, and (b) are secured by a lien on (x) PBF LLC’s equity interest in PBF Holding and (y) certain assets of PBF Holding and the subsidiary guarantors, including all deposit accounts (other than zero balance accounts, cash collateral accounts, trust accounts and/or payroll accounts, all of which are excluded from the collateral), all accounts receivable, all hydrocarbon inventory (other than the intermediate and finished products owned by J.Aron pursuant to the Inventory Intermediation Agreements) and to the extent evidencing, governing, securing or otherwise relating to the foregoing, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations, and all products and proceeds of the foregoing.

PBFX Debt and Credit Facilities

On May 14, 2014, in connection with the closing of the PBFX Offering, PBFX entered into the five-year, $275.0 million PBFX Revolving Credit Facility and the three-year, $300.0 million PBFX Term Loan. The PBFX Revolving Credit Facility was increased from $275.0 million to $325.0 million in December 2014.

The PBFX Revolving Credit Facility is available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes and is guaranteed by a guaranty of collection from PBF LLC. PBFX also has the ability to increase the maximum amount of the PBFX Revolving Credit Facility by an aggregate amount of up to $275.0 million, to a total facility size of $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. The PBFX Revolving Credit Facility includes a $25.0 million sublimit for standby letters of credit and a $25.0 million sublimit for swingline loans.

The PBFX Term Loan was used to fund distributions to PBF LLC and is guaranteed by a guaranty of collection from PBF LLC and secured at all times by cash, U.S. Treasury or other investment grade securities in an amount equal to or greater than the outstanding principal amount of the term loan.

As of June 30, 2015, the PBFX Revolving Credit Facility had $24.5 million in outstanding borrowings and the PBFX Term Loan had $234.2 million outstanding.

On May 12, 2015, PBFX entered into an Indenture among the Issuers, the Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, under which the Issuers issued $350.0 million in aggregate principal amount of 6.875% Senior Notes due 2023 (the “Notes”). PBF LLC provides a limited guarantee of collection of the principal amount of the Notes. The initial purchasers in the offering purchased $330.1 million aggregate principal amount of Notes pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended, and certain of PBF Energy’s officers and directors and their affiliates and family members purchased the remaining $19.9 million aggregate principal amount of Notes in a separate private placement transaction. The Issuers received net proceeds of approximately $343.0 million from the offerings after deducting estimated offering expenses, and used such proceeds to pay $88.0 million of the cash consideration due in connection with Delaware City Products Pipeline and Truck Rack Acquisition and to repay $255.0 million of outstanding indebtedness under the PBFX Revolving Credit Facility. PBFX will pay interest on the Notes semi-annually in cash in arrears on May 15 and November 15 of each year, beginning on November 15, 2015. The Notes will mature on May 15, 2023.

Rail Facility Revolving Credit Facility

On April 29, 2015, PBF Rail, an indirect wholly-owned subsidiary of PBF Holding, amended its secured revolving credit agreement (as amended, the “Rail Facility”) among Credit Agricole Corporate + Investment Bank as Administrative Agent, Deutsche Bank Trust Company Americas as Collateral Agent, DVB Bank SE as Syndication Agent, ING Bank, a branch of ING-DiBa AG as Documentation Agent and certain other Continuing Lenders, as defined in the agreement, to extend the maturity to April 29, 2017, reduce the total commitment from $250.0 million to $150.0 million, and reduce the commitment fee on the unused portion of the Rail Facility. The primary purpose of the Rail Facility is to fund the acquisition by PBF Rail of Eligible Railcars before December 2015.

The amount available to be advanced under the Rail Facility equals 70.0% of the lesser of the aggregate Appraised Value of the Eligible Railcars, or the aggregate Purchase Price of such Eligible Railcars, as these terms are defined in the credit agreement. On the first anniversary of the closing, the advance rate adjusts automatically to 65.0%. The Rail Facility matures on March 31, 2016 and all outstanding advances must be repaid at that time. At any time prior to maturity PBF Rail may repay and re-borrow any advances without premium or penalty.

As of June 30, 2015, there was $43.4 million outstanding under the Rail facility.

Cash Balances

As of June 30, 2015, our cash and cash equivalents totaled $603.4 million. We also had $1.5 million in restricted cash, which was included within deferred charges and other assets, net on our balance sheet.

Liquidity

As of June 30, 2015, PBF LLC’s total liquidity was approximately $1,175.6 million, compared to total liquidity of approximately $1,140.0 million as of December 31, 2014. Total liquidity is the sum of our cash and cash equivalents plus the amount of availability under the Revolving Loan. As of June 30, 2015, and December 31, 2014, PBFX had approximately $298.5 and $49.9 million of borrowing capacity under the PBFX Revolving Credit Facility which is available to fund working capital, acquisitions, distributions and capital expenditures and for other general corporate purposes.

In addition, PBF Energy had borrowing capacity of $106.6 million and $212.7 million under the Rail Facility to fund the acquisition of Eligible Railcars as of June 30, 2015 and December 31, 2014, respectively.

Share Repurchases

On August 19, 2014, PBF Energy’s Board of Directors authorized the repurchase of up to $200.0 million of the Company’s Series C Units, through the repurchase of PBF Energy’s Class A common stock. On October 29, 2014, PBF Energy’s Board of Directors approved an additional $100.0 million increase to the existing Repurchase Program. The Repurchase Program expires on September 30, 2016. As of October 15, 2015, the Company has purchased approximately 6.05 million of the Company’s Series C Units under the Repurchase Program for $150.7 million through the purchase of PBF Energy’s Class A common stock in open market transactions.

Working Capital

Working capital for PBF Energy at June 30, 2015 was $947.4 million, consisting of $2,489.5 million in total current assets and $1,542.1 million in total current liabilities. Working capital at December 31, 2014 was $586.4 million, consisting of $2,053.8 million in total current assets and $1,467.4 million in total current liabilities.

Crude and Feedstock Supply Agreements

We have acquired crude oil for our Paulsboro and Delaware City refineries under supply agreements whereby Statoil generally purchased the crude oil requirements for each refinery on our behalf and under our direction. Our agreement with Statoil for Paulsboro was terminated effective March 31, 2013, at which time we began to source Paulsboro’s crude oil and feedstocks internally. We amended our agreement with Statoil for Delaware City in 2012 and the term was extended by Statoil through December 31, 2015. Statoil generally provides transportation and logistics services, risk management services and holds title to the crude oil until we purchase it as it enters the refinery process units. Under the Statoil agreements, the amount of crude oil we own and the time we are exposed to market fluctuations is substantially reduced. Under generally accepted accounting principles we record the inventory owned by Statoil on our behalf as inventory with a corresponding accrued liability on our balance sheet because we have risk of loss while the Statoil inventory is in our storage tanks and because we have an obligation to repurchase Statoil’s inventory upon termination of the agreements at the then market value. Additionally, for our purchases of Saudi crude oil under our agreement with Saudi Aramco, similar to our purchases of other foreign waterborne crudes, we posted letters of credit and arranged for shipment. We paid for the crude when we were invoiced and the letters of credit were lifted.

We had a similar supply agreement with MSCG, which was terminated effective July 31, 2014, to supply the crude oil requirements for our Toledo refinery, under which we took title to MSCG’s crude oil at certain interstate pipeline delivery locations. Payment for the crude oil under the Toledo supply agreement was due three days after it was processed by us or sold to third parties. We did not have to post letters of credit for these purchases and the Toledo supply agreement allowed us to price and pay for our crude oil as it was processed, which reduced the time we were exposed to market fluctuations. We recorded an accrued liability at each period-end for the amount we owed MSCG for the crude oil that we owned but had not processed. Subsequent to the term of the MSCG supply agreement, we have sourced all our Toledo crude oil needs internally, which has increased the volumes of crude oil we own.

In connection with the crude and feedstock supply agreements for our Delaware City refinery and formerly for the Paulsboro refinery, Statoil also purchases the refineries production of certain feedstocks or purchases feedstocks from third parties on the refineries’ behalf. Legal title to the feedstocks is held by Statoil and stored in the refineries’ storage tanks until they are needed for further use in the refining process. At that time, the feedstocks are drawn out of the storage tanks and purchased by the refineries. These purchases and sales are netted at cost and reported within cost of sales. The feedstock inventory owned by Statoil remains on our balance sheet with a corresponding accrued liability.

At June 30, 2015, the LIFO value of crude oil and feedstocks owned by Statoil included within inventory on our balance sheet was $58.5 million. The corresponding accrued liability for such crude oil and feedstocks was $58.5 million at that date.

Inventory Intermediation Agreements

We entered into two separate Inventory Intermediation Agreements with J. Aron on June 26, 2013, which commenced upon the termination of the product offtake agreements with MSCG. On May 29, 2015, we extended our agreement for a period of two years from the original expiration date of July 1, 2015. Pursuant to the Inventory Intermediation Agreements, J. Aron purchases and holds title to certain of the intermediate and finished products produced by the Delaware City and Paulsboro refineries and delivered into our tanks at the refineries. Inventory held outside the refineries may be purchased and owned by J. Aron under the Inventory Intermediation Agreements upon the agreement of both parties. Furthermore, J. Aron agrees to sell the intermediate and finished products back to us as they are discharged out of the refineries’ tanks (or other locations outside the refineries as agreed upon by both parties). We currently market and sell the finished products independently to third parties. We entered into the Inventory Intermediation Agreements for the purpose of managing the Products inventory at the Delaware City and Paulsboro refineries. They provide us with financial flexibility and improve our liquidity by allowing us to monetize Products inventory in our tanks as they are produced prior to being sold to third parties.

At June 30, 2015, the LIFO value of intermediates and finished products owned by J. Aron included within inventory on our balance sheet was $349.2 million. We accrue a corresponding liability for such intermediates and finished products.

Capital Spending

Net capital spending was $114.3 million for the six months ended June 30, 2015, which primarily included turnaround costs, safety related enhancements and facility improvements at the refineries. We currently expect to spend an aggregate of approximately $175.0 to $200.0 million in net capital expenditures during 2015, excluding any potential capital expenditures related to the pending Chalmette Acquisition, for facility improvements and refinery maintenance and turnarounds.

As noted in “Business Developments”, we entered into a Sale and Purchase Agreement to purchase the ownership interests of Chalmette Refining. The aggregate purchase price for the Chalmette Acquisition is $322.0 million in cash, plus inventory and working capital to be determined at closing. The purchase price is also subject to other customary purchase price adjustments. The Chalmette Acquisition is expected to close prior to year-end 2015, subject to satisfaction of customary closing conditions. We expect to finance the transaction through a combination of cash on hand and borrowings under our existing credit facility, as well as potentially utilizing inventory intermediation arrangements with third parties.

Contractual Obligations and Commitments

The following table summarizes our material contractual payment obligations as of December 31, 2014:

	Payments due by period
	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 years
Long-term debt (a)	$1,369,083	$—	$308,729	$384,854	$675,500
Interest payments on debt facilities (a)	340,830	64,974	127,456	120,536	27,864
Delaware Economic Development Authority Loan (b)	—	—	—	—	—
Operating Leases (c)	408,030	79,744	146,778	114,947	66,561
Purchase obligations (d):
Crude Supply and Inventory Intermediation Agreements	253,549	253,549	—	—	—
Other Supply and Capacity Agreements	460,762	84,378	99,844	79,781	196,759
Construction obligations	31,452	31,452	—	—	—
Environmental obligations (e)	15,502	2,489	1,626	1,561	9,826
Pension and post-retirement obligations (f)	123,178	9,418	14,510	21,535	77,715

Total contractual cash obligations	$3,002,386	$526,004	$698,943	$723,214	$1,054,225

(a) Long-term Debt and Interest Payments on Debt Facilities

Long-term obligations represent (i) the repayment of the outstanding borrowings under the Revolving Loan; (ii) the repayment of indebtedness incurred in connection with the Senior Secured Notes; (iii) the repayment of our catalyst lease obligations on their maturity dates; (iv) the repayment of outstanding amounts under the PBFX Revolving Credit Facility and the PBFX Term Loan; (v) the repayment of outstanding PBF Rail debt; and (vi) the repayment of outstanding intercompany notes payable with PBF Energy.

Interest payments on debt facilities include cash interest payments on the Senior Secured Notes, PBFX Term Loan and Revolving Credit Facility, catalyst lease obligations, Rail Facility, plus cash payments for the commitment fees on the unused portion on our revolving credit facilities and letter of credit fees on the letters of credit outstanding at December 31, 2014. With the exception of our catalyst leases and outstanding borrowings on our revolving credit facilities, we have no long-term debt maturing before 2017 as of December 31, 2014.

(b) Delaware Economic Development Authority Loan

The Delaware Economic Development Authority Loan converts to a grant in tranches of $4.0 million annually, starting at the one year anniversary of the Delaware City refinery’s “certified re-start date” provided we meet certain criteria, all as defined in the loan agreement. We expect that we will meet the requirements to convert the loan to a grant and that we will ultimately not be required to repay the $20.0 million loan. Our Delaware Economic Development Authority Loan is further explained in the Delaware Economic Development Authority Loan footnote in PBF LLC’s consolidated financial statements and related notes thereto, included elsewhere in this prospectus.

(c) Operating Leases

We enter into operating leases in the normal course of business, some of these leases provide us with the option to renew the lease or purchase the leased item. Future operating lease obligations would change if we chose to exercise renewal options and if we enter into additional operating lease agreements. Certain of our lease obligations contain a fixed and variable component. The table above reflects the fixed component of our lease obligations. The variable component could be significant. Our operating lease obligations are further explained in the Commitments and Contingencies footnote to our financial statements included elsewhere in this prospectus. We have entered into agreements to lease or purchase 5,900 crude railcars which will enable us to transport this crude to each of our refineries. Any such leases will commence as the railcars are delivered. Of the 5,900 crude railcars, during 2014 we purchased 1,403 railcars, and subsequently sold them to third parties, which have leased the railcars back to us for periods of between five and seven years.

(d) Purchase Obligations

We have obligations to repurchase crude oil, feedstocks, certain intermediates and refined products under separate crude supply and inventory intermediation agreements with J. Aron and Statoil as further explained at the Summary of Significant Accounting Policies, Inventories and Accrued Expenses footnotes to our financial statements included elsewhere in this prospectus.

Payments under Other Supply and Capacity Agreements include contracts for the supply of hydrogen, steam, or natural gas to certain of our refineries, contracts for the treatment of wastewater, and contracts for pipeline capacity. We enter into these contracts to ensure an adequate supply of energy or essential services to support our refinery operations. Substantially all of these obligations are based on fixed prices. Certain agreements include fixed or minimum volume requirements, while others are based on our actual usage. The amounts included in this table are based on fixed or minimum quantities to be purchased and the fixed or estimated costs based on market conditions as of December 31, 2014.

(e) Environmental Obligations

In connection with the Paulsboro acquisition, we assumed certain environmental remediation obligations to address existing soil and groundwater contamination at the site and recorded a liability in the amount of $10.5 million which reflects the present value of the current estimated cost of the remediation obligations assumed based on investigative work to-date. The undiscounted estimated costs related to these environmental remediation obligations were $15.5 million as of December 31, 2014.

In connection with the acquisition of the Delaware City assets, the prior owners remain responsible, subject to certain limitations, for certain pre-acquisition environmental obligations, including ongoing soil and groundwater remediation at the site.

In connection with the Delaware City assets and Paulsboro refinery acquisitions, we, along with the seller, purchased two individual ten-year, $75.0 million environmental insurance policies to insure against unknown environmental liabilities at each site.

In connection with the acquisition of Toledo, the seller initially retains, subject to certain limitations, remediation obligations which will transition to us over a 20-year period.

In connection with the acquisition of all three of our refineries, we assumed certain environmental obligations under regulatory orders unique to each site, including orders regulating air emissions from each facility.

(f) Pension and Post-retirement Obligations

Pension and post-retirement obligations include only those amounts we expect to pay out in benefit payments and are further explained at the Employee Benefit Plans footnote to our financial statements included elsewhere in this prospectus.

PBF Energy Tax Receivable Agreement

PBF Energy used a portion of the proceeds from our IPO to purchase PBF LLC Series A Units from the members of PBF LLC other than PBF Energy. In addition, the members of PBF LLC other than PBF Energy may (subject to the terms of the exchange agreement) exchange their PBF LLC Series A Units for shares of Class A common stock of PBF Energy on a one-for-one basis. As a result of both the purchase of PBF LLC Series A Units and subsequent secondary offerings and exchanges, PBF Energy is entitled to a proportionate share of the existing tax basis of the assets of PBF LLC. Such transactions have resulted in increases in the tax basis of the assets of PBF LLC that otherwise would not have been available. Both this proportionate share and these increases in tax basis may reduce the amount of tax that PBF Energy would otherwise be required to pay in the future. These increases in tax basis have reduced the amount of the tax that PBF Energy would have otherwise been required to pay and may also decrease gains (or increase losses) on the future disposition of certain capital assets to the extent the tax basis is allocated to those capital assets. PBF Energy entered into a tax receivable agreement with the current and former members of PBF LLC other than PBF Energy that provides for the payment by PBF Energy to such members of 85% of the amount of the benefits, if any, that PBF Energy is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF Energy and not of PBF LLC or any of its subsidiaries.

PBF Energy expects to obtain funding for these payments by causing its subsidiaries to make cash distributions to PBF LLC, which, in turn, will distribute such amounts, generally as tax distributions, on a pro-rata basis to its owners, which as of December 31, 2014 include the members of PBF LLC other than PBF Energy holding a 10.1% interest and PBF Energy holding a 89.9% interest. The members of PBF LLC other than PBF Energy may continue to reduce their ownership in PBF LLC by exchanging their PBF LLC Series A Units for shares of PBF Energy Class A common stock. Such exchanges may result in additional increases in the tax basis of PBF Energy’s investment in PBF LLC and require PBF Energy to make increased payments under the tax receivable agreement. Required payments under the tax receivable agreement also may increase or become accelerated in certain circumstances, including certain changes of control.

The Contractual Obligations and Commitments Table above does not include tax distributions or other distributions that we expect to make on account of PBF Energy’s obligations under the tax receivable agreement that PBF Energy entered into with the members of PBF LLC other than PBF Energy in connection with PBF Energy’s initial public offering.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of June 30, 2015, other than outstanding letters of credit in the amount of approximately $375.7 million.

In March 2015, we sold 515 of our owned crude railcars and concurrently entered into a lease agreement for the same railcars. The lease agreements for the railcars have varying terms from five to seven years. We received a cash payment for the railcars of approximately $77.6 million and expect to make payments totaling $44.9 million over the term of the lease for these railcars.

In June 2015, we sold 404 of our owned crude railcars and concurrently entered into lease agreements for the same railcars. The lease agreements for the railcars have varying terms from five to six years. We received aggregate cash payments for the railcars of approximately $60.5 million and expect to make payments totaling $36.0 million over the term of the lease for these railcars.

During the six months ended June 30, 2015, we entered into additional railcar leases with terms of up to 7 years. We expect to make lease payments of $39.0 million over the remaining term of these additional agreements.

Critical Accounting Policies

The following summary provides further information about our critical accounting policies that involve critical accounting estimates and should be read in conjunction with Note 2 to our financial statements included elsewhere in this prospectus.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual results could differ from those estimates.

Revenue and Deferred Revenue

We sell various refined products and recognize revenue related to the sale of products when there is persuasive evidence of an agreement, the sales prices are fixed or determinable, collectability is reasonably assured and when products are shipped or delivered in accordance with their respective agreements. Revenue for services is recorded when the services have been provided.

Prior to July 1, 2013, the Company’s Paulsboro and Delaware City refineries sold light finished products, certain intermediates and lube base oils to MSCG under product offtake agreements with each refinery (the “Offtake Agreements”). On a daily basis, MSCG purchased and paid for the refineries’ production of light finished products as they were produced, delivered to the refineries’ storage tanks, and legal title passes to MSCG. Revenue on these product sales was deferred until they were shipped out of the storage facility by MSCG.

Under the Offtake Agreements, the Company’s Paulsboro and Delaware City refineries also entered into purchase and sale transactions of certain intermediates and lube base oils whereby MSCG purchased and paid for the refineries’ production of certain intermediates and lube products as they were produced and legal title passed to MSCG. The intermediate products were held in the refineries’ storage tanks until they were needed for further use in the refining process. The intermediates may also have been sold to third parties. The refineries had the right to repurchase lube products and do so to supply other third parties with that product. When the refineries needed intermediates or repurchase lube products, the products were drawn out of the storage tanks, title passed back to the refineries and MSCG was paid for those products. These transactions occurred at the daily market price for the related products. These transactions were considered to be made in contemplation of each other and, accordingly, did not result in the recognition of a sale when title passed from the refineries to MSCG. Inventory remained at cost and the net cash receipts result in a liability that was recorded at market price for the volumes held in storage with any change in the market price being recorded in costs of sales. The liability represents the amount the Company expected to pay to repurchase the volumes held in storage.

While MSCG had legal title, it had the right to encumber and/or sell these products and any such sales by MSCG result in sales being recognized by the refineries when products were shipped out of the storage facility. As the exclusive vendor of intermediate products to the refineries, MSCG had the obligation to provide the intermediate products to the refineries as they were needed. Accordingly, sales by MSCG to others were limited and only made with the Company or its subsidiaries’ approval.

As of July 1, 2013, the Company terminated the Offtake Agreements for the Company’s Paulsboro and Delaware City refineries. The Company entered into two separate Inventory Intermediation Agreements with J. Aron on June 26, 2013, which commenced upon the termination of the product offtake agreements with MSCG.

Pursuant to the Inventory Intermediation Agreements, J. Aron purchases and holds title to certain of the intermediate and finished products produced by the Delaware City and Paulsboro refineries and delivered into the Company’s tanks at the refineries. All purchase and sale transactions under the Inventory Intermediation Agreements are consummated at a benchmark market price adjusted for a specified product type differential. The sale and purchase transactions under the Inventory Intermediation Agreements are considered to be made in contemplation of each other and, accordingly, do not result in the recognition of a sale when title passes to J. Aron. The Products inventory remains on our balance sheet at cost and the net cash receipts result in a liability that is recorded at market price for the volume of Products inventory held in our refineries’ storage tanks with any change in the market price recorded in costs of sales.

Furthermore, J. Aron agrees to sell the Products back to the Company as the Products are discharged out of the refineries’ tanks. J. Aron has the right to store the Products purchased in the Company’s tanks under the Inventory Intermediation Agreements and will retain these storage rights for the term of the agreements. Inventory held outside the refineries may be owned by the Company or by J. Aron under the Inventory Intermediation Agreements. The Company will market and sell the Products independently to third parties.

Our Delaware City refinery sells and purchases feedstocks under a supply agreement with Statoil. Statoil purchases the refinery’s production of certain feedstocks or purchases feedstocks from third parties on the refinery’s behalf. Legal title to the feedstocks is held by Statoil and the feedstocks are held in the refinery’s storage tanks until they are needed for further use in the refining process. At that time the feedstocks are drawn out of the storage tanks and purchased by us. These purchases and sales are settled monthly at the daily market prices related to those feedstocks. These transactions are considered to be made in the contemplation of each other and, accordingly, do not result in the recognition of a sale when title passes from the refinery to the counterparty. Inventory remains at cost and the net cash receipts result in a liability. The Statoil crude supply agreement with Paulsboro terminated effective March 31, 2013, at which time we began to purchase from Statoil the feedstocks owned by them at that date that had been purchased on our behalf.

Inventory

Inventories are carried at the lower of cost or market. The cost of crude oil, feedstocks, blendstocks and refined products is determined under the LIFO method using the dollar value LIFO method with increments valued based on average cost during the year. The cost of supplies and other inventories is determined principally on the weighted average cost method.

Our Delaware City refinery acquires a portion of its crude oil from Statoil under our crude supply agreement whereby we take title to the crude oil as it is delivered to our processing units. We have risk of loss while the Statoil inventory is in our storage tanks. We are obligated to purchase all of the crude oil held by Statoil on our behalf upon termination of the agreements. As a result of the purchase obligations, we record the inventory of crude oil and feedstocks in the refinery’s storage facilities. The purchase obligations contain derivatives that change in value based on changes in commodity prices. Such changes are included in our cost of sales. Our agreement with Statoil for Paulsboro terminated effective March 31, 2013, at which time we began to source crude oil and feedstocks internally.

Prior to July 31, 2014, our Toledo refinery acquired substantially all of its crude oil from MSCG under a crude oil acquisition agreement whereby we took legal title to the crude oil at certain interstate pipeline delivery locations. We recorded an accrued liability at each period-end for the amount we owed MSCG for the crude oil that we owned but had not processed. The accrued liability was based on the period-end market value, as it represented our best estimate of what we would pay for the crude oil. We terminated this crude oil acquisition agreement effective July 31, 2014 and began to source our crude oil needs internally.

Environmental Matters

Liabilities for future clean-up costs are recorded when environmental assessments and/or clean-up efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as our own internal environmental policies. The actual settlement of our liability for environmental matters could materially differ from our estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Long-Lived Assets and Definite-Lived Intangibles

We review our long and finite lived assets for impairment whenever events or changes in circumstances indicate their carrying value may not be recoverable. Impairment is evaluated by comparing the carrying value of the long and finite lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long and finite lived assets is not considered to be recoverable, the carrying value is reduced to the fair value.

Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

Deferred Turnaround Costs

Refinery turnaround costs, which are incurred in connection with planned major maintenance activities at our refineries, are capitalized when incurred and amortized on a straight-line basis over the period of time estimated until the next turnaround occurs (generally three to five years).

Derivative Instruments

We are exposed to market risk, primarily related to changes in commodity prices for the crude oil and feedstocks we use in the refining process as well as the prices of the refined products we sell. The accounting treatment for commodity contracts depends on the intended use of the particular contract and on whether or not the contract meets the definition of a derivative. Non-derivative contracts are recorded at the time of delivery.

All derivative instruments that are not designated as normal purchases or sales are recorded in our balance sheet as either assets or liabilities measured at their fair values. Changes in the fair value of derivative instruments that either are not designated or do not qualify for hedge accounting treatment or normal purchase or normal sale accounting are recognized in income. Contracts qualifying for the normal purchases and sales exemption are accounted for upon settlement. Prior to June 30, 2011 we did not apply hedge accounting to any of our derivative instruments. Effective July 1, 2011, we elected fair value hedge accounting for certain derivatives associated with our inventory repurchase obligations.

Derivative accounting is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives; determination of the fair value of derivatives; identification of hedge relationships; assessment and measurement of hedge ineffectiveness; and election and designation of the normal purchases and sales exception. All of these judgments, depending upon their timing and effect, can have a significant impact on earnings.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which establishes a comprehensive new revenue recognition model designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to be entitled to receive in exchange for those goods or services and requires significantly enhanced revenue disclosures. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The standard is effective for interim and annual periods beginning after December 15, 2016 and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidations (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”), which amends current consolidation guidance including changes to both the variable and voting interest models used by companies to evaluate whether an entity should be consolidated. The requirements from ASU 2015-02 are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”), which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability rather than as an asset. The standard is effective for interim and annual periods beginning after December 15, 2015 and early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. The guidance in ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. Under ASU 2015-14, this guidance becomes effective for interim and annual periods beginning after December 15, 2017 and permits the use of either the retrospective or cumulative effect transition method. Under ASU 2015-14, early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company continues to evaluate the impact of this new standard on its consolidated financial statements and related disclosures.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks, including changes in commodity prices and interest rates. Our primary commodity price risk is associated with the difference between the prices we sell our refined products for and the prices we pay for crude oil and other feedstocks. We may use derivative instruments to manage the risks from changes in the prices of crude oil and refined products, interest rates, or to capture market opportunities.

Commodity Price Risk

Our earnings, cash flow and liquidity are significantly affected by a variety of factors beyond our control, including the supply of, and demand for, crude oil, other feedstocks, refined products and natural gas. The supply of and demand for these commodities depend on, among other factors, changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, planned and unplanned downtime in refineries, pipelines and production facilities, production levels, the availability of imports, the marketing of competitive and alternative fuels, and the extent of government regulation. As a result, the prices of these commodities can be volatile. Our revenues fluctuate significantly with movements in industry refined product prices, our cost of sales fluctuates significantly with movements in crude oil and feedstock prices and our operating expenses fluctuate with movements in the price of natural gas. We manage our exposure to these commodity price risks through our supply and inventory intermediation agreements as well as through the use of various commodity derivative instruments.

Certain of our agreements reduce the time we are exposed to market price fluctuations. For example, our crude and feedstock supply agreement with Statoil allows us to take title to and price our crude oil at locations in close proximity to our refineries, as opposed to the crude oil origination point. The crude supply agreement with MSCG for our Toledo refinery, which terminated on July 31, 2014, allowed us to price and pay for our crude oil as it is processed at that refinery.

We may use non-trading derivative instruments to manage exposure to commodity price risks associated with the purchase or sale of crude oil and feedstocks, finished products and natural gas outside of the agreements. The derivative instruments we use include physical commodity contracts and exchange-traded and over-the-counter financial instruments. We mark-to-market our commodity derivative instruments and recognize the changes in their fair value in our statements of operations.

At June 30, 2015 and December 31, 2014, we had gross open commodity derivative contracts representing 41.6 million barrels and 49.3 million barrels, respectively, with an unrealized net gain of $18.7 million and $31.2 million, respectively. The open commodity derivative contracts as of June 30, 2015 expire at various times during 2015 and 2016.

We carry inventories of crude oil, intermediates and refined products (“hydrocarbon inventories”) on our balance sheet, the values of which are subject to fluctuations in market prices. Our hydrocarbon inventories totaled approximately 18.5 million barrels and 18.6 million barrels at June 30, 2015 and December 31, 2014, respectively. The average cost of our hydrocarbon inventories was approximately $99.08 and $94.29 per barrel on a LIFO basis at June 30, 2015 and December 31, 2014, respectively, excluding the net impact of LCM adjustments of approximately $562.9 million and $690.1 million, respectively. If market prices decline to a level below the average cost, we may be required to further write down the carrying value of our hydrocarbon inventories to market.

Our predominant variable operating cost is energy, which is comprised primarily of natural gas and electricity. We are therefore sensitive to movements in natural gas prices. Assuming normal operating conditions, we annually consume a total of approximately 37.0 million MMBTUs of natural gas amongst our three refineries. Accordingly, a $1.00 per MMBTU change in natural gas prices would increase or decrease our natural gas costs by approximately $37.0 million.

Compliance Program Price Risk

We are exposed to market risks related to the volatility in the price of RINs required to comply with the Renewable Fuel Standard. Our overall RINs obligation is based on a percentage of our domestic shipments of on-road fuels as established by the EPA. To the degree we are unable to blend the required amount of biofuels to satisfy our RINs obligation, we must purchase RINs on the open market. To mitigate the impact of this risk on our results of operations and cash flows we may purchase RINs when the price of these instruments is deemed favorable.

Interest Rate Risk

Borrowings under the Revolving Loan bear interest either at the Alternative Base Rate plus the Applicable Margin or at the Adjusted LIBOR Rate plus the Applicable Margin, all as defined in the agreement. The Applicable Margin ranges from 1.50% to 2.25% for Adjusted LIBOR Rate Loans and from 0.50% to 1.25% for Alternative Base Rate Loans, depending on the Company’s debt rating. If this facility were fully drawn, a one percent change in the interest rate would increase or decrease our interest expense by $25.0 million annually.

The PBFX Revolving Credit Facility and the PBFX Term Loan bear interest at a variable rate and exposes us to interest rate risk. A 1.0% change in the interest rate associated with the borrowings outstanding under these facilities would result in a $5.4 million change in our interest expense, assuming we were to borrow all $325.0 million under our PBFX Revolving Credit Facility and the outstanding balance of our PBFX Term Loan was $234.2 million.

The Rail Facility bears interest at a variable rate and exposes us to interest rate risk. A 1.0% change in the interest rate associated with the borrowings outstanding under this facility would result in a $1.5 million change in our interest expense, assuming the $150.0 million available under the Rail Facility were fully drawn.

We also have interest rate exposure in connection with our Statoil crude oil agreement and J. Aron Inventory Intermediation Agreements under which we pay a time value of money charge based on LIBOR.

Credit Risk

We are subject to risk of losses resulting from nonpayment or nonperformance by our counterparties. We will continue to closely monitor the creditworthiness of customers to whom we grant credit and establish credit limits in accordance with our credit policy.

BUSINESS OF PBF LLC

Overview

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate three domestic oil refineries and related assets, which we acquired in 2010 and 2011. Our refineries have a combined processing capacity, known as throughput, of approximately 540,000 bpd, and a weighted-average Nelson Complexity Index of 11.3. We operate in two reportable business segments: Refining and Logistics.

PBF Energy was formed on November 7, 2011 and is a holding company whose sole asset is a controlling equity interest in PBF LLC. PBF Energy is the sole managing member of PBF LLC and operates and controls all of the business and affairs of PBF LLC. PBF LLC is a holding company for the companies that directly or indirectly own and operate PBF Energy’s business. PBF Holding is a wholly-owned subsidiary of PBF LLC and is the parent company for our refining operations. PBF LLC consolidates the financial results of PBFX and records a noncontrolling interest for the economic interests in PBFX held by the public common unit holders of PBFX.

As of October 15, 2015, PBF Energy owned 97,394,850 PBF LLC Series C Units and our executive officers and directors and certain employees and others held 5,111,358 PBF LLC Series A Units (we refer to all of the holders of the PBF LLC Series A Units as “the members of PBF LLC other than PBF Energy”). As a result, the holders of PBF Energy’s issued and outstanding shares of PBF Energy’s Class A common stock have approximately 95.0% of the voting power in PBF Energy, and the members of PBF LLC other than PBF Energy through their holdings of Class B common stock have approximately 5.0% of the voting power in PBF Energy.

Refining

Our three refineries are located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. Our Mid-Continent refinery at Toledo processes light, sweet crude, has a throughput capacity of 170,000 bpd and a Nelson Complexity Index of 9.2. The majority of Toledo’s WTI-based crude is delivered via pipelines that originate in both Canada and the United States. Since our acquisition of Toledo in 2011, we have added additional truck and rail crude unloading capabilities that provide feedstock sourcing flexibility for the refinery and enables Toledo to run a more cost-advantaged crude slate. Our East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd and Nelson Complexity Indices of 11.3 and 13.2, respectively. These high-conversion refineries process primarily medium and heavy, sour crudes and have historically received the bulk of their feedstock via ships and barges on the Delaware River.

Since 2012, we have expanded and upgraded existing on-site railroad infrastructure at our Delaware City refinery, including the expansion of the crude rail unloading facilities that was completed in February 2013. Currently, crude delivered to this facility is consumed at our Delaware City refinery. We also transport some of the crude delivered by rail from Delaware City via barge to our Paulsboro refinery or other third party destinations. In 2014, we completed a project to expand the Delaware City heavy crude rail unloading terminal capability at the refinery from 40,000 bpd to 80,000 bpd and added additional unloading spots to the dual-loop track light crude rail unloading facility, which increased its unloading capability from 105,000 bpd to 130,000 bpd. These projects bring total rail crude unloading capability up to 210,000 bpd, subject to the anticipated delivery of coiled and insulated railcars, the development of crude rail loading infrastructure in Canada and the use of unit trains. The Delaware City rail unloading facility allows our East Coast refineries to source WTI-based crudes from Western Canada and the Mid-Continent, which we believe may provide significant cost advantages versus traditional Brent-based international crudes.

Logistics

PBFX is a fee-based, growth-oriented, publicly traded Delaware master limited partnership formed by us to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX engages in the receiving, handling, storage and transferring of crude oil, refined products and intermediates from sources located throughout the United States and Canada in support of our three refineries. All of PBFX’s revenue is derived from long-term, fee-based commercial agreements with PBF Holding, which include minimum volume commitments, for receiving, handling and transferring crude oil and storing crude oil and refined products. We also have agreements with PBFX that establish fees for certain general and administrative services and operational and maintenance services provided by PBF Holding to PBFX. These transactions are eliminated by PBF LLC in consolidation.

On May 14, 2014, PBFX completed its initial public offering (the “PBFX Offering”). Subsequent to the PBFX Offering, PBF LLC transferred additional logistical assets to PBFX in three separate transactions in exchange for cash and equity consideration. As of October 15, 2015, PBF LLC held a 53.7% limited partner interest (consisting of 2,572,944 common units and 15,886,553 subordinated units) in PBFX, with the remaining 46.3% limited partner interest held by the public unit holders. PBF LLC also owns all of the incentive distribution rights and indirectly owns a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF GP, the general partner of PBFX. During the subordination period (as set forth in the partnership agreement of PBFX) holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. If PBFX does not pay distributions on the subordinated units, the subordinated units will not accrue arrearages for those unpaid distributions. Each subordinated unit will convert into one common unit at the end of the subordination period.

Operating Segments

Effective with the completion of the PBFX Offering in May 2014, the Company operates in two reportable business segments: Refining and Logistics. The Company’s three oil refineries are all engaged in the refining of crude oil and other feedstocks into petroleum products, and are aggregated into the Refining segment. PBFX operates logistical assets such as crude oil and refined petroleum products terminals, pipelines, and storage facilities, which are aggregated into the Logistics segment. PBFX currently does not generate third party revenue and as such intersegment related revenues are eliminated in consolidation. Prior to the PBFX Offering, PBFX’s assets were operated within the refining operations of the Company’s Delaware City and Toledo refineries.

Refining Segment

We own and operate three refineries, all located in regions with currently favorable market dynamics where finished product demand exceeds operating refining capacity. We produce a variety of products at each of our refineries, including gasoline, ULSD, heating oil, jet fuel, lubricants, petrochemicals and asphalt. We sell our products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations.

Delaware City Refinery

Acquisition and Re-Start. Through our subsidiaries, Delaware City Refining and Delaware Pipeline Company LLC, we acquired the idle Delaware City refinery and its related assets, including a petroleum product terminal, a petroleum products pipeline and an electric generation facility, on June 1, 2010 from affiliates of Valero for approximately $220.0 million in cash, consisting of approximately $170.0 million for the refinery, terminal and pipeline assets and $50.0 million for the power plant complex located on the property.

At the time of acquisition, we reached an agreement with the State of Delaware that provided for a five-year operating permit and up to approximately $45.0 million of economic support to re-start the facility, and negotiated a new long-term contract with the relevant union at the refinery. As of December 31, 2014, we had received $41.4 million in economic support from the State of Delaware under this agreement. We believe that the refinery’s ability to process lower quality crudes allows us to capture a higher margin as these lower quality crudes are typically priced at discounts to benchmark crudes, and to compete effectively in a region where product demand currently significantly exceeds refining capacity.

We completed the restart of the Delaware City Refinery in October 2011. Since our acquisition of the Delaware City refinery, we have invested in turnaround and re-start projects at Delaware City, as well as in the strategic development of crude rail unloading facilities. In May 2012, we commenced crude shipments via rail into a newly developed crude rail unloading facility at our Delaware City refinery. We have further expanded and upgraded the existing on-site railroad infrastructure, including the expansion of the crude rail unloading facilities. In 2014, we added additional unloading spots to the dual-loop track to increase light crude unloading capabilities at that facility to approximately 130,000 bpd and completed a project to expand the Delaware City heavy crude rail unloading capability at the refinery from 40,000 bpd to 80,000 bpd. These projects bring total rail crude unloading capability up to 210,000 bpd, subject to the delivery of coiled and insulated railcars, the development of crude rail loading infrastructure in Canada and the use of unit trains. The Delaware City rail unloading facility allows our East Coast refineries to source WTI-based crudes from Western Canada and the Mid-Continent, which we believe at times may provide significant cost advantages versus traditional Brent-based international crudes.

We have entered into agreements to lease or purchase railcars, including coiled and insulated rails cars, which are capable of transporting Canadian heavy crude oils, and general purpose cars, which we have been using to transport lighter crude oils. In addition to the construction of our rail unloading facilities at Delaware City and the execution of our railcar procurement strategy, we also created dedicated crude-by-rail acquisition and rail logistics teams. These teams, staffed by PBF employees in our corporate headquarters, at the Delaware City refinery and in our field offices in Calgary, Alberta and Oklahoma City, Oklahoma, are responsible for crude procurement, logistics via rail and monitoring crude-by-rail offloading.

Overview. The Delaware City refinery is located on a 5,000-acre site, with access to waterborne cargoes and an extensive distribution network of pipelines, barges and tankers, truck and rail. Delaware City is a fully integrated operation that receives crude via rail at its crude unloading facilities, or ship or barge at its docks located on the Delaware River. The crude and other feedstocks are transported, via pipes, to an extensive tank farm where they are stored until processing. In addition, there is a 17-bay, 50,000 bpd capacity truck loading rack located adjacent to the refinery and a 23-mile interstate pipeline that are used to distribute clean products.

The Delaware City refinery has a throughput capacity of 190,000 bpd and a Nelson Complexity Index of 11.3. As a result of its configuration and process units, Delaware City has the capability of processing a slate of heavy crudes with a high concentration of high sulfur crudes and is one of the largest and most complex refineries on the East Coast. The Delaware City refinery is one of two heavy crude coking refineries, the other being Paulsboro, on the East Coast of the United States with coking capacity equal to approximately 25% of crude capacity.

The Delaware City refinery primarily processes a variety of medium to heavy, sour crude oils, but can run light, sweet crude oils as well. The refinery has large conversion capacity with its 82,000 bpd FCC unit, 47,000 bpd FCU and 18,000 bpd hydrocracking unit with vacuum distillation. Hydrogen is provided via the refinery’s steam methane reformer and continuous catalytic reformer.

Delaware City Process Flow Diagram

The following table approximates the Delaware City refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Unit	190,000
Vacuum Distillation Unit	102,000
Fluid Catalytic Cracking Unit (FCC)	82,000
Hydrotreating Units	160,000
Hydrocracking Unit	18,000
Catalytic Reforming Unit (CCR)	43,000
Benzene / Toluene Extraction Unit	15,000
Butane Isomerization Unit (ISOM)	6,000
Alkylation Unit (Alky)	11,000
Polymerization Unit (Poly)	16,000
Fluid Coking Unit (FCU/ Fluid Coker)	47,000

Feedstocks and Supply Arrangements. In April 2011, we entered into a crude and feedstock supply agreement with Statoil that expires on December 31, 2015. Pursuant to the agreement as amended in October 2012, we direct Statoil to purchase waterborne crude and other feedstocks for Delaware City and Statoil purchases these products on the spot market or through term agreements. Accordingly, Statoil enters into, on our behalf, hedging arrangements to protect against changes in prices between the time of purchase and the time of processing the feedstocks. In addition to procurement, Statoil arranges transportation and insurance for these waterborne deliveries of crude and feedstock supply and we pay Statoil a per barrel fee for their procurement and logistics services. Statoil generally holds title to the waterborne crude and feedstocks until we process the crude or feedstocks through our process units. We pay Statoil on a daily basis for the corresponding volume of crude or feedstocks that are consumed in conjunction with the refining process. This crude supply and feedstock arrangement helps us reduce the amount of investment we are required to maintain in crude inventories and, as a result, helps us manage our working capital.

Product Offtake. Prior to June 30, 2013, we sold the bulk of Delaware City’s clean products to MSCG through an offtake agreement. Under the offtake agreement, MSCG purchased 100% of our finished clean products at Delaware City, which included gasoline, heating oil and jet fuel, as well as our intermediates. During the term of the offtake agreement, we sold the remainder of our refined products directly to a variety of customers on the spot market or through term agreements. Subsequent to the termination of the offtake agreement, we market and sell all of our refined products independently to a variety of customers on the spot market or through term agreements.

Inventory Intermediation Agreement. Effective upon the termination of the product offtake agreement with MSCG, the Company entered into an Inventory Intermediation Agreement with J. Aron to support the operations of the Delaware City refinery, which currently expires in July 2017, subject to certain early termination right. Pursuant to the Inventory Intermediation Agreement, J. Aron purchased certain of the finished and intermediate products (collectively the “Products”) located at the refinery upon termination of the MSCG product offtake agreement. J. Aron purchases the Products produced and delivered into the refinery’s storage tanks on a daily basis. J. Aron further agrees to sell to us on a daily basis the Products delivered out of the refinery’s storage tanks.

Tankage Capacity. The Delaware City refinery has total storage capacity of approximately 10.0 million barrels. Of the total, 18 tanks with approximately 3.6 million barrels of storage capacity are dedicated to crude oil and other feedstock storage with the remaining approximately 6.4 million barrels allocated to finished products, intermediates and other products.

Energy and Other Utilities. Under normal operating conditions, the Delaware City refinery consumes approximately 55,000 MMBTU per day of natural gas. The Delaware City refinery has a 280 MW power plant located on-site that consists of two natural gas-fueled turbines with combined capacity of approximately 140 MW and four turbo-generators with combined nameplate capacity of approximately 140 MW. Collectively, this power plant produces electricity in excess of Delaware City’s refinery load of approximately 90 MW. Excess electricity is sold into the Pennsylvania-New Jersey-Maryland, or PJM, grid. Steam is primarily produced by a combination of three dedicated boilers and supplemented by secondary boilers at the FCC and coker.

Paulsboro Refinery

Acquisition. We acquired the entities that owned the Paulsboro refinery (including an associated natural gas pipeline) on December 17, 2010, from Valero for approximately $357.7 million, excluding working capital. The purchase price excludes inventory purchased on our behalf by MSCG and Statoil. We invested approximately $60.0 million in capital in early 2011 to complete a scheduled turnaround at the refinery.

Overview. Paulsboro has a throughput capacity of 180,000 bpd and a Nelson Complexity Index of 13.2. The Paulsboro refinery is located on approximately 950 acres on the Delaware River in Paulsboro, New Jersey, just south of Philadelphia and approximately 30 miles away from Delaware City. Paulsboro receives crude and feedstocks via its marine terminal on the Delaware River. Paulsboro is one of two operating refineries on the East Coast with coking capacity, the other being Delaware City. Major units at the Paulsboro refinery include crude distillation units, vacuum distillation units, an FCC unit, a delayed coking unit, a lube oil processing unit and a propane deasphalting unit.

The Paulsboro refinery primarily processes a variety of medium and heavy, sour crude oils but can run light, sweet crude oils as well. The Paulsboro refinery predominantly produces gasoline, diesel fuels and jet fuel and also manufactures Group I base oils or lubricants. In addition to its finished clean products slate, Paulsboro produces asphalt and petroleum coke.

Paulsboro Refinery Process Flow Diagram

The following table approximates the Paulsboro refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Units	168,000
Vacuum Distillation Units	83,000
Fluid Catalytic Cracking Unit (FCC)	55,000
Hydrotreating Units	141,000
Catalytic Reforming Unit (CCR)	32,000
Alkylation Unit (Alky)	11,000
Lube Oil Processing Unit	12,000
Delayed Coking Unit (Coker)	27,000
Propane Deasphalting Unit	11,000

Feedstocks and Supply Arrangements. We have a contract with Saudi Aramco pursuant to which we have been purchasing up to approximately 100,000 bpd of crude oil from Saudi Aramco that is processed at Paulsboro. The crude purchased is priced off ASCI.

Product Offtake. Prior to June 30, 2013, we sold the bulk of Paulsboro’s clean products to MSCG through an offtake agreement. With the exception of certain jet fuel and lubricant sales, MSCG purchased 100% of our finished clean products and intermediates under the offtake agreement. During the term of the offtake agreement, we sold the remainder of our refined products directly to a variety of customers on the spot market or through term agreements. Subsequent to the termination of the offtake agreement, we market and sell all of our refined products independently to a variety of customers on the spot market or through term agreements.

Inventory Intermediation Agreement. Effective upon the termination of the product offtake agreement with MSCG, the Company entered into an Inventory Intermediation Agreement with J. Aron to support the operations of the Paulsboro refinery, which currently expires in July 2017, subject to certain early termination rights. Pursuant to the Inventory Intermediation Agreement, J. Aron purchased all of the Products located at Paulsboro upon termination of the product offtake agreement. J. Aron purchases the Products produced and delivered into the refinery’s storage tanks on a daily basis. J. Aron further agrees to sell to us on a daily basis the Products delivered out of the refinery’s storage tanks.

Tankage Capacity. The Paulsboro refinery has total storage capacity of approximately 7.5 million barrels. Of the total, approximately 2.1 million barrels are dedicated to crude oil storage with the remaining 5.4 million barrels allocated to finished products, intermediates and other products.

Energy and Other Utilities. Under normal operating conditions, the Paulsboro refinery consumes approximately 30,000 MMBTU per day of natural gas. The Paulsboro refinery is virtually self-sufficient for its electrical power requirements. The refinery supplies approximately 90% of its 63 MW load through a combination of four generators with a nameplate capacity of 78 MW, in addition to a 30 MW gas turbine generator and two 15 MW steam turbine generators located at the Paulsboro utility plant. In the event that Paulsboro requires additional electricity to operate the refinery, supplemental power is available through a local utility. Paulsboro is connected to the grid via three separate 69 KV aerial feeders and has the ability to run entirely on imported power. Steam is primarily produced by three boilers, each with continuous rated capacity of 300,000-lb/hr at 900-psi. In addition, Paulsboro has a heat recovery steam generator and a number of waste heat boilers throughout the refinery that supplement the steam generation capacity. Paulsboro’s current hydrogen needs are met by the hydrogen supply from the reformer. In addition, the refinery employs a standalone steam methane reformer that is capable of producing 10 MMSCFD of 99% pure hydrogen. This ancillary hydrogen plant is utilized as a back-up source of hydrogen for the refinery’s process units.

Toledo Refinery

Acquisition. Through our subsidiary, Toledo Refining, we acquired the Toledo refinery on March 1, 2011, from Sunoco for approximately $400.0 million, excluding working capital. We also purchased refined and certain intermediate products inventory for approximately $299.6 million, and MSCG purchased the refinery’s crude oil inventory on our behalf. Additionally, included in the terms of the sale was a five-year participation payment of up to $125.0 million payable to Sunoco based upon post-acquisition earnings of the refinery, of which $103.6 million was paid in 2012 and the balance paid in 2013.

Overview. Toledo has a throughput capacity of approximately 170,000 bpd and a Nelson Complexity Index of 9.2. Toledo primarily processes a slate of light, sweet crudes from Canada, the Mid-Continent, the Bakken region and the U.S. Gulf Coast. Toledo produces finished products including gasoline and ULSD, in addition to a variety of high-value petrochemicals including nonene, xylene, tetramer and toluene.

The Toledo refinery is located on a 282-acre site near Toledo, Ohio, approximately 60 miles from Detroit. Major units at the Toledo refinery include an FCC unit, a hydrocracker, an alkylation unit and a UDEX unit. Crude is delivered to the Toledo refinery through three primary pipelines: (1) Enbridge from the north, (2) Capline from the south and (3) Mid-Valley from the south. Crude is also delivered to a nearby terminal by rail and from local sources by truck to a truck unloading facility within the refinery.

Toledo Refinery Process Flow Diagram

The following table approximates the Toledo refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Unit	170,000
Fluid Catalytic Cracking Unit (FCC)	79,000
Hydrotreating Units	95,000
Hydrocracking Unit (HCC)	45,000
Catalytic Reforming Units	45,000
Alkylation Unit (Alky)	10,000
Polymerization Unit (Poly)	7,000
UDEX Unit (BTX)	16,300

Feedstocks and Supply Arrangements. Prior to July 31, 2014, we had a crude oil acquisition agreement with MSCG pursuant to which we directed MSCG to purchase crude and other feedstocks for Toledo. MSCG purchased crude and feedstocks on the spot market. Accordingly, MSCG entered into, on our behalf, hedging arrangements to protect against changes in prices between the time of purchase and the time of processing the feedstocks. In addition to procurement, MSCG arranged transportation and insurance for the crude and feedstock supply and we paid MSCG a per barrel fee for their procurement and logistics services. We paid MSCG on a daily basis for the corresponding volume of crude or feedstocks two days after they were consumed in conjunction with the refining process. This arrangement helped us reduce the amount of investment we were required to maintain in crude inventories and, as a result, helped us manage our working capital. Subsequent to the termination of the crude oil acquisition agreement with MSCG, we began fully sourcing our own crude oil needs for Toledo.

Product Offtake. Toledo is connected, via pipelines, to an extensive distribution network throughout Ohio, Illinois, Indiana, Kentucky, Michigan, Pennsylvania and West Virginia. The finished products are transported on pipelines owned by Sunoco Logistics Partners L.P. and Buckeye Partners. In addition, we have proprietary connections to a variety of smaller pipelines and spurs that help us optimize our clean products distribution. A significant portion of Toledo’s gasoline and ULSD are distributed through the approximately 28 terminals in this network.

In March 2011, we entered into an agreement with Sunoco whereby Sunoco purchases gasoline and distillate products representing approximately one-third of the Toledo refinery’s gasoline and distillates production. The agreement had a three year term, subject to certain early termination rights. In March 2014, the agreement was renewed and extended for another three year term. We sell the bulk of the petrochemicals produced at the Toledo refinery through short-term contracts or on the spot market and the majority of the petrochemical distribution is done via rail.

Tankage Capacity. The Toledo refinery has total storage capacity of approximately 4.5 million barrels. The Toledo refinery receives its crude through pipeline connections and a truck rack. Of the total, approximately 1.2 million barrels are dedicated to crude oil storage with the remaining 3.3 million barrels allocated to intermediates and products. A portion of storage capacity dedicated to crude oil and finished products was transferred to PBFX in conjunction with its acquisition of the Toledo Storage Facility in December 2014.

Energy and Other Utilities. Under normal operating conditions, the Toledo refinery consumes approximately 17,000 MMBTU per day of natural gas. The Toledo refinery purchases its electricity from a local utility and has a long-term contract to purchase hydrogen and steam from a local third party supplier. In addition to the third party steam supplier, Toledo consumes a portion of the steam that is generated by its various process units.

Logistics Segment

We formed PBFX, a publicly traded master limited partnership, to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX’s operations are aggregated into the Logistics segment. Prior to the PBFX Offering, PBFX’s assets were operated within the refining operations of the Company’s Delaware City and Toledo refineries. The assets did not historically operate for the purpose of generating revenues independent of other PBF Energy businesses prior to the PBFX Offering or for assets acquired in the acquisitions from PBF LLC, with exception of the Delaware City Products Pipeline, prior to the effective date of each transaction. See “Prospectus Summary” and the documents incorporated by reference in this prospectus for a description of PBFX’s assets.

Principal Products

Our refineries make various grades of gasoline, diesel fuel, jet fuel, and other products from crude oil, other feedstocks, and blending components. We sell these products through our commercial accounts, and sales with major oil companies. For the years ended December 31, 2014, 2013 and 2012, gasoline and distillates accounted for 86.0%, 88.6% and 88.8% of our revenues, respectively.

Customers

We sell a variety of refined products to a diverse customer base. The majority of our refined products are primarily sold through short-term contracts or on the spot market. However, we do have product offtake arrangements for a portion of our clean products. For the year ended December 31, 2014, no single customer accounted for 10% or more of our revenues. No single customer accounted for 10% or more of our total trade accounts receivable as of December 31, 2014.

For the year ended December 31, 2013, MSCG and Sunoco accounted for 29% and 10% of our revenues, respectively. As of December 31, 2013, Sunoco accounted for 10% of accounts receivable.

For the year ended December 31, 2012, MSCG and Sunoco accounted for 57% and 10% of the Company’s revenues, respectively.

Seasonality

Demand for gasoline and diesel is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and construction work. Decreased demand during the winter months can lower gasoline and diesel prices. As a result, our operating results for the first and fourth calendar quarters may be lower than those for the second and third calendar quarters of each year. Refining margins remain volatile and our results of operations may not reflect these historical seasonal trends. Most of the effects of seasonality on PBFX’s operating results are mitigated through fee-based commercial agreements with us that include minimum volume commitments.

Competition

The refining business is very competitive. We compete directly with various other refining companies both on the East and Gulf Coasts and in the Mid-Continent, with integrated oil companies, with foreign refiners that import products into the United States and with producers and marketers in other industries supplying alternative forms of energy and fuels to satisfy the requirements of industrial, commercial and individual consumers. Some of our competitors have expanded the capacity of their refineries and internationally new refineries are coming on line which could also affect our competitive position.

Profitability in the refining industry depends largely on refined product margins, which can fluctuate significantly, as well as crude oil prices and differentials between the prices of different grades of crude oil, operating efficiency and reliability, product mix and costs of product distribution and transportation. Certain of our competitors that have larger and more complex refineries may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of our principal competitors are integrated national or international oil companies that are larger and have substantially greater resources. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of feedstocks or intense price fluctuations. Refining margins are frequently impacted by sharp changes in crude oil costs, which may not be immediately reflected in product prices.

The refining industry is highly competitive with respect to feedstock supply. Unlike certain of our competitors that have access to proprietary controlled sources of crude oil production available for use at their own refineries, we obtain substantially all of our crude oil and other feedstocks from unaffiliated sources. The availability and cost of crude oil is affected by global supply and demand. We have no crude oil reserves and are not engaged in the exploration or production of crude oil. We believe, however, that we will be able to obtain adequate crude oil and other feedstocks at generally competitive prices for the foreseeable future.

Corporate Offices

We lease approximately 53,000 square feet for our principal corporate offices in Parsippany, New Jersey. The lease for our principal corporate offices expires in 2016. Functions performed in the Parsippany office include overall corporate management, refinery and HSE management, planning and strategy, corporate finance, commercial operations, logistics, contract administration, marketing, investor relations, governmental affairs, accounting, tax, treasury, information technology, legal and human resources support functions.

Employees

As of December 31, 2014, we had approximately 1,714 employees. At Paulsboro, 275 of our 448 employees are covered by a collective bargaining agreement. In addition, 659 of our 1,057 employees at Delaware City and Toledo are covered by a collective bargaining agreement. None of our corporate employees are covered by a collective bargaining agreement. We consider our relations with the represented employees to be satisfactory. At Delaware City and Toledo, most hourly employees are covered by a collective bargaining agreement through the United Steel Workers (USW). While the contracts at these sites were scheduled to expire in February 2015, the Company successfully negotiated early settlements at both locations through February 2019. Similarly, at Paulsboro hourly employees are represented by the Independent Oil Workers (IOW) and while this contract was scheduled to expire in March 2015, the Company also negotiated an early settlement with the IOW to expire in March 2019.

Environmental, Health and Safety Matters

Refinery, pipeline and related operations are subject to federal, state and local laws regulating the discharge of matter into the environment or otherwise relating to human health and safety or the protection of the environment. These laws regulate, among other things, the generation, storage, handling, use and transportation of petroleum and other regulated materials, the emission and discharge of materials into the environment, waste management, remediation of contaminated sites, characteristics and composition of gasoline and distillates and other matters otherwise relating to the protection of the environment. Permits are also required under these laws for the operation of our refineries, pipelines and related operations and these permits are subject to revocation, modification and renewal. Compliance with applicable environmental laws, regulations and permits will continue to have an impact on our operations, results of operations and capital requirements. We believe that our current operations are in substantial compliance with existing environmental laws, regulations and permits.

Our operations and many of the products we manufacture are subject to certain specific requirements of the Clean Air Act, or CAA, and related state and local regulations. The CAA contains provisions that require capital expenditures for the installation of certain air pollution control devices at our refineries. Subsequent rule making authorized by the CAA or similar laws or new agency interpretations of existing rules, may necessitate additional expenditures in future years.

Additionally, as of January 1, 2011 we are required to meet an EPA regulation limiting the average sulfur content in gasoline to 30 PPM. The EPA issued the final Tier 3 Gasoline standards on March 3, 2014 under the CAA. This final rule establishes more stringent vehicle emission standards and further reduces the sulfur content of gasoline starting in January of 2017. The new standard is set at 10 PPM sulfur in gasoline on an annual average basis starting January 1, 2017, with a credit trading program to provide compliance flexibility. The EPA responded to industry comments on the proposed rule and maintained the per gallon sulfur cap on gasoline at the existing 80 PPM cap. The standards set by the new rule are not expected to have a material impact on our financial position, results of operations or cash flows.

As of January 1, 2011, we are required to comply with the EPA’s Control of Hazardous Air Pollutants From Mobile Sources, or MSAT2, regulations on gasoline that impose reductions in the benzene content of our produced gasoline. We purchase benzene credits to meet these requirements. Our planned capital projects will reduce the amount of benzene credits that we need to purchase. In addition, the renewable fuel standards mandate the blending of prescribed percentages of renewable fuels (e.g., ethanol and biofuels) into our produced gasoline and diesel. These new requirements, other requirements of the CAA and other presently existing or future environmental regulations may cause us to make substantial capital expenditures as well as the purchase of credits at significant cost, to enable our refineries to produce products that meet applicable requirements.

Our operations are also subject to the federal Clean Water Act, or the CWA, the federal Safe Drinking Water Act, or the SDWA, and comparable state and local requirements. The CWA, the SDWA and analogous laws prohibit any discharge into surface waters, ground waters, injection wells and publicly-owned treatment works except in strict conformance with permits, such as pre-treatment permits and discharge permits, issued by federal, state and local governmental agencies. Federal waste-water discharge permits and analogous state waste-water discharge permits are issued for fixed terms and must be renewed.

We generate wastes that may be subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state and local requirements. The EPA and various state agencies have limited the approved methods of disposal for certain hazardous and non-hazardous wastes.

The EPA published a Final Rule to the CWA Section 316(b) in August 2014 regarding cooling water intake structures, which includes requirements for petroleum refineries. The purpose of this rule is to prevent fish from being trapped against cooling water intake screens (impingement) and to prevent fish from being drawn through cooling water systems (entrainment). Facilities will be required to implement Best Technology Available (BTA)

as soon as possible, but state agencies have the discretion to establish implementation time lines. We continue to evaluate the impact of this regulation, and at this time do not anticipate it having a material impact on our financial position, results of operations or cash flows.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, also known as “Superfund,” imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for investigation and the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. As discussed more fully below, certain of our sites are subject to these laws and we may be held liable for investigation and remediation costs or claims for natural resource damages. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Analogous state laws impose similar responsibilities and liabilities on responsible parties. In our current normal operations, we have generated waste, some of which falls within the statutory definition of a “hazardous substance” and some of which may have been disposed of at sites that may require cleanup under Superfund.

As is the case with all companies engaged in industries similar to ours, we face potential exposure to future claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution, personal injury and property damage allegedly caused by substances which we manufactured, handled, used, released or disposed of.

Current and future environmental regulations are expected to require additional expenditures, including expenditures for investigation and remediation, which may be significant, at our refineries and at our other facilities. To the extent that future expenditures for these purposes are material and can be reasonably determined, these costs are disclosed and accrued.

Our operations are also subject to various laws and regulations relating to occupational health and safety. We maintain safety training and maintenance programs as part of our ongoing efforts to ensure compliance with applicable laws and regulations. Compliance with applicable health and safety laws and regulations has required and continues to require substantial expenditures.

In connection with each of our acquisitions, we assumed certain environmental remediation obligations. In the case of Paulsboro, a self-guarantee is in place to meet state financial assurance requirements, in the amount of approximately $12.1 million, the estimated cost of the remediation obligations. Prior to the fourth quarter of 2014, this financial requirement was held in an environmental trust and classified on our balance sheet as restricted cash. Both the short and long-term portion of this environmental liability are recorded in accrued expenses and other long-term liabilities, respectively.

In connection with the acquisition of Delaware City, the prior owners remain responsible, subject to certain limitations, for certain environmental obligations including ongoing remediation of soil and groundwater contamination at the site. Further, in connection with the Delaware City and Paulsboro acquisitions, we purchased two individual ten-year, $75.0 million environmental insurance policies to insure against unknown environmental liabilities at each refinery. In connection with the acquisition of Toledo, the seller, subject to certain limitations, initially retains remediation obligations which will transition to us over a 20-year period. However, there can be no assurance that any available indemnity, self-guarantee or insurance will be sufficient to cover any ultimate environmental liabilities we may incur with respect to our refineries, which could be significant.

We cannot predict what additional health, safety and environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to our operations. Compliance with more stringent laws or regulations or adverse changes in the interpretation of existing requirements or discovery of new information such as unknown contamination could have an adverse effect on the financial position and the results of our operations and could require substantial expenditures for the installation and operation of systems and equipment that we do not currently possess.

Legal Proceedings

The Delaware City Rail Terminal and DCR West Rack are collocated with the Delaware City refinery, and are located in Delaware’s coastal zone where certain activities are regulated under the Delaware Coastal Zone act. On June 14, 2013, two administrative appeals were filed by the Sierra Club and Delaware Audubon (collectively the “Appellants”) regarding an air permit DCR obtained to allow loading of crude oil onto barges. The appeals allege that both the loading of crude oil onto barges and the operation of the Delaware City Rail Terminal violate Delaware’s Coastal Zone Act. The first appeal is Number 2013-1 before the CZ Board, and the second appeal is before the EAB and appeals Secretary’s Order No. 2013-A-0020. The CZ Board held a hearing on the first appeal on July 16, 2013, and ruled in favor of Delaware City Refining and the State of Delaware and dismissed the Appellants’ appeal for lack of standing. The Appellants appealed that decision to the Delaware Superior Court, New Castle County, Case No. N13A-09-001 ALR, and Delaware City Refining and the State of Delaware filed cross-appeals. A hearing on the second appeal before the EAB, case no. 2013-06, was held on January 13, 2014, and the EAB ruled in favor of DCR and the State and dismissed the appeal for lack of jurisdiction. The Appellants also filed a Notice of Appeal with the Superior Court appealing the EAB’s decision. On March 31, 2015 the Superior Court affirmed the decisions by both the CZ Board and the EAB stating they both lacked jurisdiction to rule on the Appellants’ appeal. The Appellants have appealed to the Delaware Supreme Court and oral argument on the case has been scheduled to be held during the fourth quarter of 2015. If the Appellants in one or both of these matters ultimately prevail, the outcome may have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

On July 24, 2013, the Delaware Department of Natural Resources and Environmental Control, or DNREC, issued a Notice of Administrative Penalty Assessment and Secretary’s Order to Delaware City Refining for alleged air emission violations that occurred during the re-start of the refinery in 2011 and subsequent to the re-start. The penalty assessment seeks $460,200 in penalties and $69,030 in cost recovery for DNREC’s expenses associated with investigation of the incidents. We dispute the amount of the penalty assessment and allegations made in the order, and are in discussions with DNREC to resolve the assessment.

GLOSSARY OF SELECTED TERMS

Unless otherwise noted or indicated by context, the following terms used in this section of the prospectus have the following meanings:

“ASCI” refers to the Argus Sour Crude Index, a pricing index used to approximate market prices for sour, heavy crude oil.

“Bakken” refers to both a crude oil production region generally covering North Dakota, Montana and Western Canada, and the crude oil that is produced in that region.

“barrel” refers to a common unit of measure in the oil industry, which equates to 42 gallons at 1 atmosphere pressure.

“blendstocks” refers to various compounds that are combined with gasoline or diesel from the crude oil refining process to make finished gasoline and diesel; these may include natural gasoline, FCC unit gasoline, ethanol, reformate or butane, among others.

“bpd” refers to an abbreviation for barrels per day.

“CAA” refers to the Clean Air Act.

“CAPP” refers to the Canadian Association of Petroleum Producers.

“catalyst” refers to a substance that alters, accelerates, or instigates chemical changes, but is not produced as a product of the refining process.

“coke” refers to a coal-like substance that is produced from heavier crude oil fractions during the refining process.

“complexity” refers to the number, type and capacity of processing units at a refinery, measured by the Nelson Complexity Index, which is often used as a measure of a refinery’s ability to process lower quality crude in an economic manner.

“crack spread” refers to a simplified calculation that measures the difference between the price for light products and crude oil. For example, we reference (a) the 2-1-1 crack spread, which is a general industry standard that approximates the per barrel refining margin resulting from processing two barrels of crude oil to produce one barrel of gasoline and one barrel of heating oil or ULSD, and (b) the 4-3-1 crack spread, which is a benchmark utilized by our Toledo refinery that approximates the per barrel refining margin resulting from processing four barrels of crude oil to produce three barrels of gasoline and one-half barrel of jet fuel and one-half barrel of ULSD.

“Dated Brent” refers to Brent blend oil, a light, sweet North Sea crude oil, characterized by an API gravity of 38° and a sulfur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils.

“distillates” refers primarily to diesel, heating oil, kerosene and jet fuel.

“downstream” refers to the downstream sector of the energy industry generally describing oil refineries, marketing and distribution companies that refine crude oil and sell and distribute refined products. The opposite of the downstream sector is the upstream sector, which refers to exploration and production companies that search for and/or produce crude oil and natural gas underground or through drilling or exploratory wells.

“EPA” refers to the United States Environmental Protection Agency.

“ethanol” refers to a clear, colorless, flammable oxygenated liquid. Ethanol is typically produced chemically from ethylene, or biologically from fermentation of various sugars from carbohydrates found in agricultural crops and cellulosic residues from crops or wood. It is used in the United States as a gasoline octane enhancer and oxygenate.

“feedstocks” refers to crude oil and partially refined petroleum products that are processed and blended into refined products.

“FCC” refers to fluid catalytic cracking.

“FCU” refers to fluid coking unit.

“GAAP” refers to U.S. generally accepted accounting principles developed by the Financial Accounting Standards Board for nongovernmental entities.

“GHG” refers to greenhouse gas.

“Group I base oils or lubricants” refers to conventionally refined products characterized by a sulfur content less than 0.03% with a viscosity index between 80 and 120. Typically, these products are used in a variety of automotive and industrial applications.

“heavy crude oil” refers to a relatively inexpensive crude oil with a low API gravity characterized by high relative density and viscosity. Heavy crude oils require greater levels of processing to produce high value products such as gasoline and diesel.

“J. Aron” refers to J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc.

“KV” refers to Kilovolts.

“LCM” refers to a GAAP requirement for inventory to be valued at the lower of cost or market.

“light crude oil” refers to a relatively expensive crude oil with a high API gravity characterized by low relative density and viscosity. Light crude oils require lower levels of processing to produce high value products such as gasoline and diesel.

“light products” refers to the group of refined products with lower boiling temperatures, including gasoline and distillates.

“light-heavy differential” refers to the price difference between light crude oil and heavy crude oil.

“LPG” refers to liquefied petroleum gas.

“Maya” refers to Maya crude oil, a heavy, sour crude oil characterized by an API gravity of approximately 22° and a sulfur content of approximately 3.3 weight percent that is used as a benchmark for other heavy crude oils.

“MLP” refers to master limited partnership.

“MMbbls” refers to an abbreviation for million barrels.

“MMBTU” refers to million British thermal units.

“MMSCFD” refers to million standard cubic feet per day.

“MSCG” refers to Morgan Stanley Capital Group Inc.

“MW” refers to Megawatt.

“Nelson Complexity Index” refers to the complexity of an oil refinery as measured by the Nelson Complexity Index, which is calculated on an annual basis by the Oil and Gas Journal. The Nelson Complexity Index assigns a complexity factor to each major piece of refinery equipment based on its complexity and cost in comparison to crude distillation, which is assigned a complexity factor of 1.0. The complexity of each piece of refinery equipment is then calculated by multiplying its complexity factor by its throughput ratio as a percentage of crude distillation capacity. Adding up the complexity values assigned to each piece of equipment, including crude distillation, determines a refinery’s complexity on the Nelson Complexity Index. A refinery with a complexity of 10.0 on the Nelson Complexity Index is considered ten times more complex than crude distillation for the same amount of throughput.

“NYH” refers to the New York Harbor market value of petroleum products.

“NYMEX” refers to the New York Mercantile Exchange.

“PBF Energy IPO” refers to the initial public offering of PBF Energy’s Class A common stock which closed on December 18, 2012.

“Platts” refers to Platts, a division of The McGraw-Hill Companies.

“PPM” refers to parts per million.

“RINS” refers to renewable fuel credits required for compliance with the Renewable Fuels Standard.

“refined products” refers to petroleum products, such as gasoline, diesel and jet fuel, that are produced by a refinery.

“sour crude oil” refers to a crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil.

“Saudi Aramco” refers to Saudi Arabian Oil Company.

“Statoil” refers to Statoil Marketing and Trading (US) Inc.

“Sunoco” refers to Sunoco, Inc. (R&M).

“sweet crude oil” refers to a crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur than sour crude oil. Sweet crude oil is typically more expensive than sour crude oil.

“Syncrude” refers to a blend of Canadian synthetic oil, a light, sweet crude oil, typically characterized by an API gravity between 30° and 32° and a sulfur content of approximately 0.1-0.2 weight percent.

“throughput” refers to the volume processed through a unit or refinery.

“turnaround” refers to a periodically required shutdown and comprehensive maintenance event to refurbish and maintain a refinery unit or units that involves the inspection of such units and occurs generally on a periodic cycle.

“ULSD” refers to ultra-low-sulfur diesel.

“Valero” refers to Valero Energy Corporation.

“WCS” refers to Western Canadian Select, a heavy, sour crude oil blend typically characterized by an API gravity between 20° and 22° and a sulfur content of approximately 3.5 weight percent that is used as a benchmark for heavy Western Canadian crude oil.

“WTI” refers to West Texas Intermediate crude oil, a light, sweet crude oil, typically characterized by an API gravity between 38° and 40° and a sulfur content of approximately 0.3 weight percent that is used as a benchmark for other crude oils.

“WTS” refers to West Texas Sour crude oil, a sour crude oil characterized by an API gravity between 30° and 33° and a sulfur content of approximately 1.28 weight percent that is used as a benchmark for other sour crude oils.

“yield” refers to the percentage of refined products that is produced from crude oil and other feedstocks.

MANAGEMENT OF PBF LLC

PBF Energy is our sole managing member and operates and controls all of our business and affairs. The following table sets forth certain information regarding our and PBF Energy’s current executive officers.

Name	Age	Position
Thomas D. O’Malley	74	Executive Chairman of the Board of Directors of PBF Energy
Thomas J. Nimbley	63	Chief Executive Officer
Matthew C. Lucey	42	President
C. Erik Young	38	Senior Vice President, Chief Financial Officer
Jeffrey Dill	54	President, Western Region
Trecia M. Canty	46	Senior Vice President, General Counsel
Paul Davis	53	Senior Vice President—Western Region
Thomas L. O’Connor	42	Senior Vice President, Commercial
Todd O’Malley	41	Senior Vice President
Herman Seedorf	64	Senior Vice President of Refining

Thomas D. O’Malley has served as Executive Chairman of the Board of Directors of PBF Energy since its formation in November 2011, served as Executive Chairman of the Board of Directors of PBF LLC and its predecessors from March 2008 to February 2013, and was the Chief Executive Officer of PBF LLC and its predecessor from inception until June 2010. Mr. O’Malley also served as the Chairman of PBF Holding from April 2010 to June 2010 and from January 2011 to October 2012. Mr. O’Malley has also served as the Chairman of the Board of Directors of PBF GP since 2014. He has more than 30 years of experience in the refining industry. He served as Chairman of the Board of Petroplus Holdings A.G., listed on the Swiss Exchange, from May 2006 until February 2011, and was Chief Executive Officer from May 2006 until September 2007. Mr. O’Malley was Chairman of the Board of Premcor Inc. (“Premcor”), a domestic oil refiner and Fortune 250 company listed on the NYSE, from February 2002 until its sale to Valero in August 2005 and was Chief Executive Officer from February 2002 to January 2005. Before joining Premcor, Mr. O’Malley was Chairman and Chief Executive Officer of Tosco Corporation (“Tosco”). This Fortune 100 company, listed on the NYSE, was the largest independent oil refiner and marketer of oil products in the United States, with annualized revenues of approximately $25.0 billion when it merged with Phillips Petroleum Company (“Phillips”) in September 2001.

Thomas J. Nimbley has served on the Board of Directors of PBF Energy since October 2014. He has served as our and PBF Energy’s Chief Executive Officer since June 2010 and was our Executive Vice President, Chief Operating Officer from March 2010 through June 2010. In his capacity as our Chief Executive Officer, Mr. Nimbley also serves as a director and the Chief Executive Officer of certain of PBF Energy’s subsidiaries, including PBF GP. Prior to joining us, Mr. Nimbley served as a Principal for Nimbley Consultants LLC from June 2005 to March 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips and subsequently Senior Vice President and head of Refining for ConocoPhillips (“ConocoPhillips”) domestic refining system (13 locations) following the merger of Phillips and Conoco Inc. Before joining Phillips at the time of its acquisition of Tosco in September 2001, Mr. Nimbley served in various positions with Tosco and its subsidiaries starting in April 1993.

Matthew C. Lucey has served as PBF Energy’s and our President effective January 2015 and was PBF Energy’s and our Executive Vice President from April 2014 to December 2014. Mr. Lucey served as PBF Energy’s and our Senior Vice President, Chief Financial Officer from April 2010 to March 2014. Mr. Lucey joined us as our Vice President, Finance in April 2008. Prior thereto, Mr. Lucey served as a Managing Director of M.E. Zukerman & Co., a New York-based private equity firm specializing in several sectors of the broader energy industry, from 2001 to 2008. While at M.E. Zukerman & Co., Mr. Lucey participated in all aspects of the firm’s energy investment activities and served on the Management Committee of Penreco, a manufacturer of specialty petroleum products; Cortez Pipeline Company, a 500 mile CO2 pipeline; and Venture Coke Company, a merchant petroleum coke calciner. Before joining M.E. Zukerman & Co., Mr. Lucey spent six years in the banking industry.

C. Erik Young has served as PBF Energy’s and our Senior Vice President and Chief Financial Officer since April 2014 after joining us in December 2010 as Director, Strategic Planning where he was responsible for both corporate development and capital markets initiatives. Prior to joining the Company, Mr. Young spent eleven years in corporate finance, strategic planning and mergers and acquisitions roles across a variety of industries. He began his career in investment banking before joining J.F. Lehman & Company, a private equity investment firm, in 2001.

Jeffrey Dill has served as PBF Energy’s and our President, Western Region since September 2015, and prior thereto as PBF Energy and our Senior Vice President, General Counsel and Secretary since May 2010 and from March 2008 until September 2009. Mr. Dill served as Senior Vice President, General Counsel and Secretary for Maxum Petroleum, Inc., a national marketer and logistics company for petroleum products, from September 2009 to May 2010 and as Consulting General Counsel and Secretary for NTR Acquisition Co., a special purpose acquisition company focused on downstream energy opportunities, from April 2007 to February 2008. Previously he served as Vice President, General Counsel and Secretary at Neurogen Corporation, a drug discovery and development company, from March 2006 to December 2007. Mr. Dill has close to 20 years experience providing legal support to refining, transportation and marketing organizations in the petroleum industry, including positions at Premcor, ConocoPhillips, Tosco and Unocal Corporation.

Trecia M. Canty serves as PBF Energy’s and our Senior Vice President, General Counsel and Secretary since September 2015. Ms. Canty joined the Company in 2012 as Senior Counsel. Ms. Canty was promoted to Deputy General Counsel in July 2013, becoming Vice President, Senior Deputy General Counsel and Assistant Secretary in October 2014. Prior to joining the Company, Ms. Canty worked at Southwestern Energy Company since 2004, serving as Associate General Counsel, Corporate and Assistant Secretary, where her responsibilities included finance and mergers and acquisitions, securities and corporate compliance and corporate governance. She also provided legal support to Southwestern Energy Company’s midstream marketing and logistics businesses. Prior to joining Southwestern Energy Company, Ms. Canty was an associate with Cleary, Gottlieb, Steen & Hamilton.

Paul Davis serves as PBF Energy’s and our Senior Vice President—Western Region since September 2015. Prior thereto, Mr. Davis served as PBF Energy’s and our Vice President, Crude Oil and Feedstocks, and since January 2015 served as Co-Head of commercial activities. Mr. Davis joined the Company in April 2012 and, in May 2013, was named Vice President, Crude Oil and Feedstocks responsible for crude oil and refinery feedstock sourcing. Previously, Mr. Davis was responsible for managing the U.S. clean products commercial operations for HETCO from 2006 to 2012. Prior to that, Mr. Davis was responsible for Premcor’s U.S. Midwest clean products disposition group. Mr. Davis has over 29 years of experience in commercial operations in crude oil and refined products, including 16 years with the ExxonMobil Corporation in various operational and commercial positions, including sourcing refinery feedstocks and crude oil and the disposition of refined petroleum products, as well as optimization roles within refineries.

Thomas L. O’Connor serves as PBF Energy’s and our head of commercial activities since September 2015. Mr. O’Connor joined the Company as Senior Vice President in September 2014 with responsibility for business development and growing the business of PBFX, and from January 2015 to September 2015 served as PBF Energy’s and our Co-Head of commercial activities. Prior to joining the Company, Mr. O’Connor worked at Morgan Stanley since 2000 in various positions, most recently as a Managing Director and Global Head of Crude Oil Trading and Global Co-Head of Oil Flow Trading. Prior to joining Morgan Stanley, Mr. O’Connor worked for Tosco from 1995 to 2000 in the Atlantic Basin Fuel Oil and Feedstocks group.

Todd O’Malley serves as PBF Energy’s and our Senior Vice President and since January 2015 as President of PBFX. Mr. O’Malley previously served as PBF Energy’s and our Senior Vice President and Chief

Commercial Officer from April 2014 to December 2014. Mr. O’Malley joined the Company in November 2010, with over 15 years of energy industry experience, and was named Vice President, Products responsible for petroleum products and power in May 2013. Mr. O’Malley joined the Company from the Hess Energy Trading Company (“HETCO”), where he traded petroleum products in both the United States and Europe from October 2008 to November 2010. Prior to that, Mr. O’Malley established a proprietary refined petroleum products and ethanol trading platform for an international investment bank. Previously, Mr. O’Malley was Vice President of Supply and Distribution of Gulf Oil in charge of petroleum products trading and optimization of storage and terminal assets. Prior thereto, Mr. O’Malley managed the northeast clean products commercial operations for Premcor. Mr. O’Malley has held similar commercial roles in other energy-focused organizations where he traded electricity, natural gas, grains, biofuels, crude oil and petroleum products, both physically and financially.

Herman Seedorf serves as PBF Energy’s and our Senior Vice President of Refining. Mr. Seedorf originally joined the Company in February of 2011 as the Delaware City Refinery Plant Manager and became Senior Vice President, Eastern Region Refining, in September of 2013. Prior to 2011, Mr. Seedorf served as the refinery manager of the Wood River Refinery in Roxana, Illinois, and also as an officer of the joint venture between ConocoPhillips and Cenovus Energy Inc. Mr. Seedorf’s oversight responsibilities included the development and execution of the multi-billion dollar upgrade project which enabled the expanded processing of Canadian crude oils. He also served as the refinery manager of the Bayway Refinery in Linden, New Jersey for four years during the time period that it was an asset of the Tosco. Mr. Seedorf began his career in the petroleum industry with Exxon Corporation (“Exxon”) in 1980. His assignments with Exxon included the trading of international crude oils and a number of managerial assignments at the Baytown Refinery in Texas.

Mr. Thomas O’Malley is the uncle of Mr. Todd O’Malley and uncle, by marriage, of Mr. Matthew Lucey.

Board of Directors Composition

PBF Energy is our sole managing member and operates and controls all of our business and affairs. PBF Energy’s board of directors currently has nine members, two of whom are PBF Energy’s Executive Chairman, Thomas D. O’Malley, and, our Chief Executive Officer, Thomas J. Nimbley, while the other seven are non-management directors. The board of directors of PBF Energy has determined that all of the non-management directors meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual: Spencer Abraham, Jefferson F. Allen, Wayne A. Budd, S. Eugene Edwards, Dennis M. Houston, Edward F. Kosnik and Eija Malmivirta.

PBF Energy was initially sponsored and controlled by funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve (collectively referred to as “our sponsors”). See “Certain Relationships and Related Transactions of PBF LLC—Our Historical Relationship with Blackstone and First Reserve” in this section of the prospectus. During 2014, Blackstone and First Reserve each had the right to designate directors for appointment to our Board of Directors and each initially had two (2) directors. Following secondary offerings by First Reserve and Blackstone in February and June 2014, respectively, the sponsors’ designated directors resigned from PBF Energy’s board of directors.

PBF Energy’s board of directors conducts its business through meetings of its members and its committees. PBF Energy’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are composed entirely of directors who meet the independence requirements of the NYSE listing standards and any applicable regulations of the SEC.

Members of the board of directors of PBF Energy will be elected at PBF Energy’s annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office. Each election of directors will be by plurality vote of the stockholders.

PBF Energy has adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is available at www.pbfenergy.com under the heading “Investors”. Any amendments to the Code of Business Conduct and Ethics or any grant of a waiver from the provisions of the Code of Business Conduct and Ethics requiring disclosure under applicable Securities and Exchange Commission rules will be disclosed on such website.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships. None of the members of the Compensation Committee of PBF Energy has served as an officer or employee of PBF Energy or PBF LLC or had any relationship requiring disclosure under Item 404 of Regulation S-K, which addresses related person transactions.

EXECUTIVE COMPENSATION OF PBF LLC

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2014 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs.

Background and Overview

Our named executive officers for 2014 were Thomas D. O’Malley, Executive Chairman of the Board of Directors (“Chairman”), Thomas J. Nimbley, Chief Executive Officer (“CEO”) and a director, C. Erik Young, Senior Vice President, Chief Financial Officer (“CFO”), Michael Gayda, currently retired and formerly our President (“President”) and Matthew C. Lucey, currently our President and formerly our Executive Vice President (“Executive Vice President”) and prior thereto our Senior Vice President, Chief Financial Officer.

Our named executive officers have employment agreements with PBF Investments LLC, an indirect wholly- owned subsidiary of PBF LLC, which currently pays the salaries of, and provides benefits to, these employees. In 2012, PBF Energy’s Board (the “Board”) approved the employment agreements between PBF Investments LLC and the Executive Chairman, CEO, President and Executive Vice President. The employment agreement with our CFO was approved by the Board based on the recommendation of the Compensation Committee of PBF Energy in March 2014.

Role of the Compensation Committee

Our compensation policies and objectives are established by the Compensation Committee of PBF Energy. Based on the recommendation of the Compensation Committee, the Board approved the incentive compensation arrangements and eligibility for long-term equity compensation for our named executive officers in 2014. The Board has also approved PBF Energy’s equity incentive plans and individual grants of equity to our named executive officers and other employees.

In order to ensure that compensation programs are aligned with appropriate performance goals and strategic direction, management works with the Compensation Committee in the compensation-setting process. Specifically, the Executive Chairman and the CEO will provide to the Compensation Committee its opinion of executive performance, recommend business performance targets and objectives, and recommend salary levels and annual and long-term incentive levels except for their own. The Compensation Committee ultimately determines and approves the compensation arrangements for our named executive officers and senior management, the appropriate annual salary, as well as applicable incentive compensation arrangements.

In 2014, the Compensation Committee engaged Frederic W. Cook & Co., Inc., or “Cook”, as its independent compensation consultant to assist it in evaluating our executive compensation programs and to make recommendations with respect to appropriate levels and forms of compensation. Pay Governance LLC, or “Pay Governance”, was retained in the fourth quarter of 2014 to serve in this role going forward. The objective of these engagements and evaluations is to ensure that PBF Energy remains competitive and develops and maintains a compensation framework that is appropriate for a public company to attract, retain and motivate senior executives. The Compensation Committee concluded that no conflict of interest exists that would prevent either Cook or Pay Governance from independently representing the Compensation Committee.

The Compensation Committee retained each of Cook and Pay Governance as independent compensation consultants in 2014. In their roles as advisors to the Compensation Committee, Cook and Pay Governance were retained directly by the Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firms. In 2014, Cook provided the Committee with objective and expert analyses, independent advice, and information with respect to executive compensation. Pay Governance provided independent advice and has been retained for further consultation in 2015. Neither Cook nor Pay Governance provided other consulting services to the Committee, to PBF Energy, or to any senior executives of PBF Energy in 2014. The Compensation Committee concluded that no conflict of interest exists that would prevent either Cook or Pay Governance from independently representing the Compensation Committee.

During 2014, the consultants’ executive compensation consulting services included:

•	an assessment of the components of our executive compensation program including our executives’ equity compensation levels;

•	an assessment of the prevalence and terms of executive employment agreements;

•	a review of market and “best” practices with respect to executive severance/change-of-control arrangements;

•	assistance with a review of our equity compensation strategy, including the development of award guidelines; and

•	a review of considerations and market practices related to short-term cash incentive plans.

Compensation Philosophy

Our compensation arrangements are designed to ensure that our executives are rewarded appropriately for their contributions to our growth and profitability, and that the compensation is demonstrably contingent upon and linked to our sustained success. This linkage encourages the commonality of interest between our executives and the stockholders of PBF Energy.

The following are the principal objectives in the design of our executive compensation arrangements:

•	our ability to attract, retain and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	link executive compensation to the creation and maintenance of long-term equity value;

•	the maintenance of a reasonable balance among base salary, annual cash incentive payments and long-term equity-based incentive compensation, and other benefits;

•	promote equity ownership by executives to align their interests with the interests of our equity holders; and

•	ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the Board of Directors or the Compensation Committee.

Compensation Elements and Mix

We believe that compensation to our executive officers should be aligned closely with our short-term and long-term financial performance goals. As a result, a significant portion of executive compensation will be “at risk” and will be tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

For 2014, the principal elements of our compensation that were considered for our named executive officers were:

•	Base salaries;

•	Annual cash incentive plan;

•	Long-term equity-based incentives; and

•	Benefits and executive perquisites.

The mix of these compensation elements for our named executive officers varied in 2014 based on the Compensation Committee’s assessment of the particular circumstances of the officer involved. The following table sets forth each element as a percentage of each named executive officer’s total 2014 compensation:

2014 Named Executive Officer Compensation Mix

Named Executive Officer	% Salary	% Cash Bonus	% Equity Incentives	% Pension and Other Benefits
Thomas D. O’Malley	18.6	55.7	14.8	10.9
Executive Chairman of the Board of Directors
Thomas J. Nimbley	18.1	54.4	19.7	7.8
Chief Executive Officer
C. Erik Young	14.3	43.0	37.2	5.5
Senior Vice President, Chief Financial Officer
Matthew C. Lucey	14.3	42.8	35.4	7.5
President
Michael Gayda	18.6	55.8	14.7	10.9
Retired President

Annual Base Salary

The following table sets forth the 2013 and 2014 base salaries for our named executive officers, indicating the percentage increase year over year. With the exception of our Executive Vice President and our CFO, who were promoted to new positions in 2014, the base salary of our named executive officers did not increase.

Named Executive Officer	2013 Salary ($)	2014 Salary ($)	Percentage Change
Thomas D. O’Malley	1,500,000	1,500,000	0%
Executive Chairman of the Board of Directors
Thomas J. Nimbley	850,000	850,000	0%
Chief Executive Officer
C. Erik Young	300,000	400,000	33%
Senior Vice President, Chief Financial Officer
Matthew C. Lucey	500,000	550,000	10%
President
Michael Gayda	675,000	675,000	0%
Retired President

Base salary is used as a principal means of providing cash compensation for performance of a named executive officer’s essential duties. Base salaries for our named executive officers are determined on an individual basis and are based on the level of job responsibility in the organization, contributions towards our strategic goals, past experience and market comparisons and are intended to provide our named executive officers with a stable income. Salaries are reviewed from time to time by the Board of Directors, and all proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the Compensation Committee. In May 2014, salary increases for our Executive Vice President and our CFO to $550,000 and $400,000, respectively, were approved by the Compensation Committee following input provided by Cook, as well as the Committee’s assessment of Mr. Lucey’s and Mr. Young’s contributions to the Company, specifically in the development of our accounting, finance and business development functions as well as their efforts in creating a master limited partnership, PBFX, and successfully completing its initial public offering, and the scopes of their new responsibilities.

Annual Cash Incentive Plan

Our named executive officers are eligible to participate in our annual cash incentive compensation plan (“CIP”) that is the same plan as is maintained for all non-represented employees. The cash incentive compensation plan and any amounts thereunder to be paid to a named executive officer are determined in the discretion of the Compensation Committee.

In 2014, the cash incentive plan was designed to align our named executive officers and other members of management’s short-term cash compensation opportunities with our 2014 financial and strategic goals. The financial and strategic goals for the 2014 annual cash incentive awards included the achievement of certain targets with respect to adjusted EBITDA, the completion of the PBFX initial public offering, the upsizing of our revolving credit facility, expansion of our commercial operations, integration of our two East Coast refineries, and targeted increases in overall liquidity. For the 2014 financial goal, the Compensation Committee established minimum thresholds, with graduated increases up to a maximum on the amount available for awards. The earnings thresholds and objectives were designed to be realistic and attainable though somewhat aggressive, requiring strong performance and execution and intended to provide an incentive firmly aligning the payment of awards with stockholder interests. The Company does not publicly disclose the specific thresholds and objectives as disclosing such information would provide competitors and other third parties with insights into the Company’s planning process and would therefore cause competitive harm. The thresholds and objectives are also subject to change by the Board, in consultation with the Compensation Committee, throughout the year subject to the Company’s cash position and liquidity, non-operational accounting adjustments and other extraordinary events that may affect the Company, either positively or negatively. Each named executive officer’s contribution to the Company’s performance in the relevant period and the Compensation Committee’s assessment of the officer’s individual performance were considered in determining the bonuses awarded.

Previously, for 2013, none of our named executive officers or any of our other senior executives received bonuses under the CIP. For 2014, all of the strategic and financial goals were met or exceeded and the Board approved the maximum bonus level under the CIP for each of the named executive officers, which amount is set forth in the Summary Compensation Table.

PBF Energy retains the discretion to amend or discontinue the cash incentive plan and/or any award granted under the plan in the future, subject to the terms of the employment agreements with our named executive officers, existing awards and the requirements of applicable law.

Equity Incentive Compensation

As discussed in greater detail below, in 2014, each of our named executive officers other than our President received equity awards in the form of stock options for Class A Common Stock and PBFX phantom units. See “—2014 Stock Option Awards” and “—PBFX Phantom Units” below. Our named executive officer compensation includes a substantial equity component because we believe superior equity investors’ returns are achieved through a culture that focuses on the Company’s long-term performance. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and PBF Energy’s other equity holders. In addition, because employees are able to profit from stock options only if PBF Energy’s stock price increases relative to the stock option’s exercise price, we believe stock options are one way to provide meaningful incentives to our named executive officers and other employees to achieve increases in the value of our stock over time.

We adopted and obtained stockholder approval of the PBF Energy Inc. 2012 Equity Incentive Plan, or the 2012 Equity Incentive Plan, prior to PBF Energy’s IPO. The 2012 Equity Incentive Plan is the source of new equity-based and cash-based awards permitting us to grant to our key employees and others incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), non-qualified stock options, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of our Class A Common Stock and performance based awards denominated in shares or cash.

The Compensation Committee administers the 2012 Equity Incentive Plan and determines who will receive awards under the 2012 Equity Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 2012 Equity Incentive Plan.

The total number of shares of Class A Common Stock which may be issued under the 2012 Equity Incentive Plan is 5,000,000, subject to adjustment upon certain events specified in the 2012 Equity Incentive Plan. As of December 31, 2014, we granted options to purchase 2,515,000 shares of our Class A Common Stock and 90,740 shares of restricted Class A Common Stock under the 2012 Equity Incentive Plan.

2014 Stock Option Awards

Based on the recommendation of the Compensation Committee, and in recognition of their development of their functional areas and increased responsibilities, in February 2014, the Board granted under the 2012 Equity Incentive Plan 50,000 and 20,000 options for Class A Common Stock, respectively, to our Executive Vice President and our CFO. The stock options vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to acceleration under certain circumstances set forth in the applicable award agreement. The grants to our Executive Vice President and CFO were in recognition of their performance in advancing our corporate strategy and building our business development, finance and accounting organizations. In October 2014, the Compensation Committee recommended that the named executive officers other than our President receive equity grants of 50,000 options for Class A Common Stock based on the Committee’s assessment of the accomplishment of the Company’s strategic goals and a review of prior executive equity grant awards. Based on the Compensation Committee’s recommendation, the Board granted the stock options to those named executive officers. The stock options vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to acceleration under certain circumstances set forth in the applicable award agreement.

PBFX Phantom Units

Since our named executive officers are also officers of our subsidiary, the general partner of PBF Logistics LP, they are eligible to receive awards under the PBF Logistics LP 2014 Long-Term Incentive Plan, or the PBFX LTIP. In recognition of the successful completion of the initial public offering by PBF Logistics LP in May 2014, our named executive officers received grants of phantom units under the PBFX LTIP on May 23, 2014. Our Executive Chairman received 30,000 phantom units, our CEO, our President and our Executive Vice President each received 20,000 phantom units and our CFO received 15,000 phantom units. The phantom units are accompanied by distribution equivalent rights (“DERs”) that provide for a lump-sum amount paid in cash on the vesting date that is equal to the accrued distributions from the grant date of the phantom units through the vesting date. In accordance with the PBFX LTIP, the phantom units received by our President and the related DERs vested in full upon his retirement in January 2015. Grants to our executive officers under the PBFX LTIP are determined by the Conflicts Committee of the general partner of PBF Logistics LP, which now administers the PBFX LTIP and are reported to the Compensation Committee.

Other Equity Incentives

In addition, as discussed under “Certain Relationships and Related Transactions of PBF LLC—Investments in PBF LLC,” since PBF LLC’s formation in 2008, our named executive officers were provided certain opportunities to purchase PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units, and were granted additional compensatory warrants to purchase PBF LLC Series A Units. Certain of our officers, including our named executive officers, were also issued PBF LLC Series B Units, which are profits interests in PBF LLC. See “Certain Relationships and Related Transactions of PBF LLC—Summary of PBF LLC Series B Units.”

Stock Ownership Requirements

The equity and equity-based awards granted to our named executive officers generally vest over a four-year time period. We therefore do not have a formal policy requiring stock ownership by our executives or directors. In addition, notwithstanding the absence of a requirement, many of our executives have invested personal capital in us in connection with the formation of PBF LLC. See “Certain Relationships and Related Transactions of PBF LLC—Investments in PBF LLC.”

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including: medical, dental, short-term disability and life insurance. The executives participate in these plans on the same basis, terms and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 65% of current base salary (up to $15,000 per month). The named executive officers also participate in our vacation, holiday and sick day program which provides paid leave during the year at various amounts based upon the executive’s position and length of service.

Clawback Policies

If required by applicable law or stock exchange listing requirements, any incentive or equity-based award provided to one of our employees shall be conditioned on repayment or forfeiture in accordance with applicable law, listing requirements, any company policy, and any relevant provisions in the applicable award agreement.

PBF LLC Series A Compensatory Warrants and Options

In conjunction with the purchase of PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units by our named executive officers and certain other employees and a director of PBF Energy, each purchaser of PBF LLC Series A Units and warrants received a grant of compensatory warrants to purchase PBF LLC Series A Units. The Series A Compensatory Warrants are fully vested and exercisable and expire after ten years. In 2011 and 2012, options to purchase PBF LLC Series A Units were also granted to our Executive Vice President, our CFO and certain other employees. The Series A options vest and become exercisable in equal annual installments on each of the first three anniversaries of the grant date. As of December 31, 2014, compensatory warrants and options to purchase 801,479 PBF LLC Series A Units were outstanding, of which 753,985 were vested and exercisable.

Impact of Tax and Accounting Principles

The forms of our executive compensation are largely dictated by our capital structure and competition for talented and motivated senior executives, as well as the goal of aligning their interests with those of PBF Energy’s stockholders. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible and consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives), including the application of Sections 280G and 409A of the Code.

Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to our chief executive officer and to the three other most highly-paid executive officers (other than the principal financial officer) or such other persons which may be deemed covered persons under Section 162(m) during any fiscal year unless the compensation is “performance-based” under Section 162(m). Under a special Section 162(m) provision for newly public companies, compensation paid pursuant to a compensation plan or arrangement in existence before the effective date of an initial public offering, provided the arrangement is adequately described in the applicable prospectus, will not be subject to the $1,000,000 limitation during a reliance period that ends on the earliest of: (1) the expiration of the compensation plan, (2) a material modification of the compensation plan (as determined under Section 162(m)), (3) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (4) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. With respect to stock-based compensation, this provision applies to stock options, stock appreciation rights and the substantial vesting of restricted property granted before the end of the reliance period, even if not paid until after the end of the reliance period. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider the tax treatment of compensation pursuant to Section 162(m) and other applicable rules in determining the amounts of compensation for our named executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation on a purely discretionary basis, including compensation that would not be deductible under Section 162(m) or otherwise.

Pension and Other Retirement Benefits

Defined Contribution Plan. Our defined contribution plan covers all employees, including our named executive officers. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. We match participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. Employee contributions to the defined contribution plan are fully vested immediately. Our matching contributions to the defined contribution plan vest to the employee’s account over time. Participants may receive distributions from the vested portion of their defined contribution plan accounts any time after they cease service with us.

PBF Energy Pension Plan. We sponsor a qualified defined benefit plan for all employees, including our named executive officers, with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974, or ERISA, and Federal income tax laws. Annual contributions are made to an individual employee’s pension account based on their length of service with us and base salary, up to certain limits imposed by Federal and state income tax laws. Employees become eligible to participate in the defined benefit plan after their first 30 days of employment and an employee’s interest in their plan account vests after three years of employment, with the exception of certain circumstances.

PBF Energy Restoration Plan. We sponsor a non-qualified plan for non-represented employees, including our named executive officers. Contributions, which are made at our discretion, are made to an individual employee’s pension restoration account based on their total cash compensation over a defined period of time. Employees become eligible to participate in the non-qualified plan after their first 30 days of employment. Previously, with the exception of certain circumstances, an employee’s interest in their plan account vested after one year of employment, however, in 2010, the vesting period was increased to three years. All of our named executive officers’ interests in their plan accounts are vested. Upon the attainment of age 65, an employee’s pension restoration account vests immediately and is non-forfeitable.

Employment Agreements

We believe that employment agreements with our executives are necessary to attract and retain key talent as they provide a minimum level of stability to our executives in the event of certain terminations and/or the occurrence of a change in control of our business, freeing the executive to focus on our business and shareholder returns rather than personal financial concerns. Our Executive Chairman, CEO, President, Executive Vice President and certain other officers entered into employment agreements in connection with the PBF Energy IPO in December 2012 and an employment agreement was executed with our CFO in April 2014.

Thomas D. O’Malley

Upon completion of the PBF Energy IPO in December 2012, we entered into a second amended and restated employment agreement with Thomas D. O’Malley, pursuant to which Mr. O’Malley serves as the Executive

Chairman of the Board. This second amended and restated agreement supersedes our prior employment agreement with Mr. O’Malley. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. O’Malley provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. O’Malley is entitled to receive a current annual base salary of $1,500,000. Mr. O’Malley is entitled to increases in his annual base salary at the sole discretion of the Board. Mr. O’Malley is also eligible to participate in our annual cash incentive plan and earn an annual bonus award. Mr. O’Malley is also eligible for grants of equity based compensation, as discussed above. Mr. O’Malley is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives. Mr. O’Malley is also entitled to reimbursement for business travel using his personal aircraft. See “Certain Relationships and Related Transactions of PBF LLC—Private Aircraft.”

The termination provisions in Mr. O’Malley’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2014, Including in Connection With a Change In Control” below. In addition, the second amended and restated agreement provides for severance in the event the agreement is not renewed by us in connection with a Change in Control, and provides, that in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. O’Malley is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

In September 2015, we entered into an amended and restated employment agreement with Mr. O’Malley on substantially similar terms as Mr. O’Malley’s prior employment agreement, as described above, with certain exceptions including extending the term of employment through December 31, 2018, allowing for the termination of the agreement by either party with six months prior written notice, reducing Mr. O’Malley’s base salary to an annual rate of $1,000,000 effective January 1, 2016, and adjusting certain termination payment provisions. In addition, under the terms of the amended and restated agreement, we and Mr. O’Malley shall enter into a consulting agreement upon certain events of termination, which would expire on December 31, 2018.

Thomas J. Nimbley

Upon completion of the PBF Energy IPO in December 2012, we entered into an amended and restated employment agreement with Thomas J. Nimbley, pursuant to which Mr. Nimbley serves as our Chief Executive Officer.

This amended and restated agreement supersedes our prior employment agreement with Mr. Nimbley. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Nimbley provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Nimbley is entitled to receive a current annual base salary of $850,000. Mr. Nimbley is eligible for increases in his annual base salary at the sole discretion of the Board. Mr. Nimbley is also eligible to participate in our annual cash incentive plan. Mr. Nimbley is also eligible for grants of equity based compensation, as discussed above. Mr. Nimbley is also eligible to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Nimbley’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2014, Including in Connection With a Change In Control” below. In addition, the amended and restated agreement provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Nimbley is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

C. Erik Young

We entered into an employment agreement with C. Erik Young in April 2014, pursuant to which Mr. Young serves as our Senior Vice President, Chief Financial Officer. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Young provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Young was originally entitled to receive an annual base salary of $300,000. Mr. Young is eligible for increases in his annual base salary at the sole discretion of our Board. Mr. Young is also eligible to participate in our annual cash incentive plan. Mr. Young is also eligible for grants of equity based compensation, as discussed above. Mr. Young is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Young’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2014, Including in Connection With a Change In Control” below. In addition, the employment agreement provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Young is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

In May 2014, the Compensation Committee approved an increase in Mr. Young’s base salary to $400,000.

Matthew C. Lucey

Upon completion of the PBF Energy IPO in December 2012, we entered into a second amended and restated employment agreement with Matthew C. Lucey, pursuant to which Mr. Lucey served as our Senior Vice President, Chief Financial Officer and currently serves as our Executive Vice President. This second amended and restated agreement supersedes our prior employment agreement with Mr. Lucey. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Lucey provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Lucey was entitled to receive an annual base salary of $450,000. Mr. Lucey is eligible for increases in his annual base salary at the sole discretion of our Board. Mr. Lucey is also eligible to participate in our annual cash incentive plan. Mr. Lucey is also eligible for grants of equity based compensation, as discussed above. Mr. Lucey is also eligible to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Lucey’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2014, Including in Connection With a Change In Control” below. In addition, the second amended and restated agreement provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Lucey is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

In May 2014, the Compensation Committee approved an increase in Mr. Lucey’s base salary to $550,000.

Michael D. Gayda

Upon completion of the PBF Energy IPO in December 2012, we entered into an amended and restated employment agreement with Michael D. Gayda, pursuant to which Mr. Gayda served as our President. This amended and restated agreement superseded our prior employment agreement with Mr. Gayda. He was also eligible to participate in our annual cash incentive plan and our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives. The termination provisions in Mr. Gayda’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2014, Including in Connection With a Change In Control” below. Mr. Gayda retired as our President effective as of January 31, 2015. Mr. Gayda remains subject to a covenant not to disclose our confidential information and covenants not to compete with us and not to solicit our employees for six months following his retirement, subject to certain exceptions. We have entered into a consulting agreement with him which is discussed under “Certain Relationships and Related Transactions of PBF LLC— Michael Gayda Release and Consulting Agreement”.

2014 Summary Compensation Table

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas D. O’Malley	2014	1,500,000	4,500,000	802,200	390,500	869,377	15,600	8,077,677
Executive Chairman of the Board of Directors	2013	1,500,000	—	1,530,000	2,095,000	1,411,687	15,300	6,551,987
	2012	1,500,000	5,869,500	—	—	608,430	3,007,080	10,985,010

Thomas J. Nimbley	2014	850,000	2,550,000	534,800	390,500	349,094	15,600	4,689,994
Chief Executive Officer	2013	837,115	—	—	2,255,000	677,325	15,300	3,784,740
	2012	750,000	2,934,750	—	463,500	292,570	615,000	5,055,820

C. Erik Young	2014	366,667	1,100,000	401,100	550,100	125,796	15,600	2,559,263
Senior Vice President,	2013	291,667	—	—	—	64,901	15,300	371,868
Chief Financial Officer	2012	237,500	450,000	—	332,650	70,554	153,000	1,243,704

Matthew C. Lucey	2014	533,333	1,600,000	534,800	789,500	267,827	15,600	3,741,060
President*	2013	493,558	—	—	—	355,237	15,300	864,095
	2012	450,000	1,760,850	—	370,800	142,067	168,517	2,892,234

Michael Gayda	2014	675,000	2,025,000	534,800	—	379,031	15,600	3,629,431
Retired President**	2013	675,000	—	—	—	616,058	15,300	1,306,358
	2012	675,000	2,641,275	—	370,800	248,606	215,000	4,150,681

*	Mr. Lucey served as the Company’s Senior Vice President, Chief Financial Officer through March 2014, at which time he was promoted to Executive Vice President. Effective February 1, 2015, Mr. Lucey was promoted to President.
**	Mr. Gayda retired as President of the Company effective January 31, 2015.
(1)	The amounts set forth in this column for 2014 represent the grant date value of phantom units of PBF Logistics LP which are subject to vesting in four equal installments beginning on May 23, 2015, except in the case of Mr. Gayda, whose phantom units vested in full upon his retirement in January 2015. The amounts set forth in this column for 2013 represent the grant date value of shares of restricted Class A Common Stock which are subject to vesting in four equal installments beginning on February 20, 2014. The amounts have been determined based on the assumptions set forth in Note 16 to the PBF LLC consolidated financial statements for the year ended December 31, 2014, 2013 and 2012.
(2)	The amounts set forth in this column represent the grant date fair value of options for the purchase of Class A Common Stock. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 16 to the PBF LLC consolidated financial statements for the years ended December 31, 2014, 2013 and 2012.
(3)	The amounts set forth in this column represent the aggregate change during the year in the actuarial present value of accumulated benefits under the PBF Energy Pension Plan and the PBF Energy Restoration Plan.
(4)	The amounts set forth in this column consist of company matching contributions to our 401(k) Plan and, for 2012, also includes bonuses paid in connection with the PBF Energy IPO in the amount of $2,992,080 to Mr. Thomas O’Malley, $600,000 to Mr. Nimbley, $138,000 to Mr. Young, $153,517 to Mr. Lucey and $200,000 to Mr. Gayda.

Grants of Plan-Based Equity Awards in 2014

The following table provides information regarding the grants of plan-based equity awards to each of our named executive officers for the fiscal year ended December 31, 2014.

Name	Grant Date	All Other Stock Awards: Number of Shares or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
Thomas D. O’Malley	May 23, 2014	30,000	—	—	802,200
	October 29, 2014	—	50,000	24.43	390,500
Thomas J. Nimbley	May 23, 2014	20,000	—	—	534,800
	October 29, 2014	—	50,000	24.43	390,500
C. Erik Young	February 11, 2014	—	20,000	24.75	159,600
	May 23, 2014	15,000	—	—	401,100
	October 29, 2014	—	50,000	24.43	390,500
Matthew C. Lucey	February 11, 2014	—	50,000	24.75	399,000
	May 23, 2014	20,000	—	—	534,800
	October 29, 2014	—	50,000	24.43	390,500
Michael Gayda	May 23, 2014	20,000	—	—	534,800

(1)	The amounts set forth in this column represent the phantom units of PBF Logistics LP granted to the named executive officers under the PBFX LTIP.
(2)	The amounts set forth in this column represent options to purchase Class A Common Stock granted to the named executive officers under the 2012 Equity Incentive Plan.
(3)	The amounts set forth in this column represent the total grant date fair value of the phantom units of PBF Logistics LP or options to purchase Class A Common Stock for each of the named executive officers, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards At 2014 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2014. For a narrative discussion of the equity awards, see “Equity Incentive Compensation” above.

	Option Awards(1)					Equity Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas D. O’Malley	62,500	187,500	(3)	$26.08	10/29/23	30,000	(4)	799,200
						30,000	(5)	640,500
		50,000	(6)	$24.43	10/29/24
Thomas J. Nimbley	25,000	25,000	(7)	$26.00	12/12/22	20,000	(5)	427,000
	25,000	75,000	(8)	$38.70	02/19/23	—		—
	25,000	75,000	(3)	$26.08	10/29/23	—		—
	—	50,000	(6)	$24.43	10/29/24	—		—
C. Erik Young	2,000	—		$10.00	03/01/21	15,000	(5)	320,250
	7,500	—		$10.00	03/04/21	—		—
	16,667	8,333	(9)	$12.55	06/29/22	—		—
	10,000	10,000	(7)	$26.00	12/12/22	—		—
	—	20,000	(10)	$24.75	02/11/24	—		—
	—	50,000	(6)	$24.43	10/29/24	—		—
Matthew C. Lucey	10,000	—		$10.00	03/04/21	20,000	(5)	427,000
	20,000	20,000	(7)	$26.00	12/12/22	—		—
	—	50,000	(10)	$24.75	02/11/24	—		—
	—	50,000	(6)	$24.43	10/29/24	—		—
Michael Gayda	15,000	—		$10.00	06/01/20	20,000	(5)	427,000
	15,000	—		$10.00	12/17/20	—		—
	20,000	—		$10.00	03/01/21	—		—
	20,000	20,000	(7)	$26.00	12/12/22	—		—

(1)	The awards described in this column represent compensatory warrants and options to purchase PBF LLC Series A Units and options to purchase Class A Common Stock as described in “Compensation Discussion & Analysis.”
(2)	The awards described in this column represent restricted Class A Common Stock. The value is based on the closing price of $26.64 per share of Class A Common Stock on December 31, 2014 and the closing price of $21.35 per phantom unit which was the NYSE closing price of PBFX common units on December 31, 2014.
(3)	Represents options to purchase PBF Energy’s Class A Common Stock, which vest in three equal annual installments beginning on October 29, 2015.
(4)	This amount represents restricted shares of PBF Energy’s Class A Common Stock granted under the 2012 Equity Incentive Plan, which vest in three equal annual installments beginning on February 20, 2015.
(5)	This amount represents phantom units of PBF Logistics LP granted under the PBFX LTIP, which vest in four equal annual installments beginning on May 23, 2015.
(6)	Represents options to purchase PBF Energy’s Class A Common Stock, which vest in three equal annual installments beginning on October 29, 2015.
(7)	Represents options to purchase PBF Energy’s Class A Common Stock, which vest in two equal annual installments beginning on December 12, 2015.

(8)	Represents options to purchase PBF Energy’s Class A Common Stock, which vest in four equal annual installments beginning on February 19, 2014.
(9)	Represents options to purchase PBF LLC Series A Units, which vest in three equal annual installments beginning on June 29, 2013.
(10)	Represents options to purchase PBF Energy’s Class A Common Stock, which vest in four equal annual installments beginning on February 11, 2015.

Option Exercises and Stock Vested in 2014

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas D. O’Malley	—	—	10,000	258,600
Thomas J. Nimbley	—	—	—	—
C. Erik Young	—	—	—	—
Matthew C. Lucey	—	—	—	—
Michael Gayda	—	—	—	—

(1)	The awards described in this table represent restricted shares of PBF Energy’s Class A Common Stock. The value is calculated based on the closing price of $25.86 per share of Class A Common Stock on the date of vesting.

Pension Benefits

The following table provides information regarding our named executive officers’ participation in our pension plans as of and for the fiscal year ended December 31, 2014.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas D. O’Malley	PBF Energy Pension Plan PBF Energy Restoration Plan	6 6	213,945 3,492,428	— —
Thomas J. Nimbley	PBF Energy Pension Plan PBF Energy Restoration Plan	4 4	138,306 1,296,498	— —
C. Erik Young	PBF Energy Pension Plan PBF Energy Restoration Plan	4 4	92,936 181,580	— —
Matthew C. Lucey	PBF Energy Pension Plan PBF Energy Restoration Plan	6 6	169,021 712,730	— —
Michael Gayda	PBF Energy Pension Plan PBF Energy Restoration Plan	6 6	146,090 1,212,338	— —

The PBF Energy Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan covering all employees. The PBF Energy Restoration Plan is a non-qualified defined benefit plan designed to supplement the pension benefits for employees that have earnings above the IRS benefit plan compensation limits. The Pension Plan and the Restoration Plan are structured as cash balance plans wherein each participant’s account is credited monthly with an interest credit and annually with a pay credit. Changes in the value of these plans’ investments do not directly impact the benefit amounts promised to each participant under the plans.

At the end of each plan year, the Pension Plan provides for an annual pay credit equal to between 7% and 11% of pensionable earnings below the Social Security Wage Base and a pay credit of 14% on pensionable earnings above the Social Security Wage Base but below the Internal Revenue Service benefit plan compensation limit. The Restoration Plan provides for an annual pay credit equal to 14% on pensionable earnings in excess of Internal Revenue Service benefit plan compensation limits. In addition, on a monthly basis, the plans provide for an interest credit utilizing the prior year’s October 30-year Treasury Constant Maturity rate. For 2014, the interest crediting rate was 3.70%. Normal retirement age under the plans is attained at age 65.

Potential Payments upon Termination Occurring on December 31, 2014, Including in Connection With a Change in Control

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2014 under various scenarios, including a termination of employment associated with a Change In Control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees of PBF. The potential payments were determined under the terms of each named executive officer’s employment agreement in effect on December 31, 2014, and in accordance with our plans and arrangements in effect on December 31, 2014. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or Change in Control. The estimates below exclude the value of any Accrued Rights, as described in footnote 1 below, as any such amounts have been assumed to have been paid current at the time of the termination event. Under the terms of a named executive officer’s employment agreement, if applicable, the executive is precluded under certain circumstances from competing with us for a period of six months post-termination, and must enter into a release of claims in order to receive the severance described below.

	Termination (a) for Cause, (b) without Good Reason or (c) due to non- renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non- renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Thomas D. O’Malley
Cash severance payment	—	2,250,000	4,485,000	750,000
Cash bonus (5)	—	—	—	1,950,000
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	640,500	1,655,200	1,655,200
Thomas J. Nimbley
Cash severance payment	—	1,275,000	2,541,500	425,000
Cash bonus (5)	—	—	—	1,105,000
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	427,000	595,500	595,500
C. Erik Young
Cash severance payment	—	550,001	1,096,334	183,334
Cash bonus (5)	—	—	—	476,667
Continuation of health benefits (8)	—	24,736	48,097	—
Accelerated equity (7)	—	320,250	592,262	592,262
Matthew C. Lucey
Cash severance payment	—	800,000	1,594,666	266,667
Cash bonus (5)	—	—	—	693,333
Continuation of health benefits (8)	—	27,633	53,938	—
Accelerated equity (7)	—	427,000	644,800	644,800
Michael Gayda (9)
Cash severance payment	—	1,012,500	2,018,250	337,500
Cash bonus	—	—	—	877,500
Continuation of health benefits	—	—	—	—
Accelerated equity (7)	—	427,000	439,800	439,800

(1)	Termination for Cause, without Good Reason or due to non-renewal by the executive. In the event the executive is terminated by us for Cause, the executive terminates his employment without Good Reason or the executive does not renew his employment with us at the end of his current term, the executive will be entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; (4) receive applicable benefits; and (5) except in the event of a termination for Cause, exercise any vested options or similar awards in accordance with the terms of the long term incentive plan, or collectively, the “Accrued Rights.”

“Good Reason” as defined in the employment agreements means, without the executive’s consent (A) the failure of the company to pay or cause to be paid the executive’s base salary or cash bonus, if any, when due, (B) any adverse, substantial and sustained diminution in the executive’s authority or responsibilities by the company from those described in the employment agreement, (C) the company requiring a change in the location for performance of the executive’s employment responsibilities to a location more than 50 miles from the company’s office (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the company of the employment agreement; provided, that the events described in clauses (A), (B), (C) and (D) shall constitute “Good Reason” only if the company fails to cure such event within 20 days after receipt from the executive of written notice of the event which constitutes “Good Reason”; provided, further, that “Good Reason” shall cease to exist for an event described in clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the company written notice thereof prior to such date.

“Cause” as defined in the employment agreements includes the following: (A) the executive’s continued willful failure to substantially perform his duties (other than as a result of a disability) for a period of 30 days following written notice by the company to the executive of such failure, (B) the executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the employment agreement, including fraud or dishonesty against the company, or any of its affiliates, or any act or omission which is materially injurious to the financial condition or business reputation of the company, or any of its affiliates, other than an act or omission that was committed or omitted by the executive in the good faith belief that it was in the best interest of the company, (D) a breach of the executive’s representations and warranties in such employment agreement, or (E) the executive’s breach of the non-competition, non-solicitation, non-disparagement or non-disclosure provisions of the employment agreement.

(2)	Termination (other than in connection with a Change in Control as described below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us. In the event the executive is terminated during the term of employment (other than in connection with a Change in Control as described in footnote (3) below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 1.5 times base salary; and (3) the continuation of certain health benefits for 18 months.
(3)	Termination in connection with a Change in Control. In the event the executive is terminated by us without Cause (other than by reason of death or disability), resigns with Good Reason or we elect not to renew the executive’s employment term, in each case six months prior to or within one year subsequent to the consummation of a Change in Control, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 2.99 times the executive’s salary in effect on the date of termination; (3) immediate vesting and exercisability of outstanding options or other grants under the long term incentive plans; and (4) the continuation of certain health benefits for two years and 11 months.

A “Change In Control” as defined in the employment agreements means:

•	any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than one or more of the Excluded Entities (as defined below)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of PBF Energy’s then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);

•	the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of PBF Energy and our subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities);

•	a merger, consolidation or reorganization (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which our stockholders, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

•	our complete liquidation or dissolution; or

•	other than as expressly provided for in the stockholders’ agreement with Blackstone and First Reserve, during any period of two consecutive years, individuals who at the beginning of such period constituted our Board (together with any new directors whose election by such board or whose nomination for election was approved by a vote of a majority of our directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

For purposes of the definition of Change In Control, “Excluded Entity” means any of the following: (A) Blackstone; (B) First Reserve; (C) us and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by us; and (D) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

(4)	Death or Disability. In the event of death or disability, the named executive officer’s estate or the executive, as applicable, will be entitled to receive: (1) the Accrued Rights; (2) a pro rata portion of the executive’s target annual cash bonus for the year in which such death or disability occurs; and (3) a cash lump sum payment equal to the greater of (A) one-half of the executive’s annual salary as in effect on the date of termination or (B) one-half of the aggregate amount of the executive’s salary that the executive would have received had the full term of employment occurred under the employment agreement. The amounts shown in this column as the cash severance payment represent one-half of the executive’s annual salary as of December 31, 2014. The actual amount payable upon death or disability could vary.
(5)	These amounts are equal to one times the named executive officer’s base salary for 2014.
(6)	Messrs. O’Malley, Nimbley and Gayda would not have been eligible to receive any continued medical benefits from us as of December 31, 2014, as they were not covered by our medical plans. Our obligation to provide continuation coverage for these named executive officers may change in future years.
(7)	In connection with a termination without cause by us or for good reason by the executive or due to non-renewal by us, these amounts reflect for all of the named executive officers the value of the accelerated vesting of the phantom units granted under the PBFX LTIP. In connection with a termination in connection with (a) a Change in Control or (b) in the event of Death or Disability or (c) by the executive or due to non-renewal by us, these amounts reflect for (i) all of the named executive officers the value of the accelerated vesting and exercisability of their options to purchase PBF Energy’s Class A Common Stock and the accelerated vesting of the phantom units granted under the PBFX LTIP, (ii) for Mr. O’Malley, the accelerated vesting of restricted stock awards and (iii) for Messrs. Young and Lucey, the value of the accelerated vesting and exercisability of options to purchase PBF LLC Series A Units.
(8)	The continued health benefits cost for each of Messrs. Lucey and Young is, respectively, based on our cost for such benefits as of December 31, 2014.

PRINCIPAL MEMBERS OF PBF LLC

The direct and indirect ownership of PBF Energy Company LLC as of October 15, 2015 is as follows:

•	PBF Energy is the sole managing member of, and owns 95.0% of the total economic interest in, PBF LLC through its ownership of 97,394,850 PBF LLC Series C Units;

•	PBF Energy’s current and former executive officers and directors and certain employees and others (the members of PBF LLC other than PBF Energy) beneficially own 5.0% of the total economic interest of PBF LLC through their ownership of 5,111,358 PBF LLC Series A Units; and

•	PBF Energy’s issued and outstanding shares of Class A common stock represents 95.0% of the voting power in PBF Energy. The members of PBF LLC other than PBF Energy, through their holdings of Class B common stock of PBF Energy, have 5.0% of the voting power in PBF Energy. The shares of Class B common stock of PBF Energy have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of PBF Energy that is equal to the aggregate number of PBF LLC Series A Units held by such holder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF PBF LLC

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Our Historical Relationship with Blackstone and First Reserve

Since PBF LLC’s formation, each of Blackstone and First Reserve purchased an aggregate of 44,861,169 PBF LLC Series A Units at a purchase price of $10.00 per unit, or an aggregate purchase price for each of approximately $448.6 million. Blackstone and First Reserve control ownership interests in a broad range of companies. We have entered into commercial transactions on arm’s length terms in the ordinary course of business with certain of these companies, including for the purchase of goods and services.

Investments in PBF LLC

Many of our named executive officers, one of the directors of PBF Energy and certain other employees were provided with the opportunity prior to the PBF Energy IPO to purchase PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units. The number of units and warrants offered for purchase were based upon the individual’s position and other relevant factors, and approved by the board of directors of PBF LLC. The table below sets forth the number of PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units purchased and the price paid therefore directly or indirectly by our named executive officers and one of the directors of PBF Energy since the beginning of fiscal year 2008 (without taking into account any PBF LLC Series A Units acquired at the time of our initial public offering upon exercise of the noncompensatory warrants).

Name	Aggregate Purchase Price ($)	Series A Units (#)	Non-Compensatory Warrants for the Purchase of Series A Units (1) (2) (#)
Thomas D. O’Malley	17,078,879	1,707,888	1,815,380	(3)
Executive Chairman of the Board of Directors

Thomas J. Nimbley	2,250,000	225,000	300,000	(4)
Chief Executive Officer

Matthew C. Lucey	135,000	13,500	17,319	(5)
President

Michael Gayda	750,000	75,000	100,000	(6)
Retired President

C. Erik Young	25,000	2,500	3,000	(7)
Senior Vice President, Chief Financial Officer

Jefferson F. Allen	750,000	75,000	70,000	(8)
Director of PBF Energy

(1)	Each non-compensatory warrant for the purchase of PBF LLC Series A Units has an exercise price of $10.00 per unit and is immediately exercisable for a ten-year period.
(2)	In connection with the purchase of PBF LLC Series A Units and warrants, compensatory warrants for the purchase of Series A Units were also granted to each of these persons. See “Executive Compensation of PBF LLC—Outstanding Equity Awards at 2014 Fiscal Year-End.”

(3)	In connection with the PBF Energy IPO in 2012, Mr. O’Malley exercised all of his non-compensatory warrants on a cashless basis for an additional 1,117,157 PBF LLC Series A Units. Does not include units purchased by Mr. O’Malley’s son, in accordance with applicable SEC rules.
(4)	In connection with the PBF Energy IPO in 2012, Mr. Nimbley exercised all of his non-compensatory warrants to purchase an additional 300,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $3,000,000.
(5)	In connection with the PBF Energy IPO in 2012, Mr. Lucey exercised all of his non-compensatory warrants to purchase an additional 17,319 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $173,190.
(6)	In connection with the PBF Energy IPO in 2012, Mr. Gayda exercised all of his non-compensatory warrants on a cashless basis for an additional 61,538 PBF LLC Series A Units.
(7)	In connection with the PBF Energy IPO in 2012, Mr. Young exercised all of his non-compensatory warrants to purchase an additional 3,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $30,000.
(8)	In connection with the PBF Energy IPO in 2012, Mr. Allen exercised all of his non-compensatory warrants to purchase an additional 21,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $210,000.

PBF Energy IPO Related Agreements

In connection with the PBF Energy IPO, we entered into various agreements governing the relationship among us, PBF Energy, Blackstone, First Reserve, our executive officers and certain of PBF Energy’s directors and the other members of PBF LLC other than PBF Energy. The following is a description of the material terms of these agreements, which description is qualified in its entirety by reference to the full text of the agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

PBF LLC Amended and Restated Limited Liability Company Agreement

In connection with the PBF Energy IPO, the limited liability company agreement of PBF LLC was amended and restated. The amended and restated limited liability company agreement established the PBF LLC Series C Units, which are held solely by us and described further below, and provides that PBF Energy is the sole managing member of PBF LLC. Accordingly, PBF Energy controls all of the business and affairs of PBF LLC and its operating subsidiaries.

At October 15, 2015, PBF Energy owned 97,394,850 Series C Units and the members of PBF LLC other than PBF Energy owned 5,111,358 PBF LLC Series A Units. In February 2015, Blackstone and First Reserve exchanged all of their remaining PBF LLC Series A Units for shares of Class A Common Stock which were then sold in a secondary public offering. In addition, there are 1,000,000 PBF LLC Series B Units issued and outstanding, all of which are held by certain of our officers and a former officer. The PBF LLC Series B Units are profits interests which entitle the holders to participate in the profits of PBF LLC after the date of issuance. At October 15, 2015, certain of the members of PBF LLC other than PBF Energy and other employees held options and warrants to purchase an additional 713,332 PBF LLC Series A Units at a weighted average exercise price of $10.54 per unit, of which all are vested and exercisable.

Under the amended and restated limited liability company agreement of PBF LLC, the PBF LLC Series A Units are held solely by the members of PBF LLC other than PBF Energy (and their permitted transferees) and the PBF LLC Series C Units are held solely by PBF Energy and rank on parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, dissolution or winding up. PBF Energy, as the managing member, has the right to determine the timing and amount of any distributions to be made to holders of PBF LLC Series A Units and PBF LLC Series C Units (other than tax distributions, as described below). Profits and losses of PBF LLC are allocated, and all distributions generally made, pro rata to the holders of PBF LLC Series A Units (subject, under certain circumstances described below, to the rights of the holders of PBF LLC

Series B Units) and PBF LLC Series C Units. In addition, any PBF LLC Series A Units acquired by PBF Energy from the members of PBF LLC other than PBF Energy, in accordance with the exchange agreement, will automatically, and without any further action, be reclassified as PBF LLC Series C Units in connection with such acquisition.

The holders of limited liability company interests in PBF LLC, including PBF Energy, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC. Taxable income of PBF LLC generally is allocated to the holders of units (including PBF Energy) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including PBF Energy, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions will be an amount equal to PBF Energy’s estimate of the taxable income of PBF LLC for the year (including PBF LLC’s allocable share of PBFX’s taxable income and gains, as determined pursuant to PBFX’s partnership agreement) multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC will make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC.

The amended and restated limited liability company agreement of PBF LLC also provides that substantially all expenses incurred by or attributable to PBF Energy and its management of PBF LLC other than PBF Energy’s obligations under the tax receivable agreement, PBF Energy’s income tax expenses and payments on indebtedness incurred by PBF Energy will be paid by PBF LLC.

Summary of PBF LLC Series B Units

The PBF LLC Series B Units are profits interests held by certain of our current and former officers which had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after our sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Under the amended and restated limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the sponsors receive a full return of their aggregate amount invested with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by our sponsors then will be shared by our sponsors with the holders of PBF LLC Series B Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable on account of the PBF LLC Series A Units held by our sponsors, and will not reduce or otherwise impact any amounts payable to PBF Energy (as the holder of PBF LLC Series C Units), the holders of PBF Energy’s Class A Common Stock or any other holder of PBF LLC Series A Units. However, our consolidated statements of operations and comprehensive income (loss) reflect non-cash charges for compensation related to the PBF LLC Series B Units. As of October 15, 2015, there are 1,000,000 fully vested PBF LLC Series B Units issued and outstanding, which are held as follows: Thomas O’Malley—350,000 (35%); Thomas Nimbley—160,000 (16%); Matthew Lucey—60,000 (6%), Michael Gayda—160,000 (16%); and other current and former officers—270,000 (27%). All distributions to the holders of PBF LLC Series B Units will be made pro rata in accordance with their percentage interest. The amended and restated limited liability company agreement of PBF LLC provides that no holder of PBF LLC Series B Units was entitled to receive any distributions made by PBF LLC (other than certain tax distributions) until each of our sponsors holding PBF LLC Series A Units received the aggregate amount invested for such PBF LLC Series A Units.

All amounts received, directly or indirectly, by our sponsors and the holders of PBF LLC Series B Units (and each of their successors and permitted transferees) in connection with their holding of units, including amounts received upon the sale of, or as a result of the ownership of, shares of PBF Energy’s Class A Common Stock following an exchange of units pursuant to the exchange agreement, upon a transfer of units by our sponsors to an unrelated third party or upon an in-kind distribution to their limited partners, pursuant to the tax receivable agreement or as a result of any assignment or transfer of any rights or entitlements thereunder, or otherwise as a result of such holder’s ownership of PBF LLC Series A Units are treated as being distributed, and treated as a distribution, for purposes of determining the amounts payable to the holders of PBF LLC Series B Units. Any payments required to be made to the holders of PBF LLC Series B Units by our sponsors shall be made in cash.

Payments made to any of our sponsors pursuant to the tax receivable agreement are taken into account for purposes of satisfying the applicable sharing thresholds of the holders of PBF LLC Series B Units under the amended and restated limited liability company agreement of PBF LLC. All distributions under the amended and restated limited liability company agreement are treated as being distributed in a single distribution. Accordingly, if multiple distributions are made, the holders of PBF LLC Series B Units shall be entitled to share in the distributions at the highest then applicable sharing percentage, and if such holders have received prior distributions at a lower sharing percentage, such holders shall be entitled to a priority catch-up distribution at the applicable higher sharing percentage before any further amounts are distributed to such holders of PBF LLC Series A Units. Any amounts received by holders of PBF LLC Series B Units as tax distributions made by PBF LLC shall be treated as an advance on and shall reduce further distributions to which such holder otherwise would be entitled to under the agreement.

If the employment of a holder of PBF LLC Series B Units is terminated by us for any reason other than due to death, disability or retirement, our sponsors will have the right to purchase for cash all or part of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date. In addition, upon the death or disability of a holder of PBF LLC Series B Units, the holder (or his representatives) will have the right to sell to our sponsors, and our sponsors will be required to purchase (pro rata), all of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date, with the purchase price payable, at the election of the purchaser, in cash or by delivery of PBF LLC Series A Units held by the purchaser.

As of June 12, 2013, each of Blackstone and First Reserve received the full return of its aggregate amount invested for its PBF LLC Series A Units. Since January 1, 2014, in connection with the secondary offerings of Class A Common Stock by Blackstone and First Reserve that occurred in January 2014, March 2014 and June 2014 and February 2015, and quarterly dividends and distributions and tax distributions paid, the holders of PBF LLC Series B Units (in their capacity as such) received the following amounts: Thomas D. O’Malley—$50.2 million; Thomas J. Nimbley—$22.9 million; Matthew C. Lucey—$8.6 million; Michael Gayda—$22.9 million and other current and former officers—$38.7 million. In addition, the holders of PBF LLC Series B Units are entitled to certain payments in the future under the tax receivable agreement arising as a result of the prior exchanges by Blackstone and First Reserve.

Exchange Agreement

Pursuant to an exchange agreement, the members of PBF LLC other than PBF Energy (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) may from time to time (subject to the terms of the exchange agreement), cause PBF LLC to exchange their PBF LLC Series A Units for shares of PBF Energy’s Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, and further subject to the rights of the holders of PBF LLC Series B Units to share in a portion of the profits realized by our sponsors upon the sale of the shares of PBF Energy’s Class A Common Stock received by them upon such exchange. The exchange agreement also provides that, subject to certain exceptions, holders do not have the right to cause PBF LLC to exchange PBF LLC Series A Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which we may be subject, and that we may impose on exchange rights additional restrictions that we determine to be necessary or advisable so that PBF LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges its PBF LLC Series A Units, PBF Energy’s interest in PBF LLC will be correspondingly increased.

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement with each of the members of PBF LLC other than PBF Energy, PBF Energy granted them and their affiliates and permitted transferees the right, under certain circumstances and subject to certain restrictions, to require PBF Energy to register under the Securities Act shares of PBF Energy’s Class A Common Stock delivered in exchange for PBF LLC Series A Units or otherwise beneficially owned by them. The secondary offerings by Blackstone and First Reserve in 2014 and February 2015 were conducted pursuant to these demand registration rights, which also required that we pay certain enumerated expenses of the registration in connection with such offerings. We incurred approximately $1.3 million and $0.3 million, respectively, of expenses included, in general and administrative expenses, in connection with the 2014 secondary offerings and the 2015 secondary offering. Under the registration rights agreement, PBF Energy also agreed at its expense to make available a shelf registration statement to register the exchange by the remaining members of PBF LLC other than PBF Energy of PBF LLC Series A Units for shares of PBF Energy’s Class A Common Stock and the resale by them of shares of Class A Common Stock into the market from time to time. In addition, each of the members of PBF LLC other than PBF Energy will have the ability to exercise certain piggyback registration rights in respect of shares of PBF Energy Class A Common Stock held by them in connection with registered offerings requested by other registration rights holders or initiated by PBF Energy. PBF Energy currently has an effective shelf registration statement covering the resale of up to 6,310,055 shares of PBF Energy’s Class A Common Stock issued or issuable to the remaining holders of Series A LLC Units, which shares may be sold from time to time in the public markets.

Tax Receivable Agreement

The holders of PBF LLC Series A Units may from time to time (subject to the terms of the exchange agreement) cause PBF LLC to exchange their remaining PBF LLC Series A Units for shares of PBF Energy’s Class A Common Stock on a one-for-one basis. PBF LLC (and each of its subsidiaries classified as a partnership for federal income tax purposes) has in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of PBF LLC Series A Units for shares of Class A Common Stock occurs. The purchase of PBF LLC Series A Units and exchanges of PBF LLC Series A Units for shares of Class A Common Stock have resulted, and are expected to result, with respect to PBF Energy in increases, that otherwise would not have been available, in the tax basis of the assets of PBF LLC. These increases in tax basis have reduced the amount of tax that PBF Energy would have otherwise been required to pay, and may reduce such tax in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

We entered into a tax receivable agreement with the current and former holders of PBF LLC Series A Units and PBF LLC Series B Units (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) that provides for the payment from time to time by PBF Energy to such persons of 85% of the amount of the benefits, if any, that PBF Energy is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to us entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF Energy and not of PBF LLC or any of its subsidiaries.

For purposes of the tax receivable agreement, subject to certain exceptions noted below, the benefit deemed realized by PBF Energy generally is computed by comparing the actual income tax liability of PBF Energy (calculated with certain assumptions) to the amount of such taxes that PBF Energy would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of the purchase or exchanges of PBF LLC Series A Units and had PBF Energy not derived any tax benefits in respect of payments made under the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless (i) certain changes of control occur as described below, (ii) PBF Energy exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or (iii) PBF Energy breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if PBF Energy had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•	the timing of any subsequent exchanges of PBF LLC Series A Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PBF LLC at the time of each exchange;

•	the price of shares of PBF Energy’s Class A Common Stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of PBF LLC is affected by the price of shares of Class A Common Stock at the time of the exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of our income—PBF Energy generally will be required to pay 85% of the deemed benefits as and when deemed realized.

The amount and timing of PBF Energy’s taxable income, which will affect the amount and timing of the realization of tax benefits that are subject to the tax receivable agreement, depend on numerous factors. For example, if 50% or more of the capital and profits interests in PBF LLC are transferred in a taxable sale or exchange within a period of 12 consecutive months, PBF LLC will undergo, for federal income tax purposes, a “technical termination” that could affect the amount of PBF LLC’s taxable income in any year and the allocation of taxable income among the members of PBF LLC, including PBF Energy. If PBF Energy does not have taxable income, PBF Energy generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

PBF Energy expects that the payments that it may make under the tax receivable agreement will be substantial. As of June 30, 2015, PBF Energy has recognized a liability for the tax receivable agreement of $737.4 million reflecting an estimate of the undiscounted amounts that it expects to pay under the agreement due to exchanges that occurred prior to that date, and to range over the next five years from approximately $38.4 million to $66.5 million per year and decline thereafter. Future payments under the agreement by PBF Energy in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on PBF Energy liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the tax receivable agreement exceed the actual benefits PBF Energy realizes in respect of the tax attributes subject to the tax receivable agreement and/or (b) distributions to PBF Energy by PBF LLC are not sufficient to permit PBF Energy to make payments under the tax receivable agreement after it has paid its taxes and other obligations. In this regard, the tax receivable agreement gives PBF Energy some flexibility to defer certain payment obligations that are in excess of its then available cash, but the period of any such deferral under the tax receivable agreement may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points. The payments under the tax receivable agreement are not conditioned upon any persons continued ownership of PBF Energy.

In certain instances (as described in the following paragraph), payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits realized in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PBF Energy elects an early termination of the tax receivable agreement (or defaults in its obligations thereunder), PBF Energy’s (or its successor’s) obligations with respect to exchanged or acquired PBF LLC Series A Units

(whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that (i) PBF Energy would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (ii) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Moreover, in each of these instances, PBF Energy would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits (based on the foregoing assumptions). Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits PBF Energy realizes in respect of the tax attributes subject to the tax receivable agreement. Assuming that the market value of a share of Class A Common Stock were to be equal to $28.42, the closing price on June 30, 2015, and that LIBOR were to be 1.85%, we estimate that the aggregate amount of these accelerated payments would have been approximately $679.7 million if triggered on such date. In these situations, PBF Energy’s obligations under the tax receivable agreement could have a substantial negative impact on its liquidity and there is no assurance that it will be able to finance these obligations.

Moreover, payments under the tax receivable agreement will be based on tax reporting positions determined in accordance with the tax receivable agreement. PBF Energy will not be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments. As a result, in certain circumstances, payments could be made under the tax receivable agreement that are significantly in excess of the benefits that PBF Energy actually realizes in respect of (i) the increases in tax basis resulting from its purchases or exchanges of PBF LLC Series A Units and (ii) certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Decisions made by the members of PBF LLC other than PBF Energy in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments required to be made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of the members of PBF LLC other than PBF Energy without giving rise to any obligations to make payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of PBF Energy’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 50 basis points from the due date (without extensions) of such tax return. However, PBF Energy may defer payments under the tax receivable agreement to the extent it does not have available cash to satisfy its payment obligations under the tax receivable agreement as described above.

As described above, payment obligations to the current and former holders of PBF LLC Series A Units and PBF LLC Series B Units under the tax receivable agreement are obligations of PBF Energy and not obligations of PBF LLC, PBFX, PBF Holding or any other subsidiary. However, because PBF Energy is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement is dependent on its subsidiaries’(including PBF LLC) ability to make future distributions. For example, specific provisions in the indenture governing the 8.25% senior secured notes due 2020 issued by PBF Holding are expected to permit PBF Holding to make distributions that include amounts sufficient to allow PBF Energy to make on-going payments under the tax receivable agreement and to make an accelerated payment in the event of a change of control (however, the indenture permits a distribution on account of such a change of control only so long as PBF Holding offers to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon). PBF Energy expects to obtain funding for its on-going payments under the tax receivable agreement by causing PBF Holding to make cash distributions to PBF LLC under the relevant provisions of the indenture, and PBF LLC will, in turn, distribute such amounts, generally as tax distributions, on a pro rata basis to its owners. If PBF Energy’s share of the distributions received through these specific provisions of the indenture are insufficient to satisfy its obligations under the tax receivable agreement, it may cause PBF LLC, which in turn will cause PBF Holding, to make distributions in accordance with other provisions of the indenture in order to satisfy such obligations. PBF LLC is also required to include in taxable income PBF LLC’s allocable share of PBFX’s taxable income and gains (such share to be determined pursuant to the partnership agreement of PBFX), regardless of the amount of cash distributions received by PBF LLC from PBFX, and such taxable income and gains will flow-through to PBF Energy to the extent of its allocable share of the taxable income and gains of PBF LLC. As a result, at certain times, including during the subordination period for the PBFX subordinated units, the amount of cash otherwise ultimately available to PBF Energy on account of its indirect interest in PBFX may not be sufficient for PBF Energy to pay the amount of taxes it will owe on account of its indirect interests in PBFX. Based on our estimates of PBF Energy’s obligations under the tax receivable agreement as described above, the amount of distributions on account of PBF Energy’s obligations under the tax receivable agreement are expected to be substantial.

Relationship with PBF Logistics LP

On May 14, 2014, PBFX completed its initial public offering. As of October 15, 2015, PBF LLC owns a 53.7% limited partner interest in PBFX (consisting of 2,572,944 common units and 15,886,553 subordinated units), with the remaining 46.3% limited partner interest held by the public common unit holders. PBF LLC also owns all of the incentive distribution rights and indirectly owns a non-economic general partner interest in PBFX, through its wholly-owned subsidiary, PBF GP, the general partner of PBFX. PBF LLC consolidates the financial results of PBFX and its subsidiaries and records a noncontrolling interest in its consolidated financial statements representing the economic interest of the unit holders of PBFX other than PBF LLC. PBFX’s revenues are generated from agreements it has with PBF Energy and its subsidiaries for services rendered to our refining business. PBFX does not generate third party revenue and therefore intersegment related revenues are eliminated in consolidation by PBF Energy.

Consulting Agreement with Fuel Strategies International

Pursuant to a consulting agreement, Fuel Strategies International, Inc., the principal of which is James P. O’Malley, the brother of Thomas D. O’Malley, the Executive Chairman of PBF Energy’s Board of Directors has provided us with monthly consulting services relating to our petroleum coke, crude oil and commercial operations. The initial term of the agreement was effective from February 8, 2010 through May 1, 2010, after which time it became an evergreen contract automatically renewing for additional 30-day periods. A new consulting agreement with Fuel Strategies was effective in June 2013 which had a term through June 1, 2014, provided that the Company had the option to terminate at any time subject to the lump sum payment of $250,000 that was payable at the end of the term. In February 2014, we exercised our option to terminate this consulting agreement effective as of April 30, 2014. In November 2014, we entered into a new consulting agreement with Fuel Strategies for services relating to pet-coke sales and management, railroad coordination, and related services. This agreement had a term from November 22, 2014 to March 31, 2015. For the years ended December 31, 2014, 2013 and 2012, we paid $586,243, $646,490 and $903,390, respectively.

Donald F. Lucey Release and Consulting Agreement

Effective January 31, 2014, Donald F. Lucey retired from his position as Executive Vice President with PBF Investments LLC, thereby terminating his employment with us. In connection with his retirement, PBF Investments LLC and Mr. Lucey entered into an agreement and release pursuant to which PBF Investments LLC paid Mr. Lucey $937,500, which equals the amount calculated in accordance with Section 8(c) of his employment agreement less the total of the retainer fee payments ($29,167) under the consulting agreement with DF Lucey, LLC, a firm of which Mr. Lucey is the principal. The consulting agreement with DF Lucey, LLC was entered concurrent with the release and has a term through December 31, 2016, with an annual retainer fee of

$10,000. The consulting agreement also contains a non-compete provision that remains in effect for 30 days following termination of the agreement. Consistent with the terms of the 2012 Equity Incentive Plan, the options that Mr. Lucey received for PBF Energy Class A Common Stock were to continue to vest during the term of his consulting agreement, however, in February 2015, the Board accelerated the vesting of 20,000 options to purchase Class A Common Stock, resulting in additional expense to the Company of $172,596. Through June 30, 2015, Mr. Lucey received retainer fees of $4,958 under the consulting agreement.

Michael Gayda Release and Consulting Agreement

Effective January 31, 2015, Michael Gayda retired from his position as President with PBF Investments LLC, thereby terminating his employment with us. In connection with his retirement, PBF Investments LLC and Mr. Gayda entered into an agreement and release pursuant to which PBF Investments LLC has agreed to pay Mr. Gayda $1,012,500, which equals the amount calculated in accordance with Section 8(c) of his employment agreement. PBF Investments LLC and Strategic Energy, LLC, of which Mr. Gayda is the principal, also entered into a consulting agreement concurrent with the release. The consulting agreement has a term through December 31, 2017 and a daily retainer fee of $3,000 for each day he actually performs work, prorated on the basis of an eight-hour work day. The consulting agreement also contains a non-compete provision that remains in effect for 30 days following termination of the agreement. Consistent with the terms of the 2012 Equity Incentive Plan, the options that Mr. Gayda received for Class A Common Stock were to continue to vest during the term of his consulting agreement, however, in February 2015, the Board accelerated the vesting of 20,000 options to purchase Class A Common Stock, resulting in additional expense to the Company of $172,596. Through June 30, 2015, Mr. Gayda has received $90,000 fees under the consulting agreement.

Private Aircraft

We have an agreement with Thomas D. O’Malley, Executive Chairman of the Board, for the use of an airplane owned by 936MP, LLC, a Delaware limited liability company, owned by Mr. O’Malley. We pay a charter rate that is the lowest rate this aircraft is chartered to third-parties. The Audit Committee reviews such usage of the airplane annually. For the years ended December 31, 2014, 2013 and 2012, we incurred charges of $1,463,447, $1,274,150 and $1,030,388, respectively, related to use of this plane.

Statement of Policy Regarding Transactions with Related Persons

All related person transactions will be approved by the Board of Directors of PBF Energy, which has adopted a written policy that applies to transactions with related persons. For purposes of the policy, related person transactions include transactions, arrangements or relationships involving amounts greater than $120,000 in the aggregate in which we are a participant and a related person has a direct or indirect material interest. Related persons are deemed to include directors, director nominees, executive officers, owners of more than five percent of our common stock, or an immediate family member of the preceding group. The policy provides that the Audit Committee of PBF Energy will be responsible for the review and approval or ratification of all related-person transactions.

The Audit Committee will review the material facts of all related person transactions that require the committee’s approval and either approve or disapprove of the entry into the related person transaction, subject to certain exceptions described below. The policy prohibits any of PBF Energy’s directors from participating in any discussion or approval of a related person transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the committee. As part of its review and approval of a related person transaction, the Committee will consider whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-person’s interest in the transaction and any other matters the committee deems appropriate.

Our related person transactions policy does not apply to: (1) employment of executive officers if the compensation is disclosed in the proxy statement of PBF Energy or approved by the Compensation Committee; (2) director compensation that is disclosed in the proxy statement of PBF Energy; (3) pro rata payments arising solely from the ownership of our equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than five percent of PBF Energy’s common stock; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions; (7) regulated transactions; and (8) certain financial services.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of old notes for new notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. Some holders (including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities, persons whose functional currency is not the United States dollar, or persons who hold the notes as part of a hedge, “straddle,” integrated transaction or similar transaction) may be subject to special rules not discussed below. We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws, tax treaties and estate or gift tax considerations.

Subject to the limitations, qualifications and assumptions set forth in the registration statement of which this prospectus forms a part (including Exhibit 8.1 thereto), it is the opinion of Stroock & Stroock & Lavan LLP that the exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss for United States federal income tax purposes upon receipt of a new note pursuant to the exchange offer, the holder’s holding period in the new note will include the holding period of the old note exchanged therefor, and the holder’s basis in the new note will be the same as its basis in the corresponding old note immediately before the exchange.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes (and the exchange of old notes for new notes) by employee benefit plans that are subject to the fiduciary responsibility requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes (or the exchange of old notes for new notes) with a portion of the assets of any Plan, a fiduciary should determine whether the purchase and holding of a note is consistent with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (including the exchange of old notes for new notes) by an ERISA Plan with respect to which any of the issuers, the guarantors or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to provide exemptive relief for direct or indirect prohibited transactions arising in connection with the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions directed by independent qualified professional asset managers, PTCE 90-1 respecting investments by insurance company pooled separate accounts, PTCE 91-38 respecting investments by bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions directed by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of these PTCEs contains conditions and limitations on its application. Thus, the fiduciaries of a Plan that is considering acquiring and/or holding the notes in reliance on any of these, or any other, PTCEs should carefully review the PTCE and consult with their counsel to confirm that it is applicable. There can be no, and we do not provide any, assurance that all of the conditions of any of these, or any other, exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of old notes for new notes) will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Representation

Accordingly, by its purchase and acceptance of a note (or any interest therein) (including an exchange of old notes for new notes), each purchaser and subsequent transferee of a note (or any interest therein) will be deemed to have represented and warranted by its purchase and holding of notes that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the purchase and holding of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes. The sale of a note to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2015, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the new notes and the related guarantees offered in this exchange offer will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York.

EXPERTS

The consolidated financial statements of PBF Logistics LP and subsidiaries (the “Partnership”) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from PBFX’s Current Report on Form 8-K dated September 1, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to (1) the retrospective effect given for the Partnership’s acquisitions of the entities under common control and (2) the portion of the consolidated financial statements for the three years in the period ended December 31, 2014 attributed to PBF MLP Predecessor, Delaware City West Heavy Crude Unloading Rack, Toledo Storage Facility, and Delaware City Products Pipeline and Truck Rack being prepared from the separate records maintained by PBF Energy Inc. and subsidiaries which may not necessarily be indicative of the conditions that would have existed or results of operations if these entities had been operated as unaffiliated entities), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of PBF Energy Company LLC and subsidiaries as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the limited guarantee of collection of the principal amount provided by PBF Energy Company LLC for PBF Logistics LP’s 6.875% Senior Notes due 2023). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Chalmette Refining, L.L.C. and subsidiaries (“Chalmette Refining”) as of December 31, 2014 and 2013, and for the years then ended, have been included in this prospectus in reliance upon the reports of KPMG LLP, independent auditors, also included in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2014 consolidated financial statements contains emphases of matter paragraphs that state that Chalmette Refining is dependent on its owners to provide additional capital contributions or additional alternatives for funding as necessary to enable Chalmette Refining to realize its assets and discharge its liabilities in the normal course of business as well as that substantially all of Chalmette Refining’s sales were to ExxonMobil Oil Corporation (“ExxonMobil”), a majority of Chalmette Refining’s purchases of crude oil and petroleum feedstock emanate from transactions with its owners, and portions of certain expenses represent allocations made from ExxonMobil. KPMG LLP’s opinion was not modified with respect to these matters.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except unit and per unit data)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$603,383	$367,780
Accounts receivable	540,227	551,269
Inventories	1,306,414	1,102,261
Prepaid expense and other current assets	39,456	32,452

Total current assets	2,489,480	2,053,762
Property, plant and equipment, net	1,964,953	1,936,839
Marketable securities	234,249	234,930
Deferred charges and other assets, net	316,202	332,669

Total assets	$5,004,884	$4,558,200

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$354,636	$335,268
Accrued expenses	1,180,231	1,130,905
Deferred revenue	7,218	1,227

Total current liabilities	1,542,085	1,467,400
Delaware Economic Development Authority loan	8,000	8,000
Long-term debt	1,353,734	1,252,349
Intercompany note payable	128,609	109,754
Other long-term liabilities	69,833	62,750

Total liabilities	3,102,261	2,900,253
Commitments and contingencies (Note 8)
Series B Units, 1,000,000 issued and outstanding, no par or stated value	5,110	5,110
Equity:
Series A Units, 5,147,838 and 9,170,696 issued and outstanding, as of June 30, 2015 and December 31, 2014, no par or stated value	55,947	91,179
Series C Units, 85,922,092 and 81,981,119 issued and outstanding, as of June 30, 2015 and December 31, 2014, no par or stated value	916,449	865,954
Treasury stock, at cost	(146,731)	(142,731)
Retained Earnings	765,142	528,942
Accumulated other comprehensive loss	(26,080)	(26,876)

Total Equity	1,564,727	1,316,468
Noncontrolling interest in PBFX	332,786	336,369

Total liabilities, Series B units and equity	$5,004,884	$4,558,200

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except unit and per unit data)

	Six Months Ended June 30,
	2015	2014
Revenues	$6,545,800	$10,048,152
Cost and expenses:
Cost of sales, excluding depreciation	5,496,960	9,083,140
Operating expenses, excluding depreciation	432,088	479,621
General and administrative expenses	74,623	69,637
Gain on sale of assets	(991)	(180)
Depreciation and amortization expense	96,268	67,877

	6,098,948	9,700,095

Income from operations	446,852	348,057
Other income (expenses):
Change in fair value of catalyst leases	3,988	(4,339)
Interest expense, net	(50,823)	(51,873)

Net income	400,017	291,845
Less: net income attributable to noncontrolling interests	17,227	2,696

Net income attributable to PBF Energy Company LLC	$382,790	$289,149

See notes to condensed consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited, in thousands)

	Six Months Ended June 30,
	2015	2014
Net income	$400,017	$291,845
Other comprehensive income:
Unrealized (loss) gain on available for sale securities	(4)	85
Net gain on pension and other postretirement benefits	800	449

Total other comprehensive income	796	534

Comprehensive income	400,813	292,379
Less: comprehensive income attributable to noncontrolling interests	17,227	2,691

Comprehensive income attributable to PBF Energy Company LLC	$383,586	$289,688

See notes to condensed consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$400,017	$291,845
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	100,839	71,437
Stock-based compensation	5,394	2,923
Change in fair value of catalyst lease obligations	(3,988)	4,339
Non-cash change in inventory repurchase obligations	89,203	(7,973)
Pension and other post retirement benefit costs	12,893	10,538
Gain on disposition of property, plant and equipment	(991)	(180)
Change in non-cash lower of cost or market adjustment	(127,166)	—
Changes in current assets and current liabilities:
Accounts receivable	11,042	(116,579)
Inventories	(84,619)	(249,094)
Prepaid expenses and other current assets	(7,004)	(6,367)
Accounts payable	19,368	(63,108)
Accrued expenses	(94,071)	282,361
Deferred revenue	5,991	(1,632)
Other assets and liabilities	(5,409)	(4,011)

Net cash provided by operations	321,499	214,499
Cash flow from investing activities:
Expenditures for property, plant and equipment	(224,063)	(125,293)
Expenditures for deferred turnaround costs	(22,918)	(39,424)
Expenditures for other assets	(5,424)	(8,171)
Purchase of marketable securities	(1,379,386)	(599,997)
Maturities of marketable securities	1,380,085	299,987
Proceeds from sale of assets	138,131	37,759

Net cash used in investing activities	$(113,575)	$(435,139)

See notes to condensed consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(unaudited, in thousands)

Cash flows from financing activities:
Proceeds from issuance of PBF Logistics LP common units, net of underwriters’ discount and commissions	$—	$340,957
Offering costs for issuance of PBF Logistics LP common units	—	(5,000)
Dividend payments and member distributions	(83,865)	(218,780)
Proceeds from PBFX Senior Notes	350,000	—
Proceeds from Rail Facility revolver borrowings	70,750	8,225
Repayments of Rail Facility revolver borrowings	(64,626)	—
Proceeds from PBFX Term Loan borrowings	—	300,000
Repayment of PBFX Term Loan borrowings	(700)	—
Proceeds from intercompany loan from PBF Energy Inc.	18,855	56,331
Proceeds from PBFX Revolving Credit Facility borrowings	24,500	—
Repayment of PBFX Revolving Credit Facility borrowings	(275,100)
Proceeds from revolver borrowings	—	395,000
Repayments of revolver borrowings	—	(410,000)
Purchases of treasury stock	(4,000)	—
Deferred financing costs and other	(8,135)	(5,519)

Net cash provided by financing activities	27,679	461,214
Net increase in cash and cash equivalents	235,603	240,574
Cash and equivalents, beginning of period	367,780	76,970

Cash and equivalents, end of period	$603,383	$317,544

Supplemental cash flow disclosures
Non-cash activities:
Accrued construction in progress and unpaid fixed assets	$21,367	$28,302
Accrued distributions	$73,755	$—

See notes to condensed consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

PBF Energy Company LLC (“PBF LLC” or the “Company”), a Delaware limited liability company, together with its consolidated subsidiaries, owns and operates oil refineries and related facilities in North America. PBF Energy Inc. (“PBF Energy”) is the sole managing member of, and owner and of an equity interest representing approximately 94.3% of the outstanding economic interest in, PBF LLC as of June 30, 2015. PBF Holding Company LLC (“PBF Holding”) is a wholly-owned subsidiary of PBF LLC. PBF Finance Corporation (“PBF Finance”) is a wholly-owned subsidiary of PBF Holding. Delaware City Refining Company LLC (“Delaware City Refining” or “DCR”), Delaware Pipeline Company LLC, PBF Power Marketing LLC, PBF Energy Limited, Paulsboro Refining Company LLC, Paulsboro Natural Gas Pipeline Company LLC and Toledo Refining Company LLC are PBF LLC’s principal operating subsidiaries and are all wholly-owned subsidiaries of PBF Holding. PBF LLC holds a 53.8% limited partner interest and all of the incentive distribution rights in PBF Logistics LP (“PBFX”), a publicly traded master limited partnership (refer to Note 2 “PBF Logistics LP” of our Notes to Condensed Consolidated Financial Statements). PBF Logistics GP LLC (“PBF GP”) owns the noneconomic general partner interest and serves as the general partner of PBFX and is wholly-owned by PBF LLC.

On February 6, 2015, the Company completed a public offering of 3,804,653 shares of Class A common stock in a secondary offering (the “February 2015 secondary offering”). All of the shares in the February 2015 secondary offering were sold by funds affiliated with Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve. In connection with the February 2015 secondary offering, Blackstone and First Reserve exchanged all of their remaining PBF LLC Series A Units for an equivalent number of shares of Class A common stock of PBF Energy, and as a result, Blackstone and First Reserve no longer hold any PBF LLC Series A Units or shares of PBF Energy Class A Common stock. The holders of PBF LLC Series B Units, which include certain executive officers of PBF Energy and others, received a portion of the proceeds of the sale of the PBF Energy Class A common stock by Blackstone and First Reserve in accordance with the amended and restated limited liability company agreement of PBF LLC. PBF Energy did not receive any proceeds from the February 2015 secondary offering. Subsequent to the February 2015 secondary offering, as of June 30, 2015, the Company owns 85,922,092 PBF LLC Series C Units and the Company’s executive officers and directors and certain employees and others beneficially own 5,147,838 PBF LLC Series A Units. The holders of the Company’s issued and outstanding shares of Class A common stock have 94.3% of the voting power in the Company and the members of PBF LLC other than PBF Energy through their holdings of Class B common stock have the remaining 5.7% of the voting power in the Company.

Substantially all of the Company’s operations are in the United States. The Company operates in two reportable business segments: Refining and Logistics. The Company’s three oil refineries are all engaged in the refining of crude oil and other feedstocks into petroleum products, and are aggregated into the Refining segment. PBFX is a publicly traded master limited partnership that was formed to operate logistical assets such as crude oil and refined petroleum products terminals, pipelines, and storage facilities. PBFX’s operations are aggregated into the Logistics segment. To generate earnings and cash flows from operations, the Company is primarily dependent upon processing crude oil and selling refined petroleum products at margins sufficient to cover fixed and variable costs and other expenses. Crude oil and refined petroleum products are commodities; and factors largely out of the Company’s control can cause prices to vary over time. The potential margin volatility can have a material effect on the Company’s financial position, earnings and cash flow.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

Basis of Presentation

The unaudited condensed consolidated financial information furnished herein reflects all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, considered necessary for a fair presentation of the financial position and the results of operations and cash flows of the Company for the periods presented. All intercompany accounts and transactions have been eliminated in consolidation. These unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. These interim condensed consolidated financial statements should be read in conjunction with the financial statements included in this prospectus for the years ended December 31, 2014, 2013 and 2012 of PBF LLC. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results to be expected for the full year.

Recent Accounting Pronouncements

In April 2015, the FASB issued ASU No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”), which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability rather than as an asset. The standard is effective for interim and annual periods beginning after December 15, 2015 and early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. The guidance in ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. Under ASU 2015-14, this guidance becomes effective for interim and annual periods beginning after December 15, 2017 and permits the use of either the retrospective or cumulative effect transition method. Under ASU 2015-14, early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company continues to evaluate the impact of this new standard on its consolidated financial statements and related disclosures.

2. PBF LOGISTICS LP

On May 14, 2014, PBFX completed its initial public offering (the “PBFX Offering”) of 15,812,500 common units. As of June 30, 2015, PBF LLC holds a 53.8% limited partner interest in PBFX (consisting of 2,572,944 common units and 15,886,553 subordinated units) and all of PBFX’s incentive distribution rights, with the remaining 46.2% limited partner interest held by public common unit holders. PBF LLC also owns indirectly a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF GP, the general partner of PBFX. During the subordination period (as set forth in the partnership agreement of PBFX) holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. If PBFX does not pay distributions on the subordinated units, the subordinated units will not accrue arrearages for those unpaid distributions. Each subordinated unit will convert into one common unit at the end of the subordination period.

PBFX engages in the receiving, handling and transferring of crude oil and the receipt, storage and delivery of crude oil, refined products and intermediates from sources located throughout the United States and Canada for

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

PBF Energy in support of its three refineries. All of PBFX’s revenue is derived from long-term, fee-based commercial agreements with PBF Holding, which include minimum volume commitments, for receiving, handling and transferring crude oil and storing crude oil and refined products. PBF Energy also has agreements with PBFX that establish fees for certain general and administrative services and operational and maintenance services provided by PBF Holding to PBFX. These transactions are eliminated by PBF Energy in consolidation.

PBFX’s initial assets consisted of a light crude oil rail unloading terminal at the Delaware City refinery that also services the Paulsboro refinery (which is referred to as the “Delaware City Rail Terminal”), and a crude oil truck unloading terminal at the Toledo refinery (which is referred to as the “Toledo Truck Terminal”) that are integral components of the crude oil delivery operations at all three of PBF Energy’s refineries. On September 30, 2014, PBF LLC contributed to PBFX all of the equity interests of Delaware City Terminaling Company II LLC, whose assets consist solely of the Delaware City heavy crude unloading rack (the “DCR West Rack”), for total consideration of $150,000. On December 11, 2014, PBF LLC contributed to PBFX all of the issued and outstanding limited liability company interests of Toledo Terminaling Company LLC, whose assets consist of a tank farm and related facilities located at our Toledo refinery, including a propane storage and loading facility (the “Toledo Storage Facility”), for total consideration of $150,000. On May 14, 2015 PBF LLC contributed to PBFX all of the issued and outstanding limited liability company interests of Delaware Pipeline Company LLC (“DPC”) and Delaware City Logistics Company LLC (“DCLC”), whose assets consist of a products pipeline, truck rack and related facilities located at our Delaware City refinery (collectively the “Delaware City Products Pipeline and Truck Rack”), for total consideration of $143.0 million.

PBFX, a variable interest entity, is consolidated by PBF LLC. PBF LLC through its ownership of PBF GP, has the sole ability to direct the activities of PBFX that most significantly impact its economic performance. PBF LLC is considered to be the primary beneficiary of PBFX for accounting purposes.

3. NONCONTROLLING INTEREST OF PBF ENERGY AND PBFX

Noncontrolling Interest in PBFX

PBF LLC holds a 53.8% limited partner interest in PBFX and owns all of PBFX’s incentive distribution rights, with the remaining 46.2% limited partner interest owned by public common unit holders as of June 30, 2015. PBF LLC is also the sole member of PBF GP, the general partner of PBFX.

PBF LLC consolidates the financial results of PBFX, and records a noncontrolling interest for the economic interest in PBFX held by the public common unit holders. Noncontrolling interest on the consolidated statements of operations includes the portion of net income or loss attributable to the economic interest in PBFX held by the public common unit holders of PBFX other than PBF Energy (through its ownership in PBF LLC). Noncontrolling interest on the consolidated balance sheets includes the portion of net assets of PBFX attributable to the public common unit holders of PBFX.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

The noncontrolling interest ownership percentage of PBFX as of June 30, 2015 and December 31, 2014, is calculated as follows:

	Units of PBFX Held by the Public	Units of PBFX Held by PBF LLC (Including Subordinated Units)	Total
December 31, 2014	15,812,500	17,171,077	32,983,577
	47.9%	52.1%	100.0%
June 30, 2015	15,864,388	18,459,497	34,323,885
	46.2%	53.8%	100.0%

The following table summarizes the changes in equity for the controlling and noncontrolling interests of PBF LLC for the six months ended June 30, 2015 and 2014:

	PBF Energy Company LLC Equity	Noncontrolling Interest in PBFX	Total Equity
Balance at January 1, 2015	$1,316,468	$336,369	$1,652,837
Comprehensive income	383,586	17,227	400,813
Dividends and distributions	(146,585)	(11,033)	(157,618)
Issuance of additional PBFX common units	11,390	(11,390)	—
Stock-based compensation	3,781	1,613	5,394
Exercise of PBF LLC options and warrants, net	87	—	87
Purchase of treasury stock	(4,000)	—	(4,000)

Balance at June 30, 2015	$1,564,727	$332,786	$1,897,513

	PBF Energy Company LLC Equity	Noncontrolling Interest in PBFX	Total Equity
Balance at January 1, 2014	$1,779,710	$—	$1,779,710
Comprehensive income	289,688	2,691	292,379
Dividends and distributions	(218,782)	—	(218,782)
PBFX IPO	—	335,957	335,957
Stock-based compensation	330	195	525
Exercise of PBF LLC options and warrants, net	(14)	—	(14)

Balance at June 30, 2014	$1,850,932	$338,843	$2,189,775

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

4. INVENTORIES

Inventories consisted of the following:

June 30, 2015
	Titled Inventory	Inventory Supply and Intermediation Arrangements	Total
Crude oil and feedstocks	$885,461	$58,527	$943,988
Refined products and blendstocks	536,831	349,217	886,048
Warehouse stock and other	39,322	—	39,322

	$1,461,614	$407,744	$1,869,358
Lower of cost or market reserve	(470,241)	(92,703)	(562,944)

	$991,373	$315,041	$1,306,414

December 31, 2014
	Titled Inventory	Inventory Supply and Intermediation Arrangements	Total
Crude oil and feedstocks	$918,756	$61,122	$979,878
Refined products and blendstocks	520,308	255,459	775,767
Warehouse stock and other	36,726	—	36,726

	$1,475,790	$316,581	$1,792,371
Lower of cost or market reserve	(609,774)	(80,336)	(690,110)

Inventories	$866,016	$236,245	$1,102,261

Inventory under inventory supply and intermediation arrangements includes certain crude oil stored at the Company’s Delaware City refinery’s storage facilities that the Company will purchase as it is consumed in connection with its crude supply agreement; and light finished products sold to counterparties in connection with the intermediation agreements and stored in the Paulsboro and Delaware City refineries’ storage facilities.

Due to the lower crude oil and refined product pricing environment at the end of 2014 and the first six months of 2015, the Company recorded an inventory lower of cost or market reserve of $562,944 and $690,110, as of June 30, 2015 and December 31, 2014, respectively. The net effect of the $127,166 change in the lower of cost or market reserve between December 31, 2014 and June 30, 2015 increased operating income by $127,166 for the six months ended June 30, 2015. Lower of cost or market adjustments are recorded to cost of sales.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

5. DEFERRED CHARGES AND OTHER ASSETS, NET

Deferred charges and other assets, net consisted of the following:

	June 30, 2015	December 31, 2014
Deferred turnaround costs, net	$188,111	$204,987
Catalyst	73,494	77,322
Deferred financing costs, net	36,749	32,280
Linefill	10,230	10,230
Restricted cash	1,500	1,521
Intangible assets, net	241	357
Other	5,877	5,972

	$316,202	$332,669

6. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	June 30, 2015	December 31, 2014
Inventory-related accruals	$625,558	$588,297
Inventory supply and intermediation arrangements	256,164	253,549
Accrued distribution	73,755	—
Accrued transportation costs	54,895	59,959
Excise and sales tax payable	40,022	40,444
Customer deposits	21,277	24,659
Accrued salaries and benefits	28,003	56,117
Accrued utilities	11,197	22,337
Accrued construction in progress	17,368	31,452
Renewable energy credit obligations	1,730	286
Accrued interest	25,362	23,127
Other	24,900	30,678

	$1,180,231	$1,130,905

The Company has the obligation to repurchase certain intermediates and finished products that are held in the Company’s refinery storage tanks at the Delaware City and Paulsboro refineries in accordance with the Inventory Intermediation Agreements with J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc. (“J. Aron”). A liability included in Inventory supply and intermediation arrangements is recorded at market price for the J. Aron owned inventory held in the Company’s storage tanks under the Inventory Intermediation Agreements, with any change in the market price being recorded in cost of sales.

The Company is subject to obligations to purchase Renewable Identification Numbers (“RINs”) required to comply with the Renewable Fuels Standard. The Company’s overall RINs obligation is based on a percentage of domestic shipments of on-road fuels as established by the Environmental Protection Agency (“EPA”). To the degree the Company is unable to blend the required amount of biofuels to satisfy its RINs obligation, RINs must

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

be purchased on the open market to avoid penalties and fines. The Company records its RINs obligation on a net basis in Accrued expenses when its RINs liability is greater than the amount of RINs earned and purchased in a given period and in Prepaid expenses and other current assets when the amount of RINs earned and purchased is greater than the RINs liability.

7. CREDIT FACILITIES

On April 29, 2015, PBF Rail Logistics LLC (“PBF Rail”), an indirect wholly-owned subsidiary of PBF Holding, entered into the First Amendment to Loan Agreement (as amended, the “Rail Facility”) among Credit Agricole Corporate + Investment Bank as Administrative Agent, Deutsche Bank Trust Company Americas as Collateral Agent, DVB Bank SE as Syndication Agent, lNG Bank, a branch of ING-DiBa AG as Documentation Agent and certain other Continuing Lenders, as defined in the agreement. The primary purpose of the Rail Facility is to fund the acquisition by PBF Rail of coiled and insulated crude tank cars and non-coiled and non-insulated general purpose crude tank cars. The amendments to the Rail Facility include the extension of the maturity to April 29, 2017, the reduction of the total commitment from $250,000 to $150,000, and the reduction of the commitment fee on the unused portion of the Rail Facility.

On May 12, 2015, PBFX entered into an indenture among the Partnership, PBF Logistics Finance Corporation, a Delaware corporation and wholly-owned subsidiary of the Partnership (“PBF Logistics Finance,” and together with the Partnership, the “Issuers”), the Guarantors named therein (certain subsidiaries of PBFX) and Deutsche Bank Trust Company Americas, as Trustee, under which the Issuers issued $350,000 in aggregate principal amount of 6.875% Senior Notes due 2023 (the “PBFX Senior Notes”). PBF LLC has provided a limited guarantee of collection of the principal amount of the PBFX Senior Notes, but is not otherwise subject to the covenants of the indenture. Of the $350,000 aggregate PBFX Senior Notes, $19,910 were purchased by certain of PBF Energy’s officers and directors and their affiliates and family members pursuant to a separate private placement transaction. After deducting offering expenses, PBFX received net proceeds of approximately $343,000 from the PBFX Senior Notes offering.

PBF LLC, exclusive of its consolidating subsidiaries, will provide a limited guarantee of collection of the principal amount of the PBFX Senior Notes. Under the PBF LLC parent company limited guarantee, PBF LLC would not have any obligation to make principal payments with respect to the PBFX Senior Notes unless all remedies, including in the context of bankruptcy proceedings, have first been fully exhausted against PBFX and its subsidiaries with respect to such payment obligation, and holders of the PBFX Senior Notes are still owed amounts in respect of the principal of the PBFX Senior Notes. PBF LLC is not otherwise subject to the covenants of the indenture governing the PBFX Senior Notes. The limited guarantee does not extend to any of the subsidiaries of PBF LLC. As a result of the limited guarantee the following PBF LLC parent company balance sheets and statements of operations support the limited guarantee of collection.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

PBF ENERGY COMPANY LLC (PARENT COMPANY)

BALANCE SHEETS

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$161,149	$135,210
Due from related parties	146,585	—
Other current assets	10,821	—

Total current assets	318,555	135,210
Intercompany note receivable	23,678	12,510
Investment in subsidiaries	1,301,357	1,173,854

Total assets	$1,643,590	$1,321,574

LIABILITIES AND EQUITY

Due to related parties	73,755	—

Total equity	1,569,835	1,321,574

Total liabilities and equity	$1,643,590	$1,321,574

PBF ENERGY COMPANY LLC (PARENT COMPANY)

STATEMENT OF OPERATIONS

	Six Months Ended June 30,
	2015	2014
Equity in earnings of subsidiaries	$382,687	$288,989
Interest income	103	160

Net income	$382,790	$289,149

8. MARKETABLE SECURITIES

The U.S Treasury securities purchased by the Company with the proceeds from the PBFX Offering are used as collateral to secure a three-year, $300,000 term loan facility entered into by PBFX (the “PBFX Term Loan”). PBFX anticipates holding the securities for an indefinite amount of time (the securities will be rolled over as they mature). As necessary and at the discretion of PBFX, these securities are expected to be liquidated and the proceeds used to fund future capital expenditures. The marketable securities are classified into the following reporting categories: held-to-maturity, trading or available-for-sale securities. While PBFX does not routinely sell marketable securities prior to their scheduled maturity dates, some of PBFX’s investments may be held and restricted for the purpose of funding future capital expenditures and acquisitions, so these investments are classified as available-for-sale marketable securities as they may occasionally be sold prior to their scheduled maturity dates due to the unexpected timing of cash needs. The carrying value of these marketable securities

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

approximates fair value and are measured using Level 1 inputs. The maturities of the marketable securities range from one to three months and are classified on the balance sheet in non-current assets.

As of June 30, 2015 and December 31, 2014, the Company held $234,249 and $234,930, respectively, in marketable securities. The gross unrecognized holding gains and losses as of June 30, 2015 were not material. The Company did not record any net realized gains or losses from the sale of marketable securities for the six months ended June 30, 2015. The Company did not hold any marketable securities for the six months ended June 30, 2014.

9. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company’s refineries are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and the compositions of fuels. Compliance with existing and anticipated laws and regulations can increase the overall cost of operating the refineries, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

In connection with the Paulsboro refinery acquisition, the Company assumed certain environmental remediation obligations. The environmental liability of $11,132 recorded as of June 30, 2015 ($10,476 as of December 31, 2014) represents the present value of expected future costs discounted at a rate of 8.0%. The current portion of the environmental liability is recorded in accrued expenses and the non-current portion is recorded in other long-term liabilities. As of June 30, 2015 and December 31, 2014, this liability is self-guaranteed by the Company.

In connection with the acquisition of the Delaware City assets, Valero Energy Corporation (“Valero”) remains responsible for certain pre-acquisition environmental obligations up to $20,000, and the predecessor to Valero in ownership of the refinery retains other historical obligations.

In connection with the acquisition of the Delaware City assets and the Paulsboro refinery, the Company and Valero purchased ten year, $75,000 environmental insurance policies to insure against unknown environmental liabilities at each site. In connection with the Toledo refinery acquisition, Sunoco, Inc. (R&M) (“Sunoco”) remains responsible for environmental remediation for conditions that existed on the closing date for twenty years from March 1, 2011, subject to certain limitations.

In 2010, New York State adopted a Low-Sulfur Heating Oil mandate that, beginning July 1, 2012, requires all heating oil sold in New York State to contain no more than 15 parts per million (“PPM”) sulfur. Since July 1, 2012, some states in the Northeast market began requiring heating oil sold in their state to contain no more than 15 PPM sulfur. Currently, 6 Northeastern states require heating oil with 15 PPM or less sulfur. By July 1, 2016, two more states are expected to adopt this requirement and by July 1, 2018 most of the remaining Northeastern states (except for Pennsylvania and New Hampshire) will require heating oil with 15 PPM or less sulfur. All of the heating oil the Company currently produces meets these specifications. The mandate and other requirements do not currently have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA issued the final Tier 3 Gasoline standards on March 3, 2014 under the Clean Air Act. This final rule establishes more stringent vehicle emission standards and further reduces the sulfur content of gasoline starting in January of 2017. The new standard is set at 10 PPM sulfur in gasoline on an annual average basis starting

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

January 1, 2017, with a credit trading program to provide compliance flexibility. The EPA responded to industry comments on the proposed rule and maintained the per gallon sulfur cap on gasoline at the existing 80 PPM cap. The standards set by the new rule are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA was required to release the final annual standards for the Reformulated Fuels Standard (“RFS”) for 2014 no later than Nov 29, 2013 and for 2015 no later than Nov 29, 2014. The EPA did not meet these requirements but did release proposed standards for 2014. The EPA did not finalize this proposal in 2014. However, in May 2015, the EPA re-proposed annual standards for RFS 2 for 2014, and proposed new standards for 2015 and 2016 and biomass-based diesel volumes for 2017. The EPA is proposing volume requirements in the annual standards which, while below the volumes originally set by Congress, would increase renewable fuel use in the U.S. above historical levels and provide for steady growth over time. The EPA is also proposing to increase the required volume of biomass-based diesel in 2015, 2016, and 2017 while maintaining the opportunity for growth in other advanced biofuels. The EPA has solicited comments on the proposed annual standards and held public hearings on June 25, 2015. Final action on this proposal is expected by November 30, 2015. If they are issued, the final standards may have a material impact on the Company’s cost of compliance with RFS 2.

On September 12, 2012, the EPA issued final amendments to the New Source Performance Standards (“NSPS”) for petroleum refineries, including standards for emissions of nitrogen oxides from process heaters and work practice standards and monitoring requirements for flares. The Company has evaluated the impact of the regulation and amended standards on its refinery operations and currently does not expect the cost to comply to be material.

In addition, the EPA published a Final Rule to the Clean Water Act (“CWA”) Section 316(b) in August 2014 regarding cooling water intake structures which includes requirements for petroleum refineries. The next phase will include requirements for petroleum refineries. The purpose of this rule is to prevent fish from being trapped against cooling water intake screens (impingement) and to prevent fish from being drawn through cooling water systems (entrainment). Facilities will be required to implement Best Technology Available (BTA) as soon as possible, but gives state agencies the discretion to establish implementation time lines. The Company continues to evaluate the impact of this regulation, and at this time does not anticipate it having a material impact on the Company’s financial position, results of operations or cash flows.

The Delaware City Rail Terminal and DCR West Rack are collocated with the Delaware City refinery, and are located in Delaware’s coastal zone where certain activities are regulated under the Delaware Coastal Zone act. On June 14, 2013, two administrative appeals were filed by the Sierra Club and Delaware Audubon (collectively the “Appellants”) regarding an air permit Delaware City Refining obtained to allow loading of crude oil onto barges. The appeals allege that both the loading of crude oil onto barges and the operation of the Delaware City Rail Terminal violate Delaware’s Coastal Zone Act. The first appeal is Number 2013-1 before the State Coastal Zone Industrial Control Board (the “CZ Board”), and the second appeal is before the Environmental Appeals Board (the “EAB”) and appeals Secretary’s Order No. 2013-A-0020. The CZ Board held a hearing on the first appeal on July 16, 2013, and ruled in favor of Delaware City Refining and the State of Delaware and dismissed the Appellants’ appeal for lack of standing. The Appellants appealed that decision to the Delaware Superior Court, New Castle County, Case No. N13A-09-001 ALR, and Delaware City Refining and the State of Delaware filed cross-appeals. A hearing on the second appeal before the EAB, case no. 2013-06, was held on January 13, 2014, and the EAB ruled in favor of Delaware City Refining and the State and dismissed the appeal for lack of jurisdiction. The Appellants also filed a Notice of Appeal with the Superior Court appealing the EAB’s decision. On March 31, 2015 the Superior Court affirmed the decisions by both the CZ Board and the EAB stating they

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

both lacked jurisdiction to rule on the Appellants’ appeal. The Appellants have appealed to the Delaware Supreme Court and briefs have been submitted. If the Appellants in one or both of these matters ultimately prevail, the outcome may have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

The Company is also currently subject to certain other existing environmental claims and proceedings. The Company believes that there is only a remote possibility that future costs related to any of these other known contingent liability exposures would have a material impact on its financial position, results of operations or cash flows.

PBF LLC Limited Liability Company Agreement

The holders of limited liability company interests in PBF LLC, including PBF Energy, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC, regardless of whether such holders receive cash distributions from PBF LLC. PBF Energy ultimately may not receive cash distributions from PBF LLC equal to its share of such taxable income or even equal to the actual tax due with respect to that income. For example, PBF LLC is required to include in taxable income PBF LLC’s allocable share of PBFX’s taxable income and gains (such share to be determined pursuant to the partnership agreement of PBFX), regardless of the amount of cash distributions received by PBF LLC from PBFX, and such taxable income and gains will flow-through to PBF Energy to the extent of its allocable share of the taxable income of PBF LLC. As a result, at certain times, the amount of cash otherwise ultimately available to PBF Energy on account of its indirect interest in PBFX may not be sufficient for PBF Energy to pay the amount of taxes it will owe on account of its indirect interests in PBFX.

Taxable income of PBF LLC generally is allocated to the holders of PBF LLC units (including PBF Energy) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including PBF Energy, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions are required to be in an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC is required to make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC. PBF LLC obtains funding to pay its tax distributions by causing PBF Holding to distribute cash to PBF LLC and from distributions it receives from PBFX.

Tax Receivable Agreement

PBF Energy entered into a tax receivable agreement with the PBF LLC Series A and PBF LLC Series B Unit holders (the “Tax Receivable Agreement”) that provides for the payment by PBF Energy to such persons of an amount equal to 85% of the amount of the benefits, if any, that PBF Energy is deemed to realize as a result of (i) increases in tax basis, as described below, and (ii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For purposes of the Tax Receivable Agreement, the benefits deemed realized by PBF Energy will be computed by comparing the actual income tax liability of PBF Energy (calculated with certain assumptions) to the amount of

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

such taxes that PBF Energy would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of purchases or exchanges of PBF LLC Series A Units for shares of PBF Energy’s Class A common stock and had PBF Energy not entered into the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless: (i) PBF Energy exercises its right to terminate the Tax Receivable Agreement, (ii) PBF Energy breaches any of its material obligations under the Tax Receivable Agreement or (iii) certain changes of control occur, in which case all obligations under the Tax Receivable Agreement will generally be accelerated and due as calculated under certain assumptions.

The payment obligations under the Tax Receivable Agreement are obligations of PBF Energy and not of PBF LLC. In general, PBF Energy expects to obtain funding for these annual payments from PBF LLC, primarily through tax distributions, which PBF LLC makes on a pro-rata basis to its owners. Such owners include PBF Energy, which holds a 94.3% interest in PBF LLC as of June 30, 2015 (89.9% as of December 31, 2014). PBF LLC obtains funding to pay its tax distributions by causing PBF Holding to distribute cash to PBF LLC and from distributions it receives from PBFX.

10. DIVIDENDS AND DISTRIBUTIONS

With respect to dividends and distributions paid during the six months ended June 30, 2015, PBF LLC made an aggregate non-tax quarterly distribution of $54,692 or $0.60 per unit to its members, of which $51,545 was distributed prorata to PBF Energy and the balance was distributed to its other members. PBF Energy used this $51,545 to pay quarterly cash dividends of $0.60 per share of Class A common stock on March 10, 2015 and May 27, 2015. In addition, during the six months ended June 30, 2015, PBF LLC made aggregate tax distributions to its members of $91,893, of which $86,778 were made to PBF Energy.

With respect to distributions paid during the six months ended June 30, 2015, PBFX paid a distribution of $0.33 per unit on outstanding common and subordinated units on March 4, 2015 and $0.35 on May 29, 2015, for a total cash distribution of $22,911 of which $11,878 was distributed to PBF LLC and the balance was distributed to its public unit holders.

11. TREASURY STOCK

On August 19, 2014, PBF Energy’s Board of Directors authorized the repurchase of up to $200,000 of the Company’s Series C Units, through the repurchase of PBF Energy’s Class A common stock (the “Repurchase Program”). On October 29, 2014, PBF Energy’s Board of Directors approved an additional $100,000 increase to the existing Repurchase Program. As of June 30, 2015, the Company has purchased approximately 5.91 million of the Company’s Series C Units under the Repurchase Program, for a total of $146,731 through the purchase of PBF Energy’s Class A common stock in open market transactions. During the six months ended June 30, 2015, the Company repurchased 142,284 units, respectively, for $4,000.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

The following table summarizes PBF Energy’s Class A common stock repurchase activity under the Repurchase Program:

	Number of shares purchased (1)	Cost of purchased shares
Shares purchased as of December 31, 2014	5,765,946	$142,731
Shares purchased during the six months ended June 30, 2015	142,284	4,000

Shares purchased as of June 30, 2015	5,908,230	$146,731

(1)	The shares purchased include only those shares that have settled as of the period end date.

These repurchases may be made from time to time through various methods, including open market transactions, block trades, accelerated share repurchases, privately negotiated transactions or otherwise, certain of which may be effected through Rule 10b5-1 and Rule 10b-18 plans. The timing and number of shares repurchased will depend on a variety of factors, including price, capital availability, legal requirements and economic and market conditions. PBF Energy is not obligated to purchase any shares under the Repurchase Program, and repurchases may be suspended or discontinued at any time without prior notice.

PBF Energy has the ability to purchase an additional $153,269 in Class A common stock under the approved Repurchase Program.

12. EMPLOYEE BENEFIT PLANS

The components of net periodic benefit cost related to the Company’s defined benefit plans consisted of the following:

	Six Months Ended June 30,
Pension Benefits	2015	2014
Components of net periodic benefit cost:
Service cost	$11,579	$9,142
Interest cost	1,416	1,171
Expected return on plan assets	(1,659)	(1,063)
Amortization of prior service costs	26	12
Amortization of actuarial loss	622	480

Net periodic benefit cost	$11,984	$9,742

	Six Months Ended June 30,
Post Retirement Medical Plan	2015	2014
Components of net periodic benefit cost:
Service cost	$488	$478
Interest cost	269	228
Amortization of prior service costs	152	55
Amortization of actuarial loss	—	(4)

Net periodic benefit cost	$909	$757

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

13. FAIR VALUE MEASUREMENTS

The tables below present information about the Company’s financial assets and liabilities measured and recorded at fair value on a recurring basis and indicate the fair value hierarchy of the inputs utilized to determine the fair values as of June 30, 2015 and December 31, 2014.

We have elected to offset the fair value amounts recognized for multiple derivative contracts executed with the same counterparty; however, fair value amounts by hierarchy level are presented on a gross basis in the tables below. We have posted cash margin with various counterparties to support hedging and trading activities. The cash margin posted is required by counterparties as collateral deposits and cannot be offset against the fair value of open contracts except in the event of default. We have no derivative contracts that are subject to master netting arrangements that are reflected gross on the balance sheet.

	As of June 30, 2015
	Fair Value Hierarchy			Total Gross Fair Value	Effect of Counter- party Netting	Net Carrying Value on Balance Sheet
	Level 1	Level 2	Level 3
Assets:
Money market funds	$365,371	$—	$—	$365,371	N/A	$365,371
Marketable securities	234,249	—	—	234,249	N/A	234,249
Non-qualified pension plan assets	5,398	—	—	5,398	N/A	5,398
Commodity contracts	65,997	14,814	2,564	83,375	(66,126)	17,249
Derivatives included with intermediation agreement obligations	—	10,260	—	10,260	—	10,260
Derivatives included with inventory supply arrangement obligations	—	378	—	378	—	378
Liabilities:
Commodity contracts	$59,827	$7,050	$659	$67,536	$(66,126)	$1,410
Catalyst lease obligations	—	32,571	—	32,571	—	32,571

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

	December 31, 2014
	Fair Value Hierarchy			Total Gross Fair Value	Effect of Counter- party Netting	Net Carrying Value on Balance Sheet
	Level 1	Level 2	Level 3
Assets:
Money market funds	$5,575	$—	$—	$5,575	N/A	$5,575
Marketable securities	234,930	—	—	234,930	N/A	234,930
Non-qualified pension plan assets	5,494	—	—	5,494	N/A	5,494
Commodity contracts	415,023	12,093	1,715	428,831	(397,676)	31,155
Derivatives included with inventory intermediation agreement obligations	—	94,834	—	94,834	—	94,834
Derivatives included with inventory supply arrangement obligations	—	4,251	—	4,251	—	4,251
Liabilities:
Commodity contracts	$390,144	$7,338	$194	$397,676	$(397,676)	$—
Catalyst lease obligations	—	36,559	—	36,559	—	36,559

The valuation methods used to measure financial instruments at fair value are as follows:

•	Money market funds categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted market prices and included within cash and cash equivalents.

•	Marketable securities, consisting primarily of US Treasury securities, categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted market prices.

•	Non-qualified pension plan assets categorized in Level 1 of the fair value hierarchy are measured at fair value using a market approach based on published net asset values of mutual funds and included within Deferred charges and other assets, net.

•	The commodity contracts categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted prices in an active market. The commodity contracts categorized in Level 2 of the fair value hierarchy are measured at fair value using a market approach based upon future commodity prices for similar instruments quoted in active markets.

•	The commodity contracts categorized in Level 3 of the fair value hierarchy consist of commodity price swap contracts that relate to forecasted purchases of crude oil for which quoted forward market prices are not readily available due to market illiquidity. The forward price used to value these swaps was derived using broker quotes, prices from other third party sources and other available market based data.

•	The derivatives included with inventory supply arrangement obligations, derivatives included with inventory intermediation agreement obligations and the catalyst lease obligations are categorized in Level 2 of the fair value hierarchy and are measured at fair value using a market approach based upon commodity prices for similar instruments quoted in active markets.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

The table below summarizes the changes in fair value measurements categorized in Level 3 of the fair value hierarchy:

	Six Months Ended June 30,
	2015	2014
Balance at beginning of period	$1,521	$(23,365)
Purchases	—	—
Settlements	(11,311)	3,667
Unrealized gain included in earnings	11,695	22,387
Transfers into Level 3	—	—
Transfers out of Level 3	—	—

Balance at end of period	$1,905	$2,689

There were no transfers between levels during the six months ended June 30, 2015 and 2014, respectively.

Fair value of debt

The table below summarizes the fair value and carrying value as of June 30, 2015 and December 31, 2014.

	June 30, 2015		December 31, 2014
	Carrying value	Fair value	Carrying value	Fair value
Senior Secured Notes (a)	$669,070	$687,850	$668,520	$675,580
PBFX Senior Notes (a)	350,000	350,000	—	—
PBFX Term Loan (b)	234,200	234,200	234,900	234,900
Rail Facility (b)	43,393	43,393	37,270	37,270
PBFX Revolving Credit Facility (b)	24,500	24,500	275,100	275,100
Catalyst leases (c)	32,571	32,571	36,559	36,559

	1,353,734	1,372,514	1,252,349	1,259,409
Less—Current maturities	—	—	—	—

Long-term debt	$1,353,734	$1,372,514	$1,252,349	$1,259,409

(a)	The estimated fair value, categorized as a Level 2 measurement, was calculated based on the present value of future expected payments utilizing implied current market interest rates based on quoted prices of the Senior Secured Notes and the PBFX Senior Notes.
(b)	The estimated fair value approximates carrying value, categorized as a Level 2 measurement, as these borrowings bear interest based upon short-term floating market interest rates.
(c)	Catalyst leases are valued using a market approach based upon commodity prices for similar instruments quoted in active markets and are categorized as a Level 2 measurement. The Company has elected the fair value option for accounting for its catalyst lease repurchase obligations as the Company’s liability is directly impacted by the change in fair value of the underlying catalyst.

14. DERIVATIVES

The Company uses derivative instruments to mitigate certain exposures to commodity price risk. The Company’s crude supply agreement contains purchase obligations for certain volumes of crude oil and other feedstocks. In

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

addition, the Company entered into Inventory Intermediation Agreements commencing in July 2013 that contain purchase obligations for certain volumes of intermediates and refined products. The purchase obligations related to crude oil, feedstocks, intermediates and refined products under these agreements are derivative instruments that have been designated as fair value hedges in order to hedge the commodity price volatility of certain refinery inventory. The fair value of these purchase obligation derivatives is based on market prices of the underlying crude oil and refined products. The level of activity for these derivatives is based on the level of operating inventories.

As of June 30, 2015, there were 549,182 barrels of crude oil and feedstocks (662,579 barrels at December 31, 2014) outstanding under these derivative instruments designated as fair value hedges and no barrels (no barrels at December 31, 2014) outstanding under these derivative instruments not designated as hedges. As of June 30, 2015, there were 3,118,578 barrels of intermediates and refined products (3,106,325 barrels at December 31, 2014) outstanding under these derivative instruments designated as fair value hedges and no barrels (no barrels at December 31, 2014) outstanding under these derivative instruments not designated as hedges. These volumes represent the notional value of the contract.

The Company also enters into economic hedges primarily consisting of commodity derivative contracts that are not designated as hedges and are used to manage price volatility in certain crude oil and feedstock inventories as well as crude oil, feedstock, and refined product sales or purchases. The objective in entering into economic hedges is consistent with the objectives discussed above for fair value hedges. As of June 30, 2015, there were 39,100,000 barrels of crude oil and 2,464,000 barrels of refined products (47,339,000 and 1,970,871, respectively, as of December 31, 2014), outstanding under short and long term commodity derivative contracts not designated as hedges representing the notional value of the contracts.

The following tables provide information about the fair values of these derivative instruments as of June 30, 2015 and December 31, 2014 and the line items in the consolidated balance sheet in which the fair values are reflected.

Description	Balance Sheet Location	Fair Value Asset/(Liability)
Derivatives designated as hedging instruments:
June 30, 2015:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$(378)
Derivatives included with the intermediation agreement obligations	Accrued expenses	$10,260
December 31, 2014
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$4,251
Derivatives included with the intermediation agreement obligations	Accrued expenses	$94,834
Derivatives not designated as hedging instruments:
June 30, 2015:
Commodity contracts	Accounts receivable	$17,249
Commodity contracts	Accrued expenses	$(1,410)
December 31, 2014
Commodity contracts	Accounts receivable	$31,155

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

The following tables provide information about the gain or loss recognized in income on these derivative instruments and the line items in the consolidated financial statements in which such gains and losses are reflected.

Description	Location of Gain or (Loss) Recognized in Income on Derivatives	Gain or (Loss) Recognized in Income on Derivatives
Derivatives designated as hedging instruments:
For the six months ended June 30, 2015:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(4,629)
Derivatives included with the intermediation agreement obligations	Cost of sales	$(84,574)
For the six months ended June 30, 2014:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(1,069)
Derivatives included with the intermediation agreement obligations	Cost of sales	$9,042
Derivatives not designated as hedging instruments:
For the six months ended June 30, 2015:
Commodity contracts	Cost of sales	$(45,097)
For the six months ended June 30, 2014:
Commodity contracts	Cost of sales	$31,278
Hedged items designated in fair value hedges:
For the six months ended June 30, 2015:
Crude oil and feedstock inventory	Cost of sales	$4,629
Intermediate and refined product inventory	Cost of sales	$84,574
For the six months ended June 30, 2014:
Crude oil and feedstock inventory	Cost of sales	$1,069
Intermediate and refined product inventory	Cost of sales	$(9,042)

The Company had no ineffectiveness related to the Company’s fair value hedges for the six months ended June 30, 2015 and 2014.

15. SEGMENT INFORMATION

The Company’s operations are organized into two reportable segments, Refining and Logistics. Operations that are not included in the Refining and Logistics segments are included in Corporate. Intersegment transactions are eliminated in the consolidated financial statements and are included in Eliminations.

Refining

The Company’s Refining Segment includes the operations of its three refineries which are located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. The refineries produce unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. The Company purchases crude oil, other feedstocks and blending components from various third-party suppliers. The Company sells products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and is able to ship products to other international destinations. The refineries have a combined processing capacity, known as throughput, of approximately 540,000 barrels per day (“bpd”), and a weighted-average Nelson Complexity Index of 11.3.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

Logistics

The Company formed PBFX, a publicly traded master limited partnership, to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX’s assets consist of (i) a rail terminal which has a double loop track and ancillary pumping and unloading equipment located at the Delaware City refinery with an unloading capacity of approximately 130,000 bpd; (ii) a truck terminal that was comprised of six lease automatic custody transfer units accepting crude oil deliveries by truck located at the Toledo refinery designed for total throughput capacity of up to approximately 22,500 bpd; (iii) a heavy crude rail unloading rack located at the Delaware City refinery with an unloading capacity of at least 40,000 bpd; (iv) a tank farm with aggregate storage capacity of approximately 3.9 million barrels, including a propane storage and loading facility with throughput capacity of 11,000 bpd at the Toledo Refinery; (v) a 23.4 mile 16-inch interstate petroleum products pipeline with capacity in excess of 125,000 bpd at the Delaware City refinery and; (vi) a 15-lane, 76,000 bpd capacity truck loading rack utilized to distribute gasoline, distillates and liquefied petroleum gas at the Delaware City refinery. PBFX provides various rail and truck terminaling services, pipeline transportation services and storage services to PBF Holding and/or its subsidiaries through long-term commercial agreements. PBFX currently does not generate third party revenue and as such intersegment related revenues are eliminated in consolidation. Prior to the PBFX Offering, PBFX’s assets were operated within the refining operations of the Company’s Delaware City and Toledo refineries. The assets did not generate third party or intra-entity revenue and were not considered to be a separate reportable segment.

The Company evaluates the performance of its segments based primarily on income from operations. Income from operations includes those revenues and expenses that are directly attributable to management of the respective segment. The Logistics segment’s revenues include inter-segment transactions with the Company’s Refining segment at prices the Company believes are substantially equivalent to the prices that could have been negotiated with unaffiliated parties with respect to similar services. Activities of the Company’s business that are not included in the two operating segments are included in Corporate. Such activities consist primarily of corporate staff operations and other items that are not specific to the normal operations of the two operating segments. The Company does not allocate certain items of other income and expense, including income taxes, to the individual segments. The Refinery segment’s operating subsidiaries and PBFX are primarily pass-through entities with respect to income taxes.

Disclosures regarding our reportable segments with reconciliations to consolidated totals for the six months ended June 30, 2015 and June 30, 2014 are presented below. The Logistics segment’s results include financial information of the predecessor of PBFX for periods prior to May 13, 2014, and the financial information of PBFX for the period beginning May 14, 2014, the completion date of the PBFX Offering. In connection with the contribution by PBF LLC of the DCR West Rack, the Toledo Storage Facility and the Delaware City Products Pipeline and Truck Rack, the accompanying segment information has been retrospectively adjusted to include the historical results of the DCR West Rack, Toledo Storage Facility and the Delaware City Products Pipeline and Truck Rack for all periods presented prior to such contributions.

Prior to the PBFX Offering, the Company did not operate the PBFX assets independent of the Refining segment. Total assets of each segment consist of net property, plant and equipment, inventories, cash and cash equivalents, accounts receivables and other assets directly associated with the segment’s operations. Corporate assets consist primarily of deferred tax assets, property, plant and equipment and other assets not directly related to our refinery and logistic operations.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(unaudited)

	Six Months Ended June 30, 2015
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$6,545,800	$67,713	$—	$(67,713)	$6,545,800
Depreciation and amortization expense	87,451	3,270	5,547	—	96,268
Income (loss) from operations	476,081	44,450	(73,679)	—	446,852
Interest expense, net	9,290	6,885	34,648	—	50,823
Capital expenditures	250,575	220	1,610	—	252,405

	Six Months Ended June 30, 2014
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$10,048,152	$12,350	$—	$(12,350)	$10,048,152
Depreciation and amortization expense	59,326	1,729	6,822	—	67,877
Income (loss) from operations	424,865	(1,450)	(75,358)	—	348,057
Interest expense, net	15,087	356	36,430	—	51,873
Capital expenditures	140,361	26,119	6,408	—	172,888

	Balance at June 30, 2015
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total assets	$4,577,878	$417,776	$29,563	$(20,333)	$5,004,884

	Balance at December 31, 2014
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total assets	$4,135,494	$410,141	$24,195	$(11,630)	$4,558,200

16. SUBSEQUENT EVENTS

These financial statements were approved by management and available for issuance on September 2, 2015. Management has evaluated subsequent events through this date.

Cash Distributions

On July 30, 2015, PBF Energy’s Board of Directors declared a dividend of $0.30 per share on outstanding Class A common stock. The dividend was paid on August 25, 2015 to Class A common stockholders of record at the close of business on August 10, 2015. PBF LLC made an aggregate non-tax quarterly distribution of $27,286 or $0.30 per unit to its members, of which $25,742 was distributed pro rata to PBF Energy and the balance was distributed to its other members.

PBFX Distributions

On July 30, 2015, the Board of Directors of PBF GP declared a distribution of $0.37 per unit on outstanding common and subordinated units of PBFX. The distribution was paid on August 31, 2015 to PBFX unit holders of record at the close of business on August 14, 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To PBF Energy Inc., the Managing Member of

PBF Energy Company LLC

We have audited the accompanying consolidated balance sheets of PBF Energy Company LLC and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PBF Energy Company LLC and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 22 to the consolidated financial statements, PBF Energy Company LLC has provided a limited guarantee of collection for PBF Logistics LP’s 6.875% Senior Notes due 2023.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

September 2, 2015

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$367,780	$76,970
Accounts receivable	551,269	596,647
Inventories	1,102,261	1,445,517
Prepaid expense and other current assets	32,452	55,843

Total current assets	2,053,762	2,174,977
Property, plant and equipment, net	1,936,839	1,781,589
Marketable securities	234,930	—
Deferred charges and other assets, net	332,669	262,479

Total assets	$4,558,200	$4,219,045

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$335,268	$402,293
Accrued expenses	1,130,905	1,210,945
Current portion of long-term debt	—	12,029
Deferred revenue	1,227	7,766

Total current liabilities	1,467,400	1,633,033
Delaware Economic Development Authority loan	8,000	12,000
Long-term debt	1,252,349	723,547
Intercompany Note Payable	109,754	19,245
Other long-term liabilities	62,750	46,400

Total liabilities	2,900,253	2,434,225
Commitments and contingencies (Note 13)
Series B Units, 1,000,000 issued and outstanding, no par or stated value (1)	5,110	5,110
Equity:
Series A Units, 9,170,696 and 57,201,674 issued and outstanding, as of December 31, 2014 and December 31, 2013, no par or stated value (1)	91,179	561,871
Series C Units, 81,981,119 and 39,665,473 issued and outstanding, as of December 31, 2014 and December 31, 2013, no par or stated value (1)	865,954	378,693
Treasury stock, at cost	(142,731)	—
Retained earnings	528,942	853,684
Accumulated other comprehensive loss	(26,876)	(14,538)

Total PBF Energy Company LLC equity	1,316,468	1,779,710
Noncontrolling interest in PBFX	336,369	—

Total equity	1,652,837	1,779,710

Total liabilities, Series B units, and equity	$4,558,200	$4,219,045

See notes to consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Revenues	$19,828,155	$19,151,455	$20,138,687
Cost and expenses:
Cost of sales, excluding depreciation	18,471,203	17,803,314	18,269,078
Operating expenses, excluding depreciation	883,140	812,652	738,824
General and administrative expenses	146,592	95,794	120,443
Gain on sale of assets	(895)	(183)	(2,329)
Depreciation and amortization expense	180,382	111,479	92,238

	19,680,422	18,823,056	19,218,254

Income from operations	147,733	328,399	920,433
Other income (expense)
Change in fair value of contingent consideration	—	—	(2,768)
Change in fair value of catalyst lease	3,969	4,691	(3,724)
Interest expense, net	(100,352)	(94,057)	(108,629)

Net income	51,350	239,033	805,312
Less: net income attributable to noncontrolling interests	14,740	—	—

Net income attributable to PBF Energy Company LLC	$36,610	$239,033	$805,312

See notes to consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Net income	$51,350	$239,033	$805,312
Other comprehensive (loss) income:
Unrealized gain (loss) on available for sale securities	127	(308)	2
Net loss on pension and other post-retirement benefits	(12,465)	(5,289)	(6,567)

Total other comprehensive loss	(12,338)	(5,597)	(6,565)

Comprehensive income	39,012	233,436	798,747
Less: Comprehensive income attributable to noncontrolling interests	14,740	—	—

Comprehensive income attributable to PBF Energy Company LLC	$24,272	$233,436	$798,747

See notes to consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands, except unit data)

	Series A		Series C		Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Noncontrolling Interest	Treasury Stock	Total Members’ Equity
	Units	Amount	Units	Amount
Balance, January 1, 2012	92,257,812	$923,841	—	$—	$(2,376)	$186,150	$—	$—	$1,107,615
Issuance of restricted Series A units	23,904	—	—	—	—	—	—	—	—
Exercise of Series A warrants and options	2,661,636	13,107	—	—	—	—	—	—	13,107
Distributions to members	—	—	—	—	—	(160,965)	—	—	(160,965)
Net Proceeds from issuance of Series C units	—	—	1,600,000	—	—	—	—	—	—
Reclassification of Series A units in connection with initial public offering of PBF Energy Inc.	(21,967,686)	(219,677)	21,967,686	219,168	—	—	—	—	(509)
Exchange of Series A units for Class A common stock of PBF Energy Inc.	(3,535)	(25)	3,535	25	—	—	—	—	—
Stock based compensation	—	1,589	—	—	—	—	—	—	1,589
Net income	—	—	—	—	—	805,312	—	—	805,312
Unrealized gain on marketable securities	—	—	—	—	2	—	—	—	2
Defined benefit plan unrecognized net loss	—	—	—	—	(6,567)	—	—	—	(6,567)

Balance, December 31, 2012	72,972,131	718,835	23,571,221	219,193	(8,941)	830,497	—	—	1,759,584
Issuance of restricted Class A common stock	(816)	—	60,392	—	—	—	—	—	—
Exercise of Series A warrants and options	264,219	1,757	—	—	—	—	—	—	1,757
Exchange of Series A units for Class A common stock	(83,860)	—	83,860	—	—	—	—	—	—
Distribution to members	—	—	—	—	—	(215,846)	—	—	(215,846)
Net proceeds from issuance of Series C units	—	—	—	—	—	—	—	—	—
Reclassification of Series A units in connection with secondary public offering of PBF Energy Inc.	(15,950,000)	(159,500)	15,950,000	159,500	—	—	—	—	—
Stock based compensation	—	779	—	—	—	—	—	—	779
Net income	—	—	—	—	—	239,033	—	—	239,033
Unrealized gain on marketable securities	—	—	—	—	(308)	—	—	—	(308)
Defined benefit plan unrecognized net loss	—	—	—	—	(5,289)	—	—	—	(5,289)

Balance, December 31, 2013	57,201,674	$561,871	39,665,473	$378,693	$(14,538)	$853,684	$—	$—	$1,779,710

See notes to consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Continued)

(in thousands, except unit data)

	Series A		Series C		Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Noncontrolling Interest	Treasury Stock	Total Members’ Equity
	Units	Amount	Units	Amount
Balance, December 31, 2013	57,201,674	$561,871	39,665,473	$378,693	$(14,538)	$853,684	$—	$—	$1,779,710
Exercise of Series A warrants and options	26,533	2,457	—	—	—	—	—	—	2,457
Exchange of Series A units for Class A common stock	(57,511)	—	56,694	—	—	—	—	—	—
Grant of restricted shares	—	—	24,898	—	—	—	—	—	—
Distribution to members	—	—	—	—	—	(361,352)	(7,397)	—	(368,749)
Decrease in NCI due to issuance of additional common units	—	756	—	7,261	—	—	(8,017)	—	—
PBFX IPO	—	—	—	—	—	—	335,957	—	335,957
Reclassification of Series A units in connection with secondary public offering of PBF Energy Inc.	(48,000,000)	(480,000)	48,000,000	480,000	—	—	—	—	—
Stock based compensation	—	6,095	—	—	—	—	1,086	—	7,181
Net income	—	—	—	—	—	36,610	14,740	—	51,350
Unrealized gain on marketable securities	—	—	—	—	127	—	—	—	127
Defined benefit plan unrecognized net loss	—	—	—	—	(12,465)	—	—	—	(12,465)
Treasury stock purchases	—	—	(5,765,946)	—	—	—	—	(142,731)	(142,731)

Balance, December 31, 2014	9,170,696	$91,179	81,981,119	$865,954	$(26,876)	$528,942	$336,369	$(142,731)	$1,652,837

See notes to consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$51,350	$239,033	$805,312
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	188,209	118,001	97,650
Stock-based compensation	7,181	3,753	2,954
Change in fair value of catalyst lease obligation	(3,969)	(4,691)	3,724
Change in fair value of contingent consideration	—	—	2,768
Non-cash change in inventory repurchase obligations	(93,246)	(20,492)	4,576
Non-cash lower of cost or market inventory adjustment	690,110	—	—
Write-off of unamortized deferred financing fees	—	—	4,391
Pension and other post retirement benefits costs	22,600	16,728	12,684
Gain on disposition of property, plant and equipment	(895)	(183)	(2,329)
Changes in current assets and current liabilities:
Accounts receivable	45,378	(92,851)	(187,544)
Inventories	(394,031)	45,991	(80,097)
Prepaid expenses and other current assets	23,391	(42,455)	49,971
Accounts payable	(67,025)	42,236	73,990
Accrued expenses	60,834	210,455	34,618
Deferred revenue	(6,539)	(202,777)	21,309
Other assets and liabilities	(2,070)	(20,480)	(31,348)

Net cash provided by operations	521,278	292,268	812,629
Cash flow from investing activities:
Expenditures for property, plant and equipment	(476,389)	(318,394)	(175,900)
Expenditures for deferred turnaround costs	(137,688)	(64,616)	(38,633)
Expenditures for other assets	(17,255)	(32,692)	(8,155)
Proceeds from sale of assets	202,654	102,428	3,381
Purchase of marketable securities	(1,918,637)	—	—
Maturities of marketable securities	1,683,708	—	—

Net cash used in investing activities	$(663,607)	$(313,274)	$(219,307)

See notes to consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

Cash flows from financing activities:
Proceeds from issuance of PBF Logistics LP common units, net of underwriters’ discount and commissions	$340,957	$—	$—
Offering costs for issuance of PBF Logistics LP common units	(5,000)	—	—
Exercise of Series A options and warrants of PBF Energy Company LLC, net	(78)	1,757	13,107
Dividend payments and member distributions	(368,749)	(215,846)	(160,965)
Proceeds from revolver borrowings	395,000	1,450,000	—
Repayments of revolver borrowings	(410,000)	(1,435,000)	—
Proceeds from Rail Facility revolver borrowings	83,095	—	—
Repayment of Rail Facility revolver borrowings	(45,825)
Proceeds from Intercompany Loan with PBF Energy Inc.	90,509	19,245	—
Proceeds from PBFX Revolving Credit Facility borrowings	275,100	—	—
Proceeds from PBFX Term Loan borrowings	300,000	—	—
Repayments of PBFX Term Loan borrowings	(65,100)	—	—
Proceeds from Senior Secured Notes	—	—	665,806
Proceeds from long-term debt	—	—	430,000
Repayments of long-term debt	—	—	(1,184,597)
Proceeds from catalyst lease	—	14,337	9,452
Payment of contingent consideration related to acquisition of Toledo refinery	—	(21,357)	(103,642)
Purchases of Treasury Stock	(142,731)	—	—
Deferred financing costs and other	(14,039)	(1,044)	(26,765)

Net cash provided by (used in) financing activities	433,139	(187,908)	(357,604)
Net increase (decrease) in cash and cash equivalents	290,810	(208,914)	235,718
Cash and equivalents, beginning of period	76,970	285,884	50,166

Cash and equivalents, end of period	$367,780	$76,970	$285,884

Supplemental cash flow disclosures
Non-cash activities:
Conversion of Delaware Economic Development Authority loan to grant	$4,000	$8,000	$—
Accrued construction in progress and unpaid fixed assets	33,296	33,747	16,481
Cash paid during year for:
Interest (including capitalized interest of $7,517, $5,672 and $6,697 in 2014, 2013 and 2012, respectively)	$98,499	$92,848	$89,233

See notes to consolidated financial statements.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

PBF Energy Company LLC (“PBF LLC” or the “Company”), a Delaware limited liability company, together with its consolidated subsidiaries, owns and operates oil refineries and related facilities in North America. PBF Energy Inc. (“PBF Energy”) is the sole managing member of, and owner of an equity interest representing approximately 89.9% of the outstanding economic interest in, PBF LLC as of December 31, 2014. PBF Holding Company LLC (“PBF Holding”) is a wholly-owned subsidiary of PBF LLC. PBF Finance Corporation (“PBF Finance”) is a wholly-owned subsidiary of PBF Holding. Delaware City Refining Company LLC (“Delaware City Refining”), Delaware Pipeline Company LLC, PBF Power Marketing LLC, PBF Energy Limited, Paulsboro Refining Company LLC, Paulsboro Natural Gas Pipeline Company LLC and Toledo Refining Company LLC are PBF LLC’s principal operating subsidiaries and are all wholly-owned subsidiaries of PBF Holding Company LLC.

PBF LLC also consolidates a publicly traded master limited partnership, PBF Logistics LP (“PBFX”). On May 14, 2014, PBFX completed its initial public offering (the “PBFX Offering”) of 15,812,500 common units. Upon completion of the PBFX Offering, PBF LLC held a 50.2% limited partner interest in PBFX and all of its incentive distribution rights (refer to Note 3 “PBF Logistics LP” of our Notes to Consolidated Financial Statements). PBF Logistics GP LLC (“PBF GP”) owns the noneconomic general partner interest and serves as the general partner of PBFX and is wholly-owned by PBF LLC.

Substantially all of the Company’s operations are in the United States. Effective with the completion of the PBFX Offering in May 2014, the Company operates in two reportable business segments: Refining and Logistics. The Company’s three oil refineries are all engaged in the refining of crude oil and other feedstocks into petroleum products, and are aggregated into the Refining segment. PBFX is a publicly traded master limited partnership that was formed to operate logistical assets such as crude oil and refined petroleum products terminals, pipelines, and storage facilities. PBFX’s operations are aggregated into the Logistics segment. To generate earnings and cash flows from operations, the Company is primarily dependent upon processing crude oil and selling refined petroleum products at margins sufficient to cover fixed and variable costs and other expenses. Crude oil and refined petroleum products are commodities; and factors largely out of the Company’s control can cause prices to vary over time. The potential margin volatility can have a material effect on the Company’s financial position, earnings and cash flow.

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principals (“GAAP”) for financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

Reorganization Transactions

Concurrent with completion of the initial public offering of PBF Energy in December 2012 (“IPO”), PBF LLC’s limited liability company agreement was amended and restated, among other things, to designate PBF Energy as the sole managing member of PBF LLC and to establish the PBF LLC Series C Units which are held solely by PBF Energy. The PBF LLC Series A Units continue to be held by parties other than PBF Energy (“the members of PBF LLC other than PBF Energy”). The PBF LLC Series C Units rank on parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, winding up or dissolution. Following the IPO, profits and losses of PBF LLC are allocated, and all distributions generally will be made, pro rata to the holders of PBF LLC Series A Units and PBF LLC Series C Units. In addition, the amended and restated limited liability company agreement of PBF LLC provides that any PBF LLC Series A Units acquired by PBF Energy will automatically be reclassified as PBF LLC Series C Units in connection with such acquisition.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

As part of the IPO and reorganization transactions, each holder of PBF LLC Series A Units received one share of PBF Energy Class B common stock. The holder of a share of Class B common stock receives no economic rights but entitles the holder, without regard to the number of shares of Class B common stock held by such holder, to one vote on matters presented to stockholders of PBF Energy for each PBF LLC Series A Unit held by such holder. Holders of PBF Energy Class A common stock and Class B common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by applicable law. In connection with the IPO and related reorganization transactions, PBF Energy, PBF LLC and PBF LLC Series A Unit holders also entered into an exchange agreement pursuant to which each of the existing members of PBF LLC other than PBF Energy and other holders who acquire PBF LLC Series A Units upon the exercise of certain warrants and options, will have the right to cause PBF LLC to exchange their PBF LLC Series A Units for shares of PBF Energy Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. As of December 31, 2014, there were 9,170,696 PBF LLC Series A Units held by parties other than PBF Energy which upon exercise of the right to exchange would exchange for 9,170,696 shares of PBF Energy Class A common stock. In addition, as of that date, there were options and warrants to acquire 858,199 PBF LLC Series A Units outstanding, that upon vesting and exercise, could be exchanged for 858,199 shares of PBF Energy Class A common stock.

Initial Public Offering and Secondary Offerings

On December 12, 2012, a registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) relating to shares of Class A common stock of PBF Energy to be offered and sold in an initial public offering was declared effective. On December 12, 2012, PBF Energy completed an IPO of 23,567,686 shares of Class A common stock at a public offering price of $26.00 per share. The IPO closed on December 18, 2012. On June 12, 2013, funds affiliated with Blackstone and First Reserve completed a public offering of 15,950,000 shares of Class A common stock in a secondary public offering (the “2013 secondary offering”). On January 10, 2014, PBF Energy completed a public offering of 15,000,000 shares of Class A common stock in a secondary offering (the “January 2014 secondary offering”). On March 26, 2014, PBF Energy completed another public offering of 15,000,000 shares of Class A common stock in a secondary offering (the “March 2014 secondary offering”). On June 17, 2014, PBF Energy completed a third public offering of 18,000,000 shares of Class A common stock in a secondary offering (the “June 2014 secondary offering” and collectively with the January 2014 secondary offering and the March 2014 secondary offering, the “2014 secondary offerings”). All of the shares in the 2014 secondary offerings were sold by funds affiliated with Blackstone and First Reserve.

PBF Energy incurred approximately $1,250 and $1,388 of expenses, included in general and administrative expenses, in connection with the 2014 secondary offerings and the 2013 secondary offering during the years ended December 31, 2014 and 2013, respectively, for which it was reimbursed by PBF LLC in accordance with the PBF LLC amended and restated limited liability company agreement.

As of December 31, 2014, PBF Energy held approximately 89.9% of the economic interest in PBF LLC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

These consolidated financial statements include the accounts of PBF LLC and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of the cash equivalents approximates fair value due to the short-term maturity of those instruments.

Marketable Securities

Debt or equity securities are classified into the following reporting categories: held-to-maturity, trading or available-for-sale securities. The Company does not routinely sell marketable securities prior to their scheduled maturity dates. Some of the Company’s investments may be held and restricted for the purpose of funding future capital expenditures and acquisitions. Such investments are classified as available-for-sale marketable securities as they may occasionally be sold prior to their scheduled maturity dates due to the unexpected timing of cash needs. The carrying value of these marketable securities approximates fair value and is measured using Level 1 inputs (as defined below). The terms of the marketable securities range from one to three months and are classified on the balance sheet as non-current assets. The gross unrecognized holding gains and losses as of December 31, 2014 were not material. As of December 31, 2014, these investments are used as collateral to secure the PBFX Term Loan (as defined below) and are intended to be used only to fund future PBFX capital expenditures.

Concentrations of Credit Risk

For the year ended December 31, 2014, no single customer amounted to greater than or equal to 10% of the Company’s revenues. No single customer accounted for 10% or more of our total trade accounts receivable as of December 31, 2014.

For the year ended December 31, 2013, Morgan Stanley Capital Group Inc. (“MSCG”) and Sunoco, Inc. (R&M) (“Sunoco”) accounted for 29% and 10% of the Company’s revenues, respectively. As of December 31, 2013, Sunoco accounted for 10% of accounts receivable.

For the year ended December 31, 2012, MSCG and Sunoco accounted for 57% and 10% of the Company’s revenues, respectively.

Revenue, Deferred Revenue and Accounts Receivable

The Company sells various refined products primarily through its refinery subsidiaries and recognizes revenue related to the sale of products when there is persuasive evidence of an agreement, the sales prices are fixed or determinable, collectability is reasonably assured and when products are shipped or delivered in accordance with their respective agreements. Revenue for services is recorded when the services have been provided. The Company’s Toledo refinery has a products offtake agreement with Sunoco under which Sunoco purchases approximately one-third of the refinery’s daily gasoline production. The Toledo refinery also sells its products through short-term contracts or on the spot market.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Prior to July 1, 2013, the Company’s Paulsboro and Delaware City refineries sold light finished products, certain intermediates and lube base oils to MSCG under products offtake agreements with each refinery (the “Offtake Agreements”). On a daily basis, MSCG purchased and paid for the refineries’ production of light finished products as they were produced, delivered to the refineries’ storage tanks, and legal title passed to MSCG. Revenue on these product sales was deferred until they were shipped out of the storage facility by MSCG.

Under the Offtake Agreements, the Company’s Paulsboro and Delaware City refineries also entered into purchase and sale transactions of certain intermediates and lube base oils whereby MSCG purchased and paid for the refineries’ production of certain intermediates and lube products as they were produced and legal title passed to MSCG. The intermediate products were held in the refineries’ storage tanks until they were needed for further use in the refining process. The intermediates may also have been sold to third parties. The refineries had the right to repurchase lube products and did so to supply other third parties with that product. When the refineries needed intermediates or lube products, the products were drawn out of the storage tanks, title passed back to the refineries and MSCG was paid for those products. These transactions occurred at the daily market price for the related products. These transactions were considered to be made in contemplation of each other and, accordingly, did not result in the recognition of a sale when title passed from the refineries to MSCG. Inventory remained at cost and the net cash receipts resulted in a liability that was recorded at market price for the volumes held in storage with any change in the market price being recorded in costs of sales. The liability represented the amount the Company expected to pay to repurchase the volumes held in storage.

While MSCG had legal title, it had the right to encumber and/or sell these products and any such sales by MSCG resulted in sales being recognized by the refineries when products were shipped out of the storage facility. As the exclusive vendor of intermediate products to the refineries, MSCG had the obligation to provide the intermediate products to the refineries as they were needed. Accordingly, sales by MSCG to others were limited and only made with the Company or its subsidiaries’ approval.

As of July 1, 2013, the Company terminated the Offtake Agreements for the Company’s Paulsboro and Delaware City refineries. The Company entered into two separate inventory intermediation agreements (“Inventory Intermediation Agreements”) with J. Aron & Company (“J. Aron”) on June 26, 2013 which commenced upon the termination of the Offtake Agreements with MSCG.

Pursuant to the Inventory Intermediation Agreements, J. Aron purchases and holds title to certain of the intermediate and finished products (the “Products”) produced by the Delaware City and Paulsboro refineries and delivered into the Company’s tanks at the refineries. All purchase and sale transactions under the Inventory Intermediation Agreements are consummated at a benchmark market price adjusted for a specified product type differential. The sale and purchase transactions under the Inventory Intermediation Agreements are considered to be made in contemplation of each other and, accordingly, do not result in the recognition of a sale when title passes to J. Aron. The Products inventory remains on the Company’s balance sheet at cost and the net cash receipts result in a liability that is recorded at market price for the volume of Products inventory held in the Company’s refineries’ storage tanks with any change in the market price recorded in costs of sales.

Furthermore, J. Aron sells the Products back to the Company as the Products are discharged out of the refineries’ tanks. J. Aron has the right to store the Products purchased in the Company’s tanks under the Inventory Intermediation Agreements and will retain these storage rights for the term of the agreements. Inventory held outside the refineries may be owned by the Company or by J. Aron under the Inventory Intermediation Agreements. The Company markets and sells the Products independently to third parties.

The Company’s Delaware City refinery sells and purchases feedstocks under a supply agreement with Statoil (the “Crude Supply Agreement”). Statoil purchases the refineries’ production of certain feedstocks or purchases

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

feedstocks from third parties on the refineries’ behalf. Legal title to the feedstocks is held by Statoil and the feedstocks are held in the refineries’ storage tanks until they are needed for further use in the refining process. At that time, the products are drawn out of the storage tanks and purchased by the refinery. These purchases and sales are settled monthly at the daily market prices related to those products. These transactions are considered to be made in contemplation of each other and, accordingly, do not result in the recognition of a sale when title passes from the refineries to Statoil. Inventory remains at cost and the net cash receipts result in a liability which is discussed further in the Inventory note below. The Company terminated its supply agreement with Statoil for its Paulsboro refinery in March 2013, at which time it began to purchase from Statoil the feedstocks owned by them at that date that had been purchased on our behalf.

Accounts receivable are carried at invoiced amounts. An allowance for doubtful accounts is established, if required, to report such amounts at their estimated net realizable value. In estimating probable losses, management reviews accounts that are past due and determines if there are any known disputes. There was no allowance for doubtful accounts at December 31, 2014 and 2013.

Excise taxes on sales of refined products that are collected from customers and remitted to various governmental agencies are reported on a net basis.

Inventory

Inventories are carried at the lower of cost or market. The cost of crude oil, feedstocks, blendstocks and refined products are determined under the last-in first-out (“LIFO”) method using the dollar value LIFO method with increments valued based on average purchase prices during the year. The cost of supplies and other inventories is determined principally on the weighted average cost method.

The Company’s Delaware City refinery acquires a portion of its crude oil from Statoil under the Crude Supply Agreement as did the Paulsboro refinery prior to the termination of its crude supply agreement with Statoil in March 2013. The Company takes title to the crude oil as it is delivered to the processing units, in accordance with the Crude Supply Agreement; however, the Company is obligated to purchase all the crude oil held by Statoil on the Company’s behalf upon termination of the agreement at the then market price. The Paulsboro crude supply agreement also included an obligation to purchase a fixed volume of feedstocks from Statoil on the later of maturity or when the arrangement is terminated based on a forward market price of West Texas Intermediate crude oil. As a result of the purchase obligations, the Company records the inventory of crude oil and feedstocks in the refineries’ storage facilities. The Company determined the purchase obligations to be contracts that contain derivatives that change in value based on changes in commodity prices. Such changes in the fair value of these derivatives are included in cost of sales. On October 31, 2012, the Delaware City Crude Supply Agreement was amended and modified to among other things, allow the Company to directly purchase U.S. and Canadian onshore origin crude oil and feedstock that is delivered to the Delaware City refinery via rail independent of Statoil.

Prior to July 31, 2014, the Company’s Toledo refinery acquired substantially all of its crude oil from MSCG under a crude oil acquisition agreement (the “Toledo Crude Oil Acquisition Agreement”). Under the Toledo Crude Oil Acquisition Agreement, the Company took title to crude oil at various pipeline locations for delivery to the refinery or sale to third parties. The Company recorded the crude oil inventory when it received title. Payment for the crude oil was due to MSCG under the Toledo Crude Oil Acquisition Agreement three days after the crude oil was delivered to the Toledo refinery processing units or upon sale to a third party. The Company terminated the Toledo Crude Oil Acquisition Agreement effective July 31, 2014 and began to source its crude oil needs internally.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Property, Plant and Equipment

Property, plant and equipment additions are recorded at cost. The Company capitalizes costs associated with the preliminary, pre-acquisition and development/construction stages of a major construction project. The Company capitalizes the interest cost associated with major construction projects based on the effective interest rate of total borrowings. The Company also capitalizes costs incurred in the acquisition and development of software for internal use, including the costs of software, materials, consultants and payroll-related costs for employees incurred in the application development stage.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Process units and equipment	5-25 years
Pipeline and equipment	5-25 years
Buildings	25 years
Computers, furniture and fixtures	3-7 years
Leasehold improvements	20 years
Railcars	50 years

Maintenance and repairs are charged to operating expenses as they are incurred. Improvements and betterments, which extend the lives of the assets, are capitalized.

Deferred Charges and Other Assets, Net

Deferred charges and other assets include refinery turnaround costs, catalyst, precious metals catalyst, linefill, deferred financing costs and intangible assets. Refinery turnaround costs, which are incurred in connection with planned major maintenance activities, are capitalized when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs (generally 3 to 5 years).

Precious metals catalyst and linefill are considered indefinite-lived assets as they are not expected to deteriorate in their prescribed functions. Such assets are assessed for impairment in connection with the Company’s review of its long-lived assets as indicators of impairment develop.

Deferred financing costs are capitalized when incurred and amortized over the life of the loan (1 to 8 years).

Intangible assets with finite lives primarily consist of catalyst, emission credits and permits and are amortized over their estimated useful lives of 1 to 10 years.

Long-Lived Assets and Definite-Lived Intangibles

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long-lived assets is not considered to be recoverable, the carrying value is reduced to the fair value.

Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Asset Retirement Obligations

The Company records an asset retirement obligation at fair value for the estimated cost to retire a tangible long-lived asset at the time the Company incurs that liability, which is generally when the asset is purchased, constructed, or leased. The Company records the liability when it has a legal or contractual obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, the Company will record the liability when sufficient information is available to estimate the liability’s fair value. Certain of the Company’s asset retirement obligations are based on its legal obligation to perform remedial activity at its refinery sites when it permanently ceases operations of the long-lived assets. The Company therefore considers the settlement date of these obligations to be indeterminable. Accordingly, the Company cannot calculate an associated asset retirement liability for these obligations at this time. The Company will measure and recognize the fair value of these asset retirement obligations when the settlement date is determinable.

Environmental Matters

Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as the Company’s own internal environmental policies. The measurement of environmental remediation liabilities may be discounted to reflect the time value of money if the aggregate amount and timing of cash payments of the liabilities are fixed or reliably determinable. The actual settlement of the Company’s liability for environmental matters could materially differ from its estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Stock-Based Compensation

Stock-based compensation includes the accounting effect of options to purchase PBF Energy Class A common stock granted by the Company to certain employees, Series A warrants issued or granted by PBF LLC to employees in connection with their acquisition of PBF LLC Series A Units, options to acquire Series A Units of PBF LLC granted by PBF LLC to certain employees, Series B units of PBF LLC that were granted to certain members of management and restricted PBF LLC Series A Units and restricted PBF Energy Class A common stock granted to certain directors. The estimated fair value of the options to purchase PBF Energy Class A common stock and the PBF LLC Series A warrants and options, is based on the Black-Scholes option pricing model and the fair value of the PBF LLC Series B units is estimated based on a Monte Carlo simulation model. The estimated fair value is amortized as stock-based compensation expense on a straight-line method over the vesting period and included in general and administration expense.

Additionally, stock-based compensation also includes unit-based compensation provided to certain officers, non-employee directors and seconded employees of PBFX’s general partner, PBF GP, or its affiliates, consisting of PBFX phantom units. The fair value of PBFX’s phantom units are measured based on the fair market value of the underlying common units on the date of grant based on the common unit closing price on the grant date. The estimated fair value of PBFX’s phantom units is amortized over the vesting period using the straight-line method. Awards vest over a four year service period. The phantom unit awards may be settled in common units, cash or a combination of both. Expenses related to unit-based compensation are also included in general and administrative expenses.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Income Taxes

As a limited liability company, the members are required to include their proportionate share of the Company’s taxable income or loss in their respective income tax returns. Accordingly there is no benefit or provision for U.S. Federal or State income tax in the accompanying financial statements.

Pension and Other Post-Retirement Benefits

The Company recognizes an asset for the overfunded status or a liability for the underfunded status of its pension and post-retirement benefit plans. The funded status is recorded within other long-term liabilities or assets. Changes in the plans’ funded status are recognized in other comprehensive income in the period the change occurs.

Fair Value Measurement

A fair value hierarchy (Level 1, Level 2, or Level 3) is used to categorize fair value amounts based on the quality of inputs used to measure fair value. Accordingly, fair values derived from Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values derived from Level 2 inputs are based on quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are either directly or indirectly observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The Company uses appropriate valuation techniques based on the available inputs to measure the fair values of its applicable assets and liabilities. When available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. In some valuations, the inputs may fall into different levels in the hierarchy. In these cases, the asset or liability level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurements.

Financial Instruments

The estimated fair value of financial instruments has been determined based on the Company’s assessment of available market information and appropriate valuation methodologies. The Company’s non-derivative financial instruments that are included in current assets and current liabilities are recorded at cost in the consolidated balance sheets. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature. Derivative instruments are recorded at fair value in the consolidated balance sheets.

The Company’s commodity contracts are measured and recorded at fair value using Level 1 inputs based on quoted prices in an active market, Level 2 inputs based on quoted market prices for similar instruments, or Level 3 inputs based on third party sources and other available market based data. The Company’s catalyst lease obligation and derivatives related to the Company’s crude oil and feedstocks and refined product purchase obligations are measured and recorded at fair value using Level 2 inputs on a recurring basis, based on observable market prices for similar instruments.

Derivative Instruments

The Company is exposed to market risk, primarily related to changes in commodity prices for the crude oil and feedstocks used in the refining process as well as the prices of the refined products sold. The accounting treatment for commodity contracts depends on the intended use of the particular contract and on whether or not the contract meets the definition of a derivative.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

All derivative instruments, not designated as normal purchases or sales, are recorded in the balance sheet as either assets or liabilities measured at their fair values. Changes in the fair value of derivative instruments that either are not designated or do not qualify for hedge accounting treatment or normal purchase or normal sale accounting are recognized currently in earnings. Contracts qualifying for the normal purchase and sales exemption are accounted for upon settlement. Cash flows related to derivative instruments that are not designated or do not qualify for hedge accounting treatment are included in operating activities.

The Company designates certain derivative instruments as fair value hedges of a particular risk associated with a recognized asset or liability. At the inception of the hedge designation, the Company documents the relationship between the hedging instrument and the hedged item, as well as its risk management objective and strategy for undertaking various hedge transactions. Derivative gains and losses related to these fair value hedges, including hedge ineffectiveness, are recorded in cost of sales along with the change in fair value of the hedged asset or liability attributable to the hedged risk. Cash flows related to derivative instruments that are designated as fair value hedges are included in operating activities.

Economic hedges are hedges not designated as fair value or cash flow hedges for accounting purposes that are used to (i) manage price volatility in certain refinery feedstock and refined product inventories, and (ii) manage price volatility in certain forecasted refinery feedstock purchases and refined product sales. These instruments are recorded at fair value and changes in the fair value of the derivative instruments are recognized currently in cost of sales.

Derivative accounting is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives, determination of the fair value of derivatives, documentation of hedge relationships, assessment and measurement of hedge ineffectiveness and election and designation of the normal purchases and sales exception. All of these judgments, depending upon their timing and effect, can have a significant impact on the Company’s earnings.

Recently Issued Accounting Pronouncements

In February 2015, the FASB issued ASU No. 2015-02, “Consolidations (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”), which amends current consolidation guidance including changes to both the variable and voting interest models used by companies to evaluate whether an entity should be consolidated. The requirements from ASU 2015-02 are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”), which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability rather than as an asset. The standard is effective for interim and annual periods beginning after December 15, 2015 and early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. The guidance in ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. Under ASU 2015-14, this guidance becomes effective for interim and annual periods beginning after December 15, 2017 and permits the use of either the retrospective or cumulative effect transition method. Under ASU 2015-14,

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company continues to evaluate the impact of this new standard on its consolidated financial statements and related disclosures.

3. PBF LOGISTICS LP

PBFX is a fee-based, growth-oriented, Delaware master limited partnership formed by PBF LLC to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX engages in the receiving, handling and transferring of crude oil and the receipt, storage and delivery of crude oil, refined products and intermediates from sources located throughout the United States and Canada for PBF LLC in support of its three refineries. All of PBFX’s revenue is derived from long-term, fee-based commercial agreements with PBF Holding, which include minimum volume commitments, for receiving, handling and transferring crude oil and storing crude oil and refined products. PBF LLC also has agreements with PBFX that establish fees for certain general and administrative services and operational and maintenance services provided by PBF Holding to PBFX. These transactions are eliminated by PBF LLC in consolidation.

PBFX, a variable interest entity, is consolidated by PBF LLC. PBF LLC through its ownership of PBF GP, has the sole ability to direct the activities of PBFX that most significantly impact its economic performance. PBF LLC is considered to be the primary beneficiary of PBFX for accounting purposes.

Initial Public Offering

On May 14, 2014, PBFX completed its initial public offering (the “PBFX Offering”) of 15,812,500 common units (including 2,062,500 common units issued pursuant to the exercise of the underwriters’ over-allotment option). Upon completion of the PBFX Offering, PBF LLC held a 50.2% limited partner interest in PBFX (consisting of 74,053 common units and 15,886,553 subordinated units) and all of PBFX’s incentive distribution rights, with the remaining 49.8% limited partner interest held by public common unit holders. PBF LLC also owns indirectly a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF GP, the general partner of PBFX. During the subordination period (as set forth in the partnership agreement of PBFX) holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. If PBFX does not pay distributions on the subordinated units, the subordinated units will not accrue arrearages for those unpaid distributions. Each subordinated unit will convert into one common unit at the end of the subordination period.

PBFX received proceeds (after deducting underwriting discounts and structuring fees but before offering expenses) from the PBFX Offering of approximately $340,957. PBFX used the net proceeds from the PBFX Offering (i) to distribute $35,000 to PBF LLC to reimburse it for certain capital expenditures incurred prior to the closing of the PBFX Offering with respect to assets contributed to PBFX and to reimburse it for offering expenses it incurred on behalf of PBFX; (ii) to pay debt issuance costs of $2,293 related to PBFX’s Revolving Credit Facility and Term Loan (refer to Note 9 “Credit Facility and Long Term Debt” of our Notes to Consolidated Financial Statements); (iii) to purchase $298,664 in U.S. Treasury securities which will be used to fund anticipated capital expenditures; and (iv) to retain approximately $5,000 for general partnership purposes.

PBFX’s initial assets consisted of a light crude oil rail unloading terminal at the Delaware City refinery that also services the Paulsboro refinery (which is referred to as the “Delaware City Rail Terminal”), and a crude oil truck unloading terminal at the Toledo refinery (which is referred to as the “Toledo Truck Terminal”) that are integral components of the crude oil delivery operations at all three of PBF Energy’s refineries.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

September 2014 Drop-down Transaction

Effective September 30, 2014, PBF Holding distributed to PBF LLC all of the equity interests of Delaware City Terminaling Company II LLC (“DCT II”), whose assets consist solely of the Delaware City heavy crude unloading rack (the “DCR West Rack”). PBF LLC then contributed to PBFX all of the equity interests of DCT II for total consideration of $150,000, consisting of $135,000 of cash and $15,000 of PBFX common units, or 589,536 common units (the “DCR West Rack Acquisition”). The DCR West Rack has an estimated throughput capacity of approximately 40,000 bpd. Subsequent to the DCR West Rack Acquisition, PBF LLC held a 51.1% limited partner interest in PBFX consisting of 663,589 common units and 15,886,553 subordinated units.

December 2014 Drop-down Transaction

Effective December 11, 2014, PBF LLC contributed to PBFX all of the issued and outstanding limited liability company interests of Toledo Terminaling Company LLC (“Toledo Terminaling”), whose assets consist of a tank farm and related facilities located at PBF Energy’s Toledo refinery, including a propane storage and loading facility (the “Toledo Storage Facility”), for total consideration of $150,000, consisting of $135,000 of cash and $15,000 of Partnership common units, or 620,935 common units (the “Toledo Storage Facility Acquisition”). Subsequent to the Toledo Storage Facility Acquisition, PBF LLC holds a 52.1% limited partner interested in PBFX consisting of 1,284,524 common units and 15,886,553 subordinated units.

4. INVENTORIES

Inventories consisted of the following:

	December 31, 2014
	Titled Inventory	Inventory Supply and Offtake Arrangements	Total
Crude oil and feedstocks	$918,756	$61,122	$979,878
Refined products and blendstocks	520,308	255,459	775,767
Warehouse stock and other	36,726	—	36,726

	$1,475,790	$316,581	$1,792,371

Lower of cost or market adjustment	(609,774)	(80,336)	(690,110)

Inventories	$866,016	$236,245	$1,102,261

	December 31, 2013
	Titled Inventory	Inventory Supply and Offtake Arrangements	Total
Crude oil and feedstocks	$518,599	$89,837	$608,436
Refined products and blendstocks	425,033	378,286	803,319
Warehouse stock and other	33,762	—	33,762

	$977,394	$468,123	$1,445,517

Inventory under inventory supply and intermediation arrangements includes certain crude oil stored at the Company’s Delaware City refinery’s storage facilities that the Company will purchase as it is consumed in connection with its Crude Supply Agreement; and light finished products sold to counterparties in connection with the Inventory Intermediation Agreements and stored in the Paulsboro and Delaware City refineries’ storage facilities.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

In the fourth quarter of 2014, the Company recorded an additional expense to cost of sales for an inventory lower of cost or market write-down of $690,110 due to the declining crude oil and refined product pricing environment at the end of 2014. The effect of this adjustment decreased operating income by $690,110 for the year ended December 31, 2014. At December 31, 2013 the replacement value of inventories exceeded the LIFO carrying value by approximately $78,407.

5. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

	December 31, 2014	December 31, 2013
Land	$61,780	$61,780
Process units, pipelines and equipment	1,977,333	1,658,256
Buildings and leasehold improvements	28,398	25,577
Computers, furniture and fixtures	68,431	54,496
Construction in progress	69,867	166,565

	2,205,809	1,966,674
Less—Accumulated depreciation	(268,970)	(185,085)

	$1,936,839	$1,781,589

Depreciation expense for the years ended December 31, 2014, 2013 and 2012 was $114,919, $79,413 and $64,947, respectively. The Company capitalized $7,517 and $5,672 in interest during 2014 and 2013, respectively, in connection with construction in progress.

In connection with the Company’s annual capital budgeting process and review of its long-lived assets for impairment, the Company determined that it would abandon a capital project at the Delaware City refinery. The project was related to the construction of a new hydrocracker (the “Hydrocracker Project”). The carrying value for the Hydrocracker Project was $28,508.

The Hydrocracker Project was undertaken to produce low-sulfur heating oil for certain states in which the Company conducts business. In connection with this capital budget evaluation the Company decided that it would pursue an alternative capital project. This alternative capital project entails changing existing oil flows and reconfiguring existing process units to produce the fuels necessary to meet low-sulfur heating oil standards. Based on initial production results, it was determined that this alternative project would allow the Company to meet the demands for the new low-sulfur heating oil requirements while reducing the overall capital investment required as compared to the Hydrocracker Project. As such, during the third quarter of 2014, it was determined that there would be no additional capital investment in the Hydrocracker Project. The full carrying value of the project was not recoverable and an impairment charge was recorded.

The total pre-tax impairment charge of $28,508 was recorded in depreciation and amortization expense in the Refining segment for the year ended December 31, 2014. No additional cash expenditures will be required related to the Hydrocracker Project.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

6. DEFERRED CHARGES AND OTHER ASSETS, NET

Deferred charges and other assets, net consisted of the following:

	December 31, 2014	December 31, 2013
Deferred turnaround costs, net	$204,987	$119,383
Catalyst	77,322	88,964
Deferred financing costs, net	32,280	26,541
Linefill	10,230	9,636
Restricted cash	1,521	12,117
Intangible assets, net	357	653
Other	5,972	5,185

	$332,669	$262,479

The Company recorded amortization expense related to deferred turnaround costs, catalyst and intangible assets of $65,452, $32,066 and $27,291 for the years ended December 31, 2014, 2013 and 2012 respectively.

Intangible assets, net was comprised of permits and emission credits as follows:

	December 31, 2014	December 31, 2013
Gross amount	$3,599	$3,597
Accumulated amortization	(3,242)	(2,944)

Net amount	$357	$653

7. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31, 2014	December 31, 2013
Inventory-related accruals	$588,297	$533,012
Inventory supply and offtake arrangements	253,549	454,893
Accrued transportation costs	59,959	29,762
Accrued salaries and benefits	56,117	10,799
Excise and sales tax payable	40,444	42,814
Accrued construction in progress	31,452	33,747
Customer deposits	24,659	23,621
Accrued interest	23,127	22,570
Accrued utilities	22,337	25,959
Renewable energy credit obligations	286	15,955
Other	30,678	17,813

	$1,130,905	$1,210,945

The Company has the obligation to repurchase certain intermediates and finished products that are held in the Company’s refinery storage tanks in accordance with the Inventory Intermediation Agreements with J. Aron

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

commencing in July 2013. As of December 31, 2014, a liability included in Inventory supply and offtake arrangements is recorded at market price for the J. Aron owned inventory held in the Company’s storage tanks under the Inventory Intermediation Agreements, with any change in the market price being recorded in costs of sales.

Prior to July 1, 2013, the Company had the obligation to repurchase certain intermediates and lube products under its Offtake Agreements that were held in the Company’s refinery storage tanks. A liability included in Inventory supply and Offtake Arrangements was recorded at market price for the volumes held in storage consistent with the terms of the Offtake Agreements with any change in the market price recorded in costs of sales. The liability represented the amount the Company expected to pay to repurchase the volumes held in storage. The Company recorded a non-cash benefit of $20,248 and a non-cash charge of $11,619 related to this liability in the years ended December 31, 2013 and 2012, respectively.

The Company is subject to obligations to purchase Renewable Identification Numbers (“RINs”) required to comply with the Renewable Fuels Standard. The Company’s overall RINs obligation is based on a percentage of domestic shipments of on-road fuels as established by the Environmental Protection Agency (“EPA”). To the degree the Company is unable to blend the required amount of biofuels to satisfy our RINs obligation, RINs must be purchased on the open market to avoid penalties and fines. The Company records its RINs obligation on a net basis in Accrued expenses when its RINs liability is greater than the amount of RINs earned and purchased in a given period and in Prepaid expenses and other current assets when the amount of RINs earned and purchased is greater than the RINs liability.

8. DELAWARE ECONOMIC DEVELOPMENT AUTHORITY LOAN

In June 2010, in connection with the Delaware City acquisition, the Delaware Economic Development Authority (the “Authority”) granted the Company a $20,000 loan to assist with operating costs and the cost of restarting the refinery. The loan is represented by a zero interest rate note and the entire unpaid principal amount is payable in full on March 1, 2017, unless the loan is converted to a grant. The Company recorded the loan as a long-term liability pending approval from the Authority that it has met the requirements to convert the remaining loan balance to a grant.

The loan converts to a grant in tranches of up to $4,000 annually over a five-year period, starting at the one-year anniversary of the “certified restart date” as defined in the agreement and certified by the Authority. In order for the loan to be converted to a grant, the Company is required to utilize at least 600 man hours of labor in connection with the reconstruction and restarting of the Delaware City refinery, expend at least $125,000 in qualified capital expenditures, commence refinery operations, and maintain certain employment levels, all as defined in the agreement. In February 2013, October 2013 and August 2014, the Company received confirmation from the Authority that the Company had satisfied the conditions necessary for the first, second and third $4,000 tranche of the loan to be converted to a grant. As a result of the grant conversion, property, plant and equipment, net was reduced by $4,000 and $8,000 for the years ended December 31, 2014 and December 31, 2013, respectively, as the proceeds from the loan were used for capital projects.

9. CREDIT FACILITY AND LONG-TERM DEBT

PBF Holding Revolving Loan

On August 15, 2014, PBF Holding amended and restated the terms of its asset based revolving credit agreement (“Revolving Loan”) to, among other things, increase the commitment from $1,610,000 to $2,500,000, and extend the maturity to August 2019. An accordion feature allows for increases in the aggregate commitment of up to

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

$2,750,000. In addition, the amended and restated agreement reduced the interest rate on advances and the commitment fee paid on the unused portion of the facility. At the option of PBF Holding, advances under the Revolving Loan will bear interest either at the Alternate Base Rate plus the Applicable Margin, or the Adjusted LIBOR Rate plus the Applicable Margin, all as defined in the agreement. The Applicable Margin ranges from 1.50% to 2.25% for Adjusted LIBOR Rate Loans and from 0.50% to 1.25% for Alternative Base Rate Loans, depending on the Company’s debt rating. Interest is paid in arrears, either quarterly in the case of Alternate Base Rate Loans or at the maturity of each Adjusted LIBOR Rate Loan.

The amended agreement also increased the sublimit for letters from $1,000,000 to $1,500,000 and reduced the combined LC Participation Fee and Fronting Fee paid on each issued and outstanding letter of credit. As defined in the agreement, the LC Participation Fee ranges from 1.25% to 2.0% depending on the Company’s debt rating and the Fronting Fee is equal to 0.25%.

Advances under the Revolving Loan, plus all issued and outstanding letters of credit may not exceed the lesser of $2,500,000 or the Borrowing Base, as defined in the agreement. The Revolving Loan can be prepaid, without penalty, at any time.

The Revolving Loan has a financial covenant which requires that if at any time Excess Availability, as defined in the agreement, is less than the greater of (i) 10% of the lesser of the then existing Borrowing Base and the then aggregate Revolving Commitments of the Lenders (the Financial Covenant Testing Amount), and (ii) $100,000 and until such time as Excess Availability is greater than the Financial Covenant Testing Amount and $100,000 for a period of 12 or more consecutive days, PBF Holding will not permit the Consolidated Fixed Charge Coverage Ratio, as defined in the agreement and determined as of the last day of the most recently completed quarter, to be less than 1.1 to 1.0. PBF Holding was in compliance with this covenant as of December 31, 2014.

PBF Holding’s obligations under the Revolving Loan are (a) guaranteed by each of our domestic operating subsidiaries and (b) are secured by a lien on (x) PBF LLC’s equity interests in PBF Holding and (y) certain assets of PBF Holding and the subsidiary guarantors including all deposit accounts (other than zero balance accounts, cash collateral accounts, trust accounts and/or payroll accounts, all of which are excluded from the collateral); all accounts receivable; all hydrocarbon inventory (other than the intermediate and finished products owned by J. Aron pursuant to the Inventory Intermediation Agreements) and to the extent evidencing, governing, securing or otherwise related to the foregoing, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations; and all products and proceeds of the foregoing.

At December 31, 2014, there was no outstanding borrowings and standby letters of credit of $400,262 issued under the Revolving Loan. At December 31, 2013, there was outstanding loans of $15,000 and standby letters of credit of $441,368 issued under the Revolving Loan.

PBFX Credit Facilities

On May 14, 2014, in connection with the closing of the PBFX Offering, PBFX entered into agreements for a five-year, $275,000 senior secured revolving credit facility (the “PBFX Revolving Credit Facility”) and a three-year, $300,000 term loan facility (the “PBFX Term Loan”), each with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders. The PBFX Revolving Credit Facility was increased from $275,000 to $325,000 in December 2014.

The PBFX Revolving Credit Facility is available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. PBFX also has the ability to increase the maximum

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

amount of the PBFX Revolving Credit Facility by an aggregate amount of up to $275,000, to a total facility size of $600,000, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. The PBFX Revolving Credit Facility includes a $25,000 sublimit for standby letters of credit and a $25,000 sublimit for swingline loans. Obligations under the PBFX Revolving Credit Facility and certain cash management and hedging obligations designated by PBFX are guaranteed by its restricted subsidiaries, and are secured by a first priority lien on PBFX’s assets (including PBFX’s equity interests in Delaware City Terminaling Company LLC) and those of PBFX’s restricted subsidiaries other than excluded assets and a guaranty of collection from PBF LLC. The maturity date of the PBFX Revolving Credit Facility may be extended for one year on up to two occasions, subject to certain customary terms and conditions. Borrowings under the PBFX Revolving Credit Facility bear interest at either a base rate plus an applicable margin ranging from 0.75% to 1.75%, or at LIBOR plus an applicable margin ranging from 1.75% to 2.75%. The applicable margin will vary based upon PBFX’s Consolidated Total Leverage Ratio, as defined in the PBFX Revolving Credit Facility.

The PBFX Term Loan was used to fund distributions to PBF LLC and is guaranteed by a guaranty of collection from PBF LLC and secured at all times by cash, U.S. Treasury or other investment grade securities in an amount equal to or greater than the outstanding principal amount of the PBFX Term Loan (refer to Note 10 “Marketable Securities” of our Notes to Condensed Consolidated Financial Statements). Borrowings under the PBFX Term Loan bear interest either at Base Rate (as defined in the PBFX Term Loan), or at LIBOR plus an applicable margin equal to 0.25%.

The PBFX Revolving Credit Facility contains affirmative and negative covenants customary for revolving credit facilities of this nature that, among other things, limit or restrict PBFX’s ability and the ability of its restricted subsidiaries to incur or guarantee debt, incur liens, make investments, make restricted payments, amend material contracts, engage in business activities, engage in mergers, consolidations and other organizational changes, sell, transfer or otherwise dispose of assets or enter into burdensome agreements or enter into transactions with affiliates on terms that are not arm’s length. The PBFX Term Loan contains affirmative and negative covenants customary for term loans of this nature that, among other things, limit PBFX’s use of the proceeds and restrict PBFX’s ability to incur liens and enter into burdensome agreements.

Additionally, PBFX is required to maintain the following financial ratios, each tested on a quarterly basis for the immediately preceding four quarter period then ended (or such shorter period as shall apply, the “Measurement Period”): (a) until such time as PBFX obtains an investment grade credit rating, Consolidated Interest Coverage Ratio (as defined in the PBFX Revolving Credit Facility) of at least 2.50 to 1.00, (b) Consolidated Total Leverage Ratio of not greater than 4.00 to 1.00 (or 4.50 to 1.00 at any time after (i) PBFX has issued at least $100,000 of unsecured notes and (ii) in addition (and without prejudice) to clause (i), upon the consummation of a material permitted acquisition (as defined in the PBFX Revolving Credit Facility) and for two-hundred seventy days immediately thereafter (an “Increase Period”), if elected by PBFX by written notice to the administrative agent given on or prior to the date of such acquisition, the maximum permitted ratio shall be increased by 0.50 to 1.00 above the otherwise relevant level (the “Step-Up”) provided that Increase Periods may not be successive unless the ratio has been complied with for at least one Measurement Period ending after such Increase Period (i.e., without giving effect to the Step-Up)) and (c) after PBFX has issued at least $100,000 of unsecured notes, Consolidated Senior Secured Leverage Ratio (as defined in the credit agreement) of not greater than 3.50 to 1.00. The PBFX Revolving Credit Facility generally prohibits PBFX from making cash distributions (subject to certain exceptions) except so long as no default or event of default exists or would be caused thereby, and only to the extent permitted by PBFX’s partnership agreement, PBFX may make cash distributions to unit holders up to the amount of PBFX’s Available Cash (as defined in the partnership agreement).

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The PBFX Revolving Credit Facility and PBFX Term Loan contain events of default customary for transactions of their nature, including, but not limited to (and subject to grace periods in certain circumstances), the failure to pay any principal, interest or fees when due, failure to perform or observe any covenant contained in the PBFX Revolving Credit Facility or related documentation, any representation or warranty made in the agreements or related documentation being untrue in any material respect when made, default under certain material debt agreements, commencement of bankruptcy or other insolvency proceedings, certain changes in PBFX’s ownership or the ownership or board composition of PBF GP and material judgments or orders. Upon the occurrence and during the continuation of an event of default under the agreements, the lenders may, among other things, terminate their commitments, declare any outstanding loans to be immediately due and payable and/or exercise remedies against PBFX and the collateral as may be available to the lenders under the agreements and related documentation or applicable law.

In conjunction with the DCR West Rack Acquisition, PBFX paid total consideration of $150,000, consisting of $135,000 of cash and $15,000 of PBFX common units to PBF LLC. The cash consideration consisted of $105,000 in borrowings under the PBFX Revolving Credit Facility and $30,000 in proceeds from the sale of marketable securities. PBFX also borrowed an additional $30,000 under the PBFX Revolving Credit Facility to repay $30,000 of its outstanding PBFX Term Loan in order to release the $30,000 in marketable securities that had collateralized PBFX’s Term Loan.

In conjunction with the Toledo Storage Facility acquisition, PBFX paid total consideration of $150,000, consisting of $135,000 of cash and $15,000 of PBFX common units to PBF LLC. The cash consideration consisted of $105,000 in borrowings under the PBFX Revolving Credit Facility and $30,000 in proceeds from the sale of marketable securities. PBFX also borrowed an additional $30,000 under the PBFX Revolving Credit Facility to repay $30,000 of its outstanding PBFX Term Loan in order to release the $30,000 in marketable securities that had collateralized PBFX’s Term Loan.

At December 31, 2014, there were borrowings of $275,100 outstanding under the PBFX Revolving Credit Facility and $234,900 outstanding under the PBFX Term Loan.

PBF Rail Revolving Credit Facility

Effective March 25, 2014, PBF Rail Logistics Company LLC (“PBF Rail”), an indirect wholly-owned subsidiary of PBF Holding, entered into a $250,000 secured revolving credit agreement (the “Rail Facility”) with a consortium of eleven lenders, including Credit Agricole Corporate & Investment Bank (“CA-CIB”) as Administrative Agent. The primary purpose of the Rail Facility is to fund the acquisition by PBF Rail of coiled and insulated crude tank cars and non-coiled and non-insulated general purpose crude tank cars (the “Eligible Railcars”) before December 2015.

The amount available to be advanced under the Rail Facility equals 70% of the lesser of the aggregate Appraised Value of the Eligible Railcars, or the aggregate Purchase Price of such Eligible Railcars, as these terms are defined in the credit agreement. On the first anniversary of the closing, the advance rate adjusts automatically to 65%. The Rail Facility matures on March 31, 2016 and all outstanding advances must be repaid at that time. At any time prior to maturity PBF Rail may repay and re-borrow any advances without premium or penalty.

At PBF Rail’s election, advances bear interest at a rate per annum equal to one month LIBOR plus the Facility Margin for Eurodollar Loans, or the Corporate Base Rate plus the Facility Margin for Base Rate Loans (the Corporate Base Rate is equal to the higher of the prime rate as determined by CA-CIB, the Federal Funds Rate plus 50 basis points, or one month LIBOR plus 100 basis points), all as defined in the credit agreement. In addition, there is a commitment fee on the unused portion. Interest and fees are payable monthly.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The lenders received a perfected, first priority security interest in all of PBF Rail’s assets, including but not limited to (i) the Eligible Railcars, (ii) all railcar marks and other intangibles, (iii) the rights of PBF Rail under the Transportation Services Agreement (“TSA”) entered into between PBF Rail and PBF Holding, (iv) the accounts of PBF Rail, and (v) proceeds from the sale or other disposition of the Eligible Railcars, including insurance proceeds. In addition, the lenders received a pledge of the membership interest of PBF Rail held by PBF Transportation Company LLC, a wholly-owned subsidiary of PBF Holding. The obligations of PBF Holding under the TSA are guaranteed by each of Delaware City Refining, Paulsboro Refining Company LLC, and Toledo Refining Company LLC.

At December 31, 2014, there was $37,270 outstanding under the Rail Facility.

Senior Secured Notes

On February 9, 2012, PBF Holding completed the offering of $675,500 aggregate principal amount of 8.25% Senior Secured Notes due 2020. The net proceeds, after deducting the original issue discount, the initial purchasers’ discounts and commissions, and the fees and expenses of the offering, were used to repay all of the outstanding indebtedness plus accrued interest owed under the Toledo Promissory Note, the Paulsboro Promissory Note, and the Term Loan, as well as to reduce the outstanding balance of the Revolving Loan.

The Senior Secured Notes are secured on a first-priority basis by substantially all of the present and future assets of PBF Holding and its subsidiaries (other than assets securing the Revolving Loan). Payment of the Senior Secured Notes is jointly and severally guaranteed by substantially all of PBF Holding’s subsidiaries. PBF Holding has optional redemption rights to repurchase all or a portion of the Senior Secured Notes at varying prices no less than 100% of the principal amounts of the notes plus accrued and unpaid interest. The holders of the Senior Secured Notes have repurchase options exercisable only upon a change in control, certain asset sale transactions, or in event of a default as defined in the indenture agreement. In addition, the Senior Secured Notes contain covenant restrictions limiting certain types of additional debt, equity issuances, and payments. PBF Holding is in compliance with the covenants as of December 31, 2014.

Catalyst Leases

Subsidiaries of the Company have entered into agreements at each of its refineries whereby the Company sold certain of its catalyst precious metals to major commercial banks and then leased them back. The catalyst is required to be repurchased by the Company at market value at lease termination. The Company treated these transactions as financing arrangements, and the lease payments are recorded as interest expense over the agreements’ terms. The Company has elected the fair value option for accounting for its catalyst lease repurchase obligations as the Company’s liability is directly impacted by the change in value of the underlying catalyst. The fair value of these repurchase obligations as reflected in the table below is measured using Level 2 inputs.

The Paulsboro catalyst lease was entered into effective January 2012 and amended in December 2012 to extend the maturity date to November 2013. Proceeds from the lease were $9,453. The annual lease fee under this lease for 2013 was $262. Upon maturity, the Company entered into a new Paulsboro catalyst lease effective on December 5, 2013 with a three year term. The annual lease fee is $180, which is based on a fixed annual interest rate of 1.95%, payable quarterly.

The Toledo catalyst lease was entered into effective July 1, 2011 with a three-year term. Proceeds from the lease of $18,345, net of a facility fee of $279, were used to repay a portion of the Toledo Promissory Note. The lease fee is payable quarterly and resets annually based on current market conditions. The lease fee for the second one

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

year period beginning July 2012 and for the third one year period beginning July 2013 was $967 and $810, respectively, payable quarterly. In July 2014, the Company completed a new three-year lease of the Platinum catalyst at the Toledo Refinery. The annual fixed interest rate is 1.99% and the annual lease expense is approximately $326.

Additionally, in November 2013, the Company entered into an eight month bridge lease for additional catalyst for the Company’s Toledo refinery in connection with its planned turnaround in 2014. Proceeds from the lease were $12,034. The lease fee was $150, based on a fixed annual interest rate of 1.85%, payable at maturity. The lease was settled during the third quarter 2014 with an immaterial gain recognized during year ended December 31, 2014.

The Delaware City catalyst lease was entered into in October 2010 with a three-year term. Proceeds from the lease were $17,474, net of $266 in facility fees. The lease fee was payable quarterly and reset annually based on current market conditions. The lease fee for the second and third one year period beginning in October 2011 was $946 and $1,048, respectively. Upon maturity of the lease, the Company entered into a new Delaware City catalyst lease which was effective October 17, 2013 and has a three-year term. Incremental proceeds from the new lease were $2,223. The lease fee is payable annually based on a fixed annual interest rate of 1.96%. The annual lease fee for the three year period beginning in October 2013 is $322. On November 21, 2013 the Company amended the lease to also include palladium catalyst. The lease fee for the palladium is payable annually at a fixed annual interest rate of 1.85%. The annual lease fee for the three year period beginning in October 2013 is $30.

Long-term debt outstanding consisted of the following:

	December 31, 2014	December 31, 2013
Senior Secured Notes	$668,520	$667,487
Revolving Loan	—	15,000
PBFX Revolving Credit Facility	275,100	—
PBFX Term Loan	234,900	—
Rail facility	37,270	—
Catalyst leases	36,559	53,089

	1,252,349	735,576
Less—Current maturities	—	(12,029)

Long-term debt	$1,252,349	$723,547

Debt Maturities

Debt maturing in the next five years and thereafter is as follows:

Year Ending December 31,
2015	$—
2016	60,722
2017	248,007
2018	—
2019	275,100
Thereafter	668,520

$1,252,349

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

10. MARKETABLE SECURITIES

Concurrent with the PBFX Offering, PBFX used $298,664 of the proceeds received to purchase U.S. Treasury securities. These securities are used as collateral to secure the PBFX Term Loan. PBFX anticipates holding the securities for an indefinite amount of time (the securities will be rolled over as they mature). As necessary and at the discretion of PBFX, these securities are expected to be liquidated and the proceeds used to fund future PBFX capital expenditures. The marketable securities are classified into the following reporting categories: held-to-maturity, trading or available-for-sale securities. While PBFX does not routinely sell marketable securities prior to their scheduled maturity dates, some of PBFX’s investments may be held and restricted for the purpose of funding future capital expenditures and acquisitions. Such investments are classified as available-for-sale marketable securities as they may occasionally be sold prior to their scheduled maturity dates due to the unexpected timing of cash needs. The carrying value of these marketable securities approximates fair value and is measured using Level 1 inputs. The maturities of the marketable securities range from one to three months and are classified on the balance sheet in non-current assets.

As of December 31, 2014 the Company held $234,930 in marketable securities. The gross unrecognized holding gains and losses as of December 31, 2014 were not material.

11. OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following:

	December 31, 2014	December 31, 2013
Defined benefit pension plan liabilities	$40,142	$28,300
Post retiree medical plan	14,740	8,225
Environmental liabilities and other	7,868	9,875

	$62,750	$46,400

12. RELATED PARTY TRANSACTIONS

The Company engaged Fuel Strategies International, Inc, the principal of which is the brother of the Executive Chairman of the Board of Directors of PBF Energy, to provide consulting services relating to petroleum coke and commercial operations. For the years ended December 31, 2014, 2013 and 2012, the Company incurred charges of $588, $646 and $903, respectively, under this agreement.

The Company has an agreement with the Executive Chairman of the Board of Directors, for the use of an airplane that is owned by a company owned by the Executive Chairman. The Company pays a charter rate that is the lowest rate this aircraft is chartered to third-parties. For the years ended December 31, 2014, 2013 and 2012, the Company incurred charges of $1,214, $1,274, and $1,030, respectively, related to the use of this airplane.

As of December 31, 2013, each of Blackstone and First Reserve, the Company’s financial sponsors, had received the full return of its aggregate amount invested in PBF LLC Series A Units. As a result, pursuant to the amended and restated limited liability company agreement of PBF LLC, the holders of PBF LLC Series B Units are entitled to an interest in the amounts received by Blackstone and First Reserve in excess of their original investment in the form of PBF LLC distributions and from the shares of PBF Energy Class A Common Stock issuable to Blackstone and First Reserve (for their own account and on behalf of the holders of PBF LLC Series B Units) upon an exchange, and the proceeds from the sale of such shares. Such proceeds received by Blackstone

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

and First Reserve are distributed to the holders of the PBF LLC Series B Units in accordance with the distribution percentages specified in the PBF LLC amended and restated limited liability company agreement. The total amount distributed to the PBF LLC Series B Unit holders for the year ended December 31, 2014 and 2013 was $130,523 and $6,427, respectively. There were no amounts distributed to PBF LLC Series B Unit holders prior to 2013.

13. COMMITMENTS AND CONTINGENCIES

Lease and Other Commitments

The Company leases office space, office equipment, refinery facilities and equipment, and railcars under non-cancelable operating leases, with terms ranging from one to twenty years, subject to certain renewal options as applicable. Total rent expense was $98,473, $70,581 and $41,563 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company is party to agreements which provide for the treatment of wastewater and the supply of hydrogen and steam for the Paulsboro and Toledo refineries. The Company made purchases of $40,444, $38,383 and $30,335 under these supply agreements for the years ended December 31, 2014, 2013 and 2012, respectively.

The fixed and determinable amounts of the obligations under these agreements and total minimum future annual rentals, exclusive of related costs, are approximately:

Year Ending December 31,
2015	$101,788
2016	98,609
2017	92,166
2018	78,214
2019	62,494
Thereafter	82,375

$515,646

Employment Agreements

Concurrent with the PBF Energy IPO in December 2012, PBF Investments (“PBFI”) entered into amended and restated employment agreements with members of executive management and certain other key personnel that include automatic annual renewals, unless canceled. Under some of the agreements, certain of the executives would receive a lump sum payment of between one and a half to 2.99 times their base salary and continuation of certain employee benefits for the same period upon termination by the Company “Without Cause”, or by the employee “For Good Reason”, or upon a “Change in Control”, as defined in the agreements. Upon death or disability, certain of the Company’s executives, or their estates, would receive a lump sum payment of at least one half of their base salary.

Environmental Matters

The Company’s refineries are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and the compositions of fuels. Compliance with existing and anticipated laws and regulations can increase the overall cost of operating the refineries, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

In connection with the Paulsboro refinery acquisition, the Company assumed certain environmental remediation obligations. The environmental liability of $10,476 recorded as of December 31, 2014 ($9,869 as of December 31, 2013) represents the present value of expected future costs discounted at a rate of 8%. At December 31, 2014 the undiscounted liability is $15,502 and the Company expects to make aggregate payments for this liability of $5,676 over the next five years. The current portion of the environmental liability is recorded in accrued expenses and the non-current portion is recorded in other long-term liabilities. A trust fund related to this liability in the amount of $12,117 was recorded as restricted cash in deferred charges and other assets, net as of December 31, 2013. As of December 31, 2014, this liability is self-guaranteed by the Company and the trust was released.

In connection with the acquisition of the Delaware City assets, Valero Energy Corporation (“Valero”) remains responsible for certain pre-acquisition environmental obligations up to $20,000 and the predecessor to Valero in ownership of the refinery retains other historical obligations.

In connection with the acquisition of the Delaware City assets and the Paulsboro refinery, the Company and Valero purchased ten year, $75,000 environmental insurance policies to insure against unknown environmental liabilities at each site. In connection with the Toledo refinery acquisition, Sunoco remains responsible for environmental remediation for conditions that existed on the closing date for twenty years from March 1, 2011 subject to certain limitations.

In 2010, New York State adopted a Low-Sulfur Heating Oil mandate that, beginning July 1, 2012, requires all heating oil sold in New York State to contain no more than 15 parts per million (“PPM”) sulfur. As of July 1, 2014 five additional Northeastern states began requiring heating oils with 500 PPM or less sulfur. All of the heating oil the Company currently produces meets these specifications. The mandate and other requirements do not currently have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA issued the final Tier 3 Gasoline standards on March 3, 2014 under the Clean Air Act. This final rule establishes more stringent vehicle emission standards and further reduces the sulfur content of gasoline starting in January of 2017. The new standard is set at 10 PPM sulfur in gasoline on an annual average basis starting January 1, 2017, with a credit trading program to provide compliance flexibility. The EPA responded to industry comments on the proposed rule and maintained the per gallon sulfur cap on gasoline at the existing 80 PPM cap. The standards set by the new rule are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA was required to release the final annual standards for the Reformulated Fuels Standard (“RFS”) for 2014 no later than Nov 29, 2013. The EPA did not meet this requirement but has released proposed standards for 2014. In the proposed standards the EPA responded to the industry discussion around the apparent infeasibility of compliance in 2014 if the EPA issued standards following the requirements of the Energy Independence and Security Act. The EPA indicated it may use its waiver authority under the RFS 2 program (“RFS 2”) and set standards for renewable fuel recognizing the practical constraints in requiring ethanol blending into gasoline above 10%. The EPA also indicated it may reduce the advanced biofuel requirement and hold constant the biomass based diesel requirements at the 2013 level. The cellulosic requirement may be increased over the 2013 volume and, as has been the case in each of the prior years, the EPA would likely be overstating the actual production. Renewable fuel groups have been vocal in advocating changes to the proposed standards in general due to the lower volumes mandated. The EPA has submitted the final rule to the Office of Management and Budget. When they are issued, the final standards may have a material impact on the Company’s cost of compliance with RFS 2.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

On September 12, 2012, the EPA issued final amendments to the New Source Performance Standards (“NSPS”) for petroleum refineries, including standards for emissions of nitrogen oxides from process heaters and work practice standards and monitoring requirements for flares. The Company has evaluated the impact of the regulation and amended standards on its refinery operations and currently does not expect the cost to comply to be material.

In addition, the EPA published a Final Rule to the Clean Water Act (“CWA”) Section 316(b) in August 2014 regarding cooling water intake structures, which includes requirements for petroleum refineries. The purpose of this rule is to prevent fish from being trapped against cooling water intake screens (impingement) and to prevent fish from being drawn through cooling water systems (entrainment). Facilities will be required to implement Best Technology Available (BTA) as soon as possible, but gives state agencies the discretion to establish implementation time lines. The Company continues to evaluate the impact of this regulation, and at this time does not anticipate it having a material impact on the Company’s financial position, results of operations or cash flows.

The Delaware City Rail Terminal and DCR West Rack are collocated with the Delaware City refinery, and are located in Delaware’s coastal zone where certain activities are regulated under the Delaware Coastal Zone act. On June 14, 2013, two administrative appeals were filed by the Sierra Club and Delaware Audubon (collectively, the “Appellants”) regarding an air permit Delaware City Refining obtained to allow loading of crude oil onto barges. The appeals allege that both the loading of crude oil onto barges and the operation of the Delaware City Rail Terminal violate Delaware’s Coastal Zone Act. The first appeal is Number 2013-1 before the State Coastal Zone Industrial Control Board (the “CZ Board”), and the second appeal is before the Environmental Appeals Board (the “EAB”) and appeals Secretary’s Order No. 2013-A-0020. The CZ Board held a hearing on the first appeal on July 16, 2013, and ruled in favor of Delaware City Refining and the State of Delaware and dismissed the Appellants’ appeal for lack of standing. Sierra Club and Delaware Audubon have appealed that decision to the Delaware Superior Court, New Castle County, Case No. N13A-09-001 ALR, and Delaware City Refining and the State of Delaware have filed cross-appeals. Briefs have been filed in this appeal and the oral arguments were held in the first quarter of 2015. A hearing on the second appeal before the EAB, case no. 2013-06, was held on January 13, 2014, and the EAB ruled in favor of DCR and the State and dismissed the appeal for lack of jurisdiction. The Appellants filed a Notice of Appeal with the Superior Court appealing the EAB’s decision and briefs were submitted. Oral arguments on the appeals of the EAB’s decision were heard at the same time as the appeal of the CZ Board decision. If the Appellants in one or both of these matters ultimately prevail, the outcome may have an adverse material effect on the Company’s financial condition, results of operations, cash flows and ability to make distribution to its shareholders.

The Company is also currently subject to certain other existing environmental claims and proceedings. The Company believes that there is only a remote possibility that future costs related to any of these other known contingent liability exposures would have a material impact on its financial position, results of operations or cash flows.

PBF LLC Limited Liability Company Agreement

The holders of limited liability company interests in PBF LLC, including PBF Energy, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC, regardless of whether such holders receive cash distributions from PBF LLC. PBF Energy ultimately may not receive cash distributions from PBF LLC equal to its share of such taxable income or even equal to the actual tax due with respect to that income. For example, PBF LLC is required to include in taxable income PBF LLC’s allocable share of PBFX’s taxable income and gains (such share to be determined pursuant to the

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

partnership agreement of PBFX), regardless of the amount of cash distributions received by PBF LLC from PBFX, and such taxable income and gains will flow-through to PBF Energy to the extent of its allocable share of the taxable income of PBF LLC. As a result, at certain times, the amount of cash otherwise ultimately available to PBF Energy on account of its indirect interest in PBFX may not be sufficient for PBF Energy to pay the amount of taxes it will owe on account of its indirect interests in PBFX.

Taxable income of PBF LLC generally is allocated to the holders of PBF LLC units (including PBF Energy) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including PBF Energy, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to the Company’s debt instruments) and based on certain assumptions. Generally, these tax distributions are required to be in an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC is required to make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC. PBF LLC obtains funding to pay its tax distributions by causing PBF Holding to distribute cash to PBF LLC and from distributions it receives from PBFX.

14. STOCKHOLDERS’ AND MEMBERS’ EQUITY STRUCTURE

PBF LLC Capital Structure

PBF LLC Series A Units

The allocation of profits and losses and distributions to PBF LLC Series A unit holders is governed by the Limited Liability Company Agreement of PBF LLC. These allocations are made on a pro rata basis with PBF LLC Series C Units. PBF LLC Series A unit holders do not have voting rights.

PBF LLC Series B Units

The PBF LLC Series B Units are intended to be “profit interests” within the meaning of Revenue Procedures 93-27 and 2001-43 of the Internal Revenue Service and have a stated value of zero at issuance. The PBF LLC Series B Units are held by certain of the Company’s officers, have no voting rights and are designed to increase in value only after the Company’s financial sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units, if any, will reduce only the amounts otherwise payable to the PBF LLC Series A Units held by the Company’s financial sponsors, and will not reduce or otherwise impact any amounts payable to PBF Energy (the holder of PBF LLC Series C Units), the holders of the Company’s Class A common stock or any other holder of PBF LLC Series A Units. The maximum number of PBF LLC Series B Units authorized to be issued is 1,000,000.

PBF LLC Series C Units

The PBF LLC Series C Units rank on a parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, winding up or dissolution. PBF LLC Series C Units are held solely by PBF Energy.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Information about the issued classes of PBF LLC units for the years ended December 31, 2014, 2013 and 2012, is as follows:

	Series A Units	Series B Units	Series C Units
Balance—January 1, 2012	92,257,812	1,000,000	—
Issuances of restricted units	23,904	—	—
Exercise of warrants and options	2,661,636	—	—

Balance—December 18, 2012	94,943,352	1,000,000	—
Reorganization and offering transaction	(21,967,686)	—	21,967,686
Issuance of Series C units	—	—	1,600,000
Exchange of Series A Units for Class A common stock of PBF Energy Inc.	(3,535)	—	3,535

Balance—December 31, 2012	72,972,131	1,000,000	23,571,221
Secondary offering transaction	(15,950,000)	—	15,950,000
Issuances of restricted stock	—	—	60,392
Exercise of warrants and options	263,403	—	—
Exchange of Series A Units for Class A common stock of PBF Energy Inc.	(83,860)	—	83,860

Balance—December 31, 2013	57,201,674	1,000,000	39,665,473
Secondary offering transaction	(48,000,000)	—	48,000,000
Issuances of restricted stock	—	—	30,348
Exercise of warrants and options	26,533	—	—
Exchange of Series A Units for Class A common stock of PBF Energy Inc.	(56,694)	—	56,694
Redemption of Series C Units in connection with stock repurchase	—	—	(5,765,946)
Surrender for tax withholding	(817)	—	(5,450)

Balance—December 31, 2014	9,170,696	1,000,000	81,981,119

The warrants and options exercised in the table above include both non-compensatory and compensatory PBF LLC Series A warrants and options.

Repurchase Program

On August 19, 2014, PBF Energy’s Board of Directors authorized the repurchase of up to $200,000 of the Company’s Series C Units, through the repurchase of PBF Energy’s Class A common stock (the “Repurchase Program”). On October 29, 2014, PBF Energy’s Board of Directors approved an additional $100,000 increase to the existing Repurchase Program. The Repurchase Program expires on September 30, 2016. As of December 31, 2014, the Company has purchased approximately 5.77 million of the Company’s Series C Units under the Repurchase Program for $142,731 through the purchase of PBF Energy’s Class A common stock in open market transactions.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The following table summarizes the Company’s Series C Unit repurchase activity under the Repurchase Program:

	Number of units purchased (1)	Cost of purchased units (2)
Units purchased at December 31, 2013	—	$—
Units purchased during 2014	5,765,946	142,731

Units purchased at December 31, 2014	5,765,946	$142,731

(1) - The units purchased include only those that have settled as of the period end date.

(2) - Cost of purchased units includes transaction commissions.

These repurchases of Series C Units through the repurchases of PBF Energy Class A common stock may be made from time to time through various methods, including open market transactions, block trades, accelerated share repurchases, privately negotiated transactions or otherwise, certain of which may be effected through Rule 10b5-1 and Rule 10b-18 plans. The timing and number of units repurchased will depend on a variety of factors, including price, capital availability, legal requirements and economic and market conditions. The Company is not obligated to purchase any units under the Repurchase Program, and repurchases may be suspended or discontinued at any time without prior notice.

As of December 31, 2014, the Company had $157,269 remaining in authorized expenditures under the Repurchase Program.

15. NONCONTROLLING INTERESTS

Noncontrolling Interest in PBFX

Subsequent to the PBFX Offering, PBF LLC held a 50.2% limited partner interest in PBFX and all of PBFX’s incentive distribution rights, with the remaining 49.8% limited partner interest held by public common unit holders. In connection with the DCR West Rack Acquisition and the Toledo Storage Facility Acquisition, PBF LLC increased its ownership in PBFX to a 52.1% limited partner interest, with the remaining 47.9% limited partner interest owned by public common unit holders as of December 31, 2014. PBF LLC is also the sole member of PBF GP, the general partner of PBFX.

PBF Energy, through its ownership of PBF LLC, consolidates the financial results of PBFX, and records a noncontrolling interest for the economic interest in PBFX held by the public common unit holders. Noncontrolling interest on the consolidated statements of operations includes the portion of net income or loss attributable to the economic interest in PBFX held by the public common unit holders of PBFX other than PBF Energy (through its ownership in PBF LLC). Noncontrolling interest on the consolidated balance sheets includes the portion of net assets of PBFX attributable to the public common unit holders of PBFX.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The noncontrolling interest ownership percentages of PBFX as of the PBFX Offering, DCR West Rack Acquisition, the Toledo Storage Facility Acquisition and the year ended December 31, 2014 are calculated as follows:

	Units of PBFX Held by the Public	Units of PBFX Held by PBF LLC (Including Subordinated Units)	Total
May 14, 2014	15,812,500	15,960,606	31,773,106
	49.8%	50.2%	100.0%
September 30, 2014	15,812,500	16,550,142	32,362,642
	48.9%	51.1%	100.0%
December 11, 2014	15,812,500	17,171,077	32,983,577
	47.9%	52.1%	100.0%
December 31, 2014	15,812,500	17,171,077	32,983,577
	47.9%	52.1%	100.0%

The following table summarizes the changes in equity for the controlling and noncontrolling interests of PBF Energy for the year ended December 31, 2014:

	PBF LLC Equity	Noncontrolling Interest in PBFX	Total Equity
Balance at January 1, 2014	$1,779,710	$—	$1,779,710
Comprehensive income	24,272	14,740	39,012
Dividends and distributions	(361,352)	(7,397)	(368,749)
Issuance of additional PBFX common units	8,017	(8,017)	—
Stock-based compensation	6,095	1,086	7,181
Record noncontrolling interest upon completion of the PBFX Offering	—	335,957	335,957
Exercise of PBF LLC options and warrants, net	2,457	—	2,457
Purchase of treasury stock	(142,731)	—	(142,731)

Balance at December 31, 2014	$1,316,468	$336,369	$1,652,837

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Comprehensive Income

Comprehensive income includes net income and other comprehensive income (loss) arising from activity related to the Company’s defined benefit employee benefit plan and unrealized gain on available-for-sale securities. The following table summarizes the allocation of total comprehensive income between the controlling and noncontrolling interests for the year ended December 31, 2014:

	Attributable to PBF LLC	Noncontrolling Interest in PBFX	Total
Net income	$36,610	$14,740	$51,350
Other comprehensive income (loss):
Unrealized loss on available for sale securities	127	—	127
Amortization of defined benefit plans unrecognized net loss	(12,465)	—	(12,465)

Total other comprehensive loss	(12,338)	—	(12,338)

Total comprehensive income	$24,272	$14,740	$39,012

16. STOCK-BASED COMPENSATION

Stock-based compensation expense included in general and administrative expenses consisted of the following:

	Years Ended December 31,
	2014	2013	2012
PBF LLC Series A Unit compensatory warrants and options	$522	$779	$1,589
PBF LLC Series B Units	—	530	1,277
PBF Energy options	5,573	2,444	88
PBFX Phantom Units	1,086	—	—

	$7,181	$3,753	$2,954

PBF LLC Series A warrants and options

PBF LLC granted compensatory warrants to employees of the Company in connection with their purchase of Series A units in PBF LLC. The warrants grant the holder the right to purchase PBF LLC Series A Units. One-quarter of the PBF LLC Series A compensatory warrants were exercisable at the date of grant and the remaining three-quarters become exercisable over equal annual installments on each of the first three anniversaries of the grant date subject to acceleration in certain circumstances. A total of 551,759 PBF LLC Series A compensatory warrants were granted during the year ended December 31, 2011. They are exercisable for ten years from the date of grant. The remaining warrants became fully exercisable in connection with the IPO of PBF Energy.

A total of 205,000 options to purchase PBF LLC Series A units were granted to certain employees, management and directors in 2012. Options vest over equal annual installments on each of the first three anniversaries of the grant date subject to acceleration in certain circumstances. The options are exercisable for ten years from the date of grant.

The Company did not issue PBF LLC Series A Units compensatory warrants or options in 2014 or 2013.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The estimated fair value of compensatory PBF LLC Series A warrants and options granted during the year ended December 31, 2012 was determined using the Black-Scholes pricing model with the following weighted average assumptions:

Years Ended December 31, 2012
Expected life (in years)	6.00
Expected volatility	55.00%
Dividend yield	1.00%
Risk-free rate of return	0.91%
Exercise price	$12.55

The following table summarizes activity for PBF LLC Series A compensatory warrants and options for the years ended December 31, 2014, 2013 and 2012:

	Number of PBF LLC Series A Compensatory Warrants and Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Stock Based Compensation, Outstanding at January 1, 2012	1,835,579	$10.00	8.99

Granted	205,000	12.55	10.00
Exercised	(849,186)	10.00	—
Forfeited	(6,667)	10.00	—

Outstanding at December 31, 2012	1,184,726	$10.44	8.23

Granted	—	—	—
Exercised	(301,979)	10.11	—
Forfeited	(41,668)	11.27	—

Outstanding at December 31, 2013	841,079	$10.52	7.40
Granted	—	—	—
Exercised	(32,934)	10.00	—
Forfeited	(6,666)	11.59	—

Outstanding at December 31, 2014	801,479	$10.53	6.41
Exercisable and vested at December 31, 2014	753,985	$10.41	6.34
Exercisable and vested at December 31, 2013	545,247	$10.24	7.23
Exercisable and vested at December 31, 2012	608,039	$10.00	8.00
Expected to vest at December 31, 2014	801,479	$10.53	6.41

The total estimated fair value of PBF LLC Series A warrants and options granted in 2012 was $1,207, and the weighted average fair value per unit was $5.89. The total intrinsic value of stock options outstanding and exercisable at December 31, 2014 was $12,910 and $12,240, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2014, 2013, and 2012 was $618, $4,298, and $13,112, respectively.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Unrecognized compensation expense related to PBF LLC Series A warrants and options at December 31, 2014 was $140, which will be recognized in 2015.

As of December 31, 2014 and 2013, members of management of the Company had also purchased an aggregate of 2,740,718 non-compensatory Series A warrants in PBF LLC with an exercise price of $10.00 per unit, all of which were immediately exercisable. During the year ended December 31, 2014 11,700 non-compensatory warrants were exercised. No non-compensatory warrants were exercised during the year ended December 31, 2013. At December 31, 2014 and 2013, there were 56,719 and 68,419 non-compensatory warrants outstanding, respectively.

PBF LLC Series B Units

PBF LLC Series B Units were issued and allocated to certain members of management during the years ended December 31, 2011 and 2010. One-quarter of the PBF LLC Series B Units vested at the time of grant and the remaining three-quarters vested in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon certain events. The Series B Units fully vested during the year ended December 31, 2013.

The following table summarizes activity for PBF LLC Series B Units for the years ended December 31, 2013 and 2012.

	Number of PBF LLC Series B units	Weighted Average Grant Date Fair Value
Non-vested units at January 1, 2012	500,000	$5.11
Allocated	—	—
Vested	(250,000)	5.11
Forfeited	—	—

Non-vested units at December 31, 2012	250,000	$5.11

Allocated	—	—
Vested	(250,000)	5.11
Forfeited	—	—

Non-vested units at December 31, 2013	—	$—

PBF Energy options

The Company grants awards of its Class A common stock under the 2012 Equity Incentive Plan which authorizes the granting of various stock and stock-related awards to employees, prospective employees and non-employees. Awards include options to purchase shares of Class A common stock and restricted Class A common stock that vest over a period determined by the plan.

A total of 1,135,000 and 697,500 options to purchase shares of PBF Energy Class A common stock were granted to certain employees and management of the Company in the years ended December 31, 2014 and 2013, respectively. The PBF Energy options vest in equal annual installments on each of the first four anniversaries of the grant date subject to acceleration in certain circumstances. The options are exercisable for ten years from the date of grant.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The estimated fair value of PBF Energy options granted during the years ended December 31, 2014, 2013 and 2012 was determined using the Black-Scholes pricing model with the following weighted average assumptions:

	December 31, 2014	December 31, 2013	December 31, 2012
Expected life (in years)	6.25	6.25	6.25
Expected volatility	52.0%	52.1%	51.0%
Dividend yield	4.82%	4.43%	3.01%
Risk-free rate of return	1.80%	1.53%	0.89%
Exercise price	$24.78	$27.79	$26.00

The following table summarizes activity for PBF Energy options for the years ended December 31, 2014, 2013 and 2012.

	Number of PBF Energy Class A Common Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Stock-based awards, outstanding at January 1, 2012	—	$—	—

Granted	682,500	26.00	10.00
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2012	682,500	$26.00	9.95

Granted	697,500	27.79	10.00
Exercised	—	—	—
Forfeited	(60,000)	25.36	—

Outstanding at December 31, 2013	1,320,000	$26.97	9.33

Granted	1,135,000	$24.78	10.00
Exercised	—	—	—
Forfeited	(53,125)	25.44	—

Outstanding at December 31, 2014	2,401,875	$25.97	8.67

Exercisable and vested at December 31, 2014	485,000	$26.66	8.21
Exercisable and vested at December 31, 2013	158,125	$26.00	8.95
Exercisable and vested at December 31, 2012	—	$—	—
Expected to vest at December 31, 2014	2,401,875	$25.97	8.67

The total estimated fair value of PBF Energy options granted in 2014 and 2013 was $9,068 and $6,499 and the weighted average per unit fair value was $7.99 and $9.32. The total intrinsic value of stock options outstanding and exercisable at December 31, 2014, was $3,094 and $346, respectively.

Unrecognized compensation expense related to PBF Energy options at December 31, 2014 was $14,413, which will be recognized from 2015 through 2018.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

PBFX Phantom Units

PBF GP’s board of directors adopted the PBF Logistics LP 2014 Long-Term Incentive Plan (the “PBFX LTIP”) in connection with the completion of the PBFX Offering. The PBFX LTIP is for the benefit of employees, consultants, service providers and non-employee directors of the general partner and its affiliates.

In May and August 2014, PBFX issued phantom unit awards under the PBFX LTIP to certain directors, officers and employees of our general partner or its affiliates as compensation. The fair value of each phantom unit on the grant date is equal to the market price of PBFX’s common units on that date. The estimated fair value of PBFX’s phantom units is amortized over the vesting period of four years, using the straight-line method. Total unrecognized compensation cost related to PBFX’s nonvested phantom units totaled $6,231 as of December 31, 2014, which is expected to be recognized over a weighted-average period of four years. The fair value of nonvested service phantom units outstanding as of December 31, 2014, totaled $7,318.

A summary of PBFX’s unit award activity for the year ended December 31, 2014, is set forth below:

	Number of Phantom Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	—	$—
Granted	285,522	26.57
Forfeited	(10,000)	26.74

Nonvested at December 31, 2014	275,522	$26.56

The PBFX LTIP provides for the issuance of distribution equivalent rights (“DERs”) in connection with phantom unit awards. A DER entitles the participant to nonforfeitable cash payments equal to the product of the number of phantom unit awards outstanding for the participant and the cash distribution per common unit paid by PBFX to its common unit holders. Cash payments made in connection with DERs are charged to partners’ equity, accrued and paid upon vesting. As of December 31, 2014, no cash payments have been made in connection with DERs.

17. EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

The Company’s defined contribution plan covers all employees. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. The Company matches participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. The Company’s contribution to the qualified defined contribution plans was $11,364, $10,450 and $9,969 for the years ended December 31, 2014, 2013 and 2012, respectively.

Defined Benefit and Post Retiree Medical Plans

The Company sponsors a noncontributory defined benefit pension plan (the “Qualified Plan”) with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and Federal income tax laws. In addition, the Company sponsors a supplemental pension plan covering certain employees, which provides incremental payments that would have been payable from the

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Company’s principal pension plan, were it not for limitations imposed by income tax regulations. The funded status is measured as the difference between plan assets at fair value and the projected benefit obligation which is to be recognized in the balance sheet. The plan assets and benefit obligations are measured as of the balance sheet date.

The non-union Delaware City employees and all Paulsboro and Toledo employees became eligible to participate in the Company’s defined benefit plans as of the respective acquisition dates. The union Delaware City employees became eligible to participate in the Company’s defined benefit plans upon commencement of normal operations. The Company did not assume any of the employees’ pension liability accrued prior to the respective acquisitions.

The Company formed the Post Retirement Medical Plan on December 31, 2010 to provide health care coverage continuation from date of retirement to age 65 for qualifying employees associated with the Paulsboro acquisition. The Company credited the qualifying employees with their prior service under Valero which resulted in the recognition of a liability for the projected benefit obligation. The Post Retirement Medical Plan was amended during 2013 to include all corporate employees and amended in 2014 to include Delaware City and Toledo employees.

The changes in the benefit obligation, the changes in fair value of plan assets, and the funded status of the Company’s Pension and Post Retirement Medical Plans as of and for the years ended December 31, 2014 and 2013 were as follows:

	Pension Plans		Post Retirement Medical Plan
	2014	2013	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of year	$53,350	$30,215	$8,225	$9,730
Service cost	19,407	14,794	1,099	726
Interest cost	2,404	992	520	334
Plan amendments	529	—	3,911	(860)
Benefit payments	(2,634)	(663)	(215)	(51)
Actuarial loss (gain)	8,042	8,012	1,200	(1,654)

Projected benefit obligation at end of year	$81,098	$53,350	$14,740	$8,225

Change in plan assets:
Fair value of plan assets at beginning of year	$25,050	$10,232	$—	$—
Actual return on plan assets	1,822	33	—	—
Benefits paid	(2,634)	(663)	(215)	(51)
Employer contributions	16,718	15,448	215	51

Fair value of plan assets at end of year	$40,956	$25,050	$—	$—

Reconciliation of funded status:
Fair value of plan assets at end of year	$40,956	$25,050	$—	$—
Less benefit obligations at end of year	81,098	53,350	14,740	8,225

Funded status at end of year	$(40,142)	$(28,300)	$(14,740)	$(8,225)

The accumulated benefit obligations for the Company’s Pension Plans exceed the fair value of the assets of those plans at December 31, 2014 and 2013. The accumulated benefit obligation for the defined benefit plans approximated $66,576 and $45,005 at December 31, 2014 and 2013, respectively.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Benefit payments, which reflect expected future services, that the Company expects to pay are as follows for the years ended December 31:

	Pension Benefits	Post Retirement Medical Plan
2015	$8,982	$436
2016	5,388	632
2017	7,562	925
2018	9,261	1,089
2019	9,827	1,358
Years 2020-2024	70,380	7,335

The Company’s funding policy for its defined benefit plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that may be appropriate considering the funded status of the plans, tax consequences, the cash flow generated by the Company and other factors. The Company plans to contribute approximately $17,550 to the Company’s Pension Plans during 2015.

The components of net periodic benefit cost were as follows for the years ended December 31, 2014, 2013 and 2012:

	Pension Benefits			Post Retirement Medical Plan
	2014	2013	2012	2014	2013	2012
Components of net period benefit cost:
Service cost	$19,407	$14,794	$11,437	$1,099	$726	$633
Interest cost	2,404	992	502	520	334	395
Expected return on plan assets	(2,156)	(550)	(323)	—	—	—
Amortization of prior service cost	39	11	11	258	—	—
Amortization of actuarial loss (gain)	1,033	421	30	(4)	—	—

Net periodic benefit cost	$20,727	$15,668	$11,657	$1,873	$1,060	$1,028

The pre-tax amounts recognized in other comprehensive income (loss) for the years ended December 31, 2014, 2013 and 2012 were as follows:

	Pension Benefits			Post Retirement Medical Plan
	2014	2013	2012	2014	2013	2012
Prior service costs (credits)	$529	$—	$—	$3,911	$(860)	$—
Net actuarial loss (gain)	8,151	8,235	6,817	1,201	(1,654)	(189)
Amortization of losses and prior service cost	(1,072)	(432)	(41)	(255)	—	—

Total changes in other comprehensive loss (income)	$7,608	$7,803	$6,776	$4,857	$(2,514)	$(189)

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The pre-tax amounts in accumulated other comprehensive loss as of December 31, 2014, and 2013 that have not yet been recognized as components of net periodic costs were as follows:

	Pension Benefits		Post Retirement Medical Plan
	2014	2013	2014	2013
Prior service (costs) credits	$(582)	$(92)	$(2,793)	$860
Net actuarial (loss) gain	(23,762)	(16,419)	(78)	1,126

Total	$(24,344)	$(16,511)	$(2,871)	$1,986

The following pre-tax amounts included in accumulated other comprehensive loss as of December 31, 2014 are expected to be recognized as components of net period benefit cost during the year ended December 31, 2015:

	Pension Benefits	Post Retirement Medical Plan
Amortization of prior service costs (credits)	$(53)	$(305)
Amortization of net actuarial loss (gain)	(1,245)	—

Total	$(1,298)	$(305)

The weighted average assumptions used to determine the benefit obligations as of December 31, 2014, and 2013 were as follows:

	Pension Benefits		Post Retirement Medical Plan
	2014	2013	2014	2013
Discount rate	3.70%	4.55%	3.70%	4.55%
Rate of compensation increase	4.96%	4.64%	—	—

The discount rate assumptions used to determine the defined benefit and Post Retirement Medical plans obligations as of December 31, 2014 and 2013 were based on the Mercer Yield Curve. The Mercer Yield Curve is developed from a portfolio of high-quality investment grade bonds. To determine the discount rate, each year’s projected cash flow for the defined benefit and Post Retirement Medical plans is discounted at a spot (zero-coupon) rate appropriate for that maturity; the discount rate is the single equivalent rate that produces the same discounted present value.

The weighted average assumptions used to determine the net periodic benefit costs for the years ended December 31, 2014, 2013 and 2012 were as follows:

	Pension Benefits			Post Retirement Medical Plan
	2014	2013	2012	2014	2013	2012
Discount rate	4.55%	3.45%	4.45%	4.55%	3.45%	4.45%
Expected long-term rate of return on plan assets	6.70%	3.50%	4.25%	—	—	—
Rate of compensation increase	4.64%	4.00%	4.00%	—	—	—

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The assumed health care cost trend rates as of December 31, 2014 and 2013 were as follows:

	Post Retirement Medical Plan
	2014	2013
Health care cost trend rate assumed for next year	6.7%	6.8%
Rate to which the cost trend rate was assumed to decline (the ultimate trend rate)	4.5%	4.5%
Year that the rate reached the ultimate trend rate	2027	2027

Assumed health care costs trend rates have a significant effect on the amounts reported for retiree health care plans. A one percentage-point change in assumed health care costs trend rates would have the following effects on the medical postretirement benefits:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$205	$(177)
Effect on accumulated postretirement benefit obligation	1,411	(1,254)

The tables below present the fair values of the assets of the Company’s Qualified Plan as of December 31, 2014 and 2013 by level of fair value hierarchy. Assets categorized in Level 1 of the hierarchy are measured at fair value using a market approach based on published net asset values of mutual funds. As noted above, the Company’s post retirement medical plan is funded on a pay-as-you-go basis and has no assets.

	Fair Value Measurements Using Quoted Prices in Active Markets (Level 1)
	December 31,
	2014	2013
Equities:
Domestic equities	$12,682	$7,603
Developed international equities	5,600	3,685
Emerging market equities	2,629	1,775
Global low volatility equities	3,478	2,132
Fixed-income	16,517	9,855
Cash and cash equivalents	50	—

Total	$40,956	$25,050

The Company’s investment strategy for its Qualified Plan is to achieve a reasonable return on assets that supports the plan’s interest credit rating, subject to a moderate level of portfolio risk that provides liquidity. Consistent with these financial objectives as of December 31, 2014, the plan’s target allocations for plan assets are 60% invested in equity securities and 40% fixed income investments. Equity securities include international stocks and a blend of U.S. growth and value stocks of various sizes of capitalization. Fixed income securities include bonds and notes issued by the U.S. government and its agencies, corporate bonds, and mortgage-backed securities. The aggregate asset allocation is reviewed on an annual basis.

The overall expected long-term rate of return on plan assets for the Qualified Plan is based on the Company’s view of long-term expectations and asset mix.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

18. REVENUES

The following table provides information relating to the Company’s revenues from external customers for each product or group of similar products for the periods:

	Year Ended December 31,
	2014	2013	2012
Gasoline and distillates	$17,050,096	$16,973,239	$17,878,957
Chemicals	739,096	746,396	705,373
Asphalt and blackoils	706,494	690,305	642,640
Lubricants	410,466	468,315	517,921
Feedstocks and other	922,003	273,200	393,796

	$19,828,155	$19,151,455	$20,138,687

19. SEGMENT INFORMATION

The Company’s operations are organized into two reportable segments, Refining and Logistics. Operations that are not included in the Refining and Logistics segments are included in Corporate. Intersegment transactions are eliminated in the consolidated financial statements and are included in Eliminations.

Refining

The Company’s Refining Segment includes the operations of its three refineries which are located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. The refineries produce unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. The Company purchases crude oil, other feedstocks and blending components from various third-party suppliers. The Company sells products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and is able to ship products to other international destinations. The refineries have a combined processing capacity, known as throughput, of approximately 540,000 barrels per day (“bpd”), and a weighted-average Nelson Complexity Index of 11.3.

Logistics

The Company formed PBFX, a publicly traded master limited partnership, to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX’s assets consist of (i) a rail terminal which has a double loop track and ancillary pumping and unloading equipment located at the Delaware City refinery with an unloading capacity of approximately 130,000 bpd; (ii) a truck terminal that was comprised of six lease automatic custody transfer units accepting crude oil deliveries by truck located at the Toledo refinery designed for total throughput capacity of up to approximately 22,500 bpd; (iii) a heavy crude unloading rack located at the Delaware City refinery with an unloading capacity of at least approximately 40,000 bpd; and (iv) a tank farm with aggregate storage capacity of approximately 3.9 million barrels, including a propane storage and loading facility with throughput capacity of 11,000 bpd at the Toledo refinery. PBFX provides various rail and truck terminaling services and storage services to PBF Holding and/or its subsidiaries through long-term commercial agreements. PBFX currently does not generate third party revenue and as such intersegment related revenues are eliminated in consolidation. Prior to the PBFX Offering, PBFX’s assets were operated within the refining operations of the Company’s Delaware City and Toledo refineries. The PBFX assets did not generate third party or intra-entity revenue and were not considered to be a separate reportable segment.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The Company evaluates the performance of its segments based primarily on income from operations. Income from operations includes those revenues and expenses that are directly attributable to management of the respective segment. The Logistics segment’s revenues include intersegment transactions with the Company’s Refining segment at prices the Company believes are substantially equivalent to the prices that could have been negotiated with unaffiliated parties with respect to similar services. Activities of the Company’s business that are not included in the two operating segments are included in Corporate. Such activities consist primarily of corporate staff operations and other items that are not specific to the normal operations of the two operating segments. The Company does not allocate certain items of other income and expense, including income taxes, to the individual segments. The Refinery segment’s operating subsidiaries and PBFX are primarily pass-through entities with respect to income taxes.

Disclosures regarding our reportable segments with reconciliations to consolidated totals for year ended December 31, 2014 and December 31, 2013 are presented below. The Logistics segment’s results include financial information of the predecessor of PBFX for periods prior to May 13, 2014, and the financial information of PBFX for the period beginning May 14, 2014, the completion date of the PBFX Offering. In connection with the DCR West Rack Acquisition and the Toledo Storage Facility Acquisition, the accompanying segment information has been retrospectively adjusted to include the historical results of the DCR West Rack and Toledo Storage Facility for all periods presented through December 31, 2014.

Prior to the PBFX Offering, the Company did not operate the PBFX assets independent of the Refining segment. Total assets of each segment consist of net property, plant and equipment, inventories, cash and cash equivalents, accounts receivables and other assets directly associated with the segment’s operations. Corporate assets consist primarily of deferred tax assets, property, plant and equipment and other assets not directly related to our refinery and logistic operations.

	Year Ended December 31, 2014
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$19,828,155	$49,830	$—	$(49,830)	$19,828,155
Depreciation and amortization expense	163,068	3,731	13,583	—	180,382
Income (loss) from operations	285,270	15,969	(153,506)	—	147,733
Interest expense, net	25,201	2,677	72,474	—	100,352
Capital expenditures	578,486	47,215	5,631	—	631,332

	Year Ended December 31, 2013
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$19,151,455	$—	$—	$—	$19,151,455
Depreciation and amortization expense	96,256	2,366	12,857	—	111,479
Income (loss) from operations	446,628	(18,301)	(99,928)	—	328,399
Interest expense, net	19,518	—	74,539	—	94,057
Capital expenditures	360,480	46,246	8,976	—	415,702

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

	Year Ended December 31, 2012
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$20,138,687	$—	$—	$—	$20,138,687
Depreciation and amortization expense	83,243	944	8,051	—	92,238
Income (loss) from operations	1,059,079	(9,167)	(129,479)	—	920,433
Interest expense, net	36,686	—	71,943	—	108,629
Capital expenditures	181,603	24,377	16,708	—	222,688

	Balance at December 31, 2014
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total assets	$4,135,494	$410,141	$24,195	$(11,630)	$4,558,200

	Balance at December 31, 2013
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total assets	$4,073,350	$85,626	$60,069	$—	$4,219,045

20. FAIR VALUE MEASUREMENTS

The tables below present information about the Company’s financial assets and liabilities measured and recorded at fair value on a recurring basis and indicate the fair value hierarchy of the inputs utilized to determine the fair values as of December 31, 2014 and 2013.

We have elected to offset the fair value amounts recognized for multiple derivative contracts executed with the same counterparty; however, fair value amounts by hierarchy level are presented on a gross basis in the tables below. We have posted cash margin with various counterparties to support hedging and trading activities. The cash margin posted is required by counterparties as collateral deposits and cannot be offset against the fair value of open contracts except in the event of default. We have no derivative contracts that are subject to master netting arrangements that are reflected gross on the balance sheet.

	As of December 31, 2014
	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Gross Fair Value	Effect of Counter- party Netting	Net Carrying Value on Balance Sheet
Assets:
Money market funds	$5,575	$—	$—	$5,575	N/A	$5,575
Marketable securities	234,930	—	—	234,930	N/A	234,930
Non-qualified pension plan assets	5,494	—	—	5,494	N/A	5,494
Commodity contracts	415,023	12,093	1,715	428,831	(397,676)	31,155
Derivatives included with inventory intermediation agreement obligations	—	94,834	—	94,834	—	94,834
Derivatives included with inventory supply arrangement obligations	—	4,251	—	4,251	—	4,251
Liabilities:
Commodity contracts	390,144	7,338	194	397,676	(397,676)	—
Catalyst lease obligations	—	36,559	—	36,559	—	36,559

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

	As of December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$5,857	$—	$—	$5,857
Non-qualified pension plan assets	4,905	—	—	4,905
Commodity contracts	4,252	6,681	—	10,933
Derivatives included with inventory intermediation arrangement	—	6,016	—	6,016
Liabilities:
Commodity contracts	—	6,989	23,365	30,354
Derivatives included with inventory supply arrangement obligations	—	177	—	177
Catalyst lease obligations	—	53,089	—	53,089

The valuation methods used to measure financial instruments at fair value are as follows:

•	Money market funds categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted market prices and included within cash and cash equivalents.

•	Marketable securities, consisting primarily of US Treasury securities, categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted market prices.

•	Non-qualified pension plan assets categorized in Level 1 of the hierarchy are measured at fair value using a market approach based on published net asset values of mutual funds and included within deferred charges and other assets, net.

•	The commodity contracts categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted prices in an active market. The commodity contracts categorized in Level 2 of the fair value hierarchy are measured at fair value using a market approach based upon future commodity prices for similar instruments quoted in active markets.

•	The commodity contracts categorized in Level 3 of the fair value hierarchy consist of commodity price swap contracts that relate to forecasted purchases of crude oil for which quoted forward market prices are not readily available due to market illiquidity. The forward price used to value these swaps was derived using broker quotes, prices from other third party sources and other available market based data.

•	The derivatives included with inventory supply arrangement obligations, derivatives included with inventory intermediation agreement obligations and the catalyst lease obligations are categorized in Level 2 of the fair value hierarchy and are measured at fair value using a market approach based upon commodity prices for similar instruments quoted in active markets.

The table below summarizes the changes in fair value measurements of commodity contracts categorized in Level 3 of the fair value hierarchy:

	Year Ended December 31,
	2014	2013
Balance at beginning of period	$(23,365)	$—
Purchases	—	—
Settlements	(22,055)	24,678
Unrealized loss included in earnings	46,941	(48,043)
Transfers into Level 3	—	—
Transfers out of Level 3	—	—

Balance at end of period	$1,521	$(23,365)

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The table below summarizes the changes in fair value measurements of contingent consideration for refinery acquisition categorized in Level 3 of the fair value hierarchy:

Year Ended December 31,
2013
Balance at beginning of period	$21,358
Purchases	—
Settlements	(21,358)
Unrealized loss included in earnings	—
Transfers into Level 3	—
Transfers out of Level 3	—

Balance at end of period	$—

There were no transfers between levels during the years ended December 31, 2014 and 2013, respectively.

Fair value of debt

The table below summarizes the fair value and carrying value as of December 31, 2014 and 2013.

	December 31, 2014		December 31, 2013
	Carrying value	Fair value	Carrying value	Fair value
Senior Secured Notes (a)	$668,520	$675,580	$667,487	$697,568
PBFX Term Loan (b)	234,900	234,900	—	—
Revolving Loan (b)	—	—	15,000	15,000
Rail Facility (b)	37,270	37,270	—	—
PBFX Revolving Credit Facility (b)	275,100	275,100	—	—
Catalyst leases (c)	36,559	36,559	53,089	53,089

	1,252,349	1,259,409	735,576	765,657
Less—Current maturities	—	—	12,029	12,029

Long-term debt	$1,252,349	$1,259,409	$723,547	$753,628

(a)	The estimated fair value, categorized as a Level 2 measurement, was calculated based on the present value of future expected payments utilizing implied current market interest rates based on quoted prices of the Senior Secured Notes.
(b)	The estimated fair value approximates carrying value, categorized as a Level 2 measurement, as these borrowings bear interest based upon short-term floating market interest rates.
(c)	Catalyst leases are valued using a market approach based upon commodity prices for similar instruments quoted in active markets and are categorized as a Level 2 measurement. The Company has elected the fair value option for accounting for its catalyst lease repurchase obligations as the Company’s liability is directly impacted by the change in fair value of the underlying catalyst.

21. DERIVATIVES

The Company uses derivative instruments to mitigate certain exposures to commodity price risk. The Company’s crude supply agreements contain purchase obligations for certain volumes of crude oil and other feedstocks. In addition, the Company entered into Inventory Intermediation Agreements commencing in July 2013 that contain

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

purchase obligations for certain volumes of intermediates and refined products. The Company was also party to an agreement that contained purchase obligations for certain volumes of stored intermediates inventory during the year ended December 31, 2012, which was terminated during the first quarter of 2012. The purchase obligations related to crude oil, feedstocks, intermediates and refined products under these agreements are derivative instruments that have been designated as fair value hedges in order to hedge the commodity price volatility of certain refinery inventory. The fair value of these purchase obligation derivatives is based on market prices of the underlying crude oil and refined products. The level of activity for these derivatives is based on the level of operating inventories.

As of December 31, 2014, there were 662,579 barrels of crude oil and feedstocks (838,829 barrels at December 31, 2013) outstanding under these derivative instruments designated as fair value hedges and no barrels (no barrels at December 31, 2013) outstanding under these derivative instruments not designated as hedges. As of December 31, 2014, there were 3,106,325 barrels of intermediates and refined products (3,274,047 barrels at December 31, 2013) outstanding under these derivative instruments designated as fair value hedges and no barrels (no barrels at December 31, 2013) outstanding under these derivative instruments not designated as hedges. These volumes represent the notional value of the contract.

The Company also enters into economic hedges primarily consisting of commodity derivative contracts that are not designated as hedges and are used to manage price volatility in certain crude oil and feedstock inventories as well as crude oil, feedstock, and refined product sales or purchases. The objective in entering into economic hedges is consistent with the objectives discussed above for fair value hedges. As of December 31, 2014, there were 47,339,000 barrels of crude oil and 1,970,871 barrels of refined products (43,199,000 and no, respectively, as of December 31, 2013), outstanding under short and long term commodity derivative contracts not designated as hedges representing the notional value of the contracts.

The following tables provide information about the fair values of these derivative instruments as of December 31, 2014 and December 31, 2013 and the line items in the consolidated balance sheet in which the fair values are reflected.

Description	Balance Sheet Location	Fair Value Asset/(Liability)
Derivatives designated as hedging instruments:
December 31, 2014:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$4,251
Derivatives included with the inventory intermediation agreement obligations	Accrued expenses	$94,834
December 31, 2013:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$(177)
Derivatives included with the inventory intermediation agreement obligations	Accrued expenses	$6,016
Derivatives not designated as hedging instruments:
December 31, 2014:
Commodity contracts	Accounts receivable	$31,155
December 31, 2013:
Commodity contracts	Accounts receivable	$(19,421)

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

The following tables provide information about the gains or losses recognized in income on these derivative instruments and the line items in the consolidated financial statements in which such gains and losses are reflected.

Description	Location of Gain or (Loss) Recognized in Income on Derivatives	Gain or (Loss) Recognized in Income on Derivatives
Derivatives designated as hedging instruments:
For the year ended December 31, 2014:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$4,428
Derivatives included with the inventory intermediation agreement obligations	Cost of sales	$88,818
For the year ended December 31, 2013:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(5,773)
Derivatives included with the inventory intermediation agreement obligations	Cost of sales	$6,016
For the year ended December 31, 2012
Derivatives included with inventory supply arrangement obligations	Cost of sales	$7,060
Derivatives not designated as hedging instruments:
For the year ended December 31, 2014:
Commodity contracts	Cost of sales	$146,016
For the year ended December 31, 2013:
Commodity contracts	Cost of sales	$(88,962)
For the year ended December 31, 2012
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(8)
Commodity contracts	Cost of sales	$34,778
Hedged items designated in fair value hedges:
For the year ended December 31, 2014:
Crude oil and feedstock inventory	Cost of sales	$(4,428)
Intermediate and refined product inventory	Cost of sales	$(88,818)
For the year ended December 31, 2013:
Crude oil and feedstock inventory	Cost of sales	$(1,491)
Intermediate and refined product inventory	Cost of sales	$(6,016)
For the year ended December 31, 2012
Crude oil and feedstock inventory	Cost of sales	$(4,704)

The Company had no ineffectiveness related to the fair value hedges as of December 31, 2014. Ineffectiveness related to the Company’s fair value hedges resulted in a loss of $7,264 and a gain of $2,356 for the years ended December 31, 2013 and 2012, respectively, recorded in cost of sales. Gains and losses due to ineffectiveness, resulting from the difference in the forward and spot rates of the underlying crude inventory related to the derivatives included with inventory supply arrangement obligations, were excluded from the assessment of hedge effectiveness.

22. SUBSEQUENT EVENTS

These financial statements were approved by management and available for issuance on September 2, 2015. Management has evaluated subsequent events through this date.

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Cash Distributions

On February 9, 2015, PBF Energy’s Board of Directors declared a dividend of $0.30 per share on outstanding Class A common stock. The dividend was paid on March 10, 2015 to Class A common stockholders of record at the close of business on February 23, 2015. PBF LLC made an aggregate non-tax distribution of $27,344, or $0.30 per unit to its members, of which $25,734 was distributed prorata to PBF Energy and the balance was distributed to its other members.

On April 30, 2015, PBF Energy’s Board of Directors declared a dividend of $0.30 per share on outstanding Class A common stock. The dividend was paid on May 27, 2015 to Class A common stockholders of record at the close of business on May 11, 2015. PBF LLC made an aggregate non-tax distribution of $27,349, or $0.30 per unit to its members, of which $25,811 was distributed prorata to PBF Energy and the balance was distributed to its other members.

On July 30, 2015, PBF Energy’s Board of Directors declared a dividend of $0.30 per share on outstanding Class A common stock. The dividend was paid on August 25, 2015 to Class A common stockholders of record at the close of business on August 10, 2015. PBF LLC made an aggregate non-tax distribution of $27,286, or $0.30 per unit to its members, of which $25,742 was distributed prorata to PBF Energy and the balance was distributed to its other members.

PBFX Distributions

On February 6, 2015, the Board of Directors of PBF GP declared a distribution of $0.33 per unit on outstanding common and subordinated units of PBFX. The distribution was paid on March 4, 2015 to unit holders of record at the close of business on February 23, 2015 for a total cash distribution of $10,885.

On April 30, 2015, the Board of Directors of PBF GP declared a distribution of $0.35 per unit on outstanding common and subordinated units of PBFX. The distribution was paid on May 29, 2015 to PBFX unit holders of record at the close of business on May 15, 2015 for a total cash distribution of $12,026.

On July 30, 2015, the Board of Directors of PBF GP declared a distribution of $0.37 per unit on outstanding common and subordinated units of PBFX. The distribution was paid on August 31, 2015 to PBFX unit holders of record at the close of business on August 14, 2015.

Related Party

On January 31, 2015, the Company entered into a consulting services agreement with Michael D. Gayda, the former President. Compensation for the services performed will be at a daily rate of $3 for days actually engaged in performing services, with partial days prorated. The consulting service agreement expires on December 31, 2016, subject to certain early termination rights.

PBFX Senior Notes

On May 12, 2015, PBFX entered into an Indenture among PBFX, PBF Logistics Finance Corporation, a Delaware corporation and wholly-owned subsidiary of PBFX (“PBF Finance,” and together with the Partnership, the “Issuers”), the Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, under which the Issuers issued $350,000 in aggregate principal amount of 6.875% Senior Notes due 2023 (the “PBFX Senior Notes”). The initial purchasers in the offering purchased $330,090 aggregate principal amount of PBFX

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

Senior Notes pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended, and certain of PBF LLC’s officers and directors and their affiliates and family members purchased the remaining $19,910 aggregate principal amount of PBFX Senior Notes in a separate private placement transaction. The Issuers received net proceeds of approximately $343,000 from the offerings after deducting estimated offering expenses, and used such proceeds to pay $88,000 of the cash consideration due in connection with Delaware City Products Pipeline and Truck Rack Acquisition and to repay $255,000 of outstanding indebtedness under PBFX’s revolving credit facility. PBFX will pay interest on the PBFX Senior Notes semi-annually in cash in arrears on May 15 and November 15 of each year, beginning on November 15, 2015. The PBFX Senior Notes will mature on May 15, 2023.

PBF LLC, exclusive of its consolidating subsidiaries, will provide a limited guarantee of collection of the principal amount of the PBFX Senior Notes. Under the PBF LLC parent company limited guarantee, PBF LLC would not have any obligation to make principal payments with respect to the PBFX Senior Notes unless all remedies, including in the context of bankruptcy proceedings, have first been fully exhausted against PBFX and its subsidiaries with respect to such payment obligation, and holders of the PBFX Senior Notes are still owed amounts in respect of the principal of the PBFX Senior Notes. PBF LLC is not otherwise subject to the covenants of the indenture governing the PBFX Senior Notes. The limited guarantee does not extend to any of the subsidiaries of PBF LLC. As a result of the limited guarantee the following PBF LLC parent company balance sheets and statements of operations support the limited guarantee of collection.

PBF ENERGY COMPANY LLC (PARENT COMPANY)

BALANCE SHEETS

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$135,210	$—
Intercompany note receivable	12,510	12,667
Investment in subsidiaries	1,173,854	1,772,153

Total assets	$1,321,574	$1,784,820

LIABILITIES AND EQUITY

Total equity	1,321,574	1,784,820

Total liabilities and equity	$1,321,574	$1,784,820

PBF ENERGY COMPANY LLC (PARENT COMPANY)

STATEMENT OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012
Equity in earnings of subsidiaries	$36,341	$288,876	$805,312
Interest income	269	157	—

Net Income	$36,610	$239,033	$805,312

PBF ENERGY COMPANY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, unit, per share, per unit and barrel data)

PBF Rail Facility Amendment

On April 29, 2015, PBF Rail entered into the First Amendment to Loan Agreement (as amended the “Rail Facility”) among Credit Agricole Corporate + Investment Bank as Administrative Agent, Deutsche Bank Trust Company Americas as Collateral Agent, DVB Bank SE as Syndication Agent, ING Bank, a branch of ING-DiBa AG as Documentation Agent and certain other Continuing Lenders, as defined in the agreement. The primary purpose of the Rail Facility is to fund the acquisition by PBF Rail of coiled and insulated crude tank cars and non-coiled and non-insulated general purpose crude tank cars. The amendments to the Rail Facility include the extension of the maturity to April 29, 2017, the reduction of the total commitment from $250,000 to $150,000, and the reduction of the commitment fee on the unused portion of the Rail Facility.

Drop-Down Transaction

On May 14, 2015, PBFX completed the acquisition of the Delaware City Products Pipeline and Truck Rack from PBF LLC and certain of its consolidated subsidiaries, for consideration payable to PBF LLC from PBFX of $143,000, consisting of $112,500 of cash and $30,500 of PBFX common units, or 1,288,420 common units. The Delaware City Products Pipeline and Truck Rack are located at PBF LLC’s Delaware City refinery and supply refined petroleum products into the Northeast market. The pipeline has a capacity in excess of 125,000 bpd and connects the Delaware City refinery to critical distribution facilities in Pennsylvania and New York State. The truck rack is a 15-lane loading rack with a capacity of 76,000 bpd. The acquisition of the Delaware City Products Pipeline and Truck Rack will be supported by ten-year term agreements with subsidiaries of PBF LLC containing minimum volume throughput commitments.

J. Aron renewal

On May 29, 2015, PBF Holding and together with each of its wholly-owned subsidiaries, Paulsboro Refining Company LLC (together with PBF Holding) and Delaware City Refining Company LLC (together with PBF Holding) entered into amended and restated inventory intermediation agreements (the “A&R Intermediation Agreements”) with J. Aron pursuant to which certain terms of the existing inventory intermediation agreements were amended, including, among other things pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, the A&R Intermediation Agreements include one-year renewal clauses by mutual consent of both parties.

KPMG LLP

Suite 2900

909 Poydras Street

New Orleans, LA 70112

Independent Auditors’ Report

The Executive Committee of

Chalmette Refining, L.L.C. and Subsidiaries:

We have audited the accompanying consolidated financial statements of Chalmette Refining, L.L.C. and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence that we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Chalmette Refining, L.L.C. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.

Emphases of Matter

As discussed in note 1 to the consolidated financial statements, the Company is dependent on its owners to provide additional capital contributions or additional alternatives for funding as necessary to enable the Company to realize its assets and discharge its liabilities in the normal course of business. Such arrangement is significant to the financial position, results of operations, and cash flows of the Company. Our opinion is not modified with respect to this matter.

The accompanying consolidated financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an entity unaffiliated with its owners. As discussed in note 2 to the consolidated financial statements, substantially all of the Company’s sales were to ExxonMobil, a majority of the Company’s purchases of crude oil and petroleum feedstocks emanate from transactions with its owners, and portions of certain expenses represent allocations made from ExxonMobil. Our opinion is not modified with respect to this matter.

July 21, 2015

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2014 and 2013

(In thousands)

	2014	2013
Assets
Current assets:
Cash and cash equivalents	$158,373	310,180
Receivables (note 2)	120,617	305,697
Inventories	242,802	191,839
Prepaid expenses	69,794	4,132

Total current assets	591,586	811,848
Property, plant, and equipment—net	749,101	755,198
Other assets	4,124	7,844

Total	$1,344,811	1,574,890

Liabilities and Equity
Current liabilities:
Payables to affiliates (note 2)	$1,216,763	1,552,503
Accounts payable and accrued expenses (note 2)	189,771	44,747

Total current liabilities	1,406,534	1,597,250

Noncurrent liabilities:
Other	1,601	1,668

Total noncurrent liabilities	1,601	1,668

Total liabilities	1,408,135	1,598,918

Members’ deficit:
ExxonMobil	(32,873)	(13,599)
EMPLC	(947)	(392)
PDV Chalmette	(33,820)	(13,991)

Total Chalmette Refining, L.L.C. and subsidiaries’ deficit	(67,640)	(27,982)
Noncontrolling interests	4,316	3,954

Total deficit	(63,324)	(24,028)

Total	$1,344,811	1,574,890

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Revenues:
Sales (note 2)	$6,857,506	6,755,889
Interest income	299	196

Total revenues	6,857,805	6,756,085

Cost of sales and expenses:
Cost of sales and operating expenses (note 2)	6,673,711	6,836,563
Selling, general, and administrative expenses (note 2)	174,054	164,649
Depreciation and amortization	49,336	48,116

Total cost of sales and expenses	6,897,101	7,049,328

Net loss	(39,296)	(293,243)
Less net income (loss) attributable to the noncontrolling interests	362	(35)

Net loss attributable to Chalmette Refining, L.L.C. and subsidiaries	$(39,658)	(293,208)

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Consolidated Statements of Equity

Years ended December 31, 2014 and 2013

(In thousands)

	Members’ Equity (Deficit)
	ExxonMobil	EMPLC	PDV Chalmette	Noncontrolling interests	Total
Balance—December 31, 2012	$128,900	3,713	132,613	3,989	269,215
Net loss	(142,499)	(4,105)	(146,604)	(35)	(293,243)

Balance—December 31, 2013	(13,599)	(392)	(13,991)	3,954	(24,028)
Net loss	(19,274)	(555)	(19,829)	362	(39,296)

Balance—December 31, 2014	$(32,873)	(947)	(33,820)	4,316	(63,324)

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Cash flows from operating activities:
Net loss	$(39,296)	(293,243)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	49,336	48,116
Other noncurrent liabilities	(67)	19
Loss on asset write-offs	1,923	753
Gain on sale of asset	—	(305)
Changes in operating assets and liabilities:
Receivables	185,080	27,849
Inventories	(50,963)	(19,824)
Prepaid expenses	(65,662)	(185)
Other assets	3,720	(7,304)
Payables to affiliates	(335,740)	654,422
Accounts payable and accrued expenses	144,810	(8,572)

Net cash provided by (used in) operating activities	(106,859)	401,726

Cash flows from investing activities:
Capital expenditures	(44,948)	(17,369)
Cash proceeds from sale of assets	—	184

Net cash used in investing activities	(44,948)	(17,185)

Cash flows from financing activity:
Payments on line of credit	—	(150,000)

Net cash used in financing activity	—	(150,000)

Increase (decrease) in cash and cash equivalents	(151,807)	234,541
Cash and cash equivalents—beginning of year	310,180	75,639

Cash and cash equivalents—end of year	$158,373	310,180

Noncash transactions—capital expenditures included in:
Payables and accrued expenses	$326	112
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$17,348	11,755

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(1) Significant Accounting Policies

(a) Organization

Chalmette Refining, L.L.C. was formed as a limited liability company on June 17, 1997, by PDV Chalmette, Inc., a Delaware corporation (PDV Chalmette), which is a wholly owned subsidiary of PDV Holding, Inc., a Delaware corporation, which is a wholly owned subsidiary of Petroleos de Venezuela S.A. (PDVSA); ExxonMobil Oil Corporation, a New York corporation (ExxonMobil), and Mobil Pipe Line Company, a Delaware corporation (EMPLC), both of which are wholly owned subsidiaries of Exxon Mobil Corporation, a Delaware corporation. In accordance with the amended and restated Limited Liability Company Agreement dated October 28, 1997 (the L.L.C. Agreement), the members’ liability is limited to the maximum amount permitted under the laws of the state of Delaware and the limited liability status expires on the occurrence of events specified in the L.L.C. Agreement.

The accompanying consolidated financial statements have been prepared assuming Chalmette Refining, L.L.C. and its wholly and majority-owned subsidiaries (collectively, the Company) will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Under the terms of the Company’s L.L.C. Agreement, if at any time the Company’s Executive Committee determines that the Company requires additional capital, it shall notify the members of the amount of additional capital required to enable the Company to realize its assets and discharge its liabilities in the normal course of business. The L.L.C. Agreement also allows for additional alternatives for funding the Company pursuant to which the members have agreed to defer payments of amounts otherwise currently due and payable to the members for Company purchases of crude oil and petroleum intermediate feedstocks. Such deferred payables, which are included in “payables to affiliates” in the accompanying consolidated balance sheets, bear interest at 30-day LIBOR plus 6% (6.15% and 6.17% at December 31, 2014 and 2013, respectively) and aggregated $913 million and $894 million, respectively, at December 31, 2014 and 2013. Changes in deferred payables to affiliates are reflected as operating activities in the accompanying consolidated statements of cash flows. Interest expense on the deferred payables to affiliates for the years ended December 31, 2014 and 2013 is $48 million and 38 million, respectively. The interest expense is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. Such arrangement is significant to the financial position, results of operations, and cash flows of the Company.

The Company operates a crude oil and petrochemical refinery (the Refinery) located in Chalmette, Louisiana and related pipeline and storage facilities.

In conjunction with the terms of the Asset Contribution Agreement (the Agreement) entered into on October 28, 1997, the members contributed the following net assets to the Company in exchange for membership interests in the Company:

Percentage Interests—The relative ownership interests of the members, as defined in the L.L.C. Agreement, shall be equal to their percentage interests that are PDV Chalmette—50%; ExxonMobil—48.6%; and EMPLC—1.4%.

Profit and Loss Allocation—Profits and losses, adjusted for any differences between the distribution value and book value on any property that is distributed in kind to any member, shall be allocated according to the L.L.C. Agreement among the members in accordance with their percentage interests.

Distributions—One hundred percent of Operating Cash, as defined in the L.L.C. Agreement, shall be distributed to the members in accordance with their percentage interests. There were no distributions in 2014 or in 2013.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(b) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Chalmette Refining, L.L.C and its wholly and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

(c) Presentation of Noncontrolling Interests

The Company accounts for noncontrolling interests in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation (FASB ASC 810). Among other things, FASB ASC 810 requires that noncontrolling interests be reported as a component of equity in an entity’s consolidated financial statements and that net income (loss) attributable to each of the parent company and the noncontrolling interests be reported on the face of the consolidated statement of operations.

(d) Estimates, Risks, and Uncertainties

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s operations could be influenced by domestic and international political, legislative, regulatory, and legal environments. In addition, significant changes in the prices or availability of crude oil could have a significant impact on the Company’s results of operations for any particular year.

(e) Impairment of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost of disposal.

(f) Revenue Recognition

Revenue is recognized upon transfer of title to products sold, based upon the terms of delivery.

(g) Cash and Cash Equivalents

The Company considers highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

(h) Inventories

Crude oil and petroleum and chemical product inventories are stated at the lower of cost or market, and cost is determined using the last-in, first-out (LIFO) method. At December 31, 2014 and 2013, the ending inventory replacement cost was approximately $319 million and $527 million, respectively. Materials and supplies are valued primarily using the moving average cost method. Other inventories include biofuels certificates required to satisfy the Company’s compliance obligation valued at cost of acquisition.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(i) Property, Plant, and Equipment

Property, plant, and equipment are reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings, 30 years; and machinery and equipment, 5 to 25 years.

Upon disposal or retirement of property, plant, and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

The Company capitalizes interest on qualifying projects when construction entails major expenditures. Such interest is allocated to property, plant, and equipment and amortized over the estimated useful lives of the related assets. There was no capitalized interest in 2014 or in 2013.

(j) Maintenance

Costs of refinery turnaround and ordinary maintenance are charged to operations as incurred. Included in cost of sales and operating expenses for the years ended December 31, 2014 and 2013 are turnaround costs approximating $43.9 million and $90.6 million, respectively.

(k) Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, receivables, payables to affiliates, accounts payable, and certain accrued liabilities, approximates fair market value due to their short-term nature.

(l) Biofuel obligations

Government regulations require the Company to blend a certain percentage of biofuels into the products it produces. These obligations arise as production occurs. To the degree that the Company is unable to blend biofuels at the required percentage, it purchases biofuel certificates to meet those obligations. The Company purchases all of its biofuel certificates from ExxonMobil, a related party.

The Company charges cost of sales for the estimated deficiency in biofuel credits based on the acquisition costs of the biofuel certificates and records a liability for the obligation to purchase those certificates. The purchase price of the biofuel certificates is based on a contract with ExxonMobil and is equal to the average price ExxonMobil paid for biofuel certificates to meet the Company’s obligation for the compliance year. The purchase price is set by the reporting date but may be lowered in the following period if ExxonMobil has available carryover certificates from a prior year at a lower average price. As of December 31, 2014 and 2013, the Company recognized outstanding biofuel obligations of $145.2 million and $86.5 million, respectively.

Biofuel certificates purchased and held by the Company are recorded as other inventory until such time as they are required to be surrendered to government regulators.

As of the date of this report, government regulators have not issued the 2014 applicable standards which has delayed the surrendering of the biofuel certificates related to 2013 compliance. Accordingly, those certificates are recorded as other inventory at their historic costs of $79.5 million. The Company prepaid $65.7 million to ExxonMobil as of December 31, 2014 for its 2014 compliance certificates. The title for those certificates will be transferred in 2015 at which point the prepaid amount will be classified as other inventory.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(m) Asset Retirement Obligations

Asset retirement obligations are accrued in the period in which the obligations are incurred and a reasonable estimate of fair value can be made. These costs are accrued at estimated fair value. When the related liability is initially recorded, the costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a gain or loss is recognized for any difference between the settlement amount and the liability recorded.

The Company cannot currently make reasonable estimates of the fair values of its retirement obligations. These retirement obligations primarily include (i) hazardous materials disposal (such as petroleum manufacturing by-products, chemical catalysts, and sealed insulation material containing asbestos), site restoration, removal or dismantlement requirements associated with the closure of the refining and terminal facilities or pipelines, and (ii) hazardous materials disposal and other removal requirements associated with the demolition of certain major processing units, buildings, tanks, or other equipment.

The Company cannot estimate the fair value for these obligations primarily because such potential obligations cannot be measured since it is not possible to estimate the settlement dates or a range of settlement dates associated with these assets. Such obligations will be recognized in the period in which sufficient information exists to determine a reasonable estimate. The Company believes that these assets have indeterminate useful lives, which preclude development of assumptions about the potential timing of settlement dates based on the following: (i) there are no plans or expectations of plans to retire or dispose of these core assets; (ii) the Company plans on extending these core assets’ estimated economic lives through scheduled maintenance projects at the refinery and other normal repair and maintenance and by continuing to make improvements based on technological advances; and (iii) industry practice for similar assets has historically been to extend the economic lives through regular repair and maintenance and technological advances.

(n) Environmental Liabilities

Costs related to environmental liabilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. These amounts are the undiscounted future estimated costs under existing regulatory requirements and using existing technology.

(o) Income Taxes

Chalmette Refining, L.L.C. has elected to be treated as a partnership for income tax purposes. Accordingly, income taxes are the responsibility of the members. As a result, the consolidated financial statements include no provision for federal or state income taxes relating to the Chalmette Refining, L.L.C. Certain subsidiaries of Chalmette Refining, L.L.C. are subject to taxation, and income taxes have been provided in the accompanying consolidated financial statements for such entities. Income tax expense and related liabilities are not material.

(p) Recently Issued Accounting Standards

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, in May 2014. ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual reporting periods beginning after December 15, 2017. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018. The Company has not yet determined the impact of the new standard on its current policies for revenue recognition.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(q) Subsequent Events

The Company evaluated events of which its management was aware subsequent to December 31, 2014, through the date that this report was available to be issued, which is July 21, 2015.

On June 17, 2015, the members signed an agreement with PBF Energy Inc. for the sale of the company’s outstanding equity. PBF Energy Inc. will acquire 100 percent of the company including its wholly and majority-owned subsidiaries. The transaction is expected to close by November 1, 2015 and is subject to competition authority approval.

(2) Related Parties

In accordance with the Operating Agreement, entered into by ExxonMobil and the Company, ExxonMobil provides all managerial personnel, operating personnel, technical personnel, and support personnel, and services to operate the Company. During 2014 and 2013, the Company was charged approximately $112 million and $111 million, respectively, for such personnel and services under the terms of the Operating Agreement. The balance payable to ExxonMobil and/or its affiliates was approximately $8 million at both December 31, 2014 and 2013.

The Company was also charged various other operating expenses from ExxonMobil and/or its affiliates ($126 million and $141 million in 2014 and 2013, respectively) and PDVSA and/or its affiliates ($32 million and $26 million in 2014 and 2013, respectively). The balance payable to ExxonMobil and/or its affiliates was approximately $12 million and $97 million at December 31, 2014 and 2013, respectively. The balance payable to PDVSA and/or its affiliates was approximately $71 million and $38 million at December 31, 2014 and 2013, respectively.

A majority of the Company’s purchases of crude oil and petroleum intermediate feedstocks were from ExxonMobil and/or its affiliates ($4,792 million and $4,624 million in 2014 and 2013, respectively) and PDVSA and/or its affiliates ($1,368 million and $1,678 million in 2014 and 2013, respectively). The balance payable to ExxonMobil and/or its affiliates was approximately $604 million and $759 million at December 31, 2014 and 2013, respectively. The balance payable to PDVSA and/or its affiliates was approximately $522 million and $650 million at December 31, 2014 and 2013, respectively. Prior to 2000, substantially all such purchases were made from ExxonMobil pursuant to the terms of a Non-Association Crude Oil Supply Agreement NA-COSA, wherein the purchase price was dependent upon several factors including the product acquired, the method of acquisition, the location of the acquisition, and current market prices. In 2000, the Company began to make significant purchases of crude oil under the terms of the Association Oil Supply Agreement in addition to continuing purchases under the NA-COSA. Under the terms of the Association Oil Supply Agreement, dated November 1, 1997, affiliates of ExxonMobil and PDVSA are required to sell their respective percentage interest of extra-heavy oil to the Company at prices dependent upon several factors including the product acquired and current market prices. The term of the Association Oil Supply Agreement is dependent upon production of Cerro Negro crude from the Venezuela area known as Orinoco Belt and is anticipated to be produced over a period of approximately 35 years.

As of January 1, 2008, the NA-COSA was terminated. Sales of non-association crude oil have continued, and will continue until further notice, on a spot basis pursuant to written agreements that generally follow the basic terms and conditions of the NA-COSA. Additionally, due to changes in ExxonMobil and PDV Chalmette affiliates’ interests in the upstream Cerro Negro project, the Association Oil Supply Agreement has also been terminated. The sale and purchase of Cerro Negro crude (Morichal 16) from PDV Chalmette affiliates continues on a spot basis and in accordance with PDVSA standard terms and conditions, as amended by the Company. The

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Company will continue to entertain the development of replacement agreements with its owners/suppliers. Management does not anticipate a material adverse effect on the Company’s financial position, results of operations, or cash flows resulting from the continued supply of crude using spot sales or potential future negotiations regarding supply framework agreements.

During the years ended December 31, 2014 and 2013, a substantial portion of the Company’s sales were to ExxonMobil (approximately $6,793 million and $6,696 million, respectively). The receivable balance due from ExxonMobil was approximately $117 million and $300 million, at the end of each year, respectively. Sales of gasoline and distillates are made under the terms of sales agreements, which were effective November 1, 1997, and are renewable on an annual basis at the expiration of their initial terms. The sales price is based upon a percentage of published prices for the respective product and is dependent upon the method of delivery. Furthermore, the terms of the sales agreements are such that ExxonMobil has the contractual obligation to purchase 100% of the Company’s gasoline and distillate products, with PDV Chalmette having the option to purchase up to 50% of such production. PDV Chalmette did not exercise this option in 2014 or 2013. Sales of gasoline and distillates represented approximately 84% and 84% of total sales for each of these two years, respectively. Other products are sold, to affiliates, under various agreements having varying terms and pricing methods.

(3) Inventories

Inventories at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013
Petroleum and chemical products	$83,342	101,042
Crude oil	54,049	62,408
Materials and supplies	25,945	28,389
Other	79,466	—

	$242,802	191,839

(4) Property, Plant, and Equipment—Net

Property, plant, and equipment at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013
Land	$15,136	15,136
Buildings	23,713	23,704
Machinery and equipment	1,342,427	1,288,336
Construction in process	23,533	36,810

Total property, plant, and equipment	1,404,809	1,363,986
Accumulated depreciation and amortization	(655,708)	(608,788)

Property, plant, and equipment—net	$749,101	755,198

Depreciation and amortization expense for 2014 and 2013 was approximately $49.3 million and $48.1 million, respectively.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(5) Line of Credit

On September 28, 2010, the Company entered into a credit agreement (the Credit Agreement) with four financial institutions, which replaced the previous facility. The terms of the Credit Agreement provide a revolving line of credit permitting borrowings up to $200 million, subject to certain limitations related to collateral composed of eligible cash and cash equivalents, accounts receivable, and inventories. Borrowings under the Credit Agreement are due on September 28, 2013, and bore interest at a rate of 2.69% at June 23, 2013. The Credit Agreement was paid in full on June 24, 2013. The Credit Agreement was terminated effective August 6, 2013. Interest expense for the year ended December 31, 2013 approximated $2.1 million.

(6) Contingencies

The Company is subject to claims and complaints that have arisen in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Consolidated Balance Sheet

(In thousands)

June 30, 2015 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$181,704
Receivables (note 3)	153,848
Inventories	253,016
Prepaid expenses	102,990

Total current assets	691,558
Noncurrent assets:
Property, plant and equipment-net	338,676
Other assets	5,340

Total noncurrent assets	344,016

Total	$1,035,574

Liabilities and Members’ Deficit
Current liabilities:
Payables to affiliates (note 3)	$1,129,019
Accounts payable and accrued expenses	228,082

Total current liabilities	1,357,101
Other	1,570

Total noncurrent liabilities	1,570

Total liabilities	1,358,671
Members’ deficit:
ExxonMobil	(158,768)
ExxonMobil Pipeline	(4,573)
PDV Chalmette	(163,344)

Total Chalmette Refining L.L.C. and Subsidiaries’ deficit	(326,685)
Noncontrolling interests	3,588

Total deficit	(323,097)

Total	$1,035,574

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Consolidated Statement of Operations

(In thousands)

Six months ended June 30, 2015 (Unaudited)
Revenues:
Sales (note 3)	$2,285,564
Interest income	77

Total revenue	2,285,641

Cost of sales and expenses:
Cost of sales and operating expenses	2,031,711
Selling, general, and administrative expenses	90,659
Depreciation and amortization	26,235
Impairment of property, plant and equipment	396,808

Total cost of sales and expenses	2,545,413

Net loss	(259,772)
Less net loss attributable to noncontrolling interests	(728)

Net loss attributable to Chalmette Refining L.L.C. and Subsidiaries	$(259,044)

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(In thousands)

Six months ended June 30, 2015 (Unaudited)
Cash flows from operating activities:
Net loss	$(259,772)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	26,235
Impairment of property, plant and equipment	396,808
Changes in operating assets and liabilities:
Receivables	(33,231)
Inventories	(10,214)
Prepaid expenses	(33,196)
Other assets	(1,216)
Payables to affiliates	(87,744)
Accounts payable and accrued expenses	38,280

Net cash provided by operating activities	35,950

Cash flows from investing activities:
Capital expenditures	(12,619)

Net cash used in investing activities	(12,619)

Net increase in cash and cash equivalents	23,331
Cash and cash equivalents—beginning of period	158,373

Cash and cash equivalents—end of period	$181,704

Noncash transactions—capital expenditures included in:
Payables and accrued expenses	$245
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$9,233

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2015

(Unaudited)

(1) Significant Accounting Policies

(a) Basis Presentation

Certain information and note disclosures normally in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted; however, management believes the disclosures that are made are adequate to make the information presented not misleading. These financial statements and notes should be read in conjunction with the consolidated financial statements and notes thereto included in Chalmette Refining, L.L.C.’s consolidated financial statements for the year ended December 31, 2014.

(b) Organization

Chalmette Refining, L.L.C. was formed as a limited liability company on June 17, 1997, by PDV Chalmette, Inc., a Delaware corporation (PDV Chalmette), which is a wholly owned subsidiary of PDV Holding, Inc., a Delaware corporation, which is a wholly owned subsidiary of Petroleos de Venezuela S.A. (PDVSA); ExxonMobil Oil Corporation, a New York corporation (ExxonMobil), and Mobil Pipe Line Company, a Delaware corporation (EMPLC), both of which are wholly owned subsidiaries of Exxon Mobil Corporation, a Delaware corporation. In accordance with the amended and restated Limited Liability Company Agreement dated October 28, 1997 (the L.L.C. Agreement), the members’ liability is limited to the maximum amount permitted under the laws of the state of Delaware and the limited liability status expires on the occurrence of events specified in the L.L.C. Agreement. PDV Chalmette, ExxonMobil and EMPLC are collectively referred to as the members.

The accompanying consolidated financial statements have been prepared assuming Chalmette Refining, L.L.C. and its wholly and majority-owned subsidiaries (collectively, the Company) will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Under the terms of the Company’s L.L.C. Agreement, if at any time the Company’s Executive Committee determines that the Company requires additional capital, it shall notify the members of the amount of additional capital required to enable the Company to realize its assets and discharge its liabilities in the normal course of business. The L.L.C. Agreement also allows for additional alternatives for funding the Company pursuant to which the members have agreed to defer payments of amounts otherwise currently due and payable to the members for Company purchases of crude oil and petroleum intermediate feedstocks. Such deferred payables, which are included in “payables to affiliates” in the accompanying consolidated balance sheet, bear interest at 30-day LIBOR plus 6% (6.19% at June 30, 2015) and aggregated $792 million at June 30, 2015. Changes in deferred payables to affiliates are reflected as operating activities in the accompanying consolidated statement of cash flows. Interest expense on the deferred payables to affiliates for the period ended June 30, 2015 is $26 million. The interest expense is included in selling, general, and administrative expenses in the accompanying consolidated statement of operations. Such arrangement is significant to the financial position, results of operations, and cash flows of the Company.

The Company operates a crude oil and petrochemical refinery (the Refinery) located in Chalmette, Louisiana and related pipeline and storage facilities.

In conjunction with the terms of the Asset Contribution Agreement (the Agreement) entered into on October 28, 1997, the members contributed the following net assets to the Company in exchange for membership interests in the Company:

Percentage Interests—The relative ownership interests of the members, as defined in the L.L.C. Agreement, shall be equal to their percentage interests that are PDV Chalmette—50%; ExxonMobil—48.6%; and EMPLC—1.4%.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Profit and Loss Allocation—Profits and losses, adjusted for any differences between the distribution value and book value on any property that is distributed in kind to any member, shall be allocated according to the L.L.C. Agreement among the members in accordance with their percentage interests.

Distributions—One hundred percent of Operating Cash, as defined in the L.L.C. Agreement, shall be distributed to the members in accordance with their percentage interests. There were no distributions in the six-month period ended June 30, 2015.

(c) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Chalmette Refining, L.L.C and its wholly and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

(d) Estimates, Risks, and Uncertainties

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s operations could be influenced by domestic and international political, legislative, regulatory, and legal environments. In addition, significant changes in the prices or availability of crude oil could have a significant impact on the Company’s results of operations for any particular year.

(e) Biofuel obligations

Government regulations require the Company to blend a certain percentage of biofuels into the products it produces. These obligations arise as production occurs. To the degree that the Company is unable to blend biofuels at the required percentage, it purchases biofuel certificates to meet those obligations. The Company purchases all of its biofuel certificates from ExxonMobil, a related party. The purchase price of the biofuel certificates is based on a contract with ExxonMobil and is equal to the average price ExxonMobil paid for biofuel certificates to meet the Company’s obligation for the compliance year. The purchase price is set by the reporting date but may be lowered in the following period if ExxonMobil has available carryover certificates from a prior year at a lower average price. As of June 30, 2015, the Company recognized outstanding biofuel obligations of $182.0 million.

As of the date of this report, government regulators have not issued the 2014 applicable standards which has delayed the surrendering of the biofuel certificates related to 2013 compliance. Accordingly, those certificates are recorded as other inventory at their historic costs of $79.5 million. The Company prepaid $102.5 million to ExxonMobil as of June 30, 2015 for its 2014 and 2015 compliance certificates. The title for those certificates will be transferred in 2015 at which point the prepaid amount will be reclassified as other inventory.

(f) Income Taxes

Chalmette Refining, L.L.C. has elected to be treated as a partnership for income tax purposes. Accordingly, income taxes are the responsibility of the members. As a result, the consolidated financial statements include no provision for federal or state income taxes relating to the Chalmette Refining, L.L.C. Certain subsidiaries of Chalmette Refining, L.L.C. are subject to taxation, and income taxes have been provided in the accompanying consolidated financial statements for such entities. Income tax expense and related liabilities are not material.

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(g) Subsequent Events

The Company evaluated events of which its management was aware subsequent to June 30, 2015, through the date that this report was available to be issued, which is October 5, 2015.

(2) Impairment

On June 17, 2015, the members signed an agreement with a subsidiary of PBF Energy Inc. (collectively “PBF Energy”) for the sale of the company’s outstanding members’ interests. Per the terms of the sale agreement, PBF Energy will acquire one hundred percent of the company including it’s wholly and majority-owned subsidiaries. The transaction is expected to close on November 1, 2015. Management concluded the signing of the sale agreement was a triggering event and recorded an impairment charge of $396.8 million to reduce the carrying amount of property, plant and equipment to its fair value.

(3) Related Parties

In accordance with the Operating Agreement, entered into by ExxonMobil and the Company, ExxonMobil provides all managerial personnel, operating personnel, technical personnel, and support personnel, and services to operate the Company. For the six months ended June 30, 2015, the Company was charged approximately $58 million, for such personnel and services under the terms of the Operating Agreement. The balance payable to ExxonMobil and/or its affiliates was approximately $9 million at June 30, 2015.

The Company was also charged various other operating expenses from ExxonMobil and/or its affiliates ($68 million for the six months ended June 30, 2015) and PDVSA and/or its affiliates ($14 million for the six months ended June 30, 2015). The balance payable to ExxonMobil and/or its affiliates was approximately $30 million at June 30, 2015. The balance payable to PDVSA and/or its affiliates was approximately $19 million at June 30, 2015.

A majority of the Company’s purchases of crude oil and petroleum intermediate feedstocks were from ExxonMobil and/or its affiliates ($1.237 million for the six months ended June 30, 2015) and PDVSA and/or its affiliates ($573 million for the six months ended June 30, 2015). The balance payable to ExxonMobil and/or its affiliates was approximately $543 million at June 30, 2015. The balance payable to PDVSA and/or its affiliates was approximately $527 million at June 30, 2015. Prior to 2000, substantially all such purchases were made from ExxonMobil pursuant to the terms of a nonassociation Crude Oil Supply Agreement (NA-COSA), wherein the purchase price was dependent upon several factors including the product acquired, the method of acquisition, the location of the acquisition, and current market prices. In 2000, the Company began to make significant purchases of crude oil under the terms of the Association Oil Supply Agreement in addition to continuing purchases under the NA-COSA. Under the terms of the Association Oil Supply Agreement, dated November 1, 1997, affiliates of ExxonMobil and PDVSA are required to sell their respective percentage interest of extra-heavy oil to the Company at prices dependent upon several factors including the product acquired and current market prices. The term of the Association Oil Supply Agreement is dependent upon production of Cerro Negro crude from the Venezuela area known as Orinoco Belt and is anticipated to be produced over a period of approximately 35 years.

As of January 1, 2008, the NA-COSA was terminated. Sales of nonassociation crude oil have continued, and will continue until further notice, on a spot basis pursuant to written agreements that generally follow the basic terms and conditions of the NA-COSA. Additionally, due to changes in ExxonMobil and PDV Chalmette affiliates’ interests in the upstream Cerro Negro project, the Association Oil Supply Agreement has also been terminated. The sale and purchase of Cerro Negro crude (Morichal 16) from PDV Chalmette affiliates continues on a spot basis and in accordance with PDVSA standard terms and conditions, as amended by the Company. The Company

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

will continue to entertain the development of replacement agreements with its owners/suppliers. Management does not anticipate a material adverse effect on the Company’s financial position, results of operations, or cash flows resulting from the continued supply of crude using spot sales or potential future negotiations regarding supply framework agreements.

For the six months ended June 30, 2015, a substantial portion of the Company’s sales were to ExxonMobil (approximately $2,274 million). The receivable balance due from ExxonMobil was approximately $149 million at June 30, 2015. Sales of gasoline and distillates are made under the terms of sales agreements, which were effective November 1, 1997, and are renewable on an annual basis at the expiration of their initial terms. The sales price is based upon a percentage of published prices for the respective product and is dependent upon the method of delivery. Furthermore, the terms of the sales agreements are such that ExxonMobil has the contractual obligation to purchase 100% of the Company’s gasoline and distillate products, with PDV Chalmette having the option to purchase up to 50% of such production. PDV Chalmette did not exercise this option in 2015. Sales of gasoline and distillates represented approximately 88% of total sales for the six months ended June 30, 2015. Other products are sold, to affiliates, under various agreements having varying terms and pricing methods.

Effective with the closing of the sale discussed in Note 2, all material related party agreements will terminate.

(4) Inventories

Inventories at June 30, 2015 consisted of the following (in thousands):

June 30, 2015
Petroleum and chemical products	$67,203
Crude oil	68,464
Materials and supplies	26,814
Other	90,535

$253,016

Crude oil and petroleum and chemical product inventories are stated at the lower of cost or market, and cost is determined using the last-in, first-out (LIFO) method. At June 30, 2015, the ending inventory replacement cost was approximately $342 million. Materials and supplies are valued primarily using the moving average cost method. Other inventories include biofuels certificates required to satisfy the Company’s compliance obligation valued at cost of acquisition.

(5) Property, Plant, and Equipment—Net

Property, plant, and equipment at June 30, 2015 consisted of the following (in thousands):

June 30, 2015
Land	$15,136
Buildings	23,713
Machinery and equipment	1,343,270
Construction in progress	33,258

Total property, plant, and equipment	1,415,377
Accumulated depreciation and amortization	(1,076,701)

Property, plant, and equipment—net	$338,676

CHALMETTE REFINING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Depreciation and amortization expense for the six-month period ended June 30, 2015 was $26.2 million.

(6) Contingencies

The Company is subject to claims and complaints that have arisen in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

PBF LOGISTICS LP

PBF LOGISTICS FINANCE CORPORATION

Offer to Exchange

Up To $330,090,000 of

6.875% Senior Notes due 2023

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $330,090,000 of

6.875% Senior Notes due 2023

That Have Been Registered Under

The Securities Act of 1933

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware Limited Partnership Registrant

PBF Logistics LP is a limited partnership formed under the laws of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, or the LP Act, empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The Second Amended and Restated Agreement of Limited Partnership of PBF Logistics LP provides for indemnification, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events, of the following persons: (1) its general partner; (2) any departing general partner; (3) any person who is or was an affiliate of the general partner or any departing general partner; (4) any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of PBF Logistics LP, its subsidiaries, its general partner, any departing general partner or any of their affiliates; (5) any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another person owing a fiduciary or similar duty to PBF Logistics LP and its subsidiaries, except for a person providing, on a fee-for-services basis, trustee, fiduciary or custodial services; (6) any person who controls the general partner or departing general partner; and (7) any person designated by the general partner.

Any indemnification under these provisions will only be out of PBF Logistics LP’s assets. Unless the general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to PBF Logistics LP to enable it to effectuate, indemnification.

PBF Logistics LP and PBF Logistics GP LLC, its general partner, have entered into indemnification agreements with each of the directors and executive officers (each an indemnitee) of PBF Logistics GP LLC, providing that to the fullest extent permitted by the LP Act, the Limited Liability Company Act of the State of Delaware, or the DLLCA, and other applicable law, the entities will, jointly and severally, indemnify each such indemnitee from and against all loss and liability (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such indemnitee in connection with such person serving as a director, officer, employee or agent of such entities, or while serving as a director or officer of such entities, is or was serving or agreed to serve at their request as a director, officer, employee or agent of another entity, unless there has been a final and non-appealable judgment by a court or other body of competent jurisdiction that such indemnitee’s conduct was knowingly fraudulent or constituted willful misconduct, or such indemnification is otherwise prohibited by law. The indemnification agreements also provide that the entities, to the fullest extent permitted by the LP Act and the DLLCA, must advance payment of certain expenses, including attorney’s fees, to the indemnitee in advance of the final disposition of any proceeding, subject to the indemnitee’s undertaking to repay any amounts to the extent it is ultimately determined that such person is not entitled to indemnification.

The Limited Liability Company Agreement of PBF Logistics GP LLC provides that in most circumstances, the general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative): (1) the sole member of the general partner; (2) any person who is or was an affiliate of the general partner; (3) any person who is or was a member, partner, director, officer, fiduciary or trustee of the general partner, any subsidiary of the general partner or PBF Logistics LP; (4) any person who is or was serving at the request of the sole member of the general partner as a member, partner, director, officer, fiduciary or trustee of another person, in each case, acting in such capacity, except for a person providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (5) any person designated by the general partner.

PBF Logistics GP LLC maintains insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Delaware Limited Liability Company Registrants

The co-registrant guarantors are limited liability companies organized under the laws of the State of Delaware.

The DLLCA provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. However, to the extent that the limited liability company agreement seeks to restrict or limit the liabilities of such person, the DLLCA prohibits such agreement from eliminating liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The Limited Liability Company Agreements of Delaware City Logistics Company LLC, Delaware City Terminaling Company LLC, Delaware Pipeline Company LLC and Toledo Terminaling Company LLC provide that each company shall indemnify the sole member, directors or officers (as applicable) of each such company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the sole member, directors or officers (as applicable) of each such company (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the sole member, directors or officers (as applicable) in connection with each such company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the sole member, directors or officers (as applicable) of each such company.

The Limited Liability Company Agreement of PBF Energy Company LLC provides that, in most circumstances, the company will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative): (1) any person who is or was a member, partner, shareholder, director, officer, fiduciary or trustee of the company or any affiliate of the company; (2) any person who is or was serving at the request of the managing member of the company as an officer, director, member, partner, fiduciary or trustee of another person, in each case, acting in such capacity, except for a person providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (3) any person designated by the managing member of the company.

Delaware Corporation Registrant

PBF Logistics Finance Corporation is incorporated under the laws of the State of Delaware.

Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

PBF Logistics Finance Corporation’s certificate of incorporation and bylaws contains provisions that provide for indemnification of officers and directors and their heirs, executors and administrators to the full extent permitted by, and in the manner permissible under, the DGCL.

As permitted by Section 102(b)(7) of the DGCL, PBF Logistics Finance Corporation’s certificate of incorporation contains a provision eliminating the personal liability of a director to PBF Logistics Finance Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

Item 21.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this Registration Statement.

Number	Description

2.1	Sale and Purchase Agreement by and between PBF Holding Company LLC, ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, L.L.C. as of June 17, 2015 (incorporated by reference herein to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on June 18, 2015).

2.2	Sale and Purchase Agreement by and between PBF Holding Company LLC and ExxonMobil Oil Corporation and its subsidiary, Mobil Pacific Pipeline Company as of September 29, 2015 (incorporated by reference herein to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on October 1, 2015).

3.1	Certificate of Limited Partnership of PBF Logistics LP (incorporated by reference herein to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-195024) filed on April 3, 2014).

3.2	Second Amended and Restated Agreement of Limited Partnership of PBF Logistics LP dated as of September 15, 2014 (incorporated by reference herein to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-36446) filed on September 19, 2014).

Number	Description

3.3	Certificate of Formation of PBF Logistics GP LLC (incorporated by reference herein to Exhibit 3.3 to the Registration Statement on Form S-1 (File No. 333-195024) filed on April 3, 2014).

3.4	First Amended and Restated Limited Liability Company Agreement of PBF Logistics GP LLC dated May 14, 2014 (incorporated by reference herein to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

3.5**	Certificate of Incorporation of PBF Logistics Finance Corporation.

3.6**	Bylaws of PBF Logistics Finance Corporation.

3.7**	Certificate of Formation of Delaware City Logistics Company LLC.

3.8**	Limited Liability Company Agreement of Delaware City Logistics Company LLC.

3.9**	Certificate of Formation of Delaware City Terminaling Company LLC.

3.10**	Limited Liability Company Agreement of Delaware City Terminaling Company LLC.

3.11**	Certificate of Formation of Delaware Pipeline Company LLC.

3.12**	Limited Liability Company Agreement of Delaware Pipeline Company LLC.

3.13**	Certificate of Formation of Toledo Terminaling Company LLC.

3.14**	Limited Liability Company Agreement of Toledo Terminaling Company LLC.

3.15**	Certificate of Formation of PBF Energy Company LLC.

3.16	Amended and Restated Limited Liability Company Agreement of PBF Energy Company LLC (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

4.1	Indenture, dated as of May 12, 2015, among PBF Logistics LP, PBF Logistics Finance Corporation, the Guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference herein to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

4.2**	Supplemental Indenture, dated as of June 19, 2015, among Delaware Pipeline Company LLC, Delaware City Logistics Company LLC, PBF Logistics LP, PBF Logistics Finance Corporation and Deutsche Bank Trust Company Americas.

4.3	Form of 6.875% Senior Note (incorporated by reference herein to Exhibit 4.1 (included as Exhibit A) to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

4.4	Registration Rights Agreement, dated as of May 12, 2015, by and among PBF Logistics LP, PBF Logistics Finance Corporation, the guarantors and the other parties thereto (incorporated by reference herein to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

4.5	Indenture, dated as of February 9, 2012, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors party thereto, Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (incorporated by reference herein to Exhibit 4.2 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on May 14, 2012).

5.1**	Opinion of Stroock & Stroock & Lavan LLP.

8.1**	Opinion of Stroock & Stroock & Lavan LLP.

Number	Description

10.1	Contribution and Conveyance Agreement, dated as of May 8, 2014, by and among PBF Logistics LP, PBF Logistics GP LLC, PBF Energy Inc., PBF Energy Company LLC, PBF Holding Company LLC, Delaware City Refining Company LLC, Delaware City Terminaling Company LLC and Toledo Refining Company LLC (incorporated by reference herein to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

10.2	Contribution Agreement, dated as of September 16, 2014, among PBF Energy Company LLC and PBF Logistics LP (incorporated by reference herein to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36446) filed on September 19, 2014).

10.3	Contribution Agreement, dated as of December 2, 2014, by and between PBF Energy Company LLC and PBF Logistics LP (incorporated by reference herein to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-36446) filed on December 5, 2014).

10.4	Contribution Agreement, dated as of May 5, 2015, by and between PBF Energy Company LLC and PBF Logistics LP (incorporated by reference herein to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-36446) filed on May 5, 2015).

10.5	Third Amended and Restated Omnibus Agreement, dated as of May 15, 2015, among PBF Holding Company LLC, PBF Energy Company LLC, PBF Logistics GP LLC and PBF Logistics LP (incorporated by reference herein to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

10.6	Third Amended and Restated Operation and Management Services and Secondment Agreement, dated as of May 15, 2015, among PBF Holding Company LLC, Delaware City Refining Company LLC, Toledo Refining Company LLC, PBF Logistics GP LLC , PBF Logistics LP, Delaware City Terminaling Company LLC, Delaware Pipeline Company LLC, Delaware City Logistics Company LLC and Toledo Terminaling Company LLC (incorporated by reference herein to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

10.7	Term Loan and Security Agreement, dated as of May 14, 2014, among PBF Logistics LP as Borrower, Wells Fargo Bank, National Association as administrative agent and lender, and the other lenders party thereto (incorporated by reference herein to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

10.8	Revolving Credit Agreement, dated as of May 14, 2014, among PBF Logistics LP as Borrower, Wells Fargo Bank, National Association as Administrative Agent, Swingline Lender, L/C issuer and lender and the other lenders party thereto (incorporated by reference herein to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

10.9	Increase Agreement, dated as of December 5, 2014 (incorporated by reference herein to Exhibit 10.8 to the Annual Report on Form 10-K (File No. 001-36446) filed on February 26, 2015).

10.10	Delaware City Rail Terminaling Services Agreement, dated as of May 14, 2014, by and between PBF Holding Company LLC and Delaware City Terminaling Company LLC (incorporated by reference herein to Exhibit 10.6 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

10.11	Amended and Restated Toledo Truck Unloading & Terminaling Service Agreement effective June 1, 2014 (incorporated by reference herein to Exhibit 10.11 to the Quarterly Report on Form 10-Q (File No. 001-36446) filed on August 13, 2014).

10.11.1	Assignment and Amendment of Amended and Restated Toledo Truck Unloading & Terminaling Agreement, dated as of December 12, 2014, by and between PBF Holding Company LLC, PBF Logistics LP and Toledo Terminaling Company LLC (incorporated by reference herein to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-36446) filed on December 16, 2014).

Number	Description

10.12	Delaware City West Ladder Rack Terminaling Services Agreement, dated as of October 1, 2014, among PBF Holding Company LLC and Delaware City Terminaling Company II LLC (incorporated by reference herein to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-36446) filed on October 2, 2014).

10.13	Storage and Terminaling Services Agreement, dated as of December 12, 2014, among PBF Holding Company LLC and Toledo Terminaling Company LLC (incorporated by reference herein to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-36446) filed on December 16, 2014).

10.14	Delaware Pipeline Services Agreement, dated as of May 15, 2015, among PBF Holding Company LLC and Delaware Pipeline Company LLC (incorporated by reference herein to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

10.15	Delaware City Truck Loading Services Agreement, dated as of May 15, 2015, among PBF Holding Company LLC and Delaware City Logistics Company LLC (incorporated by reference herein to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

10.16	Guaranty of Collection, dated as of May 12, 2015, by PBF Energy Company LLC to and in favor of PBF Logistics LP and PBF Logistics Finance Corporation (incorporated by reference herein to Exhibit 10.5 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on May 18, 2015).

10.17	Third Amended and Restated Revolving Credit Agreement, dated as of August 15, 2014, among PBF Holding Company LLC, Delaware City Refining Company LLC, Paulsboro Refining Company LLC, Toledo Refining Company LLC and UBS Securities LLC (incorporated by reference herein to Exhibit 10.2 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on November 7, 2014).

10.18	Revolving Credit Agreement, dated as of March 26, 2014, by and among PBF Rail Logistics Company LLC and Credit Agricole Corporate and Investment Bank (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2014).

10.18.1	First Amendment to Loan Agreement dated as of April 29, 2015, by and among PBF Rail Logistics Company LLC and Credit Agricole Corporate and Investment Bank (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on May 5, 2015).

10.19	Amended and Restated Guaranty of Collection, dated as of September 30, 2014, by PBF Energy Company LLC with respect to the Term Loan and Security Agreement and Revolving Credit Agreement of PBF Logistics LP (incorporated by reference herein to Exhibit 10.8 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

10.19.1	Reaffirmation Agreement, dated as of December 5, 2014, by PBF Energy Company LLC with respect to the Amended and Restated Guaranty of Collection (incorporated by reference herein to Exhibit 10.8.1 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

10.19.2	Designation of Other Guaranteed Revolving Credit Obligations, dated as of December 12, 2014 with respect to the Amended and Restated Guaranty of Collection (incorporated by reference herein to Exhibit 10.8.2 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

Number	Description

10.20†	Offtake Agreement, dated as of March 1, 2011, by and between Toledo Refining Company LLC and Sunoco, Inc. (R&M) (incorporated by reference herein to Exhibit 10.4 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on February 22, 2012).

10.20.1	Assignment and Assumption Agreement, dated as of March 1, 2012, by and between Toledo Refining Company LLC, PBF Holding Company LLC, and Sunoco, Inc. (R&M) (incorporated by reference herein to Exhibit 10.4.1 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on May 14, 2012).

10.21†	Crude Oil/Feedstock Supply/Delivery and Services Agreement, effective as of April 7, 2011, by and between Statoil Marketing & Trading (US) Inc. and Delaware City Refining Company LLC, as amended as of July 29, 2011 (incorporated by reference herein to Exhibit 10.8 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on May 14, 2012).

10.21.1	Agreement on Modification to the DCR Crude Supply Agreement, effective as of October 31, 2012, by and between Statoil Marketing & Trading (US) Inc. and Delaware City Refining Company LLC (incorporated by reference herein to Exhibit 10.8.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on November 7, 2012).

10.22†	Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Paulsboro Refining Company LLC (incorporated by reference herein to Exhibit 10.9 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

10.23†	Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Delaware City Refining Company LLC (incorporated by reference herein to Exhibit 10.10 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

10.24#	PBF Logistics LP 2014 Long-Term Incentive Plan, adopted as of May 14, 2014 (incorporated by reference herein to Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

10.25#	Form of Phantom Unit Agreement (incorporated by reference herein to Exhibit 10.8 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-195024) filed on April 22, 2014).

10.26	Form of Indemnification Agreement by and among PBF Logistics LP, PBF Logistics GP LLC and Indemnitee (incorporated by reference herein to Exhibit 10.11 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-195024) filed on April 22, 2014).

10.27	Exchange Agreement, dated as of December 12, 2012 (incorporated by reference herein to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.28	Tax Receivable Agreement, dated as of December 12, 2012 (incorporated by reference herein to Exhibit 10.2 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.29	Stockholders’ Agreement of PBF Energy Inc. (incorporated by reference herein to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

Number	Description

10.30	Restated Warrant and Purchase Agreement between PBF Energy Company LLC and the officers party thereto, as amended (incorporated by reference herein to Exhibit 10.17 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on November 7, 2012).

10.31#	Second Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas D. O’Malley (incorporated by reference herein to Exhibit 10.7 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.31.1#	Third Amended and Restated Employment Agreement between PBF Investments LLC and Thomas D. O’Malley (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on September 11, 2015).

10.32#	Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas J. Nimbley (incorporated by reference herein to Exhibit 10.8 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.33#	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Matthew C. Lucey (incorporated by reference herein to Exhibit 10.9 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.34#	Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Michael D. Gayda (incorporated by reference herein to Exhibit 10.11 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.35#	Employment Agreement, dated as of April 1, 2014 between PBF Investments LLC and Erik Young (incorporated by reference herein to Exhibit 10.2 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2014).

10.36#	Amended and Restated Employment Agreement, dated as of January 1, 2015, between PBF Investments LLC and Todd O’Malley (incorporated by reference herein to Exhibit 10.2 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2015).

10.37#	Employment Agreement, dated as of April 1, 2014, between PBF Investments LLC and Paul Davis (incorporated by reference herein to Exhibit 10.4 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2014).

10.38	Form of Indemnification Agreement, dated December 12, 2012, between PBF Energy Inc. and each of the executive officers and directors of PBF Energy Inc. (incorporated by reference herein to Exhibit 10.5 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.39#	PBF Energy Inc. 2012 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.6 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.40#	Form of Restricted Stock Award Agreement for Directors under the PBF Energy Inc. 2012 Equity Incentive Plan. (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on November 7, 2014.

10.41#	Form of Non-Qualified Stock Option Agreement under the PBF Energy Inc. 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.28 filed with PBF Energy Inc.’s Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on November 28, 2012).

10.42#	Consulting Services Agreement, dated as of January 31, 2015, between PBF Investments LLC and Michael D. Gayda (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2015).

Number	Description

12.1**	Computation of Ratios of Earnings to Fixed Charges of PBF Logistics LP.

12.2**	Computation of Ratios of Earnings to Fixed Charges of PBF Energy Company LLC.

21.1**	Subsidiaries of PBF Logistics LP.

21.2*	Subsidiaries of PBF Energy Company LLC.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of KPMG LLP.

23.4**	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).

23.5**	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 8.1).

24.1**	Power of Attorney (included on signature page).

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas with respect to the Indenture governing the 6.875% Senior Notes due 2023.

99.1**	Form of Letter of Transmittal for Holders of Global Notes.

99.2**	Form of Letter of Transmittal for Holders of Definitive Notes.

99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4**	Form of Letter to Clients.

99.5**	Form of Notice of Guaranteed Delivery.

*	Filed herewith.
**	Previously filed.
#	Represents management contract or compensatory plan or arrangement.
†	Confidential treatment has been granted by the SEC as to certain portions, which portions have been omitted and filed separately with the SEC.

(b) Financial Statement Schedules

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this registration statement.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)	any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on October 26, 2015.

PBF LOGISTICS LP

By:	PBF Logistics GP LLC, its general partner

By:	/s/ Trecia M. Canty
Name:	Trecia M. Canty
Title:	Senior Vice President

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on October 26, 2015.

Signature	Title

*	Chief Executive Officer and Director
Thomas J. Nimbley	(Principal Executive Officer)

/s/ Erik Young	Senior Vice President, Chief Financial Officer
Erik Young	(Principal Financial Officer)

*	Chief Accounting Officer (Principal Accounting Officer)
John Barone

*	Chairman of the Board of Directors
Thomas D. O’Malley

*	Executive Vice President and Director
Matthew C. Lucey

*	Director
Michael D. Gayda

*	Director
Bruce A. Jones

*	Director
George E. Ogden

*	Director
Dave Roush

* By:

/s/ Erik Young	Attorney-in-fact for the persons indicated
Erik Young

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on October 26, 2015.

PBF LOGISTICS FINANCE CORPORATION

By:	/s/ Trecia M. Canty
Name:	Trecia M. Canty
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on October 26, 2015.

Signature	Title

*	Chief Executive Officer and Director
Thomas J. Nimbley	(Principal Executive Officer)

/s/ Erik Young	Senior Vice President, Chief Financial Officer and Director
Erik Young	(Principal Financial Officer)

*	Principal Accounting Officer, Controller and Assistant Secretary
John Barone

*	Director
Matthew C. Lucey

* By:

/s/ Erik Young	Attorney-in-fact for the persons indicated
Erik Young

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on October 26, 2015.

DELAWARE CITY LOGISTICS COMPANY LLC

By:	/s/ Trecia M. Canty
Name:	Trecia M. Canty
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on October 26, 2015.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer (Principal Executive Officer)

/s/ Erik Young Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)

* John Barone	Principal Accounting Officer, Controller and Assistant Secretary

Member: PBF Logistics LP

By:	PBF Logistics GP LLC, its general partner

/s/ Trecia M. Canty Trecia M. Canty	Senior Vice President

* By:

/s/ Erik Young	Attorney-in-fact for the persons indicated
Erik Young

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on October 26, 2015.

DELAWARE CITY TERMINALING COMPANY LLC

By:	/s/ Trecia M. Canty
Name:	Trecia M. Canty
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on October 26, 2015.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer (Principal Executive Officer)

/s/ Erik Young Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)

* John Barone	Principal Accounting Officer, Controller and Assistant Secretary

Member: PBF Logistics LP

By:	PBF Logistics GP LLC, its general partner

/s/ Trecia M. Canty Trecia M. Canty	Senior Vice President

* By:

/s/ Erik Young	Attorney-in-fact for the persons indicated
Erik Young

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on October 26, 2015.

DELAWARE PIPELINE COMPANY LLC

By:	/s/ Trecia M. Canty
Name:	Trecia M. Canty
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on October 26, 2015.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Erik Young Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)

* John Barone	Principal Accounting Officer, Controller and Assistant Secretary

* Matthew C. Lucey	Director

* Jeffrey Dill	Director

Member: PBF Logistics LP

By:	PBF Logistics GP LLC, its general partner

/s/ Trecia M. Canty Trecia M. Canty	Senior Vice President

* By:

/s/ Erik Young	Attorney-in-fact for the persons indicated
Erik Young

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on October 26, 2015.

PBF ENERGY COMPANY LLC

By:	/s/ Trecia M. Canty
Name:	Trecia M. Canty
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on October 26, 2015.

Signature	Title

*	Chief Executive Officer (Principal Executive Officer)
Thomas J. Nimbley

/s/ Erik Young	Senior Vice President, Chief Financial Officer
Erik Young	(Principal Financial Officer)

*	Principal Accounting Officer, Controller and Assistant
John Barone	Secretary

Managing Member:

PBF Energy Inc.

/s/ Trecia M. Canty	Senior Vice President
Trecia M. Canty

* By:

/s/ Erik Young	Attorney-in-fact for the persons indicated
Erik Young

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on October 26, 2015.

TOLEDO TERMINALING COMPANY LLC

By:	/s/ Trecia M. Canty
Name:	Trecia M. Canty
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on October 26, 2015.

Signature	Title

*	Chief Executive Officer (Principal Executive Officer)
Thomas J. Nimbley

/s/ Erik Young	Senior Vice President, Chief Financial Officer
Erik Young	(Principal Financial Officer)

*	Principal Accounting Officer, Controller and Assistant
John Barone	Secretary

Member: PBF Logistics LP

By:	PBF Logistics GP LLC, its general partner

/s/ Trecia M. Canty Trecia M. Canty	Senior Vice President

* By:

/s/ Erik Young	Attorney-in-fact for the persons indicated
Erik Young

EXHIBIT INDEX

Number	Description

2.1	Sale and Purchase Agreement by and between PBF Holding Company LLC, ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, L.L.C. as of June 17, 2015 (incorporated by reference herein to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on June 18, 2015).

2.2	Sale and Purchase Agreement by and between PBF Holding Company LLC and ExxonMobil Oil Corporation and its subsidiary, Mobil Pacific Pipeline Company as of September 29, 2015 (incorporated by reference herein to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on October 1, 2015).

3.1	Certificate of Limited Partnership of PBF Logistics LP (incorporated by reference herein to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-195024) filed on April 3, 2014).

3.2	Second Amended and Restated Agreement of Limited Partnership of PBF Logistics LP dated as of September 15, 2014 (incorporated by reference herein to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-36446) filed on September 19, 2014).

3.3	Certificate of Formation of PBF Logistics GP LLC (incorporated by reference herein to Exhibit 3.3 to the Registration Statement on Form S-1 (File No. 333-195024) filed on April 3, 2014).

3.4	First Amended and Restated Limited Liability Company Agreement of PBF Logistics GP LLC dated May 14, 2014 (incorporated by reference herein to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

3.5**	Certificate of Incorporation of PBF Logistics Finance Corporation.

3.6**	Bylaws of PBF Logistics Finance Corporation.

3.7**	Certificate of Formation of Delaware City Logistics Company LLC.

3.8**	Limited Liability Company Agreement of Delaware City Logistics Company LLC.

3.9**	Certificate of Formation of Delaware City Terminaling Company LLC.

3.10**	Limited Liability Company Agreement of Delaware City Terminaling Company LLC.

3.11**	Certificate of Formation of Delaware Pipeline Company LLC.

3.12**	Limited Liability Company Agreement of Delaware Pipeline Company LLC.

3.13**	Certificate of Formation of Toledo Terminaling Company LLC.

3.14**	Limited Liability Company Agreement of Toledo Terminaling Company LLC.

3.15**	Certificate of Formation of PBF Energy Company LLC.

3.16	Amended and Restated Limited Liability Company Agreement of PBF Energy Company LLC (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

4.1	Indenture, dated as of May 12, 2015, among PBF Logistics LP, PBF Logistics Finance Corporation, the Guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference herein to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

4.2**	Supplemental Indenture, dated as of June 19, 2015, among Delaware Pipeline Company LLC, Delaware City Logistics Company LLC, PBF Logistics LP, PBF Logistics Finance Corporation and Deutsche Bank Trust Company Americas.

4.3	Form of 6.875% Senior Note (incorporated by reference herein to Exhibit 4.1 (included as Exhibit A) to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

Number	Description

4.4	Registration Rights Agreement, dated as of May 12, 2015, by and among PBF Logistics LP, PBF Logistics Finance Corporation, the guarantors and the other parties thereto (incorporated by reference herein to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

4.5	Indenture, dated as of February 9, 2012, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors party thereto, Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (incorporated by reference herein to Exhibit 4.2 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on May 14, 2012).

5.1**	Opinion of Stroock & Stroock & Lavan LLP.

8.1**	Opinion of Stroock & Stroock & Lavan LLP.

10.1	Contribution and Conveyance Agreement, dated as of May 8, 2014, by and among PBF Logistics LP, PBF Logistics GP LLC, PBF Energy Inc., PBF Energy Company LLC, PBF Holding Company LLC, Delaware City Refining Company LLC, Delaware City Terminaling Company LLC and Toledo Refining Company LLC (incorporated by reference herein to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

10.2	Contribution Agreement, dated as of September 16, 2014, among PBF Energy Company LLC and PBF Logistics LP (incorporated by reference herein to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36446) filed on September 19, 2014).

10.3	Contribution Agreement, dated as of December 2, 2014, by and between PBF Energy Company LLC and PBF Logistics LP (incorporated by reference herein to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-36446) filed on December 5, 2014).

10.4	Contribution Agreement, dated as of May 5, 2015, by and between PBF Energy Company LLC and PBF Logistics LP (incorporated by reference herein to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-36446) filed on May 5, 2015).

10.5	Third Amended and Restated Omnibus Agreement, dated as of May 15, 2015, among PBF Holding Company LLC, PBF Energy Company LLC, PBF Logistics GP LLC and PBF Logistics LP (incorporated by reference herein to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

10.6	Third Amended and Restated Operation and Management Services and Secondment Agreement, dated as of May 15, 2015, among PBF Holding Company LLC, Delaware City Refining Company LLC, Toledo Refining Company LLC, PBF Logistics GP LLC , PBF Logistics LP, Delaware City Terminaling Company LLC, Delaware Pipeline Company LLC, Delaware City Logistics Company LLC and Toledo Terminaling Company LLC (incorporated by reference herein to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

10.7	Term Loan and Security Agreement, dated as of May 14, 2014, among PBF Logistics LP as Borrower, Wells Fargo Bank, National Association as administrative agent and lender, and the other lenders party thereto (incorporated by reference herein to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

10.8	Revolving Credit Agreement, dated as of May 14, 2014, among PBF Logistics LP as Borrower, Wells Fargo Bank, National Association as Administrative Agent, Swingline Lender, L/C issuer and lender and the other lenders party thereto (incorporated by reference herein to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

Number	Description

10.9	Increase Agreement, dated as of December 5, 2014 (incorporated by reference herein to Exhibit 10.8 to the Annual Report on Form 10-K (File No. 001-36446) filed on February 26, 2015).

10.10	Delaware City Rail Terminaling Services Agreement, dated as of May 14, 2014, by and between PBF Holding Company LLC and Delaware City Terminaling Company LLC (incorporated by reference herein to Exhibit 10.6 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

10.11	Amended and Restated Toledo Truck Unloading & Terminaling Service Agreement effective June 1, 2014 (incorporated by reference herein to Exhibit 10.11 to the Quarterly Report on Form 10-Q (File No. 001-36446) filed on August 13, 2014).

10.11.1	Assignment and Amendment of Amended and Restated Toledo Truck Unloading & Terminaling Agreement, dated as of December 12, 2014, by and between PBF Holding Company LLC, PBF Logistics LP and Toledo Terminaling Company LLC (incorporated by reference herein to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-36446) filed on December 16, 2014).

10.12	Delaware City West Ladder Rack Terminaling Services Agreement, dated as of October 1, 2014, among PBF Holding Company LLC and Delaware City Terminaling Company II LLC (incorporated by reference herein to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-36446) filed on October 2, 2014).

10.13	Storage and Terminaling Services Agreement, dated as of December 12, 2014, among PBF Holding Company LLC and Toledo Terminaling Company LLC (incorporated by reference herein to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-36446) filed on December 16, 2014).

10.14	Delaware Pipeline Services Agreement, dated as of May 15, 2015, among PBF Holding Company LLC and Delaware Pipeline Company LLC (incorporated by reference herein to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

10.15	Delaware City Truck Loading Services Agreement, dated as of May 15, 2015, among PBF Holding Company LLC and Delaware City Logistics Company LLC (incorporated by reference herein to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-36446) filed on May 18, 2015).

10.16	Guaranty of Collection, dated as of May 12, 2015, by PBF Energy Company LLC to and in favor of PBF Logistics LP and PBF Logistics Finance Corporation (incorporated by reference herein to Exhibit 10.5 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on May 18, 2015).

10.17	Third Amended and Restated Revolving Credit Agreement, dated as of August 15, 2014, among PBF Holding Company LLC, Delaware City Refining Company LLC, Paulsboro Refining Company LLC, Toledo Refining Company LLC and UBS Securities LLC (incorporated by reference herein to Exhibit 10.2 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on November 7, 2014).

10.18	Revolving Credit Agreement, dated as of March 26, 2014, by and among PBF Rail Logistics Company LLC and Credit Agricole Corporate and Investment Bank (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2014).

10.18.1	First Amendment to Loan Agreement dated as of April 29, 2015, by and among PBF Rail Logistics Company LLC and Credit Agricole Corporate and Investment Bank (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on May 5, 2015).

Number	Description

10.19	Amended and Restated Guaranty of Collection, dated as of September 30, 2014, by PBF Energy Company LLC with respect to the Term Loan and Security Agreement and Revolving Credit Agreement of PBF Logistics LP (incorporated by reference herein to Exhibit 10.8 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

10.19.1	Reaffirmation Agreement, dated as of December 5, 2014, by PBF Energy Company LLC with respect to the Amended and Restated Guaranty of Collection (incorporated by reference herein to Exhibit 10.8.1 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

10.19.2	Designation of Other Guaranteed Revolving Credit Obligations, dated as of December 12, 2014 with respect to the Amended and Restated Guaranty of Collection (incorporated by reference herein to Exhibit 10.8.2 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

10.20†	Offtake Agreement, dated as of March 1, 2011, by and between Toledo Refining Company LLC and Sunoco, Inc. (R&M) (incorporated by reference herein to Exhibit 10.4 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on February 22, 2012).

10.20.1	Assignment and Assumption Agreement, dated as of March 1, 2012, by and between Toledo Refining Company LLC, PBF Holding Company LLC, and Sunoco, Inc. (R&M) (incorporated by reference herein to Exhibit 10.4.1 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on May 14, 2012).

10.21†	Crude Oil/Feedstock Supply/Delivery and Services Agreement, effective as of April 7, 2011, by and between Statoil Marketing & Trading (US) Inc. and Delaware City Refining Company LLC, as amended as of July 29, 2011 (incorporated by reference herein to Exhibit 10.8 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on May 14, 2012).

10.21.1	Agreement on Modification to the DCR Crude Supply Agreement, effective as of October 31, 2012, by and between Statoil Marketing & Trading (US) Inc. and Delaware City Refining Company LLC (incorporated by reference herein to Exhibit 10.8.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on November 7, 2012).

10.22†	Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Paulsboro Refining Company LLC (incorporated by reference herein to Exhibit 10.9 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

10.23†	Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Delaware City Refining Company LLC (incorporated by reference herein to Exhibit 10.10 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on August 6, 2015).

10.24#	PBF Logistics LP 2014 Long-Term Incentive Plan, adopted as of May 14, 2014 (incorporated by reference herein to Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-36446) filed on May 14, 2014).

10.25#	Form of Phantom Unit Agreement (incorporated by reference herein to Exhibit 10.8 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-195024) filed on April 22, 2014).

10.26	Form of Indemnification Agreement by and among PBF Logistics LP, PBF Logistics GP LLC and Indemnitee (incorporated by reference herein to Exhibit 10.11 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-195024) filed on April 22, 2014).

Number	Description

10.27	Exchange Agreement, dated as of December 12, 2012 (incorporated by reference herein to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.28	Tax Receivable Agreement, dated as of December 12, 2012 (incorporated by reference herein to Exhibit 10.2 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.29	Stockholders’ Agreement of PBF Energy Inc. (incorporated by reference herein to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.30	Restated Warrant and Purchase Agreement between PBF Energy Company LLC and the officers party thereto, as amended (incorporated by reference herein to Exhibit 10.17 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on November 7, 2012).

10.31#	Second Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas D. O’Malley (incorporated by reference herein to Exhibit 10.7 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.31.1#	Third Amended and Restated Employment Agreement between PBF Investments LLC and Thomas D. O’Malley (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on September 11, 2015).

10.32#	Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas J. Nimbley (incorporated by reference herein to Exhibit 10.8 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.33#	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Matthew C. Lucey (incorporated by reference herein to Exhibit 10.9 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.34#	Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Michael D. Gayda (incorporated by reference herein to Exhibit 10.11 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.35#	Employment Agreement, dated as of April 1, 2014 between PBF Investments LLC and Erik Young (incorporated by reference herein to Exhibit 10.2 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2014).

10.36#	Amended and Restated Employment Agreement, dated as of January 1, 2015, between PBF Investments LLC and Todd O’Malley (incorporated by reference herein to Exhibit 10.2 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2015).

10.37#	Employment Agreement, dated as of April 1, 2014, between PBF Investments LLC and Paul Davis (incorporated by reference herein to Exhibit 10.4 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2014).

10.38	Form of Indemnification Agreement, dated December 12, 2012, between PBF Energy Inc. and each of the executive officers and directors of PBF Energy Inc. (incorporated by reference herein to Exhibit 10.5 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

Number	Description

10.39#	PBF Energy Inc. 2012 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.6 filed with PBF Energy Inc.’s Current Report on Form 8-K (File No. 001-35764) filed on December 18, 2012).

10.40#	Form of Restricted Stock Award Agreement for Directors under the PBF Energy Inc. 2012 Equity Incentive Plan. (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on November 7, 2014.

10.41#	Form of Non-Qualified Stock Option Agreement under the PBF Energy Inc. 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.28 filed with PBF Energy Inc.’s Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-177933) filed on November 28, 2012).

10.42#	Consulting Services Agreement, dated as of January 31, 2015, between PBF Investments LLC and Michael D. Gayda (incorporated by reference herein to Exhibit 10.1 filed with PBF Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-35764) filed on May 7, 2015).

12.1**	Computation of Ratios of Earnings to Fixed Charges of PBF Logistics LP.

12.2**	Computation of Ratios of Earnings to Fixed Charges of PBF Energy Company LLC.

21.1**	Subsidiaries of PBF Logistics LP.

21.2*	Subsidiaries of PBF Energy Company LLC.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of KPMG LLP.

23.4**	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).

23.5**	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 8.1).

24.1**	Power of Attorney (included on signature page).

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas with respect to the Indenture governing the 6.875% Senior Notes due 2023.

99.1**	Form of Letter of Transmittal for Holders of Global Notes.

99.2**	Form of Letter of Transmittal for Holders of Definitive Notes.

99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4**	Form of Letter to Clients.

99.5**	Form of Notice of Guaranteed Delivery.

*	Filed herewith.
**	Previously filed.
#	Represents management contract or compensatory plan or arrangement.
†	Confidential treatment has been granted by the SEC as to certain portions, which portions have been omitted and filed separately with the SEC.